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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2004

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENAISSANCE PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	8731 (Primary Standard Industrial Classification Code Number)	06-1338846 (I.R.S. Employer Identification Number)
FIVE SCIENCE PARK NEW HAVEN, CONNECTICUT 06511 (203) 773-1450 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

KEVIN L. RAKIN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
GENAISSANCE PHARMACEUTICALS, INC.
FIVE SCIENCE PARK
NEW HAVEN, CONNECTICUT 06511
(203) 773-1450
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
STEVEN D. SINGER, ESQ. MICHAEL J. LACASCIA, ESQ. HALE AND DORR LLP 60 STATE STREET BOSTON, MASSACHUSETTS 02109 (617) 526-6000	JOHN R. BOYER, JR., ESQ. BOYER & KETCHAND, A PROFESSIONAL CORPORATION 9 GREENWAY PLAZA, SUITE 3100 HOUSTON, TEXAS 77046 (713) 871-2025

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    Upon consummation of the merger described herein.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001	8,147,010 shares	$7.20	$32,407,992	$4,106.09

(1)
The estimated number of shares of Genaissance common stock that the registrant may be required to issue in connection with the merger, calculated as the product of (a) 3,678,759, the number of shares of Lark Technologies common stock outstanding on January 15, 2004 plus 822,351, the number of shares of Lark Technologies common stock underlying all outstanding options to purchase shares of Lark Technologies common stock on such date and assuming the exercise thereof times (b) an exchange ratio of 1.81 shares of Genaissance common stock for each such share of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and 457(c) thereunder on the basis of the market value of the Lark Technologies common stock to be received by the registrant or cancelled in the merger, calculated as the product of (a) $7.20 (the average of the high and low sale prices for shares of Lark Technologies on the Over-the-Counter Bulletin Board on February 11, 2004) times (b) 4,501,110 shares of Lark Technologies common stock outstanding, assuming the exercise of all outstanding options to purchase shares of Lark Technologies common stock.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. GENAISSANCE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2004.

[            ], 2004

Dear Genaissance Pharmaceuticals, Inc. Stockholders:

        We will hold a special meeting of our stockholders at our corporate headquarters located at Five Science Park, New Haven, Connecticut 06511 on [            ] , 2004 at 10:00 am, Eastern Time.

        At the meeting, you will be asked to consider and vote upon:

          1.     a proposal to approve the issuance of 6,658,554 shares of Genaissance common stock contemplated by the agreement and plan of merger among Genaissance, Brown Acquisition Corp., a wholly-owned subsidiary of Genaissance, and Lark Technologies, Inc. and the assumption by Genaissance of outstanding Lark Technologies stock options which will be exercisable into 1,488,456 shares of Genaissance common stock;

          2.     a proposal to approve an increase in the maximum number of shares of common stock available for issuance under our equity incentive plan from 4,787,375 shares to 7,187,375 shares;

          3.     a proposal to approve an increase in the maximum number of shares of common stock available for issuance under our employee stock purchase plan from 250,000 shares to 650,000 shares;

          4.     a proposal to amend Genaissance's charter such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted; and

          5.     to transact such other business as may properly come before the Genaissance special meeting of stockholders or any postponement or adjournment thereof.

        Upon completion of the merger, holders of Lark Technologies common stock will be entitled to receive 1.81 shares of Genaissance common stock for each share of Lark Technologies common stock they hold at that time. Similarly, the options to purchase shares of Lark Technologies common stock that are assumed in the merger will be exercisable for shares of Genaissance common stock at a rate of 1.81 shares of Genaissance common stock for each one share of Lark Technologies common stock underlying each such assumed option. Immediately after the merger, Lark Technologies stockholders are expected to own approximately 20% of the outstanding shares of Genaissance common stock, assuming the conversion of all of our outstanding shares of series A preferred stock into common stock and not including the exercise of options assumed in the merger. Genaissance common stock is listed on the NASDAQ Stock Market under the trading symbol "GNSC". Lark Technologies common stock is listed on the Over-the-Counter Bulletin Board under the trading symbol "LRKT".

        AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSALS REFERRED TO ABOVE AND CONCLUDED THAT EACH IS ADVISABLE AND IS FAIR TO AND IN THE BEST INTERESTS OF GENAISSANCE AND ITS STOCKHOLDERS. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS REFERRED TO ABOVE.

        In the material accompanying this letter, you will find a notice of special meeting of stockholders, a joint proxy statement/prospectus relating to the actions to be taken by the Genaissance stockholders at the Genaissance special meeting (as well as the actions to be taken by the Lark Technologies stockholders at their special meeting) and a proxy. The joint proxy statement/prospectus more fully describes the merger agreement and the proposed merger and includes information about Lark Technologies and Genaissance.

        We encourage you to read the joint proxy statement/prospectus, which includes important information about the merger. In addition, the section entitled "Risk Factors" beginning on page 14 of the joint proxy statement/prospectus contains a description of risks that you should consider, especially in evaluating the merger.

        It is important that you use this opportunity to take part in the affairs of Genaissance by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                      Sincerely,

                      Kevin L. Rakin
                       President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Genaissance common stock to be issued pursuant to the merger, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated February [    ], 2004, and is first being mailed to Genaissance stockholders on or about February [    ], 2004.

[                        ], 2004

Dear Lark Technologies, Inc. Stockholders:

        We will hold a special meeting of our stockholders at our offices at 9441 West Sam Houston Parkway South, Suite 103, Houston, Texas 77099-1883, on [                        ], 2004 at 9:00 am, Central Time.

        At the meeting, you will be asked to consider and vote upon a proposal to adopt the agreement and plan of merger and approve the merger of Lark Technologies, Inc. with a wholly owned subsidiary of Genaissance Pharmaceuticals, Inc. As described in detail in the attached notice of special meeting of stockholders and joint proxy statement/prospectus, at the effective time of the merger, Lark Technologies will become a wholly owned subsidiary of Genaissance, and holders of Lark Technologies common stock will be entitled to receive 1.81 shares of Genaissance common stock for each share of Lark Technologies common stock they then hold. Lark Technologies common stock is listed on the Over-the-Counter Bulletin Board under the trading symbol "LRKT". Genaissance common stock is listed on the NASDAQ Stock Market under the trading symbol "GNSC".

        AFTER CAREFUL CONSIDERATION, A MAJORITY OF YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RELATED TRANSACTIONS WITH GENAISSANCE AND DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF LARK TECHNOLOGIES AND ITS STOCKHOLDERS. A MAJORITY OF YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

        In the material accompanying this letter, you will find a notice of special meeting of stockholders, a joint proxy statement/prospectus relating to the actions to be taken by Lark Technologies stockholders at the Lark Technologies special meeting (as well as the actions to be taken by the Genaissance stockholders at their special meeting) and a proxy. The joint proxy statement/prospectus more fully describes the merger agreement and the proposed merger and includes information about Lark Technologies and Genaissance.

        We encourage you to read the joint proxy statement/prospectus, which includes important information about the merger. In addition, the section entitled "Risk Factors" beginning on page 14 of the joint proxy statement/prospectus contains a description of risks that you should consider in evaluating the merger.

        It is important that you use this opportunity to take part in the affairs of Lark Technologies by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOUR VOTE IS VERY IMPORTANT. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely,
Carl W. Balezentis, Ph.D. Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the securities of Genaissance to be issued pursuant to the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated February [    ], 2004, and is first being mailed to Lark Technologies stockholders on or about February [    ], 2004.

GENAISSANCE PHARMACEUTICALS, INC.
FIVE SCIENCE PARK
NEW HAVEN, CONNECTICUT 06511
(203) 773-1450

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                        ], 2004

Dear Genaissance Pharmaceuticals, Inc. Stockholders:

        A special meeting of stockholders of Genaissance Pharmaceuticals, Inc. will be held at our corporate headquarters located at Five Science Park, New Haven, Connecticut 06511 on [                        ], 2004 at 10:00 am, Eastern Time, for the purpose of considering and acting upon the following:

          (1)   To consider and vote upon a proposal to approve the issuance of 6,658,554 shares of Genaissance common stock contemplated by the agreement and plan of merger among Genaissance, Brown Acquisition Corp. and Lark Technologies, Inc. and the assumption by Genaissance of outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock;

          (2)   To consider and vote upon a proposal to amend Genaissance's 2000 Amended and Restated Equity Incentive Plan, as amended, to increase the maximum number of shares of common stock available for issuance under the plan from 4,787,375 shares to 7,187,375 shares;

          (3)   To consider and vote upon a proposal to amend Genaissance's Employee Stock Purchase Plan, to increase the maximum number of shares of common stock available for issuance under the plan from 250,000 shares to 650,000 shares;

          (4)   To consider and vote upon a proposal to amend Genaissance's Certificate of Designation to the Certificate of Incorporation, referred to as the charter, such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted; and

          (5)   To transact such other business as may properly come before the Genaissance special meeting of stockholders or any postponement or adjournment thereof.

        The Genaissance board of directors has determined that the proposals described above are advisable and are fair to and in the best interests of Genaissance and its stockholders, and unanimously recommends that Genaissance stockholders vote FOR each of the proposals. The terms of the proposed merger with Lark Technologies and the related merger agreement as well as the amendments to our stock plans and our charter are more fully described in the joint proxy statement/prospectus attached to this notice.

        The Genaissance board of directors has fixed the close of business on [                        ] , 2004 as the record date for determination of Genaissance stockholders entitled to notice of, and to vote at, the Genaissance special meeting of stockholders and at any postponements or adjournments thereof. A list of stockholders entitled to vote will be available at Five Science Park, New Haven, Connecticut 06511 for ten days prior to the Genaissance special meeting of stockholders during normal business hours.

WE ENCOURAGE YOU TO VOTE ON THESE IMPORTANT MATTERS.

By Order of the Board of Directors

Ben D. Kaplan Secretary

New Haven, Connecticut
[                        ], 2004

        YOU ARE CORDIALLY INVITED TO ATTEND THE GENAISSANCE SPECIAL MEETING OF STOCKHOLDERS IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE GENAISSANCE SPECIAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

LARK TECHNOLOGIES, INC.
9441 WEST SAM HOUSTON PARKWAY SOUTH
SUITE 103
HOUSTON, TEXAS 77099-1883
(713) 779-3663

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                        ], 2004

Dear Lark Technologies, Inc. Stockholders:

        A special meeting of stockholders of Lark Technologies, Inc. will be held at 9441 West Sam Houston Parkway South, Suite 103, Houston, Texas 77099-1883, on [                        ], 2004 at 9:00 am, Central Time, for the purpose of considering and acting upon the following:

          (1)   To consider and vote upon a proposal to adopt the agreement and plan of merger among Genaissance, Brown Acquisition Corp., which is a wholly owned subsidiary of Genaissance, and Lark Technologies, providing for, among other things, the merger of Brown Acquisition Corp. with and into Lark Technologies, with Lark Technologies surviving as a wholly owned subsidiary of Genaissance; and

          (2)   To transact such other business as may properly come before the Lark Technologies special meeting of stockholders or any postponement or adjournment thereof.

        A majority of the Lark Technologies board of directors has determined that the merger agreement and the merger are advisable and are fair to and in the best interests of Lark Technologies and its stockholders, and recommends that Lark Technologies stockholders vote FOR the proposal to adopt the agreement and plan of merger and approve the merger. The terms of the proposed merger with Genaissance and the related merger agreement are more fully described in the joint proxy statement/prospectus attached to this notice.

        The Lark Technologies board of directors has fixed the close of business on [                        ] , 2004 as the record date for determination of Lark Technologies stockholders entitled to notice of, and to vote at, the Lark Technologies special meeting of stockholders and at any postponements or adjournments thereof. A list of stockholders entitled to vote will be available at 9441 West Sam Houston Parkway South, Suite 103, Houston, Texas 77099-1883 for ten days prior to the Lark Technologies special meeting of stockholders during normal business hours.

WE ENCOURAGE YOU TO VOTE ON THIS IMPORTANT MATTER.

By Order of the Board of Directors
Carl W. Balezentis, Ph.D. Chief Executive Officer

Houston, Texas
 [                        ], 2004

        YOU ARE CORDIALLY INVITED TO ATTEND THE LARK TECHNOLOGIES SPECIAL MEETING OF STOCKHOLDERS IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE LARK TECHNOLOGIES SPECIAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY OF THE MERGER	7
RISK FACTORS	14
Risks Relating to the Merger	14
Lark Technologies' stockholders will receive a fixed ratio of 1.81 shares of Genaissance common stock for each share of Lark Technologies common stock exchanged in the merger regardless of any changes in market value of Genaissance common stock or Lark Technologies common stock before the completion of the merger	14
Genaissance may fail to integrate successfully Genaissance's and Lark Technologies' operations. As a result, Genaissance and Lark Technologies may not achieve the anticipated benefits of the merger, which could adversely affect the price of Genaissance common stock	14
Genaissance's operating results could be adversely affected as a result of purchase accounting treatment, and the corresponding impact of amortization of other intangibles relating to its proposed merger with Lark Technologies, if the results of the combined company do not offset these additional expenses	15
Genaissance and Lark Technologies expect to incur significant costs associated with the merger	15
Lark Technologies' executive officers and directors have interests that are different from, or in addition to, interests of Lark Technologies' stockholders generally, which may influence them to support the merger	15
Whether or not the merger is completed, the announcement and pendency of the proposed merger may cause disruptions in the business of Lark Technologies or the business of Genaissance, which could have material adverse effects on the business and operations of each company or the combined company	16
Failure to complete the merger could negatively impact Lark Technologies' and Genaissance's stock price, future business and operations	16
The price of Genaissance common stock may be affected by factors different from those affecting the price of Lark Technologies common stock	16
Risks Related to Genaissance's Business	16
Genaissance is an early stage company with a history of losses and it expects to incur net losses for the foreseeable future such that Genaissance may never be profitable	16
Genaissance currently relies on a limited number of licensing and service arrangements for substantially all of its revenues. As a result, the loss of one major customer or its inability to secure additional significant customers during a given period would have an adverse effect on its business and operating results	17
To generate significant revenues, Genaissance must obtain additional customers for its HAP™ Partnership program and its STRENGTH, CARING and Long QT programs and for its pharmacogenomic support services	17

If the estimates Genaissance makes, and the assumptions on which it relies, in preparing its financial statements prove inaccurate, its actual results may vary from those reflected in its projections	18
Genaissance may require additional funding to fund operations and repay debt and Genaissance may not be able to obtain any	18
Genaissance's HAP™ Technology may not allow its partners to develop commercial products or to increase sales of their marketed products	19
Genaissance may be unable to develop or commercialize its HAP™ Technology if it cannot establish additional collaborative relationships and Genaissance will depend on its partners to develop or to co-develop products	19
Genaissance invests considerable amounts of time, effort, and money to license its HAP™ Technology and, if Genaissance is unable to license its technology, it may not generate sufficient revenue to sustain its operations	20
Genaissance's ability to make any acquisition is dependent on the availability of adequate cash and the attractiveness of its stock price	21
Integration or acquisitions or strategic investments could interrupt Genaissance's business and its financial condition could be harmed	21
If Genaissance is unable to prevent others from unauthorized use of, or is unable to defend its use of, its HAP™ Technology, trade secrets or know how, Genaissance may not be able to operate its business profitably	21
Regulatory oversight of Genaissance's HAP™ Technology and public opinion regarding ethical issues surrounding the use of genetic information may adversely affect Genaissance's ability to market its products and services	22
If its partners do not seek, or do not receive, marketing approval for products developed, if any, using Genaissance's HAP™ Technology, Genaissance may receive delayed royalty or other payments or no royalty or other payments at all	24
If Genaissance's partners are unable to obtain FDA approval for therapeutic or diagnostic products developed using the HAP™ Technology, the lack of regulatry approval will diminish the value of the HAP™ Technology	24
If Genaissance does not successfully distinguish and commercialize its HAP™ Technology, it may be unable to compete successfully with its competitors or to generate revenue significant to sustain its operations	24
Genaissance depends on third-party products and services and limited sources of supply for its sequencing and genotyping laboratories	25
If Genaissance fails to maintain its computer hardware, software and related infrastructure, it could experience loss of, or delay in, revenues and market acceptance	25
Genaissance's operating results may fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in Genaissance's common stock price	26

Genaissance's former independent public accountant, Arthur Andersen LLP, has been found guilty of a federal obstruction of justice charge, and you may be unable to exercse effective remedies against it in any legal action	26
The issuance and sale of Genaissance securities could have the effect of substantially diluting the interests of its current stockholders	27
Genaissance's redemption obligations under Genaissance series A preferred stock could have a material adverse effect on its financial condition	27
The purchaser of Genaissance series A preferred stock owns a substantial portion of Genaissance's capital stock, which may afford the purchaser significant influence over Genaissance's affairs	28
The agreements and instruments governing the rights and preferences of Genaissance series A preferred stock impose restrictions on its business and limit its ability to undertake certain corporate actions	29
Risks Related to Lark Technologies' Business	29
Lark Technologies has experienced variability in operating results and expects that its quarterly results of operations will continue to fluctuate	29
Lark Technologies is dependent on key personnel, the loss of whom, or the inability to attract and retain additional personnel, could impair its ability to develop its business	30
Lark Technologies is engaged in a highly competitive field	30
The business of Lark Technologies is dependent upon a major customer	30
Lark Technologies uses hazardous chemicals and radioactive and biological materials in its business	30
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	31
Summary Selected Historical Financial Information of Genaissance	32
Summary Selected Historical Financial Information of Lark Technologies	33
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA	34
COMPARATIVE PER SHARE MARKET PRICE DATA	35
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	36
DIVIDEND INFORMATION	37
GENAISSANCE SPECIAL MEETING OF STOCKHOLDERS	37
General	37
Date, Time and Place	37
Purpose of the Genaissance Special Meeting of Stockholders	37
Record Date, Shares Entitled to Vote	38
Voting Procedures	38
Quorum, Abstentions and Broker Non-Votes	39
Votes Required	40
Shares Owned and Voted by Genaissance Directors and Executive Officers	40
Series A Preferred Stockholders	41

Revoking Your Proxy	41
Solicitation of Proxies and Expenses	41
Other Matters	41
Recommendation of the Genaissance Board of Directors	41
LARK TECHNOLOGIES SPECIAL MEETING OF STOCKHOLDERS	42
General	42
Date, Time and Place	42
Purpose of the Lark Technologies Special Meeting of Stockholders	42
Record Date, Shares Entitled to Vote	43
Voting Procedures	43
Quorum, Abstentions and Broker Non-Votes	43
Vote Required	44
Shares Owned and Voted by Lark Technologies Directors and Executive Officers	44
Revoking Your Proxy	44
Solicitation of Proxies and Expenses	45
Other Matters	45
Recommendation of the Lark Technologies Board of Directors	45
THE MERGER	46
Background of the Merger	46
Consideration of the Merger by Genaissance	48
Genaissance's Reasons for the Merger and Recommendation of the Genaissance Board of Directors	48
Opinion of Genaissance's Financial Advisor	49
Consideration of the Merger by Lark Technologies	53
Lark Technologies' Reasons for the Merger and Recommendation of the Lark Technologies Board of Directors	53
Opinion of Lark Technologies' Financial Advisor	55
Interests of Lark Technologies Directors and Executive Officers in the Merger	63
Board of Directors and Management of Genaissance Following the Merger	64
Material United States Federal Income Tax Consequences of the Merger	64
Accounting Treatment of the Merger	66
Regulatory Approvals	66
Listing on the NASDAQ Stock Market of Genaissance Shares Issued Pursuant to the Merger	67
Quotations of Lark Technologies Common Stock after the Merger	67
Restrictions on Sales of Shares of Genaissance Common Stock Received in the Merger	67
Appraisal Rights	67

AGREEMENTS RELATED TO THE MERGER	68
The Merger Agreement	68
Structure of the Merger	68
Effective Time and Timing of Closing	68
Merger Consideration	68
Fractional Shares	69
Exchange of Lark Technologies Stock Certificates for Genaissance Stock Certificates	69
Distributions With Respect to Unexchanged Shares	69
Transfers of Ownership and Lost Stock Certificates	69
Treatment of Lark Technologies Stock Options	70
Representations and Warranties	70
Covenants of Lark Technologies	71
Covenants of Genaissance	73
Other Covenants	75
Indemnification and Insurance	76
Board of Directors and Management of Genaissance Following the Merger	76
Regulatory Approvals	76
Limitation on Reasonable Efforts to Obtain Regulatory Approvals	77
Conditions to Completion of the Merger	77
Alternative Transactions	78
Lark Technologies Board of Directors Recommendations	80
Genaissance Board of Directors Recommendations	80
Definition of Material Adverse Effect	80
Termination of the Merger Agreement	81
Payment of Termination Fee	82
Costs and Expenses	82
Genaissance Voting Agreements	82
Agreement to Vote	82
Transfer Restrictions	83
Termination	83
Lark Technologies Voting Agreements	83
Agreement to Vote	83
Transfer Restrictions	84
Termination	84
Lock-up Agreements	84

Employment Agreement	84
THE COMPANIES	86
Genaissance	86
Company Overview	86
Industry Overview	86
The Genaissance Solution	88
Genaissance's Strategy	89
Genaissance's Technology	93
Genaissance's HAP™ Technology Customers	96
Intellectual Property	97
Competition	98
Government Regulation	98
Research and Development	101
Human Resources	101
Directors	101
Executive Officers	104
Properties	105
Legal Proceedings	105
Significant Customers and Foreign Based Revenues	105
Market for Genaissance's Common Stock and Related Stockholder Matters	105
Stock Ownership of Management	106
Executive Compensation	108
Certain Relationships and Related Transactions	121
Performance Graph	122
Stockholder Proposals for 2004 Annual Meeting	123
Householding of Special Meeting Materials	123
Section 16(a) Beneficial Ownership Reporting Compliance	123
Selected Historical Financial Information of Genaissance	124
Selected Quarterly Operating Results of Genaissance	125
Management's Discussion and Analysis of Financial Condition and Results of Operation	126
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	138
Quantitative and Qualitative Disclosures About Market Risk	138
Lark Technologies	139
Company Overview	139
Business of Lark Technologies	139

Business Strategy	143
Market Overview and Competition	144
Raw Materials	145
Customers	146
Patents and Proprietary Technology	146
Governmental Approval	146
Governmental Regulations and Environmental Laws	147
Board of Directors	147
Executive Officer	147
Security Ownership of Certain Beneficial Owners and Management	149
Employees	150
Stock Plans	150
Market for Lark Technologies Common Stock and Related Stockholder Matters	150
Selected Historical Financial Information of Lark Technologies	152
Selected Quarterly Operating Results of Lark Technologies	153
Management's Discussion and Analysis of Financial Condition and Results of Operation	154
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	158
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF GENAISSANCE FOLLOWING THE MERGER	165
DESCRIPTION OF GENAISSANCE'S CAPITAL STOCK	168
Authorized and Outstanding Capital Stock	168
Common Stock and Non-Voting Common Stock	168
Preferred Stock	168
Warrants	169
Registration Rights	169
Anti-Takeover Provisions	170
COMPARISON OF STOCKHOLDER RIGHTS	171
General	171
Authorized Capital Stock	171
Number of Directors	171
Classification of Directors	172
Removal of Directors	172
Filling Vacancies on the Board of Directors	172

Voting Requirements and Quorums for Stockholder Meetings	172
Amendment of Charter	173
Amendment of By-laws	173
Special Meetings of Stockholders	174
Notice of Stockholder Meetings	174
Action by Written Consent in Lieu of a Stockholders' Meeting	174
Indemnification and Limitation of Liability	175
APPROVAL OF AN AMENDMENT TO GENAISSANCE'S 2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN	177
General	177
Description of Awards	177
Eligibility	178
Administration	178
Amendment or Termination	178
Federal Income Tax Consequences	179
Previously Granted Options Under the 2000 Amendment and Restated Equity Incentive Plan	180
APPROVAL OF AN AMENDMENT TO GENAISSANCE'S AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN 2000	181
General	181
Eligibility and Administration	181
Amendment and Termination	182
Tax Withholding	182
Federal Income Tax Consequences	183
Tax Consequences to Participants	183
Tax Consequences to the Company	183
APPROVAL OF AMENDMENT OF GENAISSANCE'S CERTIFICATE OF DESIGNATION	184
LEGAL MATTERS	185
EXPERTS	185
WHERE YOU CAN FIND MORE INFORMATION	186
Information on Genaissance Website	186
Information on Lark Technologies Website	187
FINANCIAL STATEMENTS OF GENAISSANCE	F-1
FINANCIAL STATEMENTS OF LARK TECHNOLOGIES	F-34

ANNEXES:
A—Agreement and Plan of Merger	A-1
B—Opinion of Genaissance's Financial Advisor, Legg Mason Wood Walker, Incorporated	B-1
C—Opinion of Lark Technologies' Financial Advisor, Southwest Securities, Inc	C-1
D—Form of Genaissance Voting Agreement	D-1
E—Form of Lark Technologies Voting Agreement	E-1
F—Form of Lock-up Agreement	F-1
G—Proposed Amendment to the Certificate of Designation to the Amended and Restated Certificate of Incorporation of Genaissance	G-1
H—Genaissance's 2000 Amended and Restated Equity Incentive Plan	H-1
I—Genaissance's Amended and Restated Employee Stock Purchase Plan 2000	I-1

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus gives you detailed information about the proposed merger and any other matter to be voted on at your respective special meeting of stockholders. This joint proxy statement/prospectus also incorporates important business and financial information about Genaissance and Lark Technologies that is not included in or delivered with this document. Please also refer to the section, which we have entitled "Where You Can Find More Information," on page 186 for additional information about Genaissance and Lark Technologies on file with the Securities and Exchange Commission. We encourage you to read this additional information. Genaissance will provide you with copies of any of this information, without charge, upon written or oral request to:

GENAISSANCE PHARMACEUTICALS, INC.
Five Science Park
New Haven, Connecticut 06511
Attention: Ben D. Kaplan
Telephone Number: (203) 773-1450

        Lark Technologies will provide you with copies of any of this information, without charge, upon written or oral request to:

LARK TECHNOLOGIES, INC.
9441 West Sam Houston Parkway South
Suite 103
Houston, Texas 77099-1883
Attention: Theresa I. Grider
Telephone Number: (713) 779-3663

        PLEASE NOTE THAT IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS AND INFORMATION FROM EITHER COMPANY NOT LATER THAN [                        ], 2004. UPON REQUEST, WE WILL MAIL ANY DOCUMENTS TO YOU BY FIRST CLASS MAIL BY THE NEXT BUSINESS DAY.

        You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the specified Genaissance and Lark Technologies proposals. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February [    ] , 2004. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Genaissance and Brown Acquisition Corp. has been provided by Genaissance and information contained in this joint proxy statement/prospectus regarding Lark Technologies has been provided by Lark Technologies.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Q:    WHY ARE GENAISSANCE AND LARK TECHNOLOGIES PROPOSING THE MERGER?

        A:    We are proposing the merger because we believe the combination of our two companies will result in the creation of a stronger, more competitive company capable of achieving greater financial strength and operational efficiencies.

        Q:    WHAT WILL HAPPEN PURSUANT TO THE MERGER?

        A:    Pursuant to the merger, a wholly owned subsidiary of Genaissance will merge with Lark Technologies, Lark Technologies will survive the merger as a wholly owned subsidiary of Genaissance, and Lark Technologies stockholders will become Genaissance stockholders. Assuming the merger had been completed on January 15, 2004, Lark Technologies stockholders would have owned approximately 20% of the outstanding shares of Genaissance common stock immediately after the merger and Genaissance stockholders would have owned the remaining 80%. On a fully diluted basis, Lark Technologies equity holders would have owned approximately 30% of the fully diluted shares of Genaissance common stock immediately after the merger and Genaissance equity holders would have owned the remaining 70%. The calculation on a fully diluted basis assumes the conversion of outstanding shares of Genaissance series A preferred stock into Genaissance common stock and the exercise of outstanding warrants and options to purchase shares of Genaissance common stock, including outstanding options of Lark Technologies assumed by Genaissance in the merger.

        Q:    WHAT STOCKHOLDER APPROVALS ARE REQUIRED TO COMPLETE THE MERGER?

        A:    We cannot complete the merger unless, among other things, holders of a majority of the outstanding shares of Lark Technologies common stock entitled to vote at the Lark Technologies special meeting of stockholders vote to adopt the merger agreement and approve the merger. As of January 15, 2004, four directors of Lark Technologies and, in certain cases, affiliates of such persons, were entitled to vote approximately 26.14% of the outstanding shares of Lark Technologies common stock. These stockholders of Lark Technologies have agreed with Genaissance to vote their shares of Lark Technologies common stock in favor of the adoption of the merger agreement and the approval of the merger.

        In addition, a majority of the votes cast by the stockholders of Genaissance, including shares of Genaissance series A preferred stock on an as converted to common stock basis, at the Genaissance special meeting of stockholders on the proposal to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger, must be voted in favor of such issuance in order to complete the merger. As of January 15, 2004, Genaissance's president and chief executive officer and certain significant stockholders were entitled to vote approximately 18.2% of the outstanding shares of Genaissance common stock, including shares of Genaissance series A preferred stock on an as converted to common stock basis. These stockholders of Genaissance have agreed with Lark Technologies to vote their shares of Genaissance capital stock in favor of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger.

        Q:    HOW DO THE BOARDS OF DIRECTORS OF GENAISSANCE AND LARK TECHNOLOGIES RECOMMEND THAT I VOTE?

        A:    The Genaissance board of directors unanimously recommends that Genaissance stockholders vote:

  •
  FOR the proposal to approve the issuance of shares of 6,658,554 Genaissance common stock contemplated by the agreement and plan of merger and the assumption by Genaissance of outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock, in connection with the merger;

  •
  FOR the proposal to amend Genaissance's amended and restated equity incentive plan to increase the maximum number of shares of common stock available for issuance thereunder from 4,787,375 shares to 7,187,375 shares;

  •
  FOR the proposal to amend Genaissance's employee stock purchase plan to increase the maximum number of shares of common stock available for issuance thereunder from 250,000 shares to 650,000 shares; and

  •
  FOR the proposal to amend Genaissance's charter such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted.

        A majority of the Lark Technologies board of directors recommends that Lark Technologies stockholders vote FOR the proposal to adopt the merger agreement and approve the merger.

        Q:    WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

        A:    We expect to complete the merger as quickly as possible once all the conditions to the merger, including, among other conditions, obtaining the approvals of Genaissance and Lark Technologies stockholders, are fulfilled. While we cannot predict the exact timing, we currently expect to complete the merger in the first half of calendar year 2004.

        Q:    WHERE CAN I FIND MORE INFORMATION ABOUT GENAISSANCE AND LARK TECHNOLOGIES?

        A:    You can find more information about Genaissance and Lark Technologies from reading this joint proxy statement/prospectus and the various sources described in this joint proxy statement/prospectus under the section entitled "Where You Can Find More Information".

        Q:    WHEN AND WHERE ARE THE SPECIAL MEETINGS OF STOCKHOLDERS?

        A:    The Genaissance special meeting of stockholders will be held at our corporate headquarters located at Five Science Park, New Haven, Connecticut 06511 on [            ] , 2004 at 10:00 am, Eastern Time.

        The Lark Technologies special meeting of stockholders will be held at 9441 West Sam Houston Parkway South, Suite 103, Houston, Texas 77099-1883 on [            ] , 2004 at 9:00 am, Central Time.

        Q:    WHAT WILL HAPPEN AT THE SPECIAL MEETINGS OF STOCKHOLDERS?

        A:    At the Genaissance special meeting of stockholders, Genaissance stockholders will be asked to consider and vote upon:

  •
  the issuance of 6,658,554 shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock, in connection with the merger;

  •
  the increase in the maximum number of shares of common stock available for issuance under Genaissance's amended and restated equity incentive plan from 4,787,375 shares to 7,187,375 shares;

  •
  the increase in the maximum number of shares of common stock available for issuance under Genaissance's employee stock purchase plan from 250,000 shares to 650,000 shares; and

  •
  the amendment to Genaissance's charter such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted. Genaissance is proposing to amend its charter in order to ensure compliance with NASDAQ Marketplace Rule 4351 and IM-4351 in connection with Genaissance's recent series A preferred stock financing.

        At the Lark Technologies special meeting of stockholders, Lark Technologies stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and to approve the merger.

        Q:    ARE ANY OTHER MATTERS BEING VOTED UPON AT THE SPECIAL MEETINGS OF STOCKHOLDERS?

        A:    The Genaissance board of directors is not aware of any other business to be brought before the Genaissance special meeting of stockholders or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the Genaissance special meeting of stockholders, including any proposal to adjourn the special meeting to allow Genaissance additional time to solicit proxies in favor of the proposals, or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Genaissance shares represented by duly executed proxies in accordance with their discretion and judgment.

        The Lark Technologies board of directors is not aware of any other business to be brought before the Lark Technologies special meeting of stockholders or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the Lark Technologies special meeting of stockholders, including any proposal to adjourn the special meeting to allow Lark Technologies additional time to solicit proxies in favor of the proposals, or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Lark Technologies shares represented by duly executed proxies in accordance with their discretion and judgment.

        Q:    WHAT DO I NEED TO DO TO VOTE?

        A:    After carefully reading and considering the information contained in this joint proxy statement/prospectus, please mail your completed and signed proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented at the Genaissance special meeting of stockholders or the Lark Technologies special meeting of stockholders, as the case may be. In order to ensure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend the Genaissance special meeting of stockholders or the Lark Technologies special meeting of stockholders and vote in person.

        If you sign and mail your Genaissance proxy card and do not indicate how you want to vote, your proxy will be voted:

  •
  FOR the approval of the issuance of 6,658,554 shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock, in connection with the merger;

  •
  FOR the increase in the maximum number of shares of common stock available for issuance under Genaissance's equity incentive plan from 4,787,375 shares to 7,187,375 shares;

  •
  FOR the increase in the maximum number of shares of common stock available for issuance under Genaissance's employee stock purchase plan from 250,000 shares to 650,000 shares; and

  •
  FOR the amendment to Genaissance's charter such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted.

        If you sign and mail your Lark Technologies proxy card and do not indicate how you want to vote, your proxy will be voted for the adoption of the merger agreement and the approval of the merger.

        Q:    MAY I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD?

        A:    Yes. If you want to change your vote, you may do so at any time before your proxy is voted at the special meeting of stockholders. You can do this in one of three ways. First, you can complete and send a proxy card with a later date. Second, you can send a written notice to the corporate secretary of Genaissance or Lark Technologies, as the case may be, stating that you would like to revoke your proxy. Third, you can attend the special meeting of stockholders and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

        Q:    IF MY BROKER HOLDS MY SHARES IN "STREET NAME," HOW DO I VOTE MY SHARES?

        A:    You should contact your broker. You should follow the directions provided by your broker to vote your shares. Your broker will not be permitted, in the case of Genaissance stockholders, to vote on the issuance of shares of common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger or on the increase in the maximum number of shares available for issuance under the equity incentive plan and the employee stock purchase plan or the amendment to the charter, unless your broker receives appropriate instructions from you. Your broker will not be permitted, in the case of Lark stockholders, to vote on the adoption of the merger agreement and approval of the merger unless your broker receives appropriate instructions from you.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions. You cannot vote shares held in "street name" by returning a proxy card directly to Genaissance or Lark Technologies, as the case may be, or by voting in person at the special meeting of stockholders.

        Q:    WHAT WILL LARK TECHNOLOGIES STOCKHOLDERS BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER?

        A:    If the merger is completed, Lark Technologies stockholders will be entitled to receive 1.81 shares of Genaissance common stock for each share of Lark Technologies common stock held at the effective time of the merger. Instead of a fractional share of Genaissance common stock, Lark Technologies stockholders will be entitled to receive an amount of cash equal to the value of the fractional share that the such Lark Technologies stockholder would otherwise be entitled to receive after aggregating all of such stockholder's Lark Technologies shares in a single account, based on the ten-day average last reported sales price of Genaissance common stock as reported on the NASDAQ Stock Market.

        Genaissance will assume all outstanding options to purchase shares of Lark Technologies common stock that are not otherwise exercised in accordance with their terms before the effective time of the merger. Assumed options will become exercisable to purchase shares of Genaissance common stock and will generally have the same terms and conditions as were applicable under the applicable Lark Technologies options, except that the number of shares of Genaissance common stock subject to such options, and the exercise price of such options, will each be adjusted by the exchange ratio.

        Q:    WILL LARK TECHNOLOGIES STOCKHOLDERS BE ABLE TO TRADE THE GENAISSANCE COMMON STOCK THAT THEY RECEIVE PURSUANT TO THE MERGER?

        A:    Yes. The shares of Genaissance common stock that Lark Technologies stockholders receive pursuant to the merger will be listed on the NASDAQ Stock Market under the symbol "GNSC". Certain persons who are deemed affiliates of Lark Technologies will be required to comply with Rule 145 promulgated under the Securities Act of 1933, as amended, which we refer to as the

Securities Act, if they sell their shares of Genaissance common stock received pursuant to the merger. Lark Technologies will notify Genaissance in writing regarding any change in the identity of its affiliates as defined under the Securities Act. Genaissance is entitled to issue appropriate stop transfer instructions to the transfer agent for its common stock.

        Q:    IF I AM A LARK TECHNOLOGIES STOCKHOLDER, SHOULD I SEND IN MY LARK TECHNOLOGIES STOCK CERTIFICATES NOW?

        A:    No. If Lark Technologies stockholders adopt the merger agreement and approve the merger, and if Genaissance stockholders approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger, after the merger is completed, Genaissance, or its exchange agent on its behalf, will send Lark Technologies stockholders written instructions, including a letter of transmittal, that will explain how to exchange Lark Technologies stock certificates for Genaissance stock certificates. Please do not send in any Lark Technologies stock certificates until you receive these written instructions and the letter of transmittal.

        Q:    AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

        A:    No. You are not entitled to appraisal rights in connection with the merger or any other matter described in this joint proxy statement/prospectus.

        Q:    WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

        A:    Consummation of the merger is conditioned upon the receipt by Genaissance and Lark Technologies of legal opinions to the effect that the merger will qualify as a reorganization under the Internal Revenue Code of 1986, as amended. Assuming that the merger so qualifies, you will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Lark Technologies common stock for shares of Genaissance common stock pursuant to the merger, except for any gain or loss attributable to cash received instead of a fractional share of Genaissance common stock. The tax consequences to you of the merger will depend on your particular circumstances. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

        Q:    WHAT WILL BE THE ACCOUNTING TREATMENT OF THE MERGER?

        A:    Genaissance will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations". As such, the assets acquired and liabilities assumed of Lark Technologies will be recorded at each of their fair values as of the date of the merger. Any excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets acquired will be recorded as goodwill. The results of operations of Lark Technologies will be included in Genaissance's results of operations from the date of the closing of the merger.

        Q:    WHAT REGULATORY APPROVALS ARE REQUIRED TO COMPLETE THE MERGER?

        A:    A certificate of merger must be filed with the Secretary of State of the State of Delaware to consummate the merger.

        We are not aware of any other required regulatory approvals or actions that are required prior to the consummation of the merger. We presently contemplate that if any additional governmental approvals or actions are required that we will try to obtain them. There can be no assurance, however, that any additional approvals or actions will be obtained.

        Q:    ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE ISSUANCE OF SHARES OF GENAISSANCE COMMON STOCK CONTEMPLATED BY THE MERGER AGREEMENT AND THE ASSUMPTION BY GENAISSANCE OF OUTSTANDING LARK TECHNOLOGIES STOCK OPTIONS IN CONNECTION WITH THE MERGER OR FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER?

        A:    Yes. You should consider the risk factors set out in the section entitled "Risk Factors" beginning on page 14 of this joint proxy statement/prospectus.

        Q:    WHO CAN HELP ANSWER MY QUESTIONS?

        A:    If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Genaissance if you are a Genaissance stockholder and Lark Technologies if you are a Lark Technologies stockholder at the following locations:

GENAISSANCE PHARMACEUTICALS, INC.
Five Science Park
New Haven, Connecticut 06511
Attention: Ben Kaplan, Chief Financial Officer and Senior Vice President
Telephone Number: (203) 773-1450

LARK TECHNOLOGIES, INC.
9441 West Sam Houston Parkway South
Suite 103
Houston, Texas 77099-1883
Attention: Theresa I. Grider, Investor Relations
Telephone Number: (713) 779-3663

SUMMARY OF THE MERGER

        The following is a summary of the information contained in this document relating to the business combination of Genaissance and Lark Technologies. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the merger agreement, which is incorporated herein and attached as Annex A to this joint proxy statement/prospectus.

The Companies

Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, Connecticut 06511
(203) 773-1450
 http://www.genaissance.com

        Genaissance is a leader in the understanding and application of human gene variation to pharmaceutical development and marketing. Genaissance's technology, services and clinical development expertise are marketed to biopharmaceutical and diagnostic development companies, as a comprehensive solution to its pharmacogenetic needs. Genaissance's ultimate goal is to improve drug development, physician prescribing, and patient's lives by elucidating the role of genetic variation in drug response. Additionally, Genaissance provides Good Laboratory Practices (GLP) compliant DNA banking and research and GLP compliant genotyping and related services to a variety of companies.

Lark Technologies, Inc.
9441 West Sam Houston Parkway South
Suite 103
Houston, Texas 77099-1883
(713) 779-3663
 http://www.lark.com

        Lark Technologies provides contract molecular biology services to the pharmaceutical, biotechnology and agricultural biology industries. Lark Technologies' services are used worldwide by research organizations and drug development institutions to help accelerate their efforts in bringing products to market. Lark Technologies' contract research service portfolio consists of over a hundred different molecular biology services in the areas of nucleic acid extraction services, DNA sequencing services, genetic stability testing services, gene expression and detection services, and custom molecular biology services. These services are performed by a highly trained and educated scientific staff working in two facilities, one of which is GLP compliant. Lark Technologies' common stock is traded on the Over-the-Counter Bulletin Board under the symbol "LRKT".

Brown Acquisition Corp.
Five Science Park
New Haven, Connecticut 06511
(203) 773-1450

        Brown Acquisition Corp. is a wholly owned subsidiary of Genaissance recently formed solely for the purpose of effecting the merger. It has no business operations.

Structure of the Merger (see page 68)

        We propose a merger pursuant to which Brown Acquisition Corp., a wholly owned subsidiary of Genaissance, will merge with and into Lark Technologies, and thereafter will cease to exist as a separate corporate entity. After the merger, Lark Technologies will be a wholly owned subsidiary of Genaissance, and Lark Technologies stockholders will become Genaissance stockholders.

        The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the proposed merger.

Voting Requirements (see pages 40 and 44)

        Genaissance and Lark Technologies cannot complete the merger unless Genaissance stockholders vote to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger and Lark Technologies stockholders vote to adopt the merger agreement and approve the merger.

Recommendations of the Boards of Directors Regarding the Merger (see pages 41 and 45)

        After careful consideration of numerous factors, the Genaissance board of directors has determined that the proposed merger is advisable, and is fair to and in the best interests of Genaissance and its stockholders and unanimously recommends that Genaissance stockholders vote FOR the proposal to approve the issuance of 6,658,554 shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock, in connection with the merger.

        After careful consideration of numerous factors, a majority of the Lark Technologies board of directors has determined that the merger agreement and the merger are advisable, and are fair to and in the best interests of Lark Technologies and its stockholders and recommends that Lark Technologies stockholders vote FOR the proposal to adopt the merger agreement and approve the merger.

Opinions of Financial Advisors (see pages 49 and 55)

        On December 18, 2003, Legg Mason Wood Walker, Incorporated delivered its written opinion to the Genaissance board of directors that, as of that date and based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio in the merger agreement was fair from a financial point of view to Genaissance. The opinion of Legg Mason does not constitute a recommendation as to how any Genaissance stockholder should vote with respect to the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger.

        The full text of the written opinion of Legg Mason, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. Genaissance stockholders are urged to read the opinion carefully and in its entirety. Genaissance stockholders should carefully consider the discussion of Legg Mason's analysis in the section entitled "Opinion of Genaissance's Financial Advisor" beginning on page 49 of this joint proxy statement/prospectus.

        On December 18, 2003, Southwest Securities, Inc. delivered its written opinion to the Lark Technologies board of directors that, as of that date and based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio in the merger agreement was fair from a financial point of view to the holders of Lark Technologies common stock. The opinion of Southwest Securities does not constitute a recommendation as to how any Lark Technologies stockholder should vote with respect to approval of the merger agreement and the merger.

        The full text of the written opinion of Southwest Securities, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. Lark Technologies stockholders are urged to read the opinion carefully and in its entirety. Lark Technologies stockholders should carefully consider the discussion of Southwest Securities' analysis in the section entitled "Opinion of Lark Technologies' Financial Advisor" beginning on page 55 of this joint proxy statement/prospectus.

Completion and Effectiveness of the Merger (see page 68)

        We will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware or at a later date if so specified in the certificate.

        While we cannot predict the exact timing, we currently expect to complete the merger and file a certificate of merger in the first half of calendar year 2004.

Conditions to Completion of the Merger (see page 77)

        The obligations of Genaissance and Lark Technologies to complete the merger are subject to the satisfaction or waiver of a number of conditions, including:

  •
  receipt of required approvals from Genaissance stockholders and Lark Technologies stockholders;

  •
  all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity shall have been filed, obtained or occurred on terms and conditions not likely to have a material adverse effect on either company;

  •
  effectiveness of the registration statement, of which this joint proxy statement/prospectus is a part;

  •
  the absence of any order, stay, decree, judgment or injunction or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the transactions contemplated by the merger agreement;

  •
  Genaissance having filed with the NASDAQ Stock Market a notification form for listing the additional shares to be issued in connection with the merger;

  •
  each company's representations and warranties in the merger agreement being true and correct, to the extent set forth in the merger agreement, except as would not likely have a material adverse effect on either respective company;

  •
  each company having performed in all material respects all obligations required to be performed by it pursuant to the merger agreement;

  •
  receipt by each company of an opinion from its legal counsel that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  all necessary consents and approvals of third parties being obtained by Lark Technologies;

  •
  the absence of any instituted or pending action or proceeding by any governmental authority seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Genaissance of the business of Lark Technologies or to compel Genaissance to dispose of or hold separate all or any portion of the business or assets of Lark Technologies or of Genaissance or seeking to limit the ability of Genaissance effectively to exercise full rights of ownership of Lark Technologies' common stock, or seeking to require divestiture by Genaissance of any shares of Lark Technologies common stock; and

  •
  the resignations of each director of Lark Technologies being delivered to Genaissance.

Termination of the Merger Agreement (see page 81)

        The merger agreement may be terminated at any time without completing the merger, even after receipt of the requisite approvals of the stockholders of Genaissance and Lark Technologies, in any of the following circumstances:

  •
  by mutual written consent of Genaissance, Lark Technologies and Brown Acquisition Corp.;

        by either Genaissance or Lark Technologies if:

  •
  the merger is not consummated by June 1, 2004;

  •
  a governmental entity of competent jurisdiction issues a final and nonappealable order, decree or ruling or takes any other nonappealable final action which has the effect of prohibiting the merger;

  •
  at the Lark Technologies special meeting of stockholders, the requisite vote of the stockholders in favor of Lark Technologies' voting proposal is not obtained; or

  •
  at the Genaissance special meeting of stockholders, the requisite vote of the stockholders in favor of Genaissance's voting proposal is not obtained;

        by Genaissance if:

  •
  the Lark Technologies board of directors fails to recommend approval of the Lark Technologies' voting proposal or withdraws or publicly modifies its recommendation of the voting proposal;

  •
  the Lark Technologies board of directors fails to reconfirm its recommendation of the voting proposal within five days after Genaissance requests in writing that it do so;

  •
  the Lark Technologies board of directors approves or publicly recommends to its stockholders an acquisition proposal other than the merger with Genaissance;

  •
  a tender offer or exchange offer for outstanding shares of Lark Technologies common stock is commenced and the Lark Technologies board of directors recommends that its stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer;

  •
  Lark Technologies materially breaches certain of its obligations under the merger agreement;

  •
  Lark Technologies fails to hold its special meeting of stockholders and submit a voting proposal to its stockholders by one business day prior to June 1, 2004; or

  •
  there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Lark Technologies set forth in the merger agreement, which is not cured within ten days following receipt of written notice of such breach or failure to perform; and

        by Lark Technologies if:

  •
  Genaissance materially breaches certain of its obligations under the merger agreement or for any reason Genaissance fails to hold its stockholders meeting and submit a voting proposal to its stockholders by one business day prior to June 1, 2004; or

  •
  there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Genaissance set forth in the merger agreement, which is not cured within ten days following receipt of written notice of such breach or failure to perform.

Payment of Termination Fees and Expenses (see page 82)

        In the event the merger agreement is terminated under certain circumstances, Genaissance and Lark Technologies each agreed to pay the non-terminating party a termination fee of $750,000. In addition, Genaissance agreed to reimburse Lark Technologies for up to $275,000, and Lark Technologies agreed to reimburse Genaissance up to $625,000, for expenses incurred prior to termination in certain circumstances. Genaissance and Lark Technologies have agreed to share equally the cost of printing, filing and mailing the joint proxy statement/prospectus and the registration statement.

Lark Technologies Prohibited from Soliciting Other Offers (see page 78)

        Lark Technologies has agreed that it will not solicit, initiate, encourage or facilitate the initiation of any inquiries regarding any acquisition proposals by third parties. Lark Technologies may respond to unsolicited superior acquisition proposals to the extent necessary to act in a manner consistent with the fiduciary obligations of Lark Technologies board of directors as determined in good faith by such board after consultation with outside counsel. Lark Technologies must promptly notify Genaissance if Lark Technologies receives any other acquisition proposals or related inquiries.

Voting Agreements (see pages 82 and 83)

        As a condition to Genaissance entering into the merger agreement, four directors of Lark Technologies, and, in certain cases, affiliates of such persons, entered into a voting agreement with Genaissance and Lark Technologies in which each has agreed, among other things, to vote his or its shares of Lark Technologies common stock in favor of the adoption of the merger agreement and approval of the merger and against any alternative transaction. These persons have the right, as of January 15, 2004, to vote a total of 962,176 shares of Lark Technologies common stock, or approximately 26.14% of the outstanding shares of Lark Technologies common stock. In connection with the voting agreements, these persons have granted an irrevocable proxy appointing members of the Genaissance board of directors, and each of them individually, as their sole and exclusive attorneys and proxies to vote their shares in accordance with the terms of the voting agreements.

        As a condition to Lark Technologies entering into the merger agreement, Mr. Kevin Rakin, president and chief executive officer of Genaissance, and certain significant stockholders of Genaissance entered into a voting agreement with Lark Technologies in which each has agreed, among other things, to vote his or its shares of Genaissance common stock in favor of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger. These persons have the right, as of January 15, 2004, to vote a total of 4,739,652 shares of Genaissance common stock, or approximately 18.2% of the outstanding shares of Genaissance common stock as of such date. In connection with the voting agreements, these persons have granted an irrevocable proxy appointing members of the Lark Technologies board of directors, and each of them individually, as their sole and exclusive attorneys and proxies to vote their shares in accordance with the terms of the voting agreements.

Share Ownership of Directors and Executive Officers of Genaissance and Lark Technologies (see pages 82 and 83)

        At the close of business on January 15, 2004, directors and executive officers of Genaissance and their affiliates beneficially owned and were entitled to vote approximately 18.2% of the 23,304,023 shares of Genaissance common stock outstanding on that date. The vote required for approval of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger is a majority of the votes cast on the matter.

        At the close of business on January 15, 2004, directors and executive officers of Lark Technologies and certain of their affiliates beneficially owned and were entitled to vote approximately 26.14% of the 3,678,759 shares of Lark Technologies common stock outstanding on that date. The vote required for the adoption of the merger agreement and approval of the merger is a majority of the outstanding shares of Lark Technologies common stock.

Lock-up Agreements (see page 84)

        Certain stockholders of Lark Technologies have executed lock-up agreements in connection with entering into the merger agreement by Genaissance and Lark Technologies. Under the lock-up agreements, the stockholders have agreed not to sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of any Genaissance common stock or Lark Technologies common stock, as the case may be, provided that the respective stockholder may sell 10% of the specified shares each month on a cumulative basis following the first full month after the closing of the merger. The agreements terminate on the earlier of the termination of the merger agreement in accordance with its terms or the disposition or lapse of restriction on such stockholder's shares in accordance with the lock-up agreement.

Interests of Directors and Executive Officers in the Merger (see page 63)

        You should be aware that certain Lark Technologies executive officers and directors have interests in the merger that may be different from, or in addition to, interests of Lark Technologies stockholders generally. These interests include, among others:

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  a new employment agreement with Genaissance for the current president of Lark Technologies; and

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  continued director and officer indemnification and insurance.

        The Lark Technologies board of directors was aware of these interests in approving the merger.

Material United States Federal Income Tax Consequences (see page 64)

        Consummation of the merger is conditioned upon the receipt by Genaissance and Lark Technologies of legal opinions to the effect that the merger will qualify as a reorganization under the Internal Revenue Code. Assuming that the merger so qualifies, Lark Technologies stockholders will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Lark Technologies common stock for shares of Genaissance common stock pursuant to the merger, except for any gain or loss attributable to cash received instead of fractional shares of Genaissance common stock.

        THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN STOCKHOLDERS, AND YOU MAY BE SUBJECT TO TAXES OTHER THAN U.S. FEDERAL INCOME TAXES. LARK TECHNOLOGIES STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO THEM.

Accounting Treatment of the Merger (see page 66)

        Genaissance will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations". As such, the assets acquired and liabilities assumed of Lark Technologies will be recorded at each of their fair values as of the date of the merger. Any excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets acquired will be recorded as goodwill. The results of operations of Lark Technologies will be included in Genaissance's results of operations from the date of the closing of the merger.

Restrictions on the Ability to Sell Genaissance Stock (see page 67)

        Lark Technologies will determine its affiliates within the meaning of Rule 145 promulgated under the Securities Act and will notify Genaissance in writing regarding any change in the identity of its affiliates prior to the closing of the merger. Genaissance will issue appropriate stop transfer instructions to the transfer agent for its common stock with respect to the shares of Genaissance common stock to be received by such affiliates in connection with the merger.

How the Rights of Lark Technologies Stockholders Will Differ as Stockholders of Genaissance (see page 171)

        The rights of Lark Technologies stockholders as stockholders of Genaissance after the merger will be governed by Genaissance's corporate charter and by-laws. Those rights differ from the rights of Lark Technologies stockholders under Lark Technologies' corporate charter and by-laws. Both Lark Technologies and Genaissance are Delaware corporations.

Regulatory Approvals (see page 66)

        A certificate of merger must be filed with the Secretary of State of the State of Delaware to consummate the merger.

        We are not aware of any other required regulatory approvals or actions that are required prior to the consummation of the merger. We presently contemplate that if any additional governmental approvals or actions are required that we will try to obtain them. There can be no assurance, however, that any additional approvals or actions will be obtained.

Listing of Genaissance Common Stock (see page 67)

        Genaissance agreed to continue the quotation of its common stock on the NASDAQ Stock Market during the term of the merger agreement. Genaissance will file with the NASDAQ Stock Market a notification form for the listing of the shares of its common stock issuable in connection with the merger.

Appraisal Rights (see page 67)

        Under Delaware law, neither Genaissance stockholders nor Lark Technologies stockholders are entitled to appraisal rights in connection with the merger.

RISK FACTORS

        You should carefully consider the risks described below before making your decision regarding any of the proposals set forth in this joint proxy statement/prospectus. The risks and uncertainties described below are not the only ones facing Genaissance and Lark Technologies. If any of the events, contingencies, circumstances or conditions described in the following risks actually occurs, our respective businesses, financial condition or our results of operations could be seriously harmed. If that happens, the trading price of Genaissance common stock or Lark Technologies common stock could decline and you may lose part or all of the value of any Genaissance shares or Lark Technologies shares held by you.

Risks Relating to the Merger

Lark Technologies' stockholders will receive a fixed ratio of 1.81 shares of Genaissance common stock for each share of Lark Technologies common stock exchanged in the merger regardless of any changes in market value of Genaissance common stock or Lark Technologies common stock before the completion of the merger.

        Upon completion of the merger, each share of Lark Technologies common stock will be converted into the right to receive 1.81 shares of Genaissance common stock. The market values of Genaissance common stock and Lark Technologies common stock have varied since Genaissance and Lark Technologies entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Genaissance and Lark Technologies, market assessments of the merger, market and economic considerations and other factors. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split or other recapitalization of Genaissance common stock or Lark Technologies common stock). The dollar value of Genaissance common stock that Lark Technologies' stockholders will receive upon completion of the merger will depend on the market value of Genaissance common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of Genaissance common stock on the last full trading day preceding the public announcement that Genaissance and Lark Technologies entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the special meetings of stockholders. Moreover, completion of the merger may occur some time after the requisite stockholder approvals have been obtained.

Genaissance may fail to integrate successfully Genaissance's and Lark Technologies' operations. As a result, Genaissance and Lark Technologies may not achieve the anticipated benefits of the merger, which could adversely affect the price of Genaissance common stock.

        Genaissance and Lark Technologies entered into the merger agreement with the expectation that the merger will result in benefits to Genaissance and Lark Technologies, including, among other things, creation of a stronger, more competitive company capable of achieving greater financial strength. However, these expected benefits may not be fully realized. Failure of the combined company to meet the challenges involved with successfully integrating the personnel and the service offerings of the two companies following the merger or to realize any of the other anticipated benefits of the merger, could have a material adverse effect on Genaissance, including its new subsidiary, Lark Technologies. These integration efforts may be difficult and time consuming, especially considering the location of each company's current headquarters. The challenges involved in this integration include the following:

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  coordinating service offerings and any product development efforts;

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  demonstrating to our existing and potential customers that the merger will not result in adverse changes in customer service standards or business focus;

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  retaining key alliances with partners and suppliers;

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  absorbing costs and delays in implementing overlapping systems and procedures, including quality assurance, laboratory information and financial accounting systems;

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  persuading employees that Genaissance's and Lark Technologies' business cultures are compatible, maintaining employee morale and retaining key employees; and

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  overcoming potential distraction of management attention and resources from the business of the combined company.

        The combined company may not successfully integrate the operations and technology of Genaissance and Lark Technologies in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger to the extent, or in the timeframe, anticipated, which could significantly harm its business.

Genaissance's operating results could be adversely affected as a result of purchase accounting treatment, and the corresponding impact of amortization of other intangibles relating to its proposed merger with Lark Technologies, if the results of the combined company do not offset these additional expenses.

        Under accounting principles generally accepted in the United States of America, Genaissance will account for the merger using the purchase method of accounting. Under purchase accounting, Genaissance will record the market value of its common stock issued in connection with the merger and the amount of direct transaction costs as the cost of acquiring the business of Lark Technologies. Genaissance will allocate that cost to the individual assets acquired and liabilities assumed, including various intangible assets such as acquired customer relationships and trade names based on their respective fair values. Customer relationships generally will be amortized over a 15-year period. The amount of the purchase price allocated to goodwill, GLP certification and the trade name, which will not be amortized, is currently estimated to be approximately $13.0 million. Goodwill is not subject to amortization but is subject to at least an annual impairment analysis, which may result in an impairment charge if the carrying value exceeds its implied fair value. As a result, purchase accounting treatment of the merger could decrease net income for Genaissance in the foreseeable future, which could have a material and adverse effect on the market value of Genaissance common stock following completion of the merger.

Genaissance and Lark Technologies expect to incur significant costs associated with the merger.

        Genaissance estimates that it will incur direct transaction costs of approximately $800,000 associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, Lark Technologies estimates that it will incur direct transaction costs for accounting, investment banking and legal services of approximately $665,000, which are expensed in the quarter in which they are incurred. A portion of the Genaissance and Lark Technologies costs will be determined upon the closing. Genaissance and Lark Technologies believe the combined entity may incur charges to operations, which currently are not reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

Lark Technologies' executive officers and directors have interests that are different from, or in addition to, interests of Lark Technologies' stockholders generally, which may influence them to support the merger.

        When considering the recommendation of the Lark Technologies board of directors regarding the merger, you should be aware of the interests that certain executive officers and directors of Lark Technologies have in the merger that are different from, or in addition to, interests of Lark Technologies stockholders generally. These interests include, among others:

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  a new employment agreement with Genaissance for the current Lark Technologies president; and

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  continued director and officer indemnification and insurance.

        As a result, these directors and officers may be more likely to vote to adopt the merger agreement and approve the merger than if they did not have these other interests. As of January 15, 2004, the four Lark Technologies' directors who are stockholders and certain of their affiliates, who together beneficially owned approximately 962,176 shares of Lark Technologies common stock (excluding options to purchase shares of Lark Technologies common stock), which represented approximately 26.14% of the outstanding shares of Lark Technologies common stock entitled to vote at the Lark Technologies special meeting of stockholders, have agreed to vote in favor of the adoption of the merger agreement and the approval of the merger.

Whether or not the merger is completed, the announcement and pendency of the proposed merger may cause disruptions in the business of Lark Technologies or the business of Genaissance, which could have material adverse effects on the business and operations of each company or the combined company.

        Whether or not the merger is completed, Genaissance's and Lark Technologies' customers and potential customers, in response to the announcement and pendency of the merger, may delay or defer purchasing decisions, which could have a material adverse effect on the business of each individual company or the combined company. In addition, current and prospective Genaissance and Lark Technologies employees may become uncertain about their future roles with the combined company and thereby adversely affect Genaissance's and Lark Technologies' ability to attract and retain key personnel. The extent of this adverse effect could depend on the length of time prior to completion of the merger or termination of the merger agreement.

Failure to complete the merger could negatively impact Lark Technologies' and Genaissance's stock price, future business and operations.

        If the merger is not completed for any reason, Lark Technologies and Genaissance may be subject to a number of material risks, including the following:

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  Lark Technologies and Genaissance would not realize any anticipated benefits from being a part of a combined company;

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  either Genaissance or Lark Technologies may be obligated to pay a fee of $750,000 if the merger agreement is terminated in certain specified circumstances;

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  the price of Lark Technologies common stock or Genaissance common stock may decline to the extent that its current market price reflects a market assumption that the merger will be completed;

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  Genaissance and Lark Technologies may each experience difficulties in attracting customers who were expecting to use the services proposed to be offered by the combined company;

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  Genaissance and Lark Technologies will each be obligated to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees, even if the merger is not completed, which costs will be substantial; and

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  Lark Technologies may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price that would be paid pursuant to the merger.

The price of Genaissance common stock may be affected by factors different from those affecting the price of Lark Technologies common stock.

        When the merger is completed, holders of Lark Technologies common stock will become holders of Genaissance common stock. Genaissance's business differs from that of Lark Technologies, and Genaissance's results of operations, as well as the price of Genaissance common stock, may be affected by factors different from those affecting Lark Technologies' results of operations and the price of Lark Technologies common stock.

Risks Related to Genaissance's Business

Genaissance is an early stage company with a history of losses and it expects to incur net losses for the foreseeable future such that Genaissance may never be profitable.

        Genaissance has incurred substantial operating losses since its inception. For example, for the fiscal years ended December 31, 2002 and 2001, Genaissance had an operating loss of approximately

$30.6 million and $53.0 million, respectively. For the nine months ended September 30, 2003, Genaissance had an operating loss of $14.6 million. As of September 30, 2003, Genaissance has generated only minimal revenue from its HAP™ Partnership program and its pharmacogenomic support services, and Genaissance does not expect to generate significant revenues for several years. From inception through September 30, 2003, Genaissance had an accumulated deficit of approximately $208.0 million. Genaissance losses to date have resulted principally from costs it incurred in the development of its HAP™ Technology, in its clinical trials and from general and administrative costs associated with operations. For example, cash used for the fiscal years ended December 31, 2002 and 2001 was approximately $8.6 million and $44.0 million, respectively. Cash used for the nine months ended September 30, 2003 was approximately $8.2 million. Genaissance expects to devote substantially all of its sources to service its HAP™ Partnership program and STRENGTH program partners, its pharmacogenomic support services customers and its CARING and Long QT programs and to maintain its HAP™ Technology.

        Genaissance expects to incur additional losses this year and in future years, and Genaissance may never achieve profitability. In addition, pharmaceutical and biotechnology companies are only now beginning to use products such as Genaissance in their drug and diagnostic development or marketing efforts and, accordingly, they may not choose to use its HAP™ Technology. Genaissance does not expect its losses to be substantially mitigated by revenues from its HAP™ Partnership and STRENGTH programs, and its CARING and Long QT programs, if any, or from its pharmacogenomic support services for a number of years.

Genaissance currently relies on a limited number of licensing and service arrangements for substantially all of its revenues. As a result, the loss of one major customer or its inability to secure additional significant customers during a given period would have an adverse effect on its business and operating results.

        Genaissance is dependent upon a limited number of licensing and service arrangements that represent substantially all of its revenues. In the quarter ended September 30, 2003, one of its customers accounted for 32% of its revenues. The agreement with this customer expired in the fourth quarter of 2003. In the quarter ended September 30, 2003, two of its customers, Millennium Pharmaceuticals, Inc. and Pfizer, Inc., each accounted for 15% of its revenues. The agreement with one of the customers who accounted for 15% of the revenue for the quarter expires in January 2005. No other customer accounted for 10% or more of its revenues in the quarter ended September 30, 2003. If Genaissance is unable to replace in a timely fashion, upon substantially similar financial terms, the agreement that expired in the fourth quarter of 2003, or if Genaissance loses and does not replace customers that provide it with significant revenues, it could have a material adverse effect on its revenues and on its business in general and could cause volatility or a decline in its stock price.

To generate significant revenues, Genaissance must obtain additional customers for its HAP™ Partnership program and its STRENGTH, CARING and Long QT programs and for its pharmacogenomic support services.

        Genaissance's strategy depends on entering into agreements with pharmaceutical and biotechnology companies for its HAP™ Partnership program and its STRENGTH, CARING and Long QT programs and obtaining additional customers for its pharmacogenomic support services. Genaissance currently has a HAP™ Partnership program with five pharmaceutical and biotechnology companies as well as an agreement with a major diagnostic company to commercialize exclusively the diagnostic rights and non-exclusively the product development rights from its STRENGTH program. Genaissance's contracts for its pharmacogenomic support services are specific limited-term projects. Genaissance may not be successful in obtaining additional partners for its HAP™ Partnership program and its STRENGTH program or obtaining any partners for its CARING or Long QT programs or obtain sufficient new customers for its pharmacogenomic support services to replace its current projects. If Genaissance is unsuccessful in finding additional partners for its HAP™ Partnership program and its STRENGTH program or in finding any partners for its CARING or Long QT programs or new customers for its pharmacogenomic support services, it may never generate sufficient revenues to sustain its operations. In addition, Genaissance expects that some of its future HAP™ Partnership program collaborations, like some of its current HAP™ Partnership program collaborations, will be limited to specific, limited-term projects or that some of these collaborations may not be renewed. Accordingly, Genaissance must continually obtain new customers to be successful. To date, the integration of pharmacogenomics into drug development and marketing has not achieved widespread market acceptance.

If the estimates Genaissance makes, and the assumptions on which it relies, in preparing its financial statements prove inaccurate, its actual results may vary from those reflected in its projections.

        Genaissance's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Genaissance to make estimates and judgments that affect the reported amounts of its assets, liabilities, revenues and expenses, the amounts of charges it accrues and related disclosure of contingent assets and liabilities. For example, Genaissance has recorded certain patent estates as long-term intangible assets based on their value at the date of acquisition. Events could occur that would cause Genaissance to re-evaluate the life of those assets and, therefore, whether those assets have been impaired, resulting in an impairment charge. Genaissance based the estimates it makes on historical experience and on various other assumptions that it believes to be reasonable at the time and under the circumstances. If the estimates relating to Genaissance's patent estate are determined to be incorrect, a write-down may be required, which could have a material adverse effect on Genaissance's financial condition. There can be no assurance that any of its estimates or the assumptions underlying its estimates will be correct.

Genaissance may require additional funding to fund operations and repay debt and Genaissance may not be able to obtain any.

        Genaissance has used substantial amounts of cash to fund its research and development activities. Genaissance will continue to spend funds to service its HAP™ Partnership program and STRENGTH program partners, its pharmacogenomic support services customers and its CARING and Long QT programs and to maintain its HAP™ Technology. Genaissance plans to pay for these activities with funds from:

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  its existing cash and investment securities;

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  income that it may receive from its HAP™ Partnership program and STRENGTH program partners and pharmacogenomic support services customers; and

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  proceeds that it may receive from the exercise of its outstanding series A preferred stock warrant.

        Genaissance intends to rely on its current HAP™ Partnership program and STRENGTH program partners and future partners, if any, and its current pharmacogenomic support services customers and future customers, if any, for significant funding in the future to support its development efforts. To execute its business plans, Genaissance will need to grow its revenues significantly each year. Genaissance cannot be certain when it will begin to receive additional income, if at all, from its HAP™ Partnership and STRENGTH programs and its pharmacogenomic support services and income, if any, from its CARING and Long QT programs. If Genaissance does not receive this income or does not receive it as rapidly as it expects, it would spend its existing cash and investment securities more rapidly than it currently plans.

        Genaissance believes that its existing cash reserves will be sufficient to support its expected net losses, debt obligations and capital expenditures for at least 18 months. Genaissance cannot assure you that it will be able to obtain new partners or to generate the increased revenues required to meet its business plan objectives. In addition, to execute its business plans, Genaissance may need to seek additional funding through public or private equity offerings, debt financings or through commercial partners. Genaissance cannot assure you that it will obtain additional partners or capital funding on acceptable terms, if at all. If Genaissance is unable to generate sufficient revenues or access capital on acceptable terms, it may be required to obtain funds on unfavorable terms that may require it to relinquish rights to certain of its technologies or that would significantly dilute its stockholders and/or significantly scale back current operations. Either of these two possibilities would have a material adverse effect on its business.

Genaissance's HAP™ Technology may not allow its partners to develop commercial products or to increase sales of their marketed products.

        Genaissance developed its HAP™ Technology on the assumption that information about gene variation and gene variation associated with drug response may help drug development professionals better understand the drug response of particular populations and complex disease processes. Although the pharmaceutical and biotechnology industries are increasing their use of genomics in analyzing drug response and diseases, Genaissance is aware of only one successful drug program applying population genomics.

        Genaissance discovers HAP™ Markers for pharmaceutically relevant genes. If Genaissance is unable to find HAP™ Markers for pharmaceutically relevant genes in a timely manner, its potential partners may lose confidence in its HAP™ Technology and in its company, which could decrease its ability to generate revenues. Even if Genaissance is able to discover HAP™ Markers for pharmaceutically relevant genes, this information may not prove to be superior to genomic variation information discovered by its competitors. Furthermore, pharmaceutical and biotechnology companies may not choose Genaissance's HAP™ Technology over competing technologies.

        Genaissance's DecoGen® Informatics System may also be less effective than it expects or may not allow it or its partners to determine a correlation between drug response and genomic variation. Furthermore, even if Genaissance or its partners are successful in identifying such a correlation, its partners may not be able to develop or sell commercially viable products nor may its partners be able to increase the sales of their marketed products using this correlation. Accordingly, Genaissance's HAP™ Markers and HAP™ Technology may not improve the development, marketing and prescribing of drugs or the development and marketing of diagnostics developed by its HAP™ Partnership program and STRENGTH program partners.

Genaissance may be unable to develop or commercialize its HAP™ Technology if it cannot establish additional collaborative relationships and Genaissance will depend on its partners to develop or to co-develop products.

        Genaissance currently has a HAP™ Partnership program with five pharmaceutical and biotechnology companies as well as an agreement with a major diagnostic company to commercialize exclusively the diagnostic rights and non-exclusively the product development rights from Genaissance's STRENGTH program. Genaissance does not currently have any partners for its CARING or Long QT programs. As a result, part of its current and future revenues will depend on payments from its current HAP™ Partnership program and STRENGTH program partners and its future HAP™ Partnership, STRENGTH, CARING and Long QT program partners, if any, for either the new products they may develop, or for increased sales of their existing products, made possible through the use of Genaissance's HAP™ Technology. If Genaissance is unable to attract new HAP™ Partnership program and STRENGTH program partners or any partners for its CARING and Long QT programs, it may never generate sufficient revenues to sustain its operations.

        Genaissance's partners for its HAP™ Partnership program and STRENGTH program and its partners, if any, for its CARING and Long QT programs, will be responsible for pre-clinical study and clinical development of therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products or enhanced marketing claims that result from the application of Genaissance's HAP™ Technology. Genaissance's current agreements with these partners, and it anticipates that any future agreements with partners, will allow them significant discretion in pursuing these activities. Genaissance cannot control the amount and timing of resources that any such current or potential partners will devote to Genaissance's programs or potential products. Genaissance's HAP™ Partnership program and STRENGTH program arrangements and its CARING and Long QT program arrangements, if any, may also have the effect of limiting the areas of research that Genaissance may pursue either alone or with others. Because part of Genaissance's revenues will be dependent on the successful commercialization or development of its partners' products, if, for any reason, a HAP™ Partnership program partner or a STRENGTH program partner delays or abandons its development or commercialization of a product developed using Genaissance's HAP™ Technology, Genaissance may receive reduced royalty or other payments or no royalty or other payments at all. In addition, because part of Genaissance's future revenues will be dependent on the successful commercialization by its partners of any therapeutic and diagnostic products that may result from Genaissance's HAP™ Partnership and STRENGTH programs as well as the successful commercialization of its CARING and Long QT programs with partners, if, for any reason, a partner delays or abandons its development or commercialization of these aspects of Genaissance's HAP™ Partnership program or STRENGTH program or its development or commercialization of Genaissance's CARING and Long QT programs, Genaissance may receive reduced royalty or other payments or no royalty or other payments at all.

        Although Genaissance intends to retain the rights to all HAP™ Markers, which Genaissance discovers as well as to any HAP™ Markers discovered jointly with Genaissance's HAP™ Partnership and STRENGTH program partners and with its CARING and Long QT program partners, if any, Genaissance has not always and may not always be able to negotiate the retention of these rights. Furthermore, disputes may arise in the future over the ownership of rights to HAP™ Markers as well as any other technology Genaissance develops with its HAP™ Partnership and STRENGTH program partners or with its CARING and Long QT program partners, if any. These and other possible disagreements between Genaissance and its HAP™ Partnership and STRENGTH program partners or between Genaissance and its CARING and Long QT program partners, if any, could lead to delays in the research, development or commercialization of their products. These disagreements could also result in litigation or require arbitration to resolve. Any of these events could prevent Genaissance from effectively marketing its HAP™ Technology.

Genaissance invests considerable amounts of time, effort, and money to license its HAP™ Technology and, if Genaissance is unable to license its technology, it may not generate sufficient revenue to sustain its operations.

        Genaissance's ability to obtain partners for its HAP™ Partnership program and its STRENGTH, CARING and Long QT programs will depend in significant part upon the pharmaceutical and biotechnology industries' acceptance that its HAP™ Technology can help accelerate or improve their drug and diagnostic development and marketing efforts. To achieve market acceptance, Genaissance must continue to educate the pharmaceutical and biotechnology industries and the public in general as to the potential benefits of its HAP™ Partnership, STRENGTH, CARING and Long QT programs. Most importantly, Genaissance must convince the research and development, clinical and marketing departments of pharmaceutical and biotechnology companies that Genaissance's HAP™ Technology can accelerate and improve the processes for developing, marketing and prescribing drugs and for developing and marketing diagnostics and that Genaissance's HAP™ Partnership, STRENGTH, CARING and Long QT programs will be commercially viable. If Genaissance fails to gain this acceptance, it may never generate sufficient revenues to sustain its operations. Genaissance may expend substantial funds and management effort to market its HAP™ Partnership, STRENGTH, CARING and Long QT programs, without any resulting revenues.

Genaissance's ability to make any acquisition is dependent on the availability of adequate cash and the attractiveness of its stock price.

        Genaissance anticipates that any future acquisitions of businesses or technologies will be financed through cash from operations, the issuance of shares of its common stock and/or seller financing. Genaissance cannot assure you that it will have sufficient existing capital resources or that it will be able to raise sufficient additional capital resources on terms satisfactory to it, if at all, in order to meet its capital requirements for such acquisitions.

        Genaissance also believes that a significant factor in its ability to close acquisitions using stock as consideration will be the attractiveness of its common stock for potential acquisition candidates. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of its common stock compared to the equity securities of its competitors. The trading price of Genaissance common stock on the NASDAQ Stock Market could in the future materially adversely affect Genaissance's acquisition program. Because its strategy envisions that a part of its future revenue growth will come from making future acquisitions of businesses or technologies, if it is unable to identify suitable acquisition candidates or unable to negotiate successfully its acquisition at a price or on terms and conditions favorable to it, Genaissance's future revenues may be adversely impacted and it may experience slower revenue growth.

Integration or acquisitions or strategic investments could interrupt Genaissance's business and its financial condition could be harmed.

        From time to time, Genaissance may acquire or make strategic investments in other businesses or technologies. For example, on May 15, 2003, pursuant to the approval of the United States Bankruptcy Court, Genaissance purchased substantially all of the assets and assumed certain liabilities of DNA Sciences. The DNA Sciences acquisition, as well as any other acquisitions or strategic investments Genaissance may make in the future, entail numerous risks that include the following:

  •
  difficulties integrating any acquired operations, personnel, technologies or products;

  •
  diversion of management's focus from Genaissance's core business concerns;

  •
  entering markets in which Genaissance has no or limited prior experience or knowledge;

  •
  exposure to litigation from stockholders or creditors of, or other parties affiliated with, the target company or companies;

  •
  dilution to existing stockholders and earnings per share; and

  •
  incurrence of substantial debt.

        Any such difficulties encountered as a result of a merger, acquisition or strategic investment could adversely affect Genaissance's business, operating results and financial condition.

If Genaissance is unable to prevent others from unauthorized use of, or is unable to defend its use of, its HAP™ Technology, trade secrets or know how, Genaissance may not be able to operate its business profitably.

        Despite Genaissance's efforts to protect its proprietary rights, unauthorized parties may be able to obtain and use information that Genaissance regards as proprietary. The issuance of a patent does not guarantee that it is valid or enforceable. Thus, even if Genaissance obtains patents, they may not be valid or enforceable against third parties. Because patent applications that were filed prior to November 29, 2000 in the United States are confidential until patents issue, third parties may have filed patent applications for technology covered by Genaissance's pending patent applications without Genaissance being aware of those applications, and Genaissance's patent applications may not have priority over any patent applications of others. Genaissance is aware that there are other firms or individuals who have discovered, or are currently discovering, information similar to the information Genaissance is discovering, who may have filed, and in the future are likely to file, patent applications that are similar or identical to Genaissance's HAP™ Technology patent applications. In addition, some interest groups are lobbying for restrictions on patenting of genetic tests.

        Genaissance also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position. Genaissance generally protects this information with reasonable security measures, including confidentiality agreements signed by its employees, academic collaborators and consultants that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship will be kept confidential except in specified circumstances. Agreements with employees, consultants and collaborators generally provide that all inventions conceived by the individual while employed by Genaissance are Genaissance's exclusive property. If employees, consultants or collaborators do not honor these agreements, Genaissance may not have adequate remedies for breach. Furthermore, Genaissance's trade secrets may otherwise become known or be independently discovered by competitors.

        Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A third party may sue Genaissance for infringing on its patent rights. Likewise, Genaissance may need to resort to litigation to enforce a patent issued to it or to determine the scope and validity of third party proprietary rights. The cost to Genaissance of any litigation or other proceeding relating to intellectual property rights, even if resolved in its favor, could be substantial, and the litigation would divert its management's focus from Genaissance's core business concerns. Some of Genaissance's competitors may be able to sustain the costs of complex patent litigation more effectively than Genaissance can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit Genaissance's ability to continue its operations.

        If any party should successfully claim that the creation or use of Genaissance's HAP™ Technology or HAP™ Marker association data infringe upon their intellectual property rights, in addition to any damages Genaissance might have to pay, a court could require Genaissance to stop the infringing activity or obtain a license on unfavorable terms. Moreover, any legal action against Genaissance or any of its program partners claiming damages or seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting Genaissance to potential liability for damages, require Genaissance or its HAP™ Partnership and STRENGTH program partners or any CARING and Long QT program partners, if any, to obtain a license in order to continue to manufacture or market the affected products and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive and, therefore, Genaissance's competitors may have access to the same technology licensed to Genaissance. If Genaissance fails to obtain a required license or is unable to design around a patent, it may be unable to market effectively some of its HAP™ Technology, which could limit its profitability and possibly prevent it from generating revenue sufficient to sustain its operations.

Regulatory oversight of Genaissance's HAP™ Technology and public opinion regarding ethical issues surrounding the use of genetic information may adversely affect Genaissance's ability to market its products and services.

        Currently, there is limited Food and Drug Administration (FDA) regulation of genetic tests. The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the FDA expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. If the FDA adopts this recommendation, it may require that Genaissance, or its partners, apply for FDA approval as a prerequisite to marketing genetic tests that incorporate Genaissance's products and services. If the FDA were to deny any application of this kind, it could adversely affect Genaissance's business and Genaissance may be unable to generate sufficient revenues to sustain its operations.

        The FDA has only once required that a physician must have genomic variation information determined about a patient before the doctor prescribes a drug. In this one instance, the FDA has stipulated that this requirement can be fulfilled with either gene expression information or genomic variation information. On November 3, 2003, the FDA issued draft guidance that encourages drug and biologic developers to conduct pharmacogenomic tests during drug development and clarified how the FDA will evaluate the resulting data. The guidance provides specific criteria and recommendations on the submission of pharmacogenomic data in connection with Investigational New Drug Applications, New Drug Applications and Biological License Applications. The guidance includes information on the type of data needed and how the FDA will or will not use such data in regulatory decisions. The FDA asked for voluntary submissions of research information in order to gain experience as the field of pharmacogenomics evolves. The FDA advised that the agency would not use information from voluntary reports for regulatory decisions on the drug or biologic with which the voluntary data is associated. In addition, the FDA held a workshop on November 13, 2003 and November 14, 2003 to discuss its draft guidance and stated that the agency plans in the near future to issue further guidance on the co-development of a pharmacogenomic test and drug. Genaissance's success will depend, in part, on how rapidly the pharmaceutical and biotechnology industry implements the guidance and, accordingly, the validity of Genaissance's products and services as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this implementation by the pharmaceutical and biotechnology industry, Genaissance may be unable to market effectively any products it may have as well as any of its services and it may not generate sufficient revenues to sustain its operations.

        Within the field of personalized health and medicine, governmental and other entities may enact patient privacy and healthcare laws and regulations that may limit the use of genomic variation data. To the extent that these laws and regulations limit the use of Genaissance's products and services or impose additional costs on its partners, Genaissance may be unable to market effectively its HAP™ Partnership, STRENGTH, CARING and Long QT programs and it may not generate sufficient revenues to sustain its operations.

        Additionally, public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation of the use of, genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for Genaissance's products and services, which could prevent Genaissance from generating sufficient revenues to sustain its operations.

        Furthermore, Genaissance may be directly subject to regulations as a provider of diagnostic information. To the extent that these regulations restrict the sale of its products and services or impose other costs, Genaissance may be unable to provide its products and services to its customers on terms sufficient to recover its expenses.

If its partners do not seek, or do not receive, marketing approval for products developed, if any, using Genaissance's HAP™ Technology, Genaissance may receive delayed royalty or other payments or no royalty or other payments at all.

        Any new drug, biologic or new drug or biologic indication its partners develop using Genaissance's HAP™ Technology must undergo an extensive regulatory review process in the United States and other countries before a new product or indication of this kind could be marketed. This regulatory process can take many years and require substantial expense. Changes in FDA policies and the policies of similar foreign regulatory bodies can prolong the regulatory review of each new drug or biologic license application or prevent approval of the application. Genaissance expects similar delays and risks in the regulatory review process for any diagnostic product developed by its partners, whenever this regulatory review is required. Even if a product obtains marketing clearance, a marketed product and its manufacturer are subject to continuing review. A manufacturer may be forced to withdraw a product from the market if a previously unknown problem with a product becomes apparent. Because Genaissance's future revenues will be dependent on the successful commercialization or development of products using its HAP™ Technology, any delay of its partners in obtaining, failing to obtain, or failing to maintain regulatory approval for a product developed using the HAP™ Technology may delay Genaissance's receipt of royalty or other payments or prevent Genaissance from receiving royalty or other payments sufficient to recover its expenses.

If Genaissance's partners are unable to obtain FDA approval for therapeutic or diagnostic products developed using the HAP™ Technology, the lack of regulatory approval will diminish the value of the HAP™ Technology.

        To date, no one has developed or commercialized any therapeutic product or commercialized any diagnostic product using Genaissance's HAP™ Technology. Genaissance expects to rely on its program partners to file applications for regulatory approval and generally direct the regulatory review process and obtain FDA acceptance of products developed with its HAP™ Partnership and STRENGTH programs and its CARING and Long QT programs, if any. Genaissance's program partners may not submit an application for regulatory review. Even if they do submit applications, they may not be able to obtain marketing clearance for any products on a timely basis, if at all. If Genaissance's partners fail to obtain required governmental clearances for therapeutic or diagnostic products, they will not be able to market these products unless and until they obtain these clearances. As a result, Genaissance may not receive royalty or other payments from its customers. The occurrence of any of these events may prevent Genaissance from generating revenues sufficient to sustain its operations.

If Genaissance does not successfully distinguish and commercialize its HAP™ Technology, it may be unable to compete successfully with its competitors or to generate revenue significant to sustain its operations.

        Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. Genaissance faces competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government and other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than does Genaissance.

        These competitors may discover, characterize or develop important technologies applying population genomics before Genaissance or its partners for Genaissance's HAP™ Partnership and STRENGTH programs that are more effective than those technologies which Genaissance develops or which its partners for its HAP™ Partnership and STRENGTH programs develop, or these competitors may obtain regulatory approvals of their drugs and diagnostics more rapidly than its partners for its HAP™ Partnership and STRENGTH programs do, any of which could limit Genaissance's ability to market effectively its HAP™ Technology.

        Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. Entities such as Perlegen Sciences, Celera Genomics Group and the International HapMap Project have developed or plan to develop databases containing gene sequence, genomic variation or other genomic information and are marketing or plan to market their data to pharmaceutical and biotechnology companies or plan to make freely available their databases. In addition, numerous pharmaceutical and biotechnology companies, such as GlaxoSmithKline plc, either alone or in partnership with Genaissance's competitors, are developing genomic research programs that involve the use of information that can be found in these databases. Furthermore, companies, such as deCODE genetics, Inc., have technologies for using genetic variation in diagnostics and in the drug development process and have partnerships with companies employing these technologies.

        Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Genaissance's future success will depend in large part on maintaining a competitive position in the genomics field. Others may rapidly develop new technologies that may result in Genaissance's products or technologies becoming obsolete before it recovers the expenses that it incurs in connection with the development of these products. Genaissance's HAP™ Technology could become obsolete if its competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics.

Genaissance depends on third-party products and services and limited sources of supply for its sequencing and genotyping laboratories.

        Genaissance relies on outside vendors to supply certain software, products and materials used in its laboratories. Some of these products and materials are obtained from a single supplier or a limited group of suppliers. For example, Genaissance has a written agreement with Sequenom, Inc. pursuant to which it is contractually the sole provider of chips that Genaissance uses in its genotyping facility. Under the terms of the agreement and subject to specific conditions, Genaissance has the authority to manufacture chips should Sequenom be unable to supply them to Genaissance. While Genaissance believes that it could manufacture the requisite supply of chips currently provided to it by Sequenom without unreasonable cost or delay, it may be unable to do so. Genaissance has no other written long-term supply agreements with its suppliers. Genaissance's reliance on outside vendors generally and a sole or a limited group of suppliers in particular involves several other risks, including:

  •
  the inability to obtain an adequate supply of required software, products and materials due to capacity constraints, product defects, a discontinuance of a product by a supplier or other supply constraints;

  •
  reduced control over quality and pricing of software, products and materials; and

  •
  delays and long lead times in receiving software, products, or materials from vendors.

If Genaissance fails to maintain its computer hardware, software and related infrastructure, it could experience loss of, or delay in, revenues and market acceptance.

        Because Genaissance's business requires manipulating and analyzing large amounts of data, it depends on the continuous, effective, reliable and secure operation of its computer hardware, software and related infrastructure. To the extent that its hardware or software malfunctions, Genaissance will experience reduced productivity. Genaissance protects its computer hardware through physical and software safeguards. However, its computer hardware is still vulnerable to fire, weather, earthquake, or other natural disaster and power loss, telecommunications failures, physical or software break-ins and similar events. In addition, the software and algorithmic components of Genaissance's DecoGen® Informatics System are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Users of Genaissance's system may find software defects in current or future products. If Genaissance fails to maintain the necessary computer capacity and data to support its computational needs and its customers' drug and diagnostic discovery and development efforts, Genaissance could experience a loss in revenues, or a delay in receiving revenues and a delay in obtaining market acceptance for its technology.

Genaissance's operating results may fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in Genaissance's common stock price.

        Genaissance's operating results have fluctuated in the past and it expects they will fluctuate in the future. These fluctuations could cause Genaissance's common stock price to decline. Some of the factors that could cause its operating results to fluctuate include:

  •
  recognition of non-recurring revenues due to receipt of license fees, achievement of milestones, completion of contracts or other revenues;

  •
  demand for and market acceptance of its HAP™ Partnership, STRENGTH, CARING and Long QT programs;

  •
  timing of the execution of agreements on its HAP™ Partnership, STRENGTH, CARING and Long QT programs and other material contracts;

  •
  its competitors' announcements or introduction of new products, services or technological innovations;

  •
  disputes regarding patents or other intellectual property rights;

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  securities class actions or other litigation;

  •
  adverse changes in the level of economic activity in the United States and other major regions in which Genaissance conducts business; and

  •
  general and industry-specific economic conditions, which may affect its partners' use of the HAP™ Technology.

        Due to volatile and unpredictable revenues and operating expenses, Genaissance believes that period-to-period comparisons of its results of operations may not be a good indication of its future performance. It is possible that Genaissance's operating results may be below the expectations of securities analysts or investors. In this event, the market price of its common stock could fluctuate significantly or decline.

Genaissance's former independent public accountant, Arthur Andersen LLP, has been found guilty of a federal obstruction of justice charge, and you may be unable to exercise effective remedies against it in any legal action.

        Prior to June 4, 2002, Arthur Andersen LLP served as Genaissance's independent public accountants. On March 14, 2002, Arthur Andersen LLP was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. On June 15, 2002, Arthur Andersen LLP was convicted of those charges and the firm ceased practicing before the SEC on August 31, 2002.

        Genaissance is unable to obtain the consent of Arthur Andersen LLP to include certain financial statements audited by Arthur Andersen LLP in this joint proxy statement/prospectus. As a result, you may not have an effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission with respect to Genaissance's audited financial statements that are included in this joint proxy statement/prospectus or any other filing Genaissance may make with the SEC. In addition, even if you were able to assert such a claim, as a result of its conviction and other lawsuits,

Arthur Andersen LLP may fail or otherwise have insufficient assets to satisfy claims made by investors or by Genaissance that might arise under federal securities laws or otherwise relating to any alleged material misstatement or omission with respect to Genaissance's audited financial statements.

The issuance and sale of Genaissance securities could have the effect of substantially diluting the interests of its current stockholders.

        On October 29, 2003, Genaissance issued and sold an aggregate of 270,000 shares of its series A preferred stock and granted the purchaser of such shares a warrant, exercisable at any time until December 31, 2005, to purchase an additional 190,000 shares of its series A preferred stock at $22.50 per share. Under specified circumstances, the purchaser is required to exercise the preferred stock warrant. Each share of Genaissance series A preferred stock is currently convertible into ten shares of its common stock. Consequently, assuming the exercise of the preferred stock warrant, on an as-converted basis, an aggregate of 4,600,000 shares of its common stock may be issued to the series A purchaser. Any issuance of shares of Genaissance common stock upon conversion of shares of Genaissance series A preferred stock could have the effect of substantially diluting the interests of Genaissance's current stockholders, as well as the interests of holders of Genaissance's outstanding options and warrants which are currently exercisable for an aggregate of 4,951,351 shares of Genaissance common stock, assuming they elect to exercise such securities. Moreover, any sale of the shares of common stock issued upon conversion of the series A preferred stock, as well as any of the 202,500 outstanding shares of Genaissance restricted common stock or any shares of Genaissance common stock issued upon exercise of options or warrants, into the public market could cause a decline in the trading price of Genaissance common stock. In acquisition transactions, in financing transactions, for compensatory purposes or in other types of transactions, additional issuances of equity securities could dilute the interests of Genaissance's current and future stockholders.

Genaissance's redemption obligations under Genaissance series A preferred stock could have a material adverse effect on its financial condition.

        Under the terms of its series A preferred stock, Genaissance is required, unless the holders of at least 66 2/3% of its outstanding series A preferred stock elect otherwise, to redeem all then outstanding shares of its series A preferred stock if one or more of the following events occurs:

  •
  Genaissance common stock is delisted from The NASDAQ Stock Market;

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  Genaissance issues shares of its common stock or securities convertible into common stock, with a purchase price of less than $2.25 per share, other than in limited circumstances;

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  Genaissance breaches any representation or warranty contained in the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of its series A preferred stock;

  •
  Genaissance breaches any covenant or fails to perform any of its obligations under the series A purchase agreement or the registration rights agreement that has a material adverse effect on the holders of its series A preferred stock;

  •
  an involuntary case is commenced against Genaissance under any bankruptcy, insolvency or other similar law or Genaissance commences a voluntary case under any bankruptcy, insolvency or other similar law or consents to any receivership, liquidation or assignment for the benefit of creditors;

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  Genaissance defaults under any agreement entered into on or after October 7, 2003 under which Genaissance has incurred indebtedness for borrowed money in excess of $500,000;

  •
  Genaissance fails in good faith to attempt to cause a registration statement on Form S-3, registering, among other securities, the shares of common stock underlying the series A preferred stock, to become effective by February 26, 2004; or

  •
  Genaissance, prior to October 29, 2008, liquidates, dissolves or winds-up, transfers all or substantially all of its assets or is party to a merger or other change in control transaction in which Genaissance's stockholders do not own a majority of its outstanding voting securities after such transaction.

        If Genaissance is required to redeem its series A preferred stock due to any of the foregoing events, Genaissance is required to pay each holder of its series A preferred stock the original purchase price, plus an amount equal to the dividends that would otherwise have accrued and been payable on such shares through October 29, 2008 that have not otherwise been paid as of the redemption date. As of January 15, 2004, the aggregate redemption price Genaissance would be required to pay is approximately $6,078,239.

        In addition, the holders of at least 66 2/3% of the outstanding shares of Genaissance series A preferred stock may elect to require Genaissance to redeem all outstanding shares of its series A preferred stock for the original purchase price, plus all accrued but unpaid dividends as of the redemption date, on either October 29, 2006, October 29, 2007 or October 29, 2008.

        A redemption of the series A preferred stock will reduce the cash Genaissance has available to fund operations, research and product development, capital expenditures and other general corporate purposes. In addition, Genaissance has incurred net losses in the past and expects to incur losses in the future, which may impair Genaissance's ability to generate the cash required to meet its obligations under Genaissance series A preferred stock. If Genaissance cannot generate sufficient cash to meet these obligations, it may be required to incur additional indebtedness or raise additional capital, which may negatively impact its stockholders.

The purchaser of Genaissance series A preferred stock owns a substantial portion of Genaissance's capital stock, which may afford the purchaser significant influence over Genaissance's affairs.

        As of January 15, 2004, the purchaser of Genaissance series A preferred stock held or had the right to acquire 19.7% of Genaissance's outstanding common stock (assuming the exercise of the series A warrant, the conversion of series A preferred stock to common stock and without giving effect to the merger), including shares of Genaissance common stock which the purchaser previously purchased in the open market, which represents approximately 19.7% of the aggregate voting power of Genaissance stockholders on an as converted basis. The purchaser of Genaissance series A preferred stock currently has the right to vote 13.8% of Genaissance outstanding common stock (on an as converted to common stock basis, assuming no exercise of the series A warrant, based on the number of shares of Genaissance capital stock outstanding as of January 15, 2004 and without giving effect to the voting proposal). As a result, this stockholder has significant influence over any change in control of Genaissance that may be favored by other stockholders and could otherwise exercise significant influence over all corporate actions requiring stockholder approval, including the approval of some mergers and other significant corporate transactions, such as a sale of substantially all of Genaissance assets or the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders. Consequently, this stockholder may approve a transaction that in its judgment enhances the value of its investment, but which nonetheless may diverge from the interests of Genaissance's other stockholders.

The agreements and instruments governing the rights and preferences of Genaissance series A preferred stock impose restrictions on its business and limit its ability to undertake certain corporate actions.

        Genaissance's amended and restated certificate of incorporation, which Genaissance refers to as its charter, and the series A purchase agreement, govern the terms of Genaissance series A preferred stock and impose significant restrictions on Genaissance's business. These restrictions may limit Genaissance's ability to operate its business and to take advantage of potential business opportunities as they arise. Genaissance's charter places restrictions on its ability to, without the consent of the holders of at least 66 2/3% of the outstanding shares of Genaissance series A preferred stock:

  •
  alter or change the rights, preferences or privileges of Genaissance series A preferred stock, including any increase in the number of authorized shares of its series A preferred stock;

  •
  incur more than

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  $7,000,000 of indebtedness at any time after the preferred stock warrant has been exercised; or

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  $11,000,000 of indebtedness at any time if the preferred stock warrant has not been exercised;

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  create, incur or assume specified liens; or

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  declare or pay dividends, redeem stock or make other distributions to stockholders, other than in limited circumstances.

        Events beyond Genaissance's control, including prevailing economic, financial and industry conditions, may affect Genaissance's ability to comply with these restrictions. In addition, the holders of Genaissance series A preferred stock have the right to participate in future capital raising transactions of Genaissance. The existence of this right may substantially reduce Genaissance's ability to establish terms with respect to, or enter into, any financing with parties other than the series A preferred stockholder. The terms of any additional financing Genaissance may enter into may impose constraints on Genaissance's ability to operate its business as Genaissance deems appropriate. These restrictions and covenants could limit Genaissance's ability to take advantage of financings, mergers and acquisitions or other corporate opportunities, which could adversely affect its business and financial condition and your investments in Genaissance common stock.

Risks Related to Lark Technologies' Business

Lark Technologies has experienced variability in operating results and expects that its quarterly results of operations will continue to fluctuate.

        Lark Technologies' revenues are derived through provision of DNA sequencing and related molecular biology services to researchers in the pharmaceutical, biotechnology and related industries. Quarterly fluctuations in revenues arise primarily from variations in contract status with one large customer and a few medium-sized customers. The majority of other customer projects are individual orders for specific projects which can range in value from $150 to $300,000. Engagement for successive work is highly dependent upon the customer's satisfaction with the services provided to date and on other things beyond Lark Technologies' control, such as the timing of product development and commercialization programs of its customers. In addition, consolidation in the biotechnology industry has resulted in certain large customers conducting biotechnology research in-house. While this does not appear to be the trend, if consolidation were to lead to a significant increase in in-house research capabilities, the future customers of Lark Technologies will likely be the smaller to medium-sized companies without their own research capabilities. Lark Technologies is unable to predict more than a few months in advance the number and size of future projects in any given period. The varied timing of projects could result in wide fluctuations in financial performance from quarter to quarter.

Lark Technologies is dependent on key personnel, the loss of whom, or the inability to attract and retain additional personnel, could impair its ability to develop its business.

        The loss of the services of any of the senior management and other key employees of Lark Technologies may have a materially adverse effect on its business and prospects for future development. In addition, Lark Technologies must hire and keep a number of highly qualified and experienced management and scientific personnel, consultants and advisors. Competition for qualified individuals for these positions is strong in this industry, and Lark Technologies must compete with many other pharmaceutical and biotechnology companies, universities and other research institutions for such persons. Lark Technologies may not be able to attract and keep such individuals on acceptable terms or at all, resulting in a negative effect on its operations and growth prospects.

Lark Technologies is engaged in a highly competitive field.

        There is intense competition in this industry, and many of Lark Technologies' competitors and potential competitors have substantially greater resources, extended laboratory facilities, marketing capabilities and staff than it does. Other companies, such as the genomics companies, are actively seeking the same service projects as Lark Technologies. To compete successfully, Lark Technologies will need to provide to its customers new and expensive analytical technologies as they become available in this rapidly changing, technology driven business.

The business of Lark Technologies is dependent upon a major customer.

        A material part of Lark Technologies' business activities are work performed for a single customer, an international pharmaceutical company. The loss of this customer would have a material, negative impact upon Lark Technologies' business and prospects of profits. This single customer accounted for approximately 11% of its total revenues and 15% of its accounts receivable in 2002, and for 17% of total revenues and 12% of accounts receivable during 2003. During 2001, no single customer provided more than 10% of Lark Technologies' revenue or accounts receivable.

Lark Technologies uses hazardous chemicals and radioactive and biological materials in its business.

        Lark Technologies' operations involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although Lark Technologies believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly. In the event of such an accident, Lark Technologies could be held liable for any damages that result and any such liability could exceed the resources of Lark Technologies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of Genaissance, on the one hand, or Lark Technologies, on the other, to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words "expects," "anticipates," "believes," "intends," "estimates," "should," "would," "strategy," "plan" and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of approvals and the closing relating to the merger; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. These expectations are based on certain assumptions, including assumptions regarding synergies resulting from the merger, expense growth, research and development activities, projected expenditures, the ability of Genaissance's technologies to improve the drug development process, success of commercialization efforts and growth in revenues; and other risks and uncertainties described in the section entitled "Risk Factors".

        If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Genaissance and Lark Technologies could differ materially from the expectations in these statements. The forward-looking statements included in this joint proxy statement/prospectus are made only as of the date of this joint proxy statement/prospectus, and neither Genaissance nor Lark Technologies is under any obligation to update their respective forward-looking statements and neither party intends to do so.

  Summary Selected Historical Financial Information of Genaissance

        The following table presents summary historical financial information of Genaissance for the five most recent fiscal years and the first nine months of the current year comparative to the same period in the prior year. The financial data are derived from Genaissance financial statements. Since the information in this table is only a summary and does not provide all of the information contained in Genaissance's financial statements, including related notes, you should read Genaissance's "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Genaissance's financial statements, including related notes, contained elsewhere in this joint proxy statement/prospectus, or as filed by Genaissance with the SEC. See "Where You Can Find More Information" on page 186.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$8,111	$5,345	$753	$680	$1,343	$7,823	$5,539
Operating loss	(30,628)	(52,975)	(39,550)	(9,079)	(3,109)	(14,637)	(27,055)
Net loss	(33,093)	(47,582)	(36,766)	(9,449)	(2,880)	(14,355)	(27,734)
Preferred stock dividends and accretion	—	—	(6,327)	(2,082)	(741)	—	—
Beneficial conversion feature of preferred stock	—	—	(50,180)	—	—	—	—

Net loss applicable to common shareholders	$(33,093)	$(47,582)	$(93,273)	$(11,531)	$(3,621)	$(14,355)	$(27,734)

Net loss per common share, basic and diluted	$(1.45)	$(2.09)	$(8.55)	$(4.24)	$(1.67)	$(0.63)	$(1.22)

Shares used in computing net loss per common share, basic and diluted	22,809	22,753	10,908	2,719	2,165	22,937	22,802

Balance Sheet Data:
Cash, cash equivalents and investments	$32,050	$59,673	$110,376	$3,666	$7,419	$14,988	$36,355
Restricted cash	2,100	—	—	—	—	2,100	—
Total assets	50,722	92,277	143,892	11,514	8,946	31,670	54,669
Long-term liabilities	6,223	18,150	24,305	11,407	2,896	9,122	11,067
Redeemable convertible preferred stock	—	—	—	11,247	9,945	—	—
Accumulated deficit	(193,602)	(160,509)	(112,927)	(19,654)	(8,122)	(207,957)	(188,248)
Total stockholders' equity (deficit)	25,855	58,979	105,675	(14,832)	(4,624)	12,372	31,310

  Summary Selected Historical Financial Information of Lark Technologies

        The following table presents summary historical financial information of Lark Technologies for the five most recent fiscal years and the first nine months of the current year comparative to the same period in the prior year. The financial data are derived from Lark Technologies financial statements. Since the information in this table is only a summary and does not provide all of the information contained in Lark Technologies' financial statements, including related notes, you should read Lark Technologies' "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Lark Technologies' financial statements, including related notes, contained elsewhere in this joint proxy statement/prospectus, or as filed by Lark Technologies with the SEC. See "Where You Can Find More Information" on page 186.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
	(in thousands, except per share data)
Statement of Operations Data:
Total revenues	$6,692	$6,040	$5,626	$5,072	$4,089	$6,758	$4,964
Net operating income (loss)	820	(29)	82	171	(504)	1,564	719
Income (loss) before income taxes	760	52	39	48	(526)	1,508	679
Net income (loss)	$725	$38	$26	$36	($526)	$1,213	$647
Net income (loss) per common share, basic	$0.20	$0.01	$0.01	$0.01	($0.16)	$0.33	$0.18
Net income (loss) per common share, diluted	$0.20	$0.01	$0.01	$0.01	($0.16)	$0.29	$0.18
Balance Sheet Data (at period end):
Cash and cash equivalents	499	414	993	271	466	1,232	550
Total assets	3,913	2,845	3,186	2,431	2,393	5,253	3,900
Total current liabilities	1,360	1,444	2,058	1,573	1,512	1,611	1,332
Total long-term liabilities	725	331	74	17	138	591	836

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The table below presents selected financial data from the Genaissance and Lark Technologies unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2003, and the year ended December 31, 2002, and the unaudited pro forma condensed combined balance sheet as of September 30, 2003, included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined statements of operations are presented as if the merger had occurred on January 1, 2002. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Genaissance and Lark Technologies as of September 30, 2003, assuming that the merger had occurred as of that date. The unaudited pro forma condensed combined financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma condensed combined financial data is not necessarily indicative of the financial position or operating results that would have been achieved had the merger been consummated as of the dates indicated, nor is it necessarily indicative of future financial position or operating results. This information should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes and the historical financial statements and related notes of Genaissance and Lark Technologies included in this joint proxy statement/prospectus.

	Pro Forma Combined Nine Months Ended September 30, 2003	Pro Forma Combined Year Ended December 31, 2002
	(In thousands, except per share data)
Statement of Operations Data:
Total revenues	$14,581	$14,803
Net loss	$(13,417)	$(33,252)
Loss per share	$(0.45)	$(1.14)
Shares used in calculation of loss per share	29,545	29,244
Pro Forma Combined As of September 30, 2003
(In thousands)
Balance Sheet Data:
Total assets	$57,313
Long-term debt	8,109
Working capital	10,219
Stockholders' equity	34,348

COMPARATIVE PER SHARE MARKET PRICE DATA

        Lark Technologies common stock trades on the Over-the-Counter Bulletin Board under the symbol "LRKT". Genaissance common stock trades on the NASDAQ Stock Market under the symbol "GNSC".

        The following table shows the high and low sale prices per share of Lark Technologies common stock as reported on the Over-the-Counter Bulletin Board and the high and low sale prices per share of Genaissance common stock as reported on the NASDAQ Stock Market on (1) December 18, 2003, the last full trading day preceding public announcement that Genaissance and Lark Technologies had entered into the merger agreement, and (2) January 15, 2004.

        The table also includes the equivalent high and low price per share of Lark Technologies common stock on those dates. This equivalent high and low price per share reflects the fluctuating value of the Genaissance common stock that Lark Technologies stockholders would receive in exchange for each share of Lark Technologies common stock if the merger were completed on either of these dates applying the exchange ratio of 1.81 shares of Genaissance common stock for each share of Lark Technologies common stock exchanged in the merger.

        As of January 15, 2004, there were approximately 160 holders of record of Lark Technologies common stock and 3,678,759 shares of Lark Technologies common stock outstanding.

	Genaissance common stock		Lark Technologies common stock		Lark Technologies equivalent price per share
	High	Low	High	Low	High	Low
December 18, 2003	$3.00	$2.91	$5.55	$5.25	$5.43	$5.27
January 15, 2004	$3.36	$3.13	$5.30	$5.05	$6.08	$5.67

        The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger or whether to approve the adoption of the merger agreement and approve the merger, as the case may be. Lark Technologies stockholders are urged to obtain current market quotations for Genaissance common stock and to review carefully the other information contained in this joint proxy statement/prospectus in considering whether to adopt the merger agreement and approve the merger. See the section entitled "Where You Can Find More Information" on page 186.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following table presents (a) the unaudited loss per share and book value per share data for each of Genaissance and Lark Technologies on a historical basis, (b) the unaudited loss per share and book value per share data for the combined company on a pro forma basis and (c) the unaudited loss per share and book value per share data for Lark Technologies on an equivalent pro forma basis. The unaudited pro forma combined financial data is not necessarily indicative of the financial position had the merger occurred on December 31, 2002, or September 30, 2003, respectively, or operating results that would have been achieved had the merger been in effect as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined loss, pro forma stockholders' equity and the pro forma number of shares of Genaissance common stock outstanding used in determining the amounts presented below have been derived from unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus.

        This information is only a summary and should be read in conjunction with the selected historical financial data of Genaissance and Lark Technologies, the Genaissance and Lark Technologies unaudited pro forma condensed combined financial statements, and the separate historical financial statements of Genaissance and Lark Technologies and related notes included in this joint proxy statement/prospectus.

	Genaissance
	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Historical per common share data:
Loss per share	$(0.63)	$(1.45)
Net book value per share(1)	$0.53	$1.13
	Lark Technologies
	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Historical per common share data:
Earnings per share—basic	$0.33	$0.20
Earnings per share—diluted	$0.29	$0.20
Net book value per share(1)	$0.83	$0.51
	Combined
	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Pro forma combined per common share data:
Loss per share	$(0.45)	$(1.14)
Loss per equivalent Lark Technologies share(2)	$(0.81)	$(2.06)
Net book value per combined company's share	$1.15	—
Pro forma net book value per equivalent Lark Technologies share(1)(2)	$0.82	—

(1)
The historical net book value per share of Genaissance common stock and Lark Technologies common stock is computed by dividing common stockholders' equity at period end by the number of shares of common stock outstanding at the respective period end. The pro forma net book value per share of the combined company's common stock is computed by dividing the pro forma common stockholders' equity by the pro forma number of shares of Genaissance common stock outstanding at the respective period end, assuming the merger had occurred as of that date.

(2)
The equivalent pro forma combined per share data of Lark Technologies common stock is calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.81 for each share of Genaissance common stock.

DIVIDEND INFORMATION

        Neither Genaissance nor Lark Technologies have ever declared or paid cash dividends on their respective common stock. Neither company currently intends to pay cash dividends on its respective common stock in the foreseeable future. Pursuant to the terms of Genaissance's series A preferred stock, Genaissance accrues dividends on such series A preferred stock which may be paid or forfeited upon the occurrence of certain events.

GENAISSANCE SPECIAL MEETING OF STOCKHOLDERS

General

        Genaissance is furnishing this joint proxy statement/prospectus to Genaissance stockholders in connection with the solicitation of proxies by the Genaissance board of directors for use at the Genaissance special meeting of stockholders, including any adjournment or postponement of the meeting.

Date, Time and Place

        The Genaissance special meeting of stockholders will be held at our offices at Five Science Park, New Haven, Connecticut 06511 on [                        ], 2004 at 10:00 am, Eastern Time.

Purpose of the Genaissance Special Meeting of Stockholders

        At the Genaissance special meeting of stockholders, including any adjournment or postponement thereof, Genaissance stockholders will be asked:

          1.     To consider and vote upon a proposal to approve the issuance of 6,658,554 shares of Genaissance common stock contemplated by the agreement and plan of merger among Genaissance, Brown Acquisition Corp., a wholly owned subsidiary of Genaissance, and Lark Technologies and the assumption by Genaissance of outstanding Lark Technologies stock options which will be exercisable into 1,488,456 shares of Genaissance common stock;

          2.     To consider and vote upon a proposal to amend Genaissance's 2000 amended and restated equity incentive plan, as amended, to increase the maximum number of shares of common stock available for issuance under the plan from 4,787,375 shares to 7,187,375 shares;

          3.     To consider and vote upon a proposal to amend Genaissance's employee stock purchase plan to increase the maximum number of shares of common stock available for issuance under the plan from 250,000 shares to 650,000 shares;

          4.     To consider and vote upon a proposal to amend Genaissance's charter such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted; and

          5.     To transact such other business as may properly come before the Genaissance special meeting of stockholders or any postponement or adjournment thereof.

        A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A, a copy of the proposed revision to the Genaissance charter is attached as Annex G, a copy of the equity incentive plan is attached as Annex H, and a copy of the employee stock purchase plan is attached as Annex I. Genaissance stockholders are encouraged to read these documents in their entirety.

        THE MATTERS TO BE CONSIDERED AT THE GENAISSANCE SPECIAL MEETING OF STOCKHOLDERS ARE OF GREAT IMPORTANCE TO GENAISSANCE STOCKHOLDERS. ACCORDINGLY, GENAISSANCE STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

Record Date, Shares Entitled to Vote

        Only holders of Genaissance common stock and series A preferred stock at the close of business on [            ], 2004, the record date for the Genaissance special meeting of stockholders, are entitled to notice of and to vote at the Genaissance special meeting of stockholders. On the record date, approximately [            ] shares of Genaissance common stock were issued and outstanding, 270,000 shares of Genaissance series A preferred stock were issued and outstanding, and there were approximately [    ] holders of record of common stock and one holder of record of series A preferred stock. Genaissance common stockholders on the record date are each entitled to one vote per share of common stock on the proposals described above and Genaissance series A preferred stockholders on the record date are each entitled to 10 votes per share of series A preferred stock, on an as converted to common stock basis, on the proposals described above. The Genaissance common stockholders and series A preferred stockholders vote together as a single class on each matter presented at the meeting. In addition, the series A preferred stock also votes as a separate class, on a one vote per share basis, with respect to the proposal to amend the Genaissance charter to decrease the voting ratio of the series A preferred stock.

Voting Procedures

        You may vote in person at the Genaissance special meeting of stockholders or by proxy. Genaissance recommends that you vote by proxy even if you plan to attend the special meeting and vote in person. You can change your vote at the Genaissance special meeting of stockholders at any time before the voting has been completed.

        Genaissance stockholders holding shares of Genaissance common stock or series A preferred stock directly as stockholders of record or in "street name" may direct the voting of their shares without attending the Genaissance special meeting of stockholders.

        Genaissance stockholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.

        Genaissance stockholders of record may submit proxies by completing, signing and dating the enclosed proxy card for the Genaissance special meeting of stockholders and mailing them in the enclosed pre-addressed postage-paid envelopes. All shares of Genaissance common stock or series A preferred stock represented by properly executed proxies received in time for the Genaissance special meeting of stockholders and not revoked will be voted at the Genaissance special meeting of stockholders, and at any adjournment or postponement of the Genaissance special meeting of stockholders, in accordance with the instructions contained in the proxies.

        Properly executed proxies from Genaissance stockholders holding shares directly as stockholders of record that do not contain voting instructions will be voted:

  •
  FOR the approval of the issuance of 6,658,554 shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock, in connection with the merger;

  •
  FOR the approval of an increase in the maximum number of shares of common stock available for issuance under the equity incentive plan from 4,787,375 shares to 7,187,375 shares;

  •
  FOR the approval of an increase in the maximum number of shares of common stock available for issuance under the employee stock purchase plan from 250,000 shares to 650,000 shares; and

  •
  FOR the approval of an amendment to Genaissance's charter such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted.

        If your broker holds your shares of Genaissance common stock or series A preferred stock for you in "street name," you should instruct your broker to vote your shares, following the directions your broker provides to you. Most brokers have procedures for telephone or Internet voting. Check the material your broker sends you or call your account representative for more information. In the event you do not instruct your broker how to vote any shares held for you in street name, your shares will not be counted as a vote cast on the proposal to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger, the proposal to approve an increase in the maximum number of shares of common stock available for issuance under the equity incentive plan or the proposal to approve an increase in the maximum number of shares of common stock available for issuance under the employee stock purchase plan, and your shares will be counted as a vote against the proposal to approve an amendment to the charter which provides that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted.

        Genaissance stockholders of record may also vote in person at the Genaissance special meeting of stockholders by submitting their proxy cards or by filling out a ballot at the Genaissance special meeting of stockholders.

Quorum, Abstentions and Broker Non-Votes

        A quorum of Genaissance stockholders is required to have a valid Genaissance special meeting of stockholders. A majority of the shares of Genaissance common stock issued, outstanding and entitled to vote on the record date (including the shares of Genaissance series A preferred stock on an as converted to common stock basis) must be present in person or by proxy at the Genaissance special meeting of stockholders in order for a quorum to be established. In addition, with respect to any class vote by the holders of Genaissance series A preferred stock, a majority of the shares of series A preferred stock issued, outstanding and entitled to vote on the record date must be present in order for a quorum to be established. Genaissance's transfer agent will act as inspector of elections at the Genaissance special meeting of stockholders and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the Genaissance stockholders at the special meeting of stockholders. If a quorum is not present, Genaissance expects that the Genaissance special meeting of stockholders will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the Genaissance special meeting of stockholders, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the Genaissance special meeting of stockholders.

        Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. All of the proposals to be considered and voted upon at the Genaissance special meeting of stockholders are non-routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the Genaissance special meeting of stockholders on such proposals.

        A "broker non-vote" occurs when a broker returns a signed and dated proxy but fails to vote on a proposal, such as when a broker does not have discretionary voting authority and has not received instructions from the beneficial owners of the shares. A broker will not be permitted to vote on the share issuance and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger, the amendments to the equity incentive plan and the employee stock purchase plan or the amendment to the charter without instruction from the owner of the shares of Genaissance common stock held by that broker. Broker "non-votes" count as present for purposes of establishing a quorum described above, but will not be counted as a vote cast on the proposal to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger or the proposal to increase the maximum number of shares available for issuance under the equity incentive plan and the employee stock purchase plan, and will be counted as a vote against the proposal to approve an amendment to the charter providing that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted. Genaissance stockholders are urged to return the enclosed proxy card marked to indicate their vote or to instruct their broker to vote shares held in "street name".

        Abstentions will have the effect of being cast against the proposal to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger, the proposals to increase the maximum number of shares available for issuance under the equity incentive plan and the employee stock purchase plan and the proposal to amend Genaissance's charter, even though the stockholder so abstaining may intend a different interpretation, because they will be counted as a vote cast at the Genaissance special meeting of stockholders.

Votes Required

        Under applicable rules of the NASDAQ Stock Market, the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger requires an affirmative vote of a majority of the votes cast at the Genaissance special meeting of stockholders, provided a quorum is present. The Genaissance common stock shall be counted as having one vote for each such share of common stock. The Genaissance series A preferred stock shall be counted on an as converted to common stock basis for such vote, with each share of preferred stock having 10 votes on such as converted basis.

        The affirmative vote of a majority of the votes cast at the Genaissance special meeting of stockholders is required for the approval of each of the amendment to the equity incentive plan and for the approval of the amendment to the employee stock purchase plan, provided a quorum is present. The Genaissance common stock shall be counted as having one vote for each such share of common stock. The Genaissance series A preferred stock shall be counted on an as converted to common stock basis for each such vote, with each share of preferred stock having 10 votes on such as converted basis.

        The affirmative vote of the holders of shares representing a majority of the Genaissance common stock entitled to vote (including the shares of Genaissance series A preferred stock on an as converted to common stock basis, with each share of preferred stock having 10 votes on such as converted basis) and the affirmative vote or written consent of the holders of at least 66 2/3% of the shares of series A preferred stock outstanding, voting as a separate class, are required for the approval of the amendment to Genaissance's charter which provides that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted, provided the required quorum are present.

Shares Owned and Voted by Genaissance Directors and Executive Officers

        At the close of business on January 15, 2004, the president and chief executive officer of Genaissance and certain significant stockholders of Genaissance beneficially owned and were entitled to vote, in the aggregate, 4,739,652 shares of Genaissance common stock. These shares represent approximately 18.2% of the Genaissance common stock outstanding as of such date.

        Each of these persons has entered into a voting agreement with Lark Technologies in which he or she has agreed, among other things, to vote all shares of Genaissance common stock beneficially owned by him or her in favor of the approval of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger and against any action that would delay or prevent the merger. In connection with and in support of the voting agreements, these persons have granted an irrevocable proxy to Lark Technologies and its designees to vote the shares in accordance with the terms of the voting agreements.

Series A Preferred Stockholders

        Holders of at least 66 2/3% of the series A preferred stock have indicated their willingness to vote in favor of the proposal regarding the charter amendment.

Revoking Your Proxy

        You may revoke your proxy at any time before the proxy is voted at the Genaissance special meeting of stockholders by:

  •
  submitting a written notice of revocation to the corporate secretary of Genaissance at Five Science Park, New Haven, Connecticut 06511 bearing a later date than the proxy card;

  •
  granting a duly executed proxy relating to the same shares and bearing a later date (which automatically revokes the earlier proxy) and delivering it to the corporate secretary of Genaissance; or

  •
  attending the Genaissance special meeting of stockholders and voting in person.

        Simply attending the Genaissance special meeting of stockholders will not revoke your proxy. If you do not hold your shares of Genaissance common stock in your own name, you may revoke a previously granted proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

Solicitation of Proxies and Expenses

        Genaissance and Lark Technologies will share equally expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus. Genaissance will be responsible for any fees incurred in connection with the solicitation of proxies for the Genaissance special meeting of stockholders. In addition to solicitation by mail, the directors, officers, employees and agents of Genaissance may solicit proxies from Genaissance stockholders by telephone or other electronic means or in person. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of shares held of record by these persons, and Genaissance will reimburse them for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

Other Matters

        The Genaissance board of directors is not aware of any other business to be brought before the Genaissance special meeting of stockholders or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the Genaissance special meeting (including any proposal to adjourn the special meeting to allow Genaissance additional time to solicit proxies in favor of the proposal to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger) or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the Genaissance shares represented by duly executed proxies in accordance with their discretion and judgment.

Recommendation of the Genaissance Board of Directors

        After careful consideration, the Genaissance board of directors has unanimously determined that it is advisable and in the best interests of Genaissance and its stockholders that Genaissance proceed with the merger and that the terms of the merger agreement are fair to Genaissance and its stockholders, and unanimously recommends that you vote:

  •
  FOR the proposal to approve the issuance of 6,658,554 shares of Genaissance common stock contemplated by the agreement and plan of merger among Genaissance, Brown Acquisition Corp. and Lark Technologies, as well as the assumption by Genaissance of outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock, in connection with the merger;

  •
  FOR the proposal to amend the Genaissance amended and restated equity incentive plan, as amended, to increase the maximum number of shares of common stock available for issuance under the plan from 4,787,375 shares to 7,187,375 shares;

  •
  FOR the proposal to amend the Genaissance employee stock purchase plan, as amended, to increase the maximum number of shares of common stock available for issuance under the plan from 250,000 shares to 650,000 shares; and

  •
  FOR the proposal to amend the Genaissance charter such that each outstanding share of series A preferred stock will be entitled to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of such share of preferred stock until so converted.

LARK TECHNOLOGIES SPECIAL MEETING OF STOCKHOLDERS

General

        Lark Technologies is furnishing this joint proxy statement/prospectus to Lark Technologies stockholders in connection with the solicitation of proxies by the Lark Technologies board of directors for use at the Lark Technologies special meeting of stockholders, including any adjournment or postponement of the meeting.

Date, Time and Place

        The Lark Technologies special meeting of stockholders will be held at its offices at 9441 West Sam Houston Parkway South, Suite 103, Houston, Texas 77099-1883 on [                        ], 2004 at 9:00 am Central Time.

Purpose of the Lark Technologies Special Meeting of Stockholders

        At the Lark Technologies special meeting of stockholders, including any adjournment or postponement thereof, Lark Technologies stockholders will be asked:

          1.     To consider and vote upon a proposal to adopt the agreement and plan of merger among Genaissance, Brown Acquisition Corp. and Lark Technologies, and approve the merger contemplated by such agreement, pursuant to which Lark Technologies will become a wholly owned subsidiary of Genaissance; and

          2.     To transact such other business as may properly come before the Lark Technologies special meeting of stockholders or any postponement or adjournment thereof.

        A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Lark Technologies stockholders are encouraged to read the merger agreement in its entirety.

        THE MATTERS TO BE CONSIDERED AT THE LARK TECHNOLOGIES SPECIAL MEETING OF STOCKHOLDERS ARE OF GREAT IMPORTANCE TO LARK TECHNOLOGIES STOCKHOLDERS. ACCORDINGLY, LARK TECHNOLOGIES STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

Record Date, Shares Entitled to Vote

        Only holders of Lark Technologies common stock at the close of business on [            ] , 2004, the record date for the Lark Technologies special meeting of stockholders, are entitled to notice of and to vote at the Lark Technologies special meeting of stockholders. On the record date, approximately [            ] shares of Lark Technologies common stock were issued and outstanding and there were approximately [            ] holders of record. Lark Technologies stockholders on the record date are each entitled to one vote per share of Lark Technologies common stock on the proposal to adopt the merger agreement and approve the merger.

Voting Procedures

        You may vote in person at the Lark Technologies special meeting of stockholders or by proxy. Lark Technologies recommends that you vote by proxy even if you plan to attend the special meeting and vote in person. You can change your vote at the Lark Technologies special meeting of stockholders at any time before the voting has been completed.

        Lark Technologies stockholders holding shares of Lark Technologies common stock directly as stockholders of record or in "street name" may direct the voting of their shares without attending the Lark Technologies special meeting of stockholders.

        Lark Technologies stockholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.

        Lark Technologies stockholders of record may submit proxies by completing, signing and dating the enclosed proxy card for the Lark Technologies special meeting of stockholders and mailing them in the enclosed pre-addressed postage-paid envelopes. All shares of Lark Technologies common stock represented by properly executed proxies received in time for the Lark Technologies special meeting of stockholders and not revoked will be voted at the Lark Technologies special meeting of stockholders, and at any adjournment or postponement of the Lark Technologies special meeting of stockholders, in accordance with the instructions contained in the proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement and approval of the merger.

        If your broker holds your shares of Lark Technologies common stock for you in "street name," you should instruct your broker to vote your shares, following the directions your broker provides to you. Most brokers have procedures for telephone or Internet voting. Check the material your broker sends you or call your account representative for more information. In the event you do not instruct your broker how to vote any shares held for you in street name, your shares will not be voted for the adoption of the merger agreement and approval of the merger.

        Lark Technologies stockholders of record may also vote in person at the Lark Technologies special meeting of stockholders by submitting their proxy cards or by completing a ballot at the Lark Technologies special meeting of stockholders.

Quorum, Abstentions and Broker Non-Votes

        To be valid, a Lark Technologies special meeting requires a quorum of Lark Technologies stockholders. A majority of the shares of Lark Technologies common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Lark Technologies special meeting of stockholders in order for a quorum to be established. Lark Technologies' transfer agent will act as inspector of elections at the special meeting of stockholders and will ascertain whether a quorum is present, tabulate the votes and determine the voting results on all matters presented to the Lark Technologies stockholders at the special meeting. If a quorum is not present, Lark Technologies expects that the Lark Technologies special meeting of stockholders will be adjourned to allow additional time to obtain additional proxies or votes, and at any subsequent reconvening of the Lark Technologies special meeting of stockholders, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the reconvening of the Lark Technologies special meeting of stockholders.

        Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption of the merger agreement and the approval of the merger at the Lark Technologies special meeting of stockholders are considered non-routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A "broker non-vote" occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. A broker will not be permitted to vote on the merger proposal without instruction from the beneficial owner of the shares of Lark Technologies common stock held by that broker. Abstentions and broker "non-votes" count as present for purposes of establishing a quorum described above, but will not be voted on the proposal to adopt the merger agreement and approve the merger. Consequently, an abstention and broker non-vote will have the same effect as a vote against the proposal to adopt the agreement and plan of merger and approve the merger. Lark Technologies stockholders are urged to return the enclosed proxy card marked to indicate their vote or to instruct their broker to vote shares held in "street name".

Vote Required

        In order for the merger to become effective, the holders of a majority of the outstanding shares of Lark Technologies common stock as of the record date must vote to adopt the merger agreement and approve the merger. Each holder of Lark Technologies common stock shall be entitled to one vote for each such share of common stock held. As discussed below, abstentions and broker non-votes will each have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger.

Shares Owned and Voted by Lark Technologies Directors and Executive Officers

        At the close of business on January 15, 2004, the four directors of Lark Technologies who are stockholders and certain of their affiliates beneficially owned and were entitled to vote, in the aggregate, 962,176 shares of Lark Technologies common stock. These shares represent approximately 26.14% of the Lark Technologies common stock outstanding as of such date.

        Each of these stockholders has entered into a voting agreement with Genaissance in which he has agreed, among other things, to vote all shares of Lark Technologies common stock beneficially owned by him or it in favor of the merger agreement and the merger, against any other acquisition proposal and against any action that would delay or prevent the merger. In connection with and in support of the voting agreements, these stockholders have granted an irrevocable proxy to an affiliate of Genaissance to vote the shares in accordance with the terms of the voting agreements. See "Agreements Related to the Merger—Lark Technologies Voting Agreements".

Revoking Your Proxy

        You may revoke your proxy at any time before the proxy is voted at the Lark Technologies special meeting of stockholders by:

  •
  submitting a written notice of revocation to the corporate secretary of Lark Technologies at 9441 West Sam Houston Parkway South, Suite 103, Houston, Texas 77099-1883 bearing a later date than the proxy card;

  •
  granting a duly executed proxy relating to the same shares and bearing a later date (which automatically revokes the earlier proxy) and delivering it to the corporate secretary of Lark Technologies; or

  •
  attending the Lark Technologies special meeting of stockholders and voting in person.

        Simply attending the Lark Technologies special meeting of stockholders will not revoke a proxy. If you do not hold your shares of Lark Technologies common stock in your own name, you may revoke a previously granted proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

Solicitation of Proxies and Expenses

        Genaissance and Lark Technologies will share equally expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus. Lark Technologies will be responsible for any fees incurred in connection with the solicitation of proxies for the Lark Technologies special meeting of stockholders. In addition to solicitation by mail, the directors, officers, employees and agents of Lark Technologies may solicit proxies from Lark Technologies stockholders by telephone or other electronic means or in person. Some of these individuals may have interests in the merger that are different from, or in addition to, the interests of Lark Technologies stockholders generally. See the section entitled "The Merger—Interests of Lark Technologies Directors and Executive Officers in the Merger". Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of shares held of record by these persons, and Lark Technologies will reimburse them for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

Other Matters

        The Lark Technologies board of directors is not aware of any other business to be brought before the Lark Technologies special meeting of stockholders or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the Lark Technologies special meeting (including any proposal to adjourn the special meeting to allow Lark Technologies additional time to solicit proxies in favor of the proposal to adopt the merger agreement and approve the merger) or an adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares of Lark Technologies common stock represented by duly executed proxies in accordance with their discretion and judgment.

Recommendation of the Lark Technologies Board of Directors

        After careful consideration, each of the four members of the Lark Technologies board of directors who was present and voted on the matter determined that it is advisable and in the best interests of Lark Technologies and its stockholders that Lark Technologies proceed with the merger and that the terms of the merger agreement are fair to Lark Technologies and its stockholders, and recommends that you vote FOR the proposal to adopt the merger agreement and approve the merger.

        In considering such recommendation, Lark Technologies stockholders should be aware that some Lark Technologies directors and officers have interests in the merger that are different from, or in addition to, those of Lark Technologies stockholders generally. See the section entitled "The Merger—Interests of Lark Technologies Directors and Executive Officers in the Merger".

THE MERGER

        The following is a description of the material aspects of the proposed merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus, including the section entitled "Agreements Related to the Merger", and the other documents we refer to carefully for a more complete understanding of the merger and the related transactions.

Background of the Merger

        Both Genaissance and Lark Technologies regularly evaluate different strategies for improving their competitive positions and enhancing stockholder value, including opportunities for mergers with other companies, acquisitions of other companies or assets and licensing alliances.

        During the past year, the Genaissance board of directors has regularly reviewed its long-term objectives and strategic acquisition program, including acquisitions that complement Genaissance's core competencies. As part of the strategy, Genaissance management has considered various acquisitions and licensing alliances, including an acquisition of Lark Technologies.

        In June 2003, Mr. Ben Kaplan, senior vice president and chief financial officer of Genaissance, spoke with representatives of EMA Partners, LLC to discuss retaining EMA Partners to identify on behalf of Genaissance specific strategic business opportunities. On June 15, 2003, Genaissance engaged EMA Partners as a financial advisor.

        On August 19, 2003, EMA Partners initiated contact between Genaissance and Lark Technologies by telephoning Carl W. Balezentis, Ph.D., chief executive officer of Lark Technologies. As Lark Technologies had previously engaged Southwest Securities, Inc. (formerly known as SWS Securities, Inc.) as its financial advisor, Dr. Balezentis suggested the two firms begin any preliminary discussions. Those discussions began shortly thereafter.

        On September 9, 2003, Mr. Kevin Rakin, president and chief executive officer of Genaissance, Mr. Kaplan and a representative of EMA Partners met with Dr. Balezentis and representatives of Southwest Securities at the corporate headquarters of Lark Technologies in Houston, Texas to discuss the potential benefits of a business combination involving Genaissance and Lark Technologies. Mr. Rakin and Dr. Balezentis discussed the complementary nature of the respective companies' service offerings, assets, including laboratories, and business strategies, and proposed additional meetings between senior management teams of the respective companies to identify synergies and investigate strategic merits.

        During mid-September 2003, representatives of EMA Partners and Southwest Securities discussed a potential business combination involving Genaissance and Lark Technologies, potential transaction terms and valuation methodologies.

        On September 30, 2003, at a regularly scheduled meeting of the Genaissance board of directors, Mr. Rakin and Mr. Kaplan presented background information on Lark Technologies and an overview of potential structures and terms and conditions of a business combination involving Genaissance and Lark Technologies, including potential financial benefits resulting from a combined company. The Genaissance board of directors authorized management to continue discussions with Lark Technologies.

        On October 1, 2003, Genaissance and Lark Technologies entered into a confidentiality agreement.

        On October 2, 2003 and October 27, 2003, representatives of Genaissance and Lark Technologies met in person, in New Haven, Connecticut and Houston, Texas, respectively, for a presentation by each company as to their respective businesses and to further review the potential benefits of a business combination.

        In early November 2003, Mr. Kaplan had discussions with representatives of EMA Partners regarding potential exchange ratios in connection with an acquisition by Genaissance of Lark Technologies.

        On November 3, 2003 and November 4, 2003, Mr. Kaplan discussed with representatives of Southwest Securities the economic terms of a merger involving Genaissance and Lark Technologies.

        On November 4, 2003, at a regularly scheduled meeting of the Lark Technologies board of directors, Southwest Securities presented a brief overview of Genaissance and the proposed economic terms of a merger between the two companies.

        On November 17, 2003, Hale and Dorr LLP, outside legal counsel to Genaissance, distributed a draft merger agreement to Lark Technologies and its advisors. From that date through December 18, 2003, Genaissance, and its outside legal counsel and other advisors, and Lark Technologies, together with its outside legal counsel and other advisors, negotiated the various terms of the merger agreement and related documents, including stockholder agreements, voting agreements and lock-up agreements. During this period, final agreement was reached on issues relating to, among other things, termination rights and fees, non-solicitation, representations and warranties and covenants.

        Commencing on November 19, 2003 and continuing throughout December 2003, various members of management of Genaissance, assisted by its legal, financial and accounting advisors in connection with the proposed transaction, conducted financial, customer, legal and accounting due diligence, including a review of documents made available at the offices of Lark Technologies.

        On November 25, 2003, at a regularly scheduled meeting of the Genaissance board of directors, Mr. Rakin, Mr. Kaplan and outside legal counsel to Genaissance updated the directors on the status of the negotiations and the proposed terms as well as the due diligence review.

        Commencing on December 3, 2003 and continuing throughout December 2003, representatives of Lark Technologies conducted financial, legal and accounting due diligence, including a review of documents made available at the offices of Genaissance.

        Throughout December 2003, Mr. Rakin and Mr. Kaplan and Dr. Balezentis, Mr. Britton and Mr. Lawson, directors of Lark Technologies, assisted by their financial advisors, continued to discuss the economic and other terms of the potential merger. At the same time, Genaissance and Lark Technologies, assisted by their advisors, continued to negotiate the terms of the merger agreement and related agreements.

        On December 12, 2003, Genaissance formally engaged Legg Mason to serve as an additional financial advisor to Genaissance and to render its written opinion as to the fairness to Genaissance from a financial point of view of the final exchange ratio in the merger.

        On December 15, 2003, Dr. Balezentis updated the Lark Technologies board of directors on the status of discussions with Genaissance at a special meeting of the Lark Technologies board of directors.

        On December 18, 2003, the parties completed their diligence reviews and finalized the terms of the merger agreement and related documentation.

        On December 18, 2003, the Genaissance board of directors held a special meeting to review the terms of the merger agreement and related documents and to consider approval of the merger agreement and the merger. Genaissance's management reviewed with the board the strategic benefits of the transaction and Legg Mason reviewed with the board financial analyses prepared in connection with its fairness opinion. Genaissance's outside legal counsel described the provisions of the merger agreement and reviewed the board's responsibilities in connection with the proposed transaction. Legg Mason presented its written opinion that, as of the date of its opinion and based on and subject to the matters described in its opinion and such other matters it considered relevant, the exchange ratio was fair from a financial point of view to Genaissance. The Genaissance board of directors, after considering the terms of the merger agreement and the various presentations, unanimously approved the merger and the merger agreement and the related documentation. The Genaissance board of directors then authorized Genaissance's management to execute the merger agreement and related agreements.

        On December 18, 2003, the Lark Technologies board of directors held a special meeting to review the terms of the merger agreement and related documents and to consider approval of the merger agreement and the merger. Lark's management reviewed with its board of directors the strategic benefits of the transaction and Southwest Securities reviewed with the board financial analyses prepared in connection with its fairness opinion. Lark Technologies' outside legal counsel described the provisions of the merger agreement and reviewed the board of directors' responsibilities in connection with the proposed transaction. Southwest Securities presented its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion and based on and subject to the matters described in its opinion and such other matters it considered relevant, the exchange ratio was fair from a financial point of view to the stockholders of Lark Technologies. After considering the terms of the merger agreement and the various presentations, each of the four members of the Lark Technologies board of directors who was present and voted at the meeting approved the merger and the merger agreement and the related documentation. The Lark Technologies board of directors then authorized Lark Technologies' management to execute the merger agreement and related agreements.

        On December 18, 2003 Genaissance, Genaissance's subsidiary, Brown Acquisition Corp. and Lark Technologies executed the merger agreement and the related agreements.

        On December 19, 2003, prior to the opening of trading, Genaissance and Lark Technologies jointly issued a press release announcing the merger.

Consideration of the Merger by Genaissance

  Genaissance's Reasons for the Merger and Recommendation of the Genaissance Board of Directors

        The Genaissance board of directors considered a number of alternatives for enhancing its competitive position in the pharmacogenomic support markets and increasing stockholder value. The Genaissance board of directors believes that the proposed merger is in the best interest of Genaissance and its stockholders. The Genaissance board of directors unanimously approved the merger agreement and the merger and determined to recommend that its stockholders approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger. This decision was based on a number of factors, including the potential benefits that the Genaissance board of directors believes will contribute to the future success of the combined company. These benefits include:

  •
  the complementary nature of Lark Technologies' GLP and research sequencing services and its other molecular biology services with Genaissance's GLP DNA banking and genotyping and research genotyping;

  •
  the ability of the combined company to promote its services and offer a broader range of services to its combined customer base;

  •
  the expanded sales force of the combined company, including in Europe where Lark Technologies presently has four salespeople and two distributor relationships;

  •
  the expected synergies in quality assurance and laboratory information management systems of the combined company following the merger;

  •
  the expected increase in cash flow of the combined company; and

  •
  the strength of the Lark Technologies management team and the ability of the combined company to employ the skills and resources of the combined management teams.

        The Genaissance board of directors evaluated all of the potential benefits described above in light of their knowledge of Genaissance's business, financial condition and prospects, Lark Technologies business, financial condition and prospects, and the market for DNA banking, genotyping and sequencing services. The Genaissance board of directors also identified and considered potentially negative factors that could result from the merger, including the risks posed by the necessary integration of the businesses and operations of the two companies and the risk that the combined company will not be able to fully realize potential synergies. In addition, the Genaissance board of directors considered a number of other factors in evaluating the proposed merger, including presentations given by Genaissance's management and the opinion of Legg Mason as financial advisor to Genaissance. In view of the variety of factors considered by the Genaissance board of directors in its evaluation of the merger, the Genaissance board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its decision. In addition, individual members of the Genaissance board of directors may have given different weight to different factors. While the list of potential benefits described in this section as having been considered by the Genaissance board of directors is not intended to be the complete list of all of the potential benefits considered, it is believed to include the potential benefits considered by the Genaissance board of directors to be material.

        The Genaissance board of directors believes that the merger is advisable and is fair to and in the best interests of Genaissance and its stockholders, and recommends that Genaissance's stockholders approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger.

  Opinion of Genaissance's Financial Advisor

        Pursuant to an engagement letter dated December 12, 2003, Genaissance engaged Legg Mason to provide financial advisory services to Genaissance in connection with the proposed merger with Lark Technologies. Legg Mason was selected by the Genaissance board of directors to act as Genaissance's financial advisor based on Legg Mason's qualifications, expertise and reputation and its knowledge of the business and affairs of Genaissance and the market in which it competes. On December 18, 2003, Legg Mason delivered its written opinion to the Genaissance board of directors that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio in the merger was fair from a financial point of view to Genaissance.

        The full text of the opinion, which explains the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Legg Mason in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus. Legg Mason's written opinion is directed to the board of directors of Genaissance and only addresses the fairness of the exchange ratio to Genaissance in the merger from a financial point of view as of the date of the opinion. Legg Mason's written opinion does not address any other aspect of the merger and does not constitute a recommendation to any of Genaissance's stockholders as to how to vote at the special meeting. The following is only a summary of the Legg Mason opinion. Stockholders are urged to read the entire opinion attached as Annex B.

        In arriving at its opinion, Legg Mason, among other things:

  •
  reviewed drafts of the merger agreement;

  •
  reviewed and analyzed the audited consolidated financial statements of Lark Technologies contained in its annual report on form 10-KSB for the fiscal year ended December 31, 2002;

  •
  reviewed and analyzed the audited consolidated financial statements of Genaissance contained in its annual report on form 10-KSB for the fiscal year ended December 31, 2002;

  •
  reviewed and analyzed the unaudited consolidated financial statements of Lark Technologies contained in its quarterly report on form 10-QSB for the quarter ended September 30, 2003;

  •
  reviewed and analyzed the unaudited consolidated financial statements of Genaissance contained in its quarterly report on form 10-QSB for the quarter ended September 30, 2003;

  •
  reviewed certain publicly available information concerning Lark Technologies;

  •
  reviewed and discussed financial projections of Lark Technologies furnished to it by Genaissance;

  •
  reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that it deemed relevant to its inquiry;

  •
  reviewed the reported prices and trading activity of the publicly-traded securities of Genaissance and Lark Technologies;

  •
  analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its inquiry;

  •
  held meetings and discussions with certain officers and employees of Genaissance concerning the operations, financial condition and future prospects of Lark Technologies; and

  •
  conducted such other financial studies, analyses and investigations, including a discounted cash flow analysis, and considered such other information as it deemed necessary or appropriate for purposes of its opinion.

        Legg Mason assumed and relied upon, without any responsibility for independent verification or liability therefore, the accuracy and completeness of all financial and other information Genaissance supplied to it, and all publicly available information. Legg Mason further relied upon the assurances of Genaissance's management that they were unaware of any facts that would make the information provided to Legg Mason incomplete or misleading. Legg Mason assumed that there had been no material change in Genaissance's or Lark Technologies' assets, financial condition, business or prospects since the date of the most recent financial statements made available to Legg Mason. Legg Mason did not assume any responsibility for any independent valuation or appraisal of any of Lark Technologies' assets or liabilities or concerning Genaissance's solvency or issues relating to Genaissance's solvency.

        With respect to financial forecasts, Legg Mason assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Genaissance's management as to Lark Technologies' future financial performance. Legg Mason assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. The forecasts and projections were based on numerous variables and assumptions that were inherently uncertain, including, without limitation, facts related to general economic and market conditions. Accordingly, Legg Mason noted that actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason's opinion was necessarily based on share prices, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Legg Mason up to and including, the date of the opinion. In rendering its opinion, Legg Mason assumed that the value of Genaissance's common stock is reflected in its market price. Furthermore, in rendering its opinion, Legg Mason did not address the relative merits of the merger over any alternative potential transaction or Genaissance's underlying decision to effect the merger.

        Legg Mason also assumed, with Genaissance's consent, that the merger would be completed according to the terms of the draft merger agreement without any waiver of any material term or condition contained in that agreement. In addition, Legg Mason assumed that there would be no material changes to the merger agreement as executed from the draft reviewed by Legg Mason.

        The following is a brief summary of the material financial analyses performed by Legg Mason in preparing its opinion:

  Comparable Company Analysis

        Legg Mason reviewed and compared the actual financial, operating and stock market information of certain companies in lines of business Legg Mason believed to be generally comparable to Lark Technologies' business. These companies are Albany Molecular Research, Inc., ArQule, Inc., Array BioPharma, Inc., BioReliance Corporation, Pharmacopeia, Inc., and Tripos, Inc.

        Specifically, Legg Mason analyzed the respective multiples of the enterprise value of these companies to their last twelve months' (LTM) revenues and 2003 and 2004 estimated revenues. Legg Mason's analysis indicated the following:

Enterprise Value as a Multiple of:
	LTM Revenues	2003E Revenues	2004E Revenues
Low	1.1x	1.4x	1.3x
High	4.7x	4.4x	3.6x
Mean	2.5x	2.6x	2.4x
Median	1.8x	2.0x	1.9x

        Legg Mason then derived a range of implied per share equity values for Lark Technologies by applying the multiples of the comparable companies listed above to Lark Technologies' corresponding data. This analysis indicated the following:

	Implied per Share Value:
	LTM Revenues	2003E Revenues	2004E Revenues
Low	$2.28	$3.07	$3.86
High	$9.47	$9.40	$10.29
Mean	$5.02	$5.62	$6.85
Median	$3.61	$4.29	$5.63

        As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  Comparable Industry Transactions Analysis

        Legg Mason reviewed and compared six comparable transactions involving companies in lines of business Legg Mason believed to be generally comparable to that of Lark Technologies' business. These transactions are the September 2003 acquisition of Q-One Biotech Group Ltd. by BioReliance Corporation; the March 2002 acquisition of MediChem Life Sciences, Inc. by deCODE genetics, Inc.; the December 2001 acquisition of Cartesian Technologies, Inc. by Genomic Solutions, Inc.; the December 2001 acquisition of LifeCodes Corp. by Orchid BioSciences, Inc.; the July 2001 acquisition of Coelacanth Corp. by Lexicon Genetics, Inc.; and the February 2001 acquisition of Primedica Corp. by Charles River Laboratories International, Inc.

        Specifically, Legg Mason analyzed the multiple of the enterprise value of these companies to their LTM revenue and its analysis indicated the following:

Enterprise Value as a Multiple of:
LTM Revenues
Low	0.7x
High	5.4x
Mean	2.6x
Median	2.4x

        Legg Mason then derived a range of implied per share equity values for Lark Technologies by applying the multiples of the comparable transactions listed above to corresponding data for Lark Technologies. This analysis indicated the following:

Implied per Share Value:
LTM Revenues
Low	$1.48
High	$10.74
Mean	$5.27
Median	$4.90

        As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  Premiums Paid Analysis

        Legg Mason reviewed the publicly available information concerning premiums paid in 12 transactions deemed relevant by Legg Mason dating back to November 2000. Legg Mason analyzed the information on these transactions using three criteria: the implied share price in the transaction as a percentage premium to the one-day-prior trading price, the one-week-prior trading price and the four-week-prior trading price. This analysis indicated the following:

	Percentage Premium Over:
	One-Day-Prior Trading Price	One-Week-Prior Trading Price	Four-Week-Prior Trading Price
Low	-14.7%	-8.9%	5.2%
High	128.6%	106.1%	203.9%
Mean	57.9%	58.4%	58.9%
Median	57.5%	55.4%	47.1%

        Legg Mason then derived a range of implied per share equity values for Lark Technologies by applying the percentage premiums from the comparable transactions to corresponding data for Lark Technologies as of December 15, 2003. This analysis indicated the following:

	Implied per Share Value:
	One-Day-Prior Share Price	One-Week-Prior Share Price	Four-Week-Prior Share Price
Low	$4.39	$4.69	$5.42
High	$11.77	$10.61	$15.65
Mean	$8.13	$8.16	$8.19
Median	$8.11	$8.00	$7.58

        As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

  Discounted Cash Flow Analysis

        Legg Mason conducted a discounted cash flow analysis based on forecasts and other financial information provided by management of Genaissance. Legg Mason made a variety of assumptions in the Discounted Cash Flow Analysis, including deriving a range of revenue terminal multiples in order to derive terminal values for Lark Technologies and a range of discount rates in order to estimate the present value of Lark Technologies' free cash flow. Legg Mason's analysis indicated the following range of per share equity values for Lark Technologies:

	Terminal Revenue Multiple:
Discount Rate
	1.5x	2.0x	2.5x
15.0%	$8.61	$10.18	$11.74
16.5%	$8.16	$9.63	$11.09
18.0%	$7.74	$9.12	$10.49

        As a result, Legg Mason concluded that this analysis supported its opinion of fairness.

        Legg Mason performed a variety of financial and comparative analyses solely for the purpose of providing its opinion to the board of directors of Genaissance that the exchange ratio in the merger is fair from a financial point of view. The summary of these analyses is not a complete description of the analyses performed by Legg Mason. Preparing a fairness opinion is a complex analytical process and therefore a fairness opinion is not readily susceptible of partial analysis or summary description. Legg Mason believes that its analyses must be considered as a whole. Selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses and its opinion. Legg Mason's opinion and financial analyses were not the only factors considered by the board of directors in its evaluation of the merger and should not be viewed, by itself, as determinative of the views of the board of directors or management of Genaissance. Legg Mason has consented to the inclusion of and references to its opinion in this joint proxy statement/prospectus.

        Under the terms of Legg Mason's engagement, Genaissance has paid Legg Mason an advisory fee of $100,000, which the board of directors believes is reasonable for the services provided in connection with the merger. Genaissance has agreed to reimburse Legg Mason for travel and other out-of-pocket expenses incurred in performing its services and to indemnify Legg Mason and related persons against liabilities, including liabilities under the federal securities laws, arising out of Legg Mason's engagement. Legg Mason holds warrants to purchase 400,000 shares of Genaissance common stock at $6.05 per share and 65,000 shares at $2.00 per share. In addition, Legg Mason makes a market in the common stock of Genaissance and at any time Legg Mason or any of its affiliates may hold a long or short position in that stock. Legg Mason has represented Genaissance in the past and received customary fees.

Consideration of the Merger by Lark Technologies

  Lark Technologies' Reasons for the Merger and Recommendation of the Lark Technologies Board of Directors

        In reaching its decision to approve the merger agreement and the merger, the Lark Technologies board of directors identified and considered a number of potential benefits for Lark Technologies and its stockholders that supported the Lark Technologies board of directors' decision to approve the merger agreement and the merger. These potential benefits include the following:

  •
  the greater diversity, breadth and financial resources available through a combination of the companies;

  •
  the complementary nature of Genaissance's GLP genotyping and U.S. Clinical Laboratory Improvement Amendments of 1988 (CLIA) sequencing services with Lark Technologies' sequencing services in research and GLP environments and its other molecular biology services;

  •
  the ability of a larger enterprise with a broader and more diversified range of services to promote its services to its customer base;

  •
  the enhanced market penetration and sales presence and improved marketing and sales support available in the combined company;

  •
  the expected synergies in quality assurance and laboratory information management systems of the combined company following the merger that could result in greater efficiency and potential for revenue growth;

  •
  the increased visibility and marketability of Genaissance's NASDAQ listed securities, resulting in enhanced liquidity for Lark Technologies' stockholders; and

  •
  the strength of Genaissance's management team and the ability of the combined company to employ the skills and resources of the combined management teams.

        In addition to the potential benefits accruing to Lark Technologies and its stockholders from the merger, the Lark Technologies board of directors also considered a number of other factors in approving the merger, including the following:

  •
  the number of shares of Genaissance common stock to be exchanged pursuant to the merger for each share of Lark Technologies common stock, and the premium that such exchange ratio represented over the then current market price of Lark Technologies common stock;

  •
  Lark Technologies management's view of the business and prospects of Lark Technologies and Genaissance as stand-alone companies and as a combined company, including the strategic options which might become available to Lark Technologies if it were or were not to proceed with the merger and the effectiveness of the merger in implementing and accelerating Lark Technologies' long-term growth strategy;

  •
  historical information concerning Lark Technologies' and Genaissance's respective businesses, financial performance and common stock market prices and trading information;

  •
  the intent that the merger be tax-free to Lark Technologies' U.S. stockholders who receive shares of Genaissance common stock in exchange for their Lark Technologies common stock pursuant to the merger, except to the extent they receive cash for any fractional shares;

  •
  the financial analyses and presentation of Southwest Securities, Inc. delivered to the Lark Technologies board of directors on December 18, 2003, as well as its opinion of the same date that, as of such date, and based on and subject to the assumptions, considerations and limitations set forth in its opinion, the exchange ratio of 1.81 shares of Genaissance common stock for each share of Lark Technologies common stock in the merger agreement was fair from a financial point of view to the holders of Lark Technologies common stock; a copy of such written opinion is attached as Annex C to this joint proxy statement/prospectus;

  •
  the results of the due diligence investigation of Genaissance conducted by Lark Technologies' management, financial advisor and legal counsel;

  •
  the Lark Technologies board of directors' own knowledge of Lark Technologies and Genaissance and their respective businesses;

  •
  the contractual terms of the merger agreement and related transaction documents; and

  •
  the interest that certain Lark Technologies officers and directors may have in the merger, in addition to their interest as Lark Technologies stockholders, as described in the section entitled "The Merger—Interests of Lark Technologies Directors and Executive Officers in the Merger".

        In reaching its decision to approve the merger agreement and the merger, the Lark Technologies board of directors also identified and considered a number of potentially negative factors that could result from the merger, including the following:

  •
  the risks that the integration of the businesses and personnel of the two companies will not be successfully implemented and may require a significant amount of management time and resources;

  •
  the risk that the potential synergies and cost-saving opportunities identified by Genaissance and Lark Technologies will not be fully realized or not fully realized in the time frame anticipated;

  •
  the risk that the merger may not be completed and the effect of the public announcement of the merger on the retention of Lark Technologies' customers and employees;

  •
  the significant cost that will be incurred in seeking to complete the merger; and

  •
  the other risks described in this joint proxy statement/prospectus in the section entitled "Risk Factors".

        The Lark Technologies board of directors evaluated all of the factors described above in light of their knowledge of Lark Technologies' business, financial condition and prospects, Genaissance's business, financial condition and prospects, and the market for the services to be provided by the combined companies. In view of the variety of factors considered by the Lark Technologies board of directors in its evaluation of the merger, the Lark Technologies board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its decision. In addition, individual members of the Lark Technologies board of directors may have given different weight to different factors. The list of factors described in this section as having been considered by the Lark Technologies board of directors is not intended to be the complete list of all factors considered but is believed to include all of the factors considered by the Lark Technologies board of directors to be material.

        After considering all of the information and factors described in this section, the Lark Technologies board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement. The Lark Technologies board of directors believes that the merger agreement and the merger are fair to, advisable and in the best interests of Lark Technologies and its stockholders. The Lark Technologies board of directors has recommended that the Lark Technologies stockholders vote FOR the adoption of the merger agreement and approval of the merger.

  Opinion of Lark Technologies' Financial Advisor

        Pursuant to an engagement letter dated May 27, 2003, Lark Technologies retained Southwest Securities, Inc., to act as financial advisor to Lark Technologies and to furnish to the Lark Technologies board of directors an opinion as to the fairness to the holders of Lark Technologies common stock, from a financial point of view, of the exchange ratio provided for in the merger. In requesting the Southwest Securities opinion, Lark Technologies' board of directors did not give any special instructions to Southwest Securities or impose any limitation upon the scope of investigation that Southwest Securities deemed necessary to enable it to deliver its opinion.

        On December 18, 2003, Southwest Securities rendered its oral opinion, which was confirmed in writing, also on December 18, 2003, to the Lark Technologies board of directors that, as of such date and based on the procedures followed, factors considered and assumptions made by Southwest Securities and certain other limitations, the exchange ratio was fair to the holders of Lark Technologies common stock, from a financial point of view. A copy of the Southwest Securities opinion is attached as Annex C to this document. Lark Technologies stockholders are urged to read the Southwest Securities opinion in its entirety. This summary of the opinion is qualified in its entirety by reference to the full text of the Southwest Securities opinion.

        The Southwest Securities opinion addresses only the fairness to the holders of the common stock of Lark Technologies, from a financial point of view, of the exchange ratio. The Southwest Securities opinion was provided to the Lark Technologies board of directors for their information and assistance in connection with its consideration of the exchange ratio. The Southwest Securities opinion does not address the merits underlying the decision by Lark Technologies to engage in the transaction or the relative merits of the transaction compared to any alternative business strategy or transaction in which Lark Technologies might engage. The Southwest Securities opinion addresses solely the fairness of the exchange ratio to the holders of Lark Technologies common stock, and does not address any other terms or agreements relating to the proposed merger or any other matters pertaining to Lark Technologies or Genaissance. Further, Southwest Securities does not express any opinion as to the price at which Lark Technologies common stock or Genaissance common stock has traded or may trade at any time after the date of the opinion. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed merger.

        In rendering its opinion, Southwest Securities assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided by Lark Technologies and Genaissance, including, without limitation, the financial statements and related notes of Lark Technologies and Genaissance, and certain publicly available information concerning Lark Technologies and Genaissance. Southwest Securities did not assume responsibility for independently verifying and did not independently verify this information. With respect to the data and discussions relating to the business prospects and financial outlook of Lark Technologies and Genaissance, upon advice of Lark Technologies and Genaissance, Southwest Securities assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Lark Technologies and Genaissance as to the future financial performance of Lark Technologies and Genaissance and that Lark Technologies and Genaissance will perform substantially in accordance with such financial data and estimates. These projections were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections, and these variances could be material. Southwest Securities expressed no opinion as to such financial data and estimates or the assumptions on which they were based.

        Additionally, Southwest Securities did not assume responsibility for and did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of Lark Technologies or Genaissance, nor was Southwest Securities furnished with any such evaluations or appraisals. Southwest Securities did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Lark Technologies or Genaissance. In addition, Southwest Securities was not asked to and did not consider the possible effects of any litigation or legal claims. Southwest Securities assumed that the merger would be treated as a tax-free reorganization for U.S. federal income tax purposes, that the terms and conditions of the merger as set forth in the final form of the merger agreement would not differ in any material respects from the terms set forth in the draft of the merger agreement reviewed by Southwest Securities and that the merger would be consummated in a timely manner and in accordance with the terms of the agreement without any regulatory restrictions, conditions, delays or modifications. Southwest Securities made these assumptions without independent verification or investigation.

        As is customary in the rendering of a fairness opinion, the Southwest Securities opinion was based on the economic, market and other conditions as they existed as of the date of the opinion and the information supplied to Southwest Securities as of the date of its opinion. Events occurring after the date of Southwest Securities Opinion may materially affect the assumptions used in preparing the opinion, and Southwest Securities assumed no obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, Southwest Securities:

  •
  reviewed the financial terms of the merger agreement, in a draft dated December 16, 2003;

  •
  reviewed and analyzed certain publicly available financial and other data with respect to Lark Technologies and Genaissance and certain other historical relevant operating data relating to Lark Technologies and Genaissance made available to it from published sources and from the internal records of Lark Technologies and Genaissance;

  •
  conducted discussions with members of the senior management of Lark Technologies with respect to the business prospects and financial outlook of Lark Technologies and the combined company;

  •
  conducted discussions with members of the senior management of Genaissance with respect to the business prospects and financial outlook of Genaissance and the combined company;

  •
  reviewed the historical reported prices and trading activity for Lark Technologies common stock and Genaissance common stock;

  •
  compared the premium implied by the exchange ratio with the premiums paid in selected precedent transactions deemed generally comparable to this transaction;

  •
  compared each company's relative contribution to various income statement parameters with their pro-forma ownership in the combined company;

  •
  compared the financial performance of Lark Technologies and the historical prices of Lark Technologies common stock with that of certain other publicly traded companies it deemed generally comparable to Lark Technologies and their equity securities;

  •
  reviewed the financial terms, to the extent publicly available, of selected precedent transactions that it deemed generally comparable to this transaction; and

  •
  conducted such other financial studies, analyses and investigations and considered such other information as Southwest Securities deemed appropriate.

        In accordance with customary investment banking practices, Southwest Securities employed generally accepted valuation methods in rendering its opinion. The following description is merely a summary of the material analyses and examinations that Southwest Securities utilized in connection with providing its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Southwest Securities. The Southwest Securities Opinion is based on the totality of the various analyses it performed, and no particular portion of the analyses has any merit standing alone. These summaries of financial analyses include information presented in tabular format. In order to fully understand the summary of the financial analyses used by Southwest Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

  Calculation of Lark Technologies Value Implied in the Merger

        Southwest Securities calculated the per share value of Lark Technologies implied by the merger as of December 18, 2003, the day Southwest Securities presented this analysis (based on the closing trading price of Genaissance on December 17, 2003 of $2.95 per share), to be $5.34 per share of common stock. Using the implied value per share of Lark Technologies common stock of $5.34, and the number of outstanding shares of Lark Technologies common stock on a fully diluted basis, using the treasury stock method, Southwest Securities calculated the aggregate implied value of the stock consideration payable in the transaction for Lark Technologies common stock to be approximately $22.8 million.

  Exchange Ratio Analysis

        Southwest Securities reviewed the relative ratio at which the common stock of Lark Technologies and Genaissance traded for the period from November 3, 2003, one day prior to Lark Technologies and Genaissance agreeing in principle to the exchange ratio of 1.81, to December 17, 2003, the most recent closing price prior to Southwest Securities presentation of this analysis. Southwest Securities noted that the average ratio of trading prices for this time period was 1.79, that the ratio on November 3, 2003 was 1.58, that the ratio on November 4, 2003 was 1.55 and that the most recent ratio was 1.78.

  Historical Market Price Analysis

        Southwest Securities analyzed the performance of the price of Lark Technologies common stock over the 12-month period from December 17, 2002 to December 17, 2003, which included 251 trading days. This analysis concluded that over this period of time, the closing price of Lark Technologies common stock was less than or equal to $4.50 on 172 of the 251 trading days, or 68.5% of such trading days, less than or equal to $5.00 on 220 of the 251 trading days, or 87.6% of such trading days and less than or equal to $5.50 on 249 of the 251 trading days, or 99.2% of such trading days. Southwest Securities also analyzed the closing stock prices over the same 12-month period and the number of shares that traded on each trading day. This analysis concluded that during this period of time, 71.3% of the shares traded on days that the closing price of Lark Technologies common stock was below $4.50, 91.2% on days that the closing price was below $5.00 and 99.3% on days that the closing price was below $5.50. The closing prices of Lark Technologies common stock for the 12-month period that Southwest Securities analyzed ranged from $1.45 to $5.60 and the mean and median were $3.48 and $3.80, respectively.

  Selected Comparable Company Analysis

        Southwest Securities compared Lark Technologies' financial information and valuation ratios with those of a group of publicly traded companies that operate in the biotechnology services industry, with market capitalizations of less than $500 million, and that Southwest Securities deemed for purposes of its analysis to be generally comparable to Lark Technologies, collectively, the Comparable Companies. Southwest Securities noted that no company used in this analysis is identical or substantially identical to Lark Technologies, and that the selected companies were deemed to be generally comparable to Lark Technologies because some portion of each business was similar to some portion of Lark Technologies' business. Further, Southwest Securities noted that the majority of the companies used in this analysis have larger market capitalizations, more diverse product and service offerings and greater shareholder liquidity than Lark Technologies.

        For the purposes of this analysis, the Comparable Companies selected by Southwest Securities were 10 companies that operate in the biotechnology services industry as listed below:

  •
  Albany Molecular Research, Inc.;

  •
  Bioanalytical Systems, Inc.;

  •
  BioReliance Corporation;

  •
  Commonwealth Biotechnologies, Inc.;

  •
  Covalent Group, Inc.;

  •
  Gene Logic, Inc.;

  •
  Kendle International, Inc.;

  •
  Parexel International Corporation;

  •
  SFBC International, Inc.; and

  •
  Transgenomic, Inc.

        In performing its analysis, Southwest Securities calculated multiples of, among other things, each Comparable Company's latest twelve months (LTM), projected calendar year 2003 (CY 2003) and projected calendar year 2004 (CY 2004) revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) (collectively, the Enterprise Value Multiples).

        Using the above-referenced information, Southwest Securities derived a range of estimated enterprise values for Lark Technologies by applying the above-referenced mean, median, low and high Enterprise Value Multiples of the Comparable Companies to Lark Technologies' appropriate financial statistics. Southwest Securities ultimately derived a range of equity values per share of Lark Technologies common stock for each multiple after taking into account Lark Technologies' net debt of ($.18) million as of September 30, 2003 and its number of shares of common stock outstanding, using the treasury stock method.

        Southwest Securities applied the Comparable Companies' Enterprise Value Multiples to Lark Technologies' appropriate financial statistics and calculated a range of implied equity values per share of Lark Technologies common stock based on the Comparable Companies' low, mean, median and high Enterprise Value Multiples. This analysis resulted in the following implied equity values per share of Lark Technologies common stock:

Implied Equity Value Per Share of
Lark Technologies Common Stock

Financial Statistic	Low	Mean	Median	High
LTM Revenue	$0.76	$3.55	$2.69	$9.47
LTM EBITDA	$3.53	$7.34	$6.80	$16.03
CY 2003 Revenue	$1.04	$3.37	$1.88	$9.16
CY 2003 EBITDA	$3.81	$5.40	$4.19	$9.40
CY 2004 Revenue	$1.29	$3.65	$1.97	$9.16
CY 2004 EBITDA	$4.20	$6.91	$5.66	$12.14

        Southwest Securities also presented selected stock market price and volume distribution data and illustrated the relative stock performance of Lark Technologies against the AMEX Biotech Index, the NASDAQ Composite Index and Genaissance.

  Selected Merger and Acquisition Analysis

        Southwest Securities conducted an analysis of merger and acquisition transactions involving biotechnology services companies and determined that the small number of applicable transactions and lack of publicly available data for those transactions were not sufficient to derive an implied range of values. Southwest Securities then conducted a search, using the Factset Mergerstat LLC transaction database, of all merger and acquisition transactions, excluding transactions in the financial services industry, since January 1, 2000 in which the target company was a public company with an enterprise value of at least $5.0 million and no more than $35.0 million and had LTM EBITDA of at least $1.0 million and no more than $10.0 million, collectively, the Selected Transactions, No acquired company or business used in the merger and acquisition analysis is identical or substantially identical to Lark Technologies, and none of the transactions was identical or substantially identical to the proposed transaction.

        In performing this analysis, Southwest Securities reviewed the acquisition multiples paid for these companies and applied this range of multiples of these transactions to Lark Technologies financial results. Using the above-mentioned information, Southwest Securities derived a range of estimated values for Lark Technologies, based upon the implied enterprise values for Lark Technologies, derived by applying the Enterprise Value Multiples of the Selected Transactions to Lark Technologies' LTM EBITDA. Southwest Securities ultimately derived a range of equity values per share of Lark Technologies common stock for each multiple after taking into account Lark Technologies' net debt of ($.18) million as of September 30, 2003 and its number of shares of common stock outstanding, using the treasury stock method.

        Southwest Securities applied the Selected Transactions' Enterprise Value Multiples to Lark Technologies' LTM revenue and EBITDA and calculated a range of implied equity values per share of Lark Technologies common stock based on the Selected Transactions' first quartile, mean, median and third quartile multiples. This analysis resulted in the following implied equity values per share of Lark Technologies common stock:

Implied Equity Value Per Share of
Lark Technologies Common Stock

Financial Statistic	First Quartile	Mean	Median	Third Quartile
LTM Revenue	$0.92	$2.46	$1.57	$2.73
LTM EBITDA	$2.33	$3.87	$3.16	$4.77

        Using the Selected Transactions, Southwest Securities added the additional criterion that the target company operate in the healthcare industry. Southwest Securities then applied the Enterprise Value Multiples from this data set to Lark Technologies' LTM revenue and EBITDA and calculated a range of implied equity values per share for Lark Technologies common stock based on these transactions' first quartile, mean, median and third quartile multiples. This analysis resulted in the following implied equity values per share of Lark Technologies common stock:

Implied Equity Value Per Share of
Lark Technologies Common Stock

Financial Statistic	First Quartile	Mean	Median	Third Quartile
LTM Revenue	$1.40	$2.96	$2.23	$3.73
LTM EBITDA	$2.40	$4.42	$3.19	$4.74

  Discounted Cash Flow Analysis

        Southwest Securities performed a discounted cash flow analysis to determine a range of implied present values per share of Lark Technologies common stock premised upon the assumptions summarized below. The discounted cash flow analysis was based upon financial and operating information relating to Lark Technologies business, operations and prospects supplied by its management for calendar years 2004 through 2007.

        In order to perform this analysis, Southwest Securities selected discount rates ranging from 15.0% to 20.0%, which it determined to be representative of an investor's return on equity expectations for a company of Lark Technologies size and operating characteristics. Using these discount rates, Southwest Securities calculated a range of present values of Lark Technologies projected stream of Net Unlevered Cash Flows (as defined below) for calendar years 2004 through 2007 and a range of present cash values of Lark Technologies terminal value, referred to as the Terminal Value, at December 31, 2007. Net Unlevered Cash Flows, as used in the analysis, is defined, for each period, as projected EBIT, less taxes, plus projected depreciation and amortization, plus or minus projected changes in non-cash working capital, less projected capital expenditures. The Terminal Value was computed by multiplying Lark Technologies projected EBITDA by terminal multiples ranging from 4.0x to 6.5x, a range that Southwest Securities selected from the Selected Transactions it reviewed in the mergers and acquisitions analysis. Southwest Securities calculated present values of the Net Unlevered Cash Flows and Terminal Value and subtracted Lark Technologies' net debt of ($.18) million as of September 30, 2003, in order to calculate a range of implied equity values for Lark Technologies. Southwest Securities then calculated a range of implied equity values per share of Lark Technologies common stock by dividing the equity values by the number of shares of Lark Technologies common stock outstanding, using the treasury stock method, to calculate a range of implied equity values per share of Lark Technologies common stock.

        Based on the range of discount rates and terminal multiples referred to above, Southwest Securities calculated a range of implied equity values per share of Lark Technologies common stock between $3.71 and $5.96.

  Relative Contribution Analysis

        Southwest Securities analyzed the relative contribution of each of Lark Technologies and Genaissance in CY 2003 and CY 2004 in terms of various income statement categories relative to the pro forma combined financial statements. Southwest Securities compared the relative contributions to the pro forma ownership percentage of Lark Technologies security holders in the pro forma combined company. Southwest Securities observed that, based upon the exchange ratio set forth in the merger agreement, the relative ownership of the combined company by Lark Technologies security holders, on both a common stock basis and fully diluted basis, using the treasury stock method, would be approximately 22.4%. Southwest Securities further observed that on a pro forma combined basis, Lark Technologies would contribute approximately 43.0% of the total revenue and 43.5% of the gross profit in CY 2003 and 35.8% of the total revenue and 34.9% of the gross profit in CY 2004. Southwest Securities could not calculate contribution rates for operating income and net income, due to Genaissance's projected operating losses for CY 2003 and CY 2004.

  Premiums Paid Analysis

        Southwest Securities compared the implied premium payable to holders of Lark Technologies common stock based on the exchange ratio to the announced premiums in selected transactions announced since January 1, 2000. Southwest Securities conducted a search, using the Factset Mergerstat LLC transaction database, of all merger and acquisition transactions since January 1, 2000 in which the target company was a public company with an enterprise value of at least $5.0 million and no more than $35.0 million and had a stock price of at least $2.00 per share. Using this group of target companies, Southwest Securities compared the price at announcement to the price one day, one week and one month prior to announcement, and calculated the first quartile, mean, median and third quartile for each time period. The following table summarizes this analysis:

Announcement Price vs. Price at Period Prior to Announcement

Date	First Quartile	Mean	Median	Third Quartile
One Day Prior	8.7%	29.8%	25.6%	50.1%
Five Days Prior	10.5%	33.1%	28.2%	52.0%
30 Days Prior	13.9%	41.2%	34.0%	64.5%

        Because the announcement date of the proposed transaction was unknown at the time of this analysis, Southwest Securities calculated the implied premium for Lark Technologies using the exchange ratio and the closing share prices of Lark Technologies and Genaissance on four different dates. A premium of 17.0% was calculated based on the closing share prices on November 4, the day Lark Technologies board of directors met and agreed in principle to the exchange ratio. A premium of 1.2% was calculated based on the closing share prices on December 8, 2003, the first day of the week prior to Southwest Securities presenting this analysis. A premium of 1.2% was calculated based on the closing share prices on December 15, 2003, the first day of the week that Southwest Securities presented this analysis. Lastly, a premium of 1.7% was calculated based on the closing prices on December 17, 2003, the most recent closing price at the time Southwest Securities presented this analysis.

  Analysis of Genaissance

        Southwest Securities reviewed general background information concerning Genaissance, including recent financial and operating results and outlook, recommendations of securities analysts, the price performance of Genaissance common stock for the 12-month period from December 17, 2002 to December 17, 2003, and the stock price and volume over selected periods. Southwest Securities noted that Genaissance is a research and development company, as well as a biotechnology services company, and observed that there are additional risks and opportunities associated with research and development companies. Southwest Securities also presented a comparable companies analysis using a set of companies that it deemed generally comparable to Genaissance, although the data was inconclusive due to the lack of publicly available income statement projections and the historical operating losses of many of the companies. The companies that Southwest Securities reviewed in this analysis were the following:

  •
  ArQule, Inc.;

  •
  Decode Genetics, Inc.;

  •
  Incyte Corporation;

  •
  Lynx Therapeutics, Inc.;

  •
  Nuvelo, Inc.; and

  •
  Orchid Biosciences, Inc.

  Other Considerations

        The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. Southwest

Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, Southwest Securities considered the results of all of its analyses, as well as qualitative factors, including the enhanced competitive position of the combined company from a broader service offering, the management team of Genaissance, and the greater size and critical mass of the combined company. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the merger consideration from a financial point of view, Southwest Securities did not find it practicable to assign relative weights to the factors considered in reaching its opinion.

        Pursuant to the terms of the engagement of Southwest Securities by Lark Technologies, Lark Technologies paid Southwest Securities a fee of $40,000 upon the rendering of its opinion. Payment of this fee to Southwest Securities was not contingent upon the closing of the proposed transaction, however it will be credited, in its entirety, to the investment banking fee described below. For financial advisory and investment banking services specifically related to the proposed transaction, Lark Technologies has also agreed to pay Southwest Securities a transaction fee of 2.0% of the aggregate consideration up to $18.0 million and 1.0% of the consideration received in excess of $18.0 million. The transaction fee is contingent upon the closing of the proposed transaction. Whether or not the proposed transaction is completed, Lark Technologies has also agreed to reimburse Southwest Securities for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Southwest Securities and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        In the ordinary course of its business, Southwest Securities and its affiliates may actively trade securities of Lark Technologies and Genaissance for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in these securities.

        Lark Technologies board of directors selected Southwest Securities based upon its industry expertise, as well as its experience and reputation. Southwest Securities is a nationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Interests of Lark Technologies Directors and Executive Officers in the Merger

        When Lark Technologies stockholders consider the recommendation of the Lark Technologies board of directors with respect to the merger, they should be aware that some of the executive officers and directors of Lark Technologies have interests in connection with the merger that are different from, or in addition to, the interests of stockholders of Lark Technologies, as summarized below. In making its decision to recommend the merger, the Lark Technologies board of directors was aware of these interests and considered them among the other matters described above under the section entitled "The Merger—Consideration of the Merger by Lark Technologies—Lark Technologies' Reasons for the Merger and Recommendation of the Lark Technologies Board of Directors" on page 53.

        Executive Officer and Directors.    Following the effective time of the merger, Carl W. Balezentis, Ph.D., chief executive officer of Lark Technologies, will be appointed senior vice president of the combined company and will continue to serve as president of Lark Technologies, which will be a wholly owned subsidiary of Genaissance following the merger.

        Employment.    In connection with the merger, Dr. Balezentis entered into an employment agreement with Genaissance, whereby Dr. Balezentis has been provided with certain incentives to serve as senior vice president of the combined company and president of Lark Technologies, which will be a wholly owned subsidiary of Genaissance following the merger. See the section entitled "Agreements Related to the Merger—Employment Agreement" on page 84.

        Indemnification.    Genaissance and Lark Technologies directors and officers have customary rights to indemnification, including contractual rights, rights pursuant to their respective charters and rights pursuant to written agreements, against losses incurred as a result of actions or omissions occurring prior to the effective time of the merger. The merger agreement provides that, for a period of six years after the completion of the merger, Genaissance shall cause Lark Technologies (as a wholly owned subsidiary of Genaissance) to honor all obligations of Lark Technologies to indemnify Lark Technologies directors and officers under the certificate of incorporation and by-laws of Lark Technologies. In addition, for a period of three years after the effective time of the merger, Genaissance will also cause Lark Technologies to maintain a directors' and officers' liability insurance policy, covering those persons who are currently covered by the directors' and officers' liability insurance policy of Lark Technologies, with coverage in amount and scope at least as favorable as the existing policy.

        Voting Agreements.    Four of the Lark Technologies directors who are also stockholders, and certain of their affiliates, have entered into voting agreements with Genaissance in connection with the merger. See the section entitled "Agreements Related to the Merger—Lark Technologies Voting Agreements" beginning on page 83 for a description of these agreements.

Board of Directors and Management of Genaissance Following the Merger

        Genaissance currently intends to make no changes to the Genaissance board of directors following completion of the merger. Consequently, the Genaissance board of directors will continue to be comprised of seven directors following the merger. As of the effective date of the merger and as more fully described below, Carl W. Balezentis, Ph.D., the current chief executive officer of Lark Technologies, will serve as senior vice president of the combined company and president of Lark Technologies.

Material United States Federal Income Tax Consequences of the Merger

        The following summary discusses the material United States federal income tax consequences of the merger to stockholders of Lark Technologies. The following discussion is based on existing provisions of the Internal Revenue Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. This discussion assumes that stockholders of Lark Technologies hold their shares of Lark Technologies common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held as an investment).

        We do not discuss all United States federal income tax considerations that may be relevant to a particular stockholder in light of such stockholder's particular circumstances, or to stockholders subject to special treatment under the federal income tax laws, including:

  •
  dealers in securities or foreign currencies;

  •
  stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  tax-exempt organizations;

  •
  qualified or nonqualified retirement plans;

  •
  non-United States persons or entities;

  •
  financial institutions or insurance companies;

  •
  stockholders who acquired Lark Technologies common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

  •
  stockholders who hold Lark Technologies common stock as part of an integrated investment, including a "straddle," comprised of shares of Lark Technologies common stock and one or more other positions.

        In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax law.

        ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING ANY APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

        Based on factual representations contained in letters provided by Genaissance and Lark Technologies, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the closing date of the merger, each of Hale and Dorr LLP, counsel to Genaissance, and Boyer & Ketchand, a professional corporation, counsel to Lark Technologies, has delivered its opinion, attached as exhibits 8.1 and 8.2, as the case may be, to the registration statement, of which this joint proxy statement/prospectus is a part, that the merger will qualify as a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

        The following material United States federal income tax consequences will result from such qualification:

  •
  a Lark Technologies stockholder will not recognize any gain or loss upon the receipt of shares of Genaissance common stock solely in exchange for shares of Lark Technologies common stock pursuant to the merger, except for cash received instead of a fractional share of Genaissance common stock;

  •
  the aggregate tax basis of the shares of Genaissance common stock received by a Lark Technologies stockholder in the merger, including any fractional share of Genaissance common stock not actually received, will be equal to the aggregate tax basis of the shares of Lark Technologies common stock surrendered in exchange for shares of Genaissance common stock pursuant to the merger;

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  the holding period of the shares of Genaissance common stock received by a Lark Technologies stockholder in the merger will include the holding period of the shares of Lark Technologies common stock surrendered in exchange therefore in the merger;

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  a cash payment received by a Lark Technologies stockholder instead of a fractional share of Genaissance common stock will be treated as if such fractional share had been issued pursuant to the merger and then redeemed by Genaissance, and the Lark Technologies stockholder will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the shares of Lark Technologies common stock in respect of which such cash payment is received have been held for more than one year at the closing date of the merger; and

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  Genaissance, Brown Acquisition Corp., and Lark Technologies will not recognize gain or loss solely as a result of the merger.

        The completion of the merger is conditioned upon the delivery of an opinion by each of Hale and Dorr LLP, counsel to Genaissance, and Boyer & Ketchand, a professional corporation, counsel to Lark Technologies, that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on updated representation letters to be provided by Genaissance and Lark Technologies at the closing date of the merger and on customary factual assumptions.

        Neither Genaissance nor Lark Technologies will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary position. In addition, if any of the representations or assumptions upon which the opinions are based is inconsistent with the actual facts, such opinions by their terms no longer apply, and the tax consequences of the merger could be adversely affected.

        A successful Internal Revenue Service challenge to the reorganization status of the merger would result in the recognition of taxable gain or loss by a Lark Technologies stockholder with respect to the stockholder's shares of Lark Technologies common stock exchanged in the merger equal to the difference between such stockholder's basis in such shares and the sum of the fair market value, as of the closing date of the merger, of the shares of Genaissance common stock received by the stockholder in the exchange and any cash received instead of a fractional share. In such event, the stockholder's aggregate tax basis in the shares of Genaissance common stock so received would equal their fair market value as of the closing date of the merger, and the stockholder's holding period for such shares would begin the day after the merger.

        Certain noncorporate stockholders of shares of Lark Technologies common stock may be subject to backup withholding on cash received pursuant to the merger. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. If a stockholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the stockholder's federal income tax liability, provided that the stockholder furnishes the required information to the IRS.

Accounting Treatment of the Merger

        Genaissance will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations". As such, the assets acquired and liabilities assumed of Lark Technologies will be recorded at their fair values as of the date of the merger. Any excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets acquired will be recorded as goodwill. The results of operations of Lark Technologies will be included in Genaissance's results of operations from the date of the closing of the merger.

Regulatory Approvals

        A certificate of merger must be filed with the Secretary of State of the State of Delaware to consummate the merger.

        We are not aware of any other required regulatory approvals or actions that are required prior to the consummation of the merger. We presently contemplate that if any additional governmental approvals or actions are required that we will try to obtain them. There can be no assurance, however, that any additional approvals or actions will be obtained.

Listing on the NASDAQ Stock Market of Genaissance Shares Issued Pursuant to the Merger

        Genaissance will file with the NASDAQ Stock Market a notification form for the listing of the shares of its common stock issuable in connection with the merger.

Quotations of Lark Technologies Common Stock after the Merger

        When the merger is completed, quotations of Lark Technologies common stock will no longer be available on the Over-the-Counter Bulletin Board.

Restrictions on Sales of Shares of Genaissance Common Stock Received in the Merger

        The shares of Genaissance common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Genaissance common stock issued to any person who is deemed to be an "affiliate" of Lark Technologies prior to the merger. Persons who may be deemed to be "affiliates" of Lark Technologies prior to the merger include individuals or entities that control, are controlled by, or are under common control of Lark Technologies, and may include officers and directors, as well as principal stockholders of Lark Technologies prior to the merger. Affiliates of Lark Technologies will be notified separately of their affiliate status.

        Persons who may be deemed to be affiliates of Lark Technologies prior to the merger may not sell any of the shares of Genaissance common stock received by them in connection with the merger except pursuant to:

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  an effective registration statement under the Securities Act covering the resale of those shares;

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  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

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  any other applicable exemption under the Securities Act.

        Genaissance's registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of Genaissance common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Lark Technologies prior to the merger.

Appraisal Rights

        Neither Genaissance stockholders nor Lark Technologies stockholders are entitled to appraisal rights for their shares under the General Corporation Law of the State of Delaware in connection with the merger.

AGREEMENTS RELATED TO THE MERGER

The Merger Agreement

        The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You should read the merger agreement in its entirety, as it is the legal document governing this merger, and the provisions of the merger agreement are not easily summarized.

  Structure of the Merger

        Brown Acquisition Corp., a wholly owned subsidiary of Genaissance, will merge with and into Lark Technologies, and, as a result, Lark Technologies will become a wholly owned subsidiary of Genaissance.

  Effective Time and Timing of Closing

        The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as we may agree and as is specified in the certificate of merger, in accordance with Delaware law. The closing of the merger will take place no later than the second business day after all conditions to the merger have been satisfied or waived, or on such other date as we may agree. We currently anticipate that we will complete the merger on [            ], 2004, the scheduled date of the Genaissance and Lark Technologies special meetings of stockholders, assuming the stockholders of Genaissance and Lark Technologies give their requisite approvals and all conditions to the merger have been satisfied or waived.

  Merger Consideration

        Upon completion of the merger, each share of Lark Technologies common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 1.81 shares of Genaissance common stock, as adjusted for certain events occurring prior to the effective time of the merger, upon surrender of the certificate representing such share of Lark Technologies common stock in the manner provided in the merger agreement. Upon completion of the merger, Genaissance also will assume all outstanding options to purchase shares of Lark Technologies common stock in accordance with the terms of such options.

        The exchange ratio in the merger will be adjusted to reflect fully the effect of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Genaissance common stock or Lark Technologies common stock), reorganization, recapitalization or other like change with respect to Genaissance common stock or Lark Technologies common stock having a record date on or after the date of the merger agreement and prior to the effective time of the merger.

        Based on the exchange ratio and the number of shares of Lark Technologies common stock outstanding as of January 15, 2004, a total of approximately 6,658,554 shares of Genaissance common stock will be issued in connection with the merger to holders of shares of Lark Technologies common stock.

        Immediately after the merger, Lark Technologies stockholders are expected to own approximately 20% of the outstanding shares of Genaissance common stock, assuming the conversion of all outstanding shares of Genaissance series A preferred stock to common stock, and not including options assumed. In addition, based upon such exchange ratio Genaissance will assume outstanding Lark Technologies stock options, which will be exercisable into 1,488,456 shares of Genaissance common stock.

  Fractional Shares

        Genaissance will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Lark Technologies common stock who would otherwise be entitled to receive a fraction of a share of Genaissance common stock (after aggregating all fractional shares of Genaissance common stock that would otherwise be received by such Lark Technologies stockholder) will be entitled to receive cash, without interest, in an amount equal to the fractional share multiplied by the average closing price of Genaissance common stock as reported on the NASDAQ Stock Market for the ten consecutive trading days ending on the last trading day prior to the effective time of the merger.

  Exchange of Lark Technologies Stock Certificates for Genaissance Stock Certificates

        As soon as reasonably practicable after the effective time of the merger, American Stock Transfer & Trust Company (AST), the exchange agent for the merger, will mail to each record holder of Lark Technologies common stock a letter of transmittal and instructions for surrendering the record holder's Lark Technologies stock certificates in exchange for certificates representing whole shares of Genaissance common stock, and cash in lieu of any fractional shares. Only those holders of Lark Technologies common stock who properly surrender their Lark Technologies stock certificates in accordance with AST's instructions will receive:

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  certificates representing the number of whole shares of Genaissance common stock to which such holder is entitled pursuant to the terms of the merger agreement;

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  cash in lieu of any fractional shares of Genaissance common stock; and

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  dividends or other distributions, if any, to which they are entitled pursuant to the terms of the merger agreement.

        The surrendered certificates representing Lark Technologies common stock will be immediately canceled. After the effective time of the merger, each certificate representing shares of Lark Technologies common stock that has not been surrendered will represent only the right to receive each of the items, as the case may be, set forth above. Following the completion of the merger, Lark Technologies will not register any transfers of Lark Technologies common stock on its stock transfer books. Holders of Lark Technologies common stock should not send in their Lark Technologies stock certificates until they receive a letter of transmittal from AST with instructions for the surrender of Lark Technologies stock certificates.

  Distributions With Respect to Unexchanged Shares

        Holders of Lark Technologies common stock are not entitled to receive any dividends or other distributions on Genaissance common stock until after the effective time of the merger. After the effective time of the merger, holders of Lark Technologies common stock certificates will be entitled to dividends and other distributions, without interest, declared or made after the effective time of the merger with respect to the number of whole shares of Genaissance common stock which they are entitled to receive upon exchange of their Lark Technologies stock certificates, but they will not be paid any dividends or other distributions on the Genaissance common stock until they surrender their Lark Technologies stock certificates to AST in accordance with AST's instructions.

  Transfers of Ownership and Lost Stock Certificates

        Genaissance will issue only (1) certificates representing the number of whole shares of Genaissance common stock to which such holder is entitled pursuant to the terms of the merger agreement, (2) cash in lieu of any fractional shares of Genaissance common stock, and (3) any dividends or other distributions, if any, to which such holder is entitled pursuant to the terms of the merger agreement, in a name other than the name in which a surrendered Lark Technologies stock certificate is registered if the person requesting such exchange presents to AST all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Lark Technologies stock certificate is lost, stolen or destroyed, the holder of such certificate may need to deliver a bond prior to receiving a Genaissance common stock certificate.

  Treatment of Lark Technologies Stock Options

        At the effective time of the merger, each outstanding Lark Technologies stock option, whether vested or unvested, together with the Lark Technologies stock option plans, in so far as they relate to such outstanding stock options, shall be assumed by Genaissance. Assumed options will become exercisable to purchase shares of Genaissance common stock and will generally have the same terms and conditions as were applicable under the applicable Lark Technologies options, except that the number of shares of Genaissance common stock subject to such options, and the exercise price of such options, will each be adjusted by the exchange ratio. Assuming the exercise of all such stock options, Genaissance will issue an aggregate of 1,488,856 shares of its common stock to the holders thereof. Genaissance has agreed to file a registration statement on Form S-8 with respect to such shares of common stock as soon as practicable after completion of the Merger.

  Representations and Warranties

        The merger agreement contains representations and warranties made by each of Genaissance, Brown Acquisition Corp. and Lark Technologies regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

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  corporate organization, qualifications to do business, corporate standing and corporate power;

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  capitalization;

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  corporate authorization to enter into and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement;

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  absence of any conflict or violation of any applicable legal requirements, corporate charter and bylaws as a result of entering into and consummating the transactions contemplated by the merger agreement;

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  government and regulatory approvals required to complete the merger;

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  filings and reports with the SEC;

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  absence of any material adverse change in business between the date of the last audited balance sheet and the date of the merger agreement;

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  taxes;

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  intellectual property;

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  contracts;

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  litigation and product liability; and

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  the opinions of the financial advisors.

        In addition, Lark Technologies made representations and warranties regarding:

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  the absence of undisclosed liabilities;

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  owned and leased real properties;

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  environmental matters;

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  employee benefit plans;

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  compliance with applicable laws;

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  possession of and compliance with permits required for the operation of its business;

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  labor matters;

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  insurance;

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  warranties;

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  customers and suppliers;

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  accounts receivable;

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  no existing discussions with any other party with respect to an acquisition proposal;

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  the inapplicability of Section 203 of the Delaware General Corporation Law;

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  payment, if any, required to be made to brokers and agents on account of the merger; and

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  fees and expenses.

        In addition, Genaissance made representations and warranties regarding:

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  operations of Brown Acquisition Corp.

        The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to the obligations of Genaissance and Lark Technologies to complete the merger.

  Covenants of Lark Technologies

        Except as contemplated by the merger agreement or as consented to in writing by Genaissance, Lark Technologies has agreed that, until the earlier of completion of the merger or termination of the merger agreement, it will (i) conduct its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and taxes and perform its other obligations when due (subject to good faith disputes), and (iii) use its reasonable best efforts consistent with past practices to:

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  maintain and preserve its business organization, assets and properties;

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  keep available the services of its present officers and employees; and

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  preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others with which it has business dealings such that its goodwill and ongoing business is unimpaired at the completion of the merger.

        Under the merger agreement, Lark Technologies also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Genaissance consents in writing, Lark Technologies will conduct its businesses in compliance with restrictions relating to the following:

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  declaring, setting aside or paying dividends or making any other distributions on its capital stock;

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  splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock or any of its other securities;

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  purchasing, redeeming or otherwise acquiring its capital stock or any options to acquire its capital stock other than in certain specified circumstances;

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  issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering its capital stock, securities convertible into or exchangeable for its capital stock, or any rights, warrants or options to acquire its capital stock other than in certain specified circumstances;

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  amending its certificate of incorporation, by-laws or other organizational documents;

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  acquiring by merger or consolidation with, or by purchasing the assets of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or otherwise acquiring any assets which are material in the aggregate to the business of Lark Technologies;

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  selling, leasing, licensing, pledging or otherwise disposing of or encumbering any of its property or assets, except in the ordinary course of business consistent with past practice;

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  selling, disposing of, or otherwise transferring any material assets, including, but not limited to, any accounts, leases, contracts or intellectual property;

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  adopting or implementing any stockholder rights plan;

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  entering into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of its assets or securities;

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  incurring any indebtedness for borrowed money other than such indebtedness that existed as of September 30, 2003, or guaranteeing the indebtedness of another person;

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  issuing, selling or amending any debt securities or warrants or other rights to acquire debt securities, guaranteeing any debt securities of another person, entering into any agreement to maintain the financial statement condition of another person or entering into any arrangement having the economic effect of the foregoing;

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  making any loans, advances or capital contributions to, or investments in, any other person, other than routine employee advances made in the ordinary course of business consistent with past practice;

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  entering into any hedging agreement or other financial agreement or arrangement designed to protect Lark Technologies from fluctuations in commodities prices or exchange rates;

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  making any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate;

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  making any changes in its accounting methods, principles or practices, except as required by generally accepted accounting principles;

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  paying, discharging, settling or satisfying any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or in accordance with their terms in effect as of the date of the merger agreement to the extent reflected or reserved against in the most recent financials of Lark Technologies included in its SEC filings prior to the date of the merger agreement;

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  waiving any material benefits of, modifying in any adverse respect, failing to enforce or providing required consent pursuant to any confidentiality, standstill or similar agreement to which Lark Technologies is a party;

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  modifying, amending or terminating any material contract or agreement to which Lark Technologies is a party, or knowingly waiving, releasing or assigning any material rights or claims;

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  entering into any material contract or agreement or licensing any material intellectual property rights to or from any third party;

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  taking any action with respect to adopting, entering into, terminating or amending any employment, severance or similar agreement or benefit plan for the benefit of any director, employee or consultant or any collective bargaining agreement;

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  increasing in any material respect the compensation or fringe benefits of, or paying any bonus to, any director, officer, employee or consultant, except for annual increases of the salaries of non-officer employees in the ordinary course of business consistent with past practice;

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  amending or accelerating the payment, right to payment or vesting of any compensation or benefits, including any outstanding options;

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  paying any material benefit not provided for as of the date of the merger agreement under any benefit plan;

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  granting any awards under any bonus, incentive, performance or other compensation plan or benefit plan, including the grant of stock options or similar awards, except for certain grants of options to purchase common stock to new hires of Lark Technologies;

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  taking any action other than in the ordinary course of business consistent with past practice to fund the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or benefit plan;

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  making or rescinding any tax election, settling or compromising any tax liability or amending any tax return;

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  initiating, compromising or settling any material litigation or arbitration proceeding;

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  opening or closing any facility or office;

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  failing to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

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  failing to pay accounts payable and other obligations in the ordinary course of business consistent with past practice;

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  establishing any subsidiary; or

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  agreeing to take any of the foregoing actions or any action that would make any representation or warranty of Lark Technologies in the merger agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any closing condition set forth in the merger agreement.

  Covenants of Genaissance

        Except as contemplated by the merger agreement or as consented to in writing by Lark Technologies, Genaissance has agreed that, until the earlier of completion of the merger or termination of the merger agreement, Genaissance and its subsidiary will conduct their business in compliance with restrictions relating to the following:

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  acting and carrying on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

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  paying its debts and taxes and performing its other obligations when due, subject to good faith disputes over such debts, taxes or obligations;

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  complying with all applicable laws, rules and regulations, and using reasonable best efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the effective time of the merger;

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  declaring, setting aside or paying dividends or making any other distributions on its capital stock other than in certain specified circumstances;

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  splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

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  purchasing, redeeming or otherwise acquiring its capital stock or any options or similar securities to acquire its capital stock other than in certain specified circumstances;

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  issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering its capital stock or any options to acquire its capital stock other than in certain specified circumstances;

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  amending its charter or by-laws, other than as contemplated by this joint proxy statement/prospectus;

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  acquiring by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, any business or corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or any assets that are material to Genaissance, with certain exceptions;

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  selling, disposing of or otherwise transferring any material item or items of intellectual property, other than the sale or license of products or technology in the ordinary course of business;

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  entering into a definitive agreement with respect to a merger, consolidation or business combination, or any liquidation or disposition of all or substantially all of the assets or securities of Genaissance; provided that Genaissance is permitted to negotiate and enter into any confidentiality agreement, non-disclosure agreement, letter of intent or term sheet, or any such similar agreement, in connection with any of the foregoing transactions or events;

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  entering into an agreement with respect to any liquidation or disposition of all or substantially all of the assets or securities of Genaissance;

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  creating, incurring, assuming or suffering to exist any indebtedness, except that Genaissance may incur indebtedness if the amount of indebtedness outstanding at such time, including the indebtedness so incurred, does not exceed $7,000,000 at any time after the warrant to purchase Genaissance series A preferred stock has been exercised by the holder thereof or $11,000,000 at any time if the warrant to purchase Genaissance series A preferred stock has not been exercised by the holder thereof;

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  issuing, selling or amending any debt securities or warrants or other rights to acquire any debt securities of Genaissance, guaranteeing any debt securities of another person, entering into any "keep well" or other agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing;

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  making any loans, advances, other than routine advances to employees of Genaissance in the ordinary course of business consistent with past practice, or capital contributions to, or investment in, any other person, other than Genaissance;

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  entering into any hedging agreement or other financial agreement or arrangement designed to protect Genaissance against fluctuations in commodities prices or exchange rates;

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  making any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, changing any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; or

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  authorizing any of, or committing or agreeing, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Genaissance in the merger agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in the merger agreement.

  Other Covenants

        The merger agreement contains a number of other covenants, including:

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  Preparation of Registration Statement and Joint Proxy Statement/Prospectus.    Genaissance, in cooperation with Lark Technologies, agreed to promptly prepare and file the registration statement with the SEC, in which the joint proxy statement/prospectus shall be included as a prospectus. Both parties also agreed to use reasonable best efforts to have the registration statement declared effective by the SEC as promptly as practicable, and to take any action required by applicable state securities laws. Lark Technologies agreed to furnish information regarding Lark Technologies and its stockholders as reasonably required.

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  Quotation.    Genaissance and Lark Technologies each agreed to continue the quotation of their common stock on the NASDAQ Stock Market and the Over-the-Counter Bulletin Board, as the case may be, during the term of the merger agreement.

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  Access to Information.    Genaissance and Lark Technologies each agreed to afford the other party's officers, employees, accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, contracts, records and personnel prior to the completion of the merger. In addition, Lark Technologies agreed to promptly provide Genaissance with copies of certain specified financial information, any written materials sent to its stockholders and documents related to material contracts of Lark Technologies.

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  Meeting of Stockholders.    Lark Technologies agreed to take all actions necessary to hold promptly the Lark Technologies special meeting of stockholders to consider and vote upon the adoption of the merger agreement and the approval of the merger. Genaissance agreed to take all actions necessary to hold promptly the Genaissance special meeting of stockholders to consider and vote upon the approval of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger.

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  Public Disclosure.    Genaissance and Lark Technologies each agreed to use its reasonable best efforts to consult with the other party before issuing any press release or otherwise making any public statement with respect to the merger.

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  Treatment as a Reorganization.    Genaissance and Lark Technologies each agreed to use its reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

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  Affiliate Legends.    Lark Technologies agreed to notify Genaissance in writing regarding any change in the identity of its affiliates, as defined under the Securities Act. Genaissance is entitled to issue appropriate stop transfer instructions to the transfer agent for its common stock in connection with any issuance of shares to such affiliates.

  •
  Assumption of Options.    At the effective time of the merger, each outstanding Lark Technologies stock option will be assumed by Genaissance. Each option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable immediately prior to the merger, the same number of shares of Genaissance common stock as the holder of the Lark Technologies stock option would have been entitled to receive pursuant to the merger had the holder exercised such option in full immediately prior to the effective time of the merger.

  •
  Stockholder Litigation.    Lark Technologies has agreed to give Genaissance the opportunity to participate in the defense or settlement of any stockholder litigation against Lark Technologies relating to the merger and not to settle any such litigation without Genaissance's prior written consent, which will not be unreasonably withheld.

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  Notification of Certain Matters.    Genaissance and Lark Technologies each agreed to give prompt notice to the other of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate in any material respect or of any material failure, whether by its respective officers, directors, employees or agents, to comply with any covenant, condition or agreement under the merger agreement.

  •
  Section 16 Matters.    Genaissance has agreed to have its board of directors adopt a resolution providing that any acquisitions of Genaissance common stock resulting from the transactions contemplated by the merger agreement by each individual who will, as a result of the transactions contemplated by the merger agreement, be subject to the reporting requirements of Section 16(a) of the Exchange Act are intended to be exempt under Rule 16b-3 promulgated under the Exchange Act.

  Indemnification and Insurance

        The merger agreement provides that, for a period of six years from the effective time of the merger, Genaissance will cause the surviving corporation in the merger to honor all obligations of Lark Technologies to indemnify and hold harmless each present and former director and officer of Lark Technologies. In addition, for a period of three years after the effective time of the merger, Genaissance will also cause the surviving corporation in the merger to maintain a directors' and officers' liability insurance policy covering those persons who are currently covered by the directors' and officers' liability insurance policy of Lark Technologies, with coverage in an amount and scope at least as favorable as the existing policy.

  Board of Directors and Management of Genaissance Following the Merger

        Genaissance does not currently intend to make any changes to its board of directors following the completion of the merger. As of the effective date of the merger and as more fully described below, Carl W. Balezentis, Ph.D., the current chief executive officer of Lark Technologies, will serve as senior vice president of the combined company and president of Lark Technologies, which will be a wholly owned subsidiary of Genaissance. See the section entitled "Agreements Related to the Merger—Employment Agreement" on page 82.

  Regulatory Approvals

        Each of Genaissance and Lark Technologies agreed to use its reasonable best efforts to:

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  take, or cause to be taken, all actions to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable;

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  as promptly as practicable, obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required in connection with the transactions contemplated by the merger agreement;

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  as promptly as practicable, make all necessary filings under the Securities Act, the Exchange Act, any applicable federal or state securities laws and any other applicable laws;

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  obtain any governmental clearances or approvals required for the closing of the merger, including under any federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions on restraint of trade; and

  •
  respond to any government requests for information under any antitrust law, and contest and resist any action and to have vacated or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the merger or any other transactions contemplated by the merger agreement under any antitrust law.

  Limitation on Reasonable Efforts to Obtain Regulatory Approvals

        Neither Genaissance nor any of its affiliates is required to take any of the following actions:

  •
  make proposals, execute or carry out agreements or submit to orders providing for:

  •
  the sale or other disposition or holding separate (through a trust or otherwise) of any assets of Genaissance, Lark Technologies or any of their respective affiliates;

  •
  the holding separate of Lark Technologies common stock; or

  •
  the imposition or attempted imposition of any material limitation on the ability of Genaissance or its affiliates to conduct its business or own assets or to acquire, hold or exercise full rights of ownership of the Lark Technologies common stock; or

  •
  otherwise take any action if any governmental entity seeks a preliminary injunction or restraining order to enjoin the completion of the merger.

  Conditions to Completion of the Merger

        The respective obligations of Genaissance and Brown Acquisition Corp., on the one hand, and Lark Technologies, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, by the party entitled to waive such condition, of each of the following conditions before completion of the merger:

  •
  the merger agreement shall have been adopted and the merger shall have been duly approved by the stockholders of Lark Technologies and, with respect to the issuance of shares of Genaissance common stock and the assumption of Lark Technologies stock options, by the stockholders of Genaissance, as required under applicable law, the Over-the-Counter Bulletin Board or the NASDAQ Stock Market, as the case may be;

  •
  other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of any governmental entity in connection with the merger, the failure of which to obtain is reasonably likely to have a material adverse effect on either Genaissance or Lark Technologies, have been so obtained;

  •
  the SEC shall have declared the registration statement, of which this joint proxy statement/prospectus is a part, effective, and no stop order suspending its effectiveness shall be issued and no proceedings for suspension of the registration statement's effectiveness, or a similar proceeding in respect of this joint proxy statement/prospectus, shall be initiated or threatened in writing by the SEC;

  •
  no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect and that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

  •
  Genaissance and Lark Technologies have each received from its respective tax counsel an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, provided that if either such counsel does not render such an opinion, the opinion of the other counsel shall satisfy this condition;

  •
  the representations and warranties of the parties were true and correct as of the date of the merger agreement and as of the date of completion of the merger, except to the extent the representations and warranties address matters only as of a particular date, then they must be true and correct as of that date and except where the failure to be true and correct has not had and is not reasonably likely to have a material adverse effect; and

  •
  the parties have performed or complied in all material respects with all of their respective agreements and covenants required by the merger agreement to be performed or complied with before the effective time of the merger.

        The obligations of Genaissance and Brown Acquisition Corp. to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

  •
  Lark Technologies shall have obtained all necessary consents and approvals of third parties;

  •
  there is no pending action or proceeding by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Genaissance of the business of Lark Technologies or of Genaissance or to compel Genaissance to dispose of or hold separate all or any portion of the business or assets of Lark Technologies or of Genaissance, (ii) seeking to impose limitations on the ability of Genaissance effectively to exercise full rights of ownership of the shares of Lark Technologies' common stock, or (iii) seeking to require divestiture by Genaissance of any such shares; and

  •
  Genaissance shall have received copies of the resignations, effective as of the effective time of the merger, of each director of Lark Technologies.

  Alternative Transactions

        Lark Technologies has agreed that it will not, nor will it authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to directly or indirectly:

  •
  solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, as defined below; or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any acquisition proposal.

        However, prior to the adoption of the merger agreement at the Lark Technologies special meeting of stockholders, Lark Technologies may, to the extent necessary to act in a manner consistent with the fiduciary duties of its board of directors, as determined in good faith by its board of directors after consultation with outside counsel, in response to a superior proposal, as defined below, that did not result from a breach by Lark Technologies of its obligations under the merger agreement:

  •
  furnish information with respect to Lark Technologies to the third party making the superior proposal pursuant to a customary confidentiality agreement not less restrictive than the confidentiality agreement in place between Genaissance and Lark Technologies; and

  •
  participate in discussions or negotiations with the third party regarding the superior proposal.

        Lark Technologies shall promptly advise Genaissance orally, with written confirmation to follow promptly within twenty-four hours, of any acquisition proposal, of any request for non-public information in connection with any acquisition proposal or of any inquiry with respect to, or that could reasonably be expected to lead to, any acquisition proposal, the material terms and conditions of such acquisition proposal or inquiry and the identity of the person making such proposal or inquiry. Lark Technologies shall not provide any information to or participate in discussions or negotiations with a third party making any superior proposal until five business days after Lark Technologies has first notified Genaissance of such acquisition proposal. In addition, Lark Technologies shall:

  •
  keep Genaissance fully informed, on a current basis, of the status and details (including any change to the terms) of any acquisition proposal or inquiry;

  •
  provide to Genaissance as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Lark Technologies from any third party in connection with any acquisition proposal or sent or provided by Lark Technologies to any third party in connection with any superior proposal;

  •
  if Genaissance shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal; and

  •
  contemporaneously with providing any information to a third party in connection with any superior proposal or inquiry, furnish a copy of such information to Genaissance.

        However, Lark Technologies is not prohibited from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to its stockholders if, in the good faith judgment of the Lark Technologies board of directors, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

        Lark Technologies and its directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives were required to cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal. In addition, Lark Technologies is required to use its reasonable best efforts to have all copies of all nonpublic information distributed on or prior to the date of the merger agreement to other potential purchasers returned to Lark Technologies as soon as possible.

        An "acquisition proposal" means, other than the transactions contemplated by the merger agreement:

  •
  any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Lark Technologies;

  •
  any proposal for the issuance by Lark Technologies of over 10% of its equity securities; or

  •
  any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or assets of Lark Technologies.

        A "superior proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of Lark Technologies, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets:

  •
  on terms that the Lark Technologies board of directors determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Lark Technologies common stock than the transactions contemplated by the merger agreement, based on the written opinion, with only customary qualifications, of a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and the merger agreement, including any proposal by Genaissance to amend the terms of the merger agreement; and

  •
  that in the good faith judgment of the Lark Technologies board of directors is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no acquisition proposal shall be deemed to be a superior proposal if any financing required to consummate the acquisition proposal is not committed.

  Lark Technologies Board of Directors Recommendations

        The merger agreement requires that the Lark Technologies board of directors:

  •
  recommend that its stockholders vote in favor of the adoption of the merger agreement and approval of the merger;

  •
  may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Genaissance its recommendation that Lark Technologies stockholders vote in favor of the adoption of the merger agreement and approval of the merger;

  •
  may not cause or permit Lark Technologies to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any acquisition proposal; or

  •
  may not adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal.

        However, in response to a superior proposal, the Lark Technologies board of directors may, to the extent necessary to act in a manner consistent with its fiduciary duties, as determined by the Lark Technologies board of directors in good faith after consultation with outside counsel, withdraw or modify its recommendation, but only prior to the adoption of the merger agreement and the approval of the merger at the Lark Technologies special meeting of stockholders and after the fifth business day following Genaissance's receipt of written notice from Lark Technologies advising it that the Lark Technologies board of directors desires to withdraw or modify its recommendation due to a superior proposal.

  Genaissance Board of Directors Recommendations

        The merger agreement requires that, unless the Genaissance board of directors determines, in good faith after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, the Genaissance board of directors:

  •
  recommend that its stockholders vote in favor of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger; and

  •
  not withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Lark Technologies, its recommendation that Genaissance stockholders vote in favor of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger.

  Definition of Material Adverse Effect

        Under the terms of the merger agreement, a material adverse effect is defined to mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of Lark Technologies or Genaissance, as the case may be, (ii) the ability of Lark Technologies or Genaissance, as the case may be, to consummate the transactions contemplated by the merger agreement or (iii) the ability of Genaissance to operate the business of Lark Technologies immediately after the closing of the merger.

  Termination of the Merger Agreement

        The merger agreement may be terminated at any time without completing the merger, even after receipt of the requisite approvals of the stockholders of Genaissance and Lark Technologies, in any of the following circumstances:

  •
  by mutual written consent of Genaissance, Lark Technologies and Brown Acquisition Corp.;

        by either Genaissance or Lark Technologies if:

  •
  the merger is not consummated by June 1, 2004;

  •
  a governmental entity issues a final nonappealable order, decree or ruling or takes any other nonappealable final action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

  •
  at the Lark Technologies special meeting of stockholders, the requisite vote of the stockholders in favor of the adoption of the merger agreement and the approval of the merger is not obtained; or

  •
  at the Genaissance special meeting of stockholders, the requisite vote of the stockholders in favor of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger is not obtained;

        by Genaissance if:

  •
  the Lark Technologies board of directors fails to recommend approval of the proposal to adopt the merger agreement and approve the merger of Genaissance with Lark Technologies, or withdraws or publicly modifies its recommendation of such proposal;

  •
  the Lark Technologies board of directors fails to reconfirm its recommendation of the voting proposal within five days after Genaissance requests in writing that it do so;

  •
  the Lark Technologies board of directors approves or publicly recommends to its stockholders an acquisition proposal other than the merger with Genaissance;

  •
  a tender offer or exchange offer for outstanding shares of Lark Technologies common stock is commenced and the Lark Technologies board of directors recommends that its stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer;

  •
  Lark Technologies materially breaches its obligations under the merger agreement relating to alternative third party proposals or the Lark Technologies special meeting of stockholders;

  •
  Lark Technologies fails to hold its special meeting of stockholders and submit the voting proposal to its stockholders by one business day prior to June 1, 2004; or

  •
  there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Lark Technologies set forth in the merger agreement, which would cause certain specified closing conditions not to be satisfied and which is not cured within ten days following receipt of written notice of such breach or failure to perform; and

        by Lark Technologies if:

  •
  Genaissance materially breaches its obligations under the merger agreement relating to the Genaissance special meeting of stockholders or for any reason Genaissance fails to hold its special meeting of stockholders and submit the merger voting proposal to its stockholders by one business day prior to June 1, 2004; or

  •
  there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Genaissance set forth in the merger agreement, which would cause certain specified closing conditions not to be satisfied and which is not cured within ten days following receipt of written notice of such breach or failure to perform.

  Payment of Termination Fee

        In the event the merger agreement is terminated under certain circumstances, Lark Technologies has agreed to pay Genaissance a termination fee of $750,000, and Genaissance has agreed to pay Lark Technologies a termination fee of $750,000. In addition, under certain specified circumstances, Lark Technologies has agreed to reimburse Genaissance up to $625,000 for expenses incurred prior to the termination. Genaissance has also agreed to reimburse Lark Technologies, under certain specified circumstances, up to $275,000 for expenses incurred prior to the termination.

  Costs and Expenses

        In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing the registration statement of which this joint proxy statement/prospectus is a part, including any amendments, printing, filing and mailing of this joint proxy statement/prospectus, will be shared equally by Genaissance and Lark Technologies.

Genaissance Voting Agreements

        The following is a summary of certain material provisions of the Genaissance voting agreements. This summary is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

  Agreement to Vote

        As an inducement to Lark Technologies to enter into the merger agreement, on December 18, 2003, each of Mr. Kevin L. Rakin, president and chief executive officer of Genaissance, Seth A. Rudnick, M.D., a director of Genaissance, and entities affiliated with Canaan Equity Partners, Merifin Capital N.V., RAM Trading Ltd., and Ritchie Capital Management, L.L.C. have entered into a voting agreement with Lark Technologies. Each director has also entered into the voting agreement solely in his or its capacity as a stockholder of Genaissance. Each such person has agreed to vote his or its shares, as the case may be, of Genaissance common stock, and any and all options, warrants and other rights to acquire shares of Genaissance common stock, in favor of the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger. Each stockholder's obligation to vote in this manner applies whether or not the Genaissance board of directors continues to recommend the merger to Genaissance stockholders. These stockholders have the right, as of

January 15, 2004, to vote a total of 4,739,652 shares of Genaissance common stock, or approximately 18.2% of the outstanding shares of Genaissance common stock as of such date.

        Each such stockholder has also granted the directors on the Lark Technologies board of directors an irrevocable proxy to vote the shares of Genaissance common stock owned by such stockholder, including additional shares of Genaissance common stock subsequently acquired, as described above.

  Transfer Restrictions

        The voting agreement, subject to certain exceptions, restricts or limits the ability of each stockholder that is a party to the agreement to directly or indirectly (i) sell, assign, transfer, pledge, encumber or otherwise dispose of any of his or its shares of Genaissance common stock, as the case may be, (ii) deposit any of his or its shares of Genaissance common stock into a voting trust or enter into a voting agreement or arrangement with respect to the shares of Genaissance common stock or grant any proxy or power of attorney with respect thereto that is inconsistent with the voting agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any shares of Genaissance common stock.

  Termination

        The irrevocable proxy and voting agreement will terminate upon the earlier to occur of:

  •
  the completion of the merger; or

  •
  the termination of the merger agreement in accordance with its terms.

Lark Technologies Voting Agreements

        The following is a summary of certain material provisions of the Lark Technologies voting agreements. This summary is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

  Agreement to Vote

        As an inducement to Genaissance to enter into the merger agreement, on December 18, 2003, each of the four directors of Lark Technologies who is a stockholder and certain of their affiliates has entered into a voting agreement with Genaissance. Each such person has entered into the voting agreement solely in his or its capacity as a stockholder of Lark Technologies. Each such person has agreed to vote his or its shares, as the case may be, of Lark Technologies common stock, and any and all options, warrants and other rights to acquire shares of Lark Technologies common stock, (a) in favor of adoption of the merger agreement and approval of the merger, and (b) against any other alternative transaction. Each stockholder's obligation to vote in this manner applies whether or not the Lark Technologies board of directors continues to recommend the merger to Lark Technologies stockholders. These stockholders have the right, as of January 15, 2004, to vote a total of 962,176 shares of Lark Technologies common stock, or approximately 26.14% of the outstanding shares of Lark Technologies common stock as of such date.

        Each such stockholder has also granted the directors on the Genaissance board of directors an irrevocable proxy to vote the shares of Lark Technologies common stock owned by such stockholder, including additional shares of Lark Technologies common stock subsequently acquired, as described above.

  Transfer Restrictions

        The voting agreement, subject to certain exceptions, restricts or limits the ability of each stockholder that is a party to the agreement to directly or indirectly (i) sell, assign, transfer, pledge, encumber or otherwise dispose of any of his or its shares of Lark Technologies common stock, as the case may be, (ii) deposit any of his or its shares of Lark Technologies common stock into a voting trust or enter into a voting agreement or arrangement with respect to the shares of Lark Technologies common stock or grant any proxy or power of attorney with respect thereto that is inconsistent with the voting agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any shares of Lark Technologies common stock.

  Termination

        The irrevocable proxy and voting agreement will terminate upon the earlier to occur of:

  •
  the completion of the merger; or

  •
  the termination of the merger agreement in accordance with its terms.

Lock-up Agreements

        Certain stockholders of Lark Technologies have signed lock-up agreements in connection with the execution of the merger agreement by Genaissance and Lark Technologies. Under the lock-up agreements, the stockholders agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Genaissance common stock, Lark Technologies common stock, options or warrants to purchase Genaissance common stock or Lark Technologies common stock, or securities convertible into, exchangeable for or that represent the right to receive shares of Genaissance common stock or Lark Technologies common stock as the case may be, provided that the respective stockholder may sell up to 10% of the specified shares each month on a cumulative basis following the first full month after the closing of the merger. The agreements terminate on the earlier of the termination of the merger agreement in accordance with its terms or the disposition or lapse of restriction on such stockholder's shares in accordance with the lock-up agreement.

Employment Agreement

        In connection with the merger, Genaissance has agreed to enter into an employment agreement with Carl W. Balezentis, Ph.D., the current chief executive officer of Lark Technologies, pursuant to which Dr. Balezentis will serve as senior vice president of the combined company and president of Lark Technologies, which will be a wholly owned subsidiary of Genaissance, as of the effective date of the merger. The initial term of the agreement is four years. After the initial term, the agreement continues for an additional term of one year, unless earlier terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial base salary of $210,000 per year, which is subject to annual review by Mr. Kevin L. Rakin, the president and chief executive officer of Genaissance, and approval by the Genaissance board of directors, provided that the base salary cannot be reduced. In addition, Dr. Balezentis is eligible for an annual performance-based bonus to be determined at the discretion of the Genaissance board of directors, payable in cash, options or restricted stock as determined by the Genaissance board of directors. Dr. Balezentis is also entitled to participate in the employee benefit plans of Genaissance and is entitled to designate the beneficiary of a one million dollar life insurance policy purchased by Genaissance.

        If Dr. Balezentis terminates his employment for good reason following a change in control of Genaissance, Genaissance is obligated to pay him 150% of his base salary as in effect at the time of the termination in equal installments over the following eighteen-month period. For purposes of Dr. Balezentis' employment agreement, "good reason" means, during the thirty-day period prior to or the twelve-month period following a change in control, without Dr. Balezentis' express written consent, the assignment of duties inconsistent with his position, a reduction in his base salary or Genaissance's failure to keep in effect any material compensation or benefit plan.

        For purposes of Dr. Balezentis' employment agreement, a "change of control" would occur if:

  •
  any person or entity acquires control of 50% or more of the voting power of Genaissance's then outstanding securities;

  •
  there is a specified change in the composition of the Genaissance board of directors;

  •
  Genaissance is not the surviving party in a merger; or

  •
  any person acquires or agrees to acquire all or substantially all of Genaissance's assets.

        If Genaissance terminates Dr. Balezentis' employment without "cause" or if Dr. Balezentis terminates his employment upon at least 30 days written notice to Genaissance because he was demoted or assigned duties materially inconsistent with his position or because Genaissance breaches any material obligation under the agreement, Genaissance is obligated to pay him 125% of his base salary as in effect at the time of termination in equal installments over the following twelve-month period.

        For purposes of Dr. Balezentis' employment agreement, "cause" means:

  •
  his material breach of the employment agreement;

  •
  his material failure to adhere to any policy of Genaissance generally applicable to employees;

  •
  his appropriation or attempted appropriation of any funds, property or business opportunity of Genaissance, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Genaissance;

  •
  his conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof;

  •
  his willful misconduct, insubordination or bad faith or gross negligence in the performance of his duties;

  •
  his physical or mental disability or other inability to perform the essential functions of his position for a consecutive six-month period; or

  •
  any other conduct sufficiently detrimental to Genaissance so as to warrant immediate termination of his employment.

        The employment agreement also restricts Dr. Balezentis from competing with Genaissance or soliciting any of its employees during his employment and for a 12-month period following termination of Dr. Balezentis' employment with Genaissance for any reason.

        Upon a change in control of Genaissance, any stock grant or options granted to Dr. Balezentis by Genaissance accelerate and immediately vest if Dr. Balezentis does not retain his position and duties with Genaissance. In the event of such acceleration, Dr. Balezentis is permitted to exercise his options for a period of up to 12 months following the date of termination or expiration of his employment, to the extent permitted by applicable law.

THE COMPANIES

Genaissance

  Company Overview

        Genaissance is a leader in the understanding and application of human gene variation to pharmaceutical development and marketing. Genaissance's technology, services and clinical development expertise are marketed to biopharmaceutical and diagnostic development companies, as a comprehensive solution to their pharmacogenetic needs. Genaissance's ultimate goal is to improve drug development, physician prescribing, and patient's lives by elucidating the role of genetic variation in drug response. Additionally, Genaissance provides Good Laboratory Practices (GLP) compliant DNA banking and research and GLP compliant genotyping and related services to a variety of companies.

        Genaissance was incorporated in Delaware on February 22, 1992 and changed its name to Genaissance Pharmaceuticals, Inc. on March 18, 1997. Genaissance's principal executive offices are located at Five Science Park, New Haven, Connecticut 06511. Genaissance's telephone number is (203) 773-1450 and its website is located at http://www.genaissance.com. The information on our Internet website is not incorporated by reference into this joint proxy statement/prospectus.

  Industry Overview

  Development and Marketing of Drugs

        The pharmaceutical, biotechnology and healthcare industries face intense pressure to become more productive and deliver more cost effective healthcare. Two of the pharmaceutical and biotechnology industry's most challenging issues are the high cost and low success rate of developing drugs and the need to differentiate approved drugs in highly competitive markets. At the same time, healthcare providers and payers are spending a growing proportion of their resources on prescription drugs.

        The drug development process is costly and subject to a high failure rate. The Tufts Center for the Study of Drug Development estimates that the average cost of developing a drug is $802 million, including the cost of unsuccessful drug candidates. Even with recent technological advances, including advances in areas such as genomics, the failure rate of clinical trials remains very high. In the United States, only one in five drug candidates that enters clinical trials reaches the market. Seventy percent of the drug candidates that enter clinical trials successfully complete phase I, 33% complete phase II, 25% complete phase III and only 20% achieve regulatory approval. The decision to enter phase III, the most costly phase of clinical trials, is generally based upon the results obtained from the limited number of individuals, often fewer than 200, typically studied in phases I and II. The typical patient population in phase III is between 1,000 and 5,000 individuals, and the average amount of money spent in a single phase III clinical trial is estimated to be greater than $40 million.

        Approved drugs often face intense competition. The period of market exclusivity for the first drug in a new therapeutic class is typically much shorter today than it was a few years ago. Consequently, marketing expenditures have increased rapidly as companies attempt to maintain or increase market share. For example, in 2001, U.S. based pharmaceutical companies spent over $19 billion on promotional activities, including sales representatives, product samples and journal advertising. Marketing departments are also under pressure to maximize the revenue generated from approved products in order to meet corporate-wide revenue and earnings goals. In addition, pharmaceutical companies continue to face increasing competition from generic drugs, as patents on brand-name drugs, representing $32.3 billion in U.S. sales last year, will expire over the next five years. Thus, in order to maintain revenue growth rates and profitability, pharmaceutical companies must both improve the success rate of clinical trials and differentiate their drugs in a crowded market place.

        Sales of prescription drugs in the United States grew at a slower rate of 11.3% in the first quarter of 2003 as compared to 16.9% in the first quarter of 2002. Nevertheless, retail spending on outpatient prescription drugs has approximately doubled since 1997. In an attempt to contain the rising cost of drug expenditures, healthcare providers and payers face the difficult task of deciding which drugs should be prescribed to specific patients and are suitable for reimbursement. Healthcare providers make these decisions using medical outcome studies and economic benefit factors but they have little, if any, knowledge of which individual patients are most likely to benefit from a specific drug, if at all. Thus, healthcare providers and patients would benefit from using drugs that are targeted for a patient population that would have the best drug response and safety profile, and, thus, allow for more appropriate and safer intervention.

  Population Genomics

        The medical community generally acknowledges that most drugs work more effectively for some patients than for other patients. The pharmaceutical and biotechnology industry often poorly appreciates this variability in patient response. Consequently, pharmaceutical and biotechnology companies may unnecessarily discontinue further drug development, fail to obtain regulatory approval for promising drug candidates or, even if a drug obtains approval, be unable to market an approved drug effectively or to obtain approval for third party reimbursement.

        Scientists have known for a long time that genomic differences influence how patients respond to drugs. However, pharmaceutical and biotechnology companies generally have not considered genomic differences between patients in developing and implementing clinical trials or in the marketing of approved drugs. If, in clinical trials, pharmaceutical and biotechnology companies were able to use genomic markers to identify patient populations that would have different drug responses, they could improve the drug development and marketing process. For example, pharmaceutical and biotechnology companies could use the genomic markers, which are identified in phase I and phase II clinical trials as being predictive of a clinical outcome, to determine the size of the patient population that would likely benefit from the drug under development. They would also know the size of the clinical group needed for a phase III clinical trial to obtain statistically significant data to support the clinical development program. In addition, if pharmaceutical and biotechnology companies could identify the patients most likely to have a side effect, they could more closely monitor these patients or eliminate them from participating in clinical trials and receiving the drug and, hence, increase the safety profile of a drug. The pharmaceutical and biotechnology companies would, therefore, have a better understanding of the cost required to complete the development of a drug and the likely economic return on their investment before proceeding to a phase III clinical trial. In addition, if pharmaceutical and biotechnology companies could use genomic markers to predict a drug response, they would be able to improve the marketing of their drugs by identifying those patient populations for which particular drugs are likely to be most effective with the least likelihood of having an adverse reaction. Furthermore, healthcare providers and payers would likely benefit economically from predictive information that would enable a physician to prescribe the most appropriate and safest medication at the earliest possible time.

        Population genomics is the analysis of genomic variation within groups of people. The genomic blueprint each person inherits from his or her biological parents determines differences, such as height, hair color and eye color. As scientists better understand variation at the molecular or genomic level, they are more certain that an individual's response to a drug is dependent upon that individual's unique DNA sequence and that more than one gene is probably involved in a drug response. Scientists know that every drug generally interacts, directly and indirectly, with a variety of different proteins produced by different genes. Therefore, in order to predict a specific drug response, scientists must analyze genomic variation in multiple genes.

  Single Nucleotide Polymorphisms and Haplotypes

        At the DNA level, genomic variation occurs mainly as a result of variation at a single position in the DNA sequence, commonly referred to as a single nucleotide polymorphism or SNP. Geneticists historically studied genetic variation by analyzing the inheritance of traits within an extended family. Classical population geneticists coined the term haplotype to describe the physical organization of genetic variation as it occurs in an individual. The haplotype is the standard for measuring genetic variation. At the molecular level, a haplotype consists of multiple, individual SNPs that are organized into one of the limited number of combinations that actually exists as units of inheritance in humans. Each haplotype contains significantly more information than individual, unorganized SNPs. As a result, clinicians need fewer patients to define a patient population with a different drug response if they use haplotypes rather than individual, unorganized SNPs.

        In October 2002, an international consortium, composed of non-profit biomedical research groups and private companies in Japan, the United Kingdom, Canada, China and the United States, initiated an effort to create a genome-wide haplotype map. This venture is aimed at speeding the discovery of genes that are related to common illnesses, such as asthma, cancer, diabetes and heart disease. The consortium expects that the International HapMap Project will take three years to complete at an estimated cost of $100 million. The resulting haplotype map could contain anywhere from 300,000 to 600,000 SNPs. Using this genome-wide haplotype map, researchers may only identify a genomic region that is involved in causing a disease or drug response rather than the specific gene that is responsible. Researchers are, thus, likely to need a database of gene haplotypes to determine which of the genes that are contained within the identified genomic region is actually the gene responsible for causing the disease or drug response.

        Through the use of gene haplotypes, together with sophisticated software programs, drug developers could identify, with statistical accuracy in a small population of the size commonly seen in phases I and II of clinical trials, the genomic variation that defines different patient populations with different drug responses and, therefore, make better informed decisions on whether or not to enter phase III clinical trials. In addition, defining the patient population with the desired clinical outcome would enable drug developers to improve the marketing of their drugs by identifying those patients for whom particular drugs are likely to have the best safety profile and be most effective. Furthermore, healthcare providers and payers would likely benefit economically from predictive information that would enable a physician to prescribe the appropriate medication at the earliest possible time.

  The Genaissance Solution

        Genaissance has developed a combination of technologies and expertise that Genaissance calls its HAP™ Technology, which allows population genomics to be integrated into the development, marketing and prescribing of new and existing medicines.

        The key components of Genaissance's HAP™ Technology are:

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  a database of highly informative, proprietary measures of genetic variation, or haplotypes, which Genaissance calls HAP™ Markers, for pharmaceutically relevant genes;

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  a proprietary informatics system, which Genaissance calls DecoGen®, including unique algorithms, for defining patient populations with different drug responses;

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  Good Laboratory Practice (GLP) compliant support experience for more than 420 clinical trials;

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  GLP compliant DNA banking experience;

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  process to measure genetic variation (genotyping) in clinical DNA samples;

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  GLP compliant genotyping experience, with more than 200,000 delivered genotypes;

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  clinical genetics development skills; and

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  CLIA licensed DNA diagnostic laboratories.

        Genaissance designed its HAP™ Technology to permit pharmaceutical and biotechnology companies to use population genomics in a variety of ways for drug development and commercialization.

  Drug Development

        Genaissance designed its HAP™ Technology to improve the success rate of drugs in clinical trials by:

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  assessing efficiently the genomic variation among the patients involved in a clinical trial, thereby permitting pharmaceutical and biotechnology companies to incorporate genomic variation information in the decision making process required during the course of a clinical trial;

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  creating better informed, or "smarter," clinical trials through the design of protocols, which result in the inclusion of those patients most likely to benefit from the proposed therapeutic product;

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  facilitating earlier "go/no-go" decisions on whether to proceed to the next phase of clinical trial testing, which should result in a more efficient use of clinical resources; and

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  reducing the size and, hence, the cost of late-stage clinical trials by enrolling a group of patients, who are most likely to respond to a drug and are least likely to suffer an adverse reaction.

  Drug Marketing and Prescribing

        Genaissance also designed its HAP™ Technology to help maximize the value of an approved drug by:

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  identifying which of its HAP™ Markers define the patient population with the best response and with less risk of an adverse reaction;

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  integrating genomic variation information into marketing strategies to sustain and enhance a market leading position or to address problems such as poor market penetration, competitive pricing issues, safety, risk of therapeutic substitution and limited patent life; and

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  targeting new markets and obtaining approval for new indications.

        Genaissance's HAP™ Technology should also be useful for improving the drug discovery process through the selection and validation of drug targets. In addition, pharmaceutical and biotechnology companies could incorporate data obtained during clinical trials into the drug discovery process to develop second-generation drugs. If widely adopted, Genaissance's HAP™ Technology could enable the healthcare system to personalize treatment based upon an individual's unique genome.

  Genaissance's Strategy

        Genaissance's strategy consists of the following:

        To generate current revenues from commercializing its HAP™ technology in various markets.    The specific revenue sources would include:

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  license fees from granting access to individual genes and their HAP™ Markers or to Genaissance's database of HAP™ Markers for pharmaceutically relevant genes;

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  DNA banking and genotyping fees for measuring the genomic variation present in DNA samples;

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  study fees for identifying and validating the genomic markers responsible for defining populations with different drug response or different traits; and

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  revenues from homebrew diagnostic tests that Genaissance offers, which define populations with different drug response or different traits.

        The different markets, which Genaissance targets, include:

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  pharmaceutical companies, including those in regional markets, such as Japan and Europe;

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  biotechnology companies;

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  diagnostic companies;

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  government and academic groups;

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  agricultural markets; and

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  consumer markets, such as nutraceuticals.

        To establish contractual rights for royalties from the sale of drugs and diagnostic tests.    The revenue sources would include developing, with or without partners, drug response pharmacogenomic tests from the intellectual property created by partners using Genaissance's HAP™ Technology or in its internal programs. In addition, Genaissance seeks royalties from the sale of drugs and diagnostics, which use Genaissance's HAP™ Markers in a diagnostic test that:

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  defines drug safety or efficacy, or

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  is sold in combination with the use of a drug.

        Genaissance's commercialization programs include the following:

        Commercialize Genaissance's HAP™ technology.    Genaissance's offering pharmaceutical and biotechnology companies access to its HAP™ Technology and its clinical genetics development expertise for use throughout each phase of drug development and marketing. Potential customers can obtain access to Genaissance's proprietary HAP™ Markers, Genaissance's DecoGen® Informatics System, Genaissance's DNA banking, sequencing and genotyping facilities, and Genaissance's clinical genetics development expertise. In return, Genaissance seeks annual subscription fees and payments for its collaborative contributions to its customer's specific drug development or marketing projects and for pharmacogenomic support services. In addition, Genaissance seeks license fees, as well as milestone and royalty payments, for the commercial use of its HAP™ Markers. In some instances, Genaissance seeks to retain all intellectual property rights in its HAP™ Markers. In other instances, Genaissance offers its customers an option to obtain non-exclusive licenses for the use of particular HAP™ Markers for the development of therapeutic and diagnostic products. Genaissance currently has relationships and/or are providing pharmacogenomic support services to a large number of major pharmaceutical and biotechnology companies. Genaissance is in discussions and negotiations with additional pharmaceutical and biotechnology companies to enter into programs that will utilize its HAP™ Technology, including pharmaceutical companies in such regional markets as Japan, where Genaissance is using Intec Web and Genome Informatics Corporation as its sales representative.

        Commercialize the intellectual property that Genaissance licenses from others or develop with its HAP™ technology.    Genaissance currently has four programs from which it has or expects to have intellectual property to commercialize.

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  Thiopurine S-methyltransferase (TPMT) diagnostic test. The TPMT test provides a genetic assessment of a patient's ability to metabolize the thiopurine class of drugs, which are commonly used in a wide range of therapeutic areas, including such fields as oncology, rheumatology, organ transplantation and vasculitis therapy. The activity of the TPMT gene is genetically regulated.

    Studies have shown that one in 300 individuals (0.3%) have low to absent levels of TPMT enzyme activity, 11% have intermediate levels of enzyme activity and 89% have normal to high levels of enzyme activity. The TPMT test allows physicians to identify, prior to initiating therapy, patients who are at risk for developing acute toxicity to the thiopurine class of drugs. Specifically, the test provides a genetic assessment of a patient's ability to metabolize the thiopurine class of drugs. In May 2003, Genaissance entered into a licensing agreement with Prometheus Laboratories, Inc., under which Genaissance licensed Prometheus additional rights to the TPMT diagnostic test. Genaissance received an upfront licensing fee and receive royalties based on net sales.

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  Familial Long QT (LQT) syndrome diagnostic test. LQT is caused by structural abnormalities in the potassium and sodium channels of the heart, which predispose affected individuals to an abnormal heart rhythm (dysrrhythmia). LQT can be inherited (familial) or it can be acquired. Genaissance has intellectual property rights relating to the five genes that have been identified as explaining the majority of familial LQT cases, with each of the genes having multiple causative mutations. Acquired LQT can be the result of the administration of a medication. More than 50 approved prescription drugs, in various therapeutic classes, are thought to prolong the QT-interval. Drug-induced LQT has led to the withdrawal from the market of such well-know drugs as the heartburn agent Propulsid® and the antihistamine Seldane®. Genaissance is currently marketing to pharmaceutical companies the ability to include LQT genetics in drug development and, in the first half of 2004, expect to launch through its CLIA laboratory in New Haven a homebrew diagnostic test for diagnosing familial LQT.

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  STRENGTH trials (STATIN RESPONSE EXAMINED BY GENETIC HAP™ MARKERS). Genaissance applied its HAP™ Technology and its clinical genetics development skills to the statin class of drugs, which doctors use to treat patients with high cholesterol and lipid levels and who are, therefore, at risk for cardiovascular disease. This market is highly competitive with multiple approved products seeking to gain increased market share. Currently, the market is approximately $18 billion worldwide and experts estimate that the market is growing at the rate of about 20% per year.

  Genaissance examined five statins in our two prospective STRENGTH clinical trials. The goal of these two trials was to identify which of its HAP™ Markers define a patient population that has the best therapeutic response to one or more of these statins with a superior safety profile. In April 2001, Genaissance began enrollment for the first of our two STRENGTH trials, in which patients were randomized and then enrolled into one of four treatment arms, in which a patient was treated with one of four statins. The four drugs used were atorvastatin (sold by Pfizer Inc. as Lipitor®), cerivastatin (sold by Bayer AG as Baycol®), pravastatin (sold by Bristol-Myers Squibb Company as Pravacol®) and simvastatin (sold by Merck as Zocor®). Following the withdrawal of cerivastatin from the market in August 2001, we discontinued treating all of the patients who were taking this product. In October 2001, Genaissance began enrollment in its second STRENGTH trial, in which enrolled patients received lovastatin (sold by Merck as Mevacor®). The trial protocol for both STRENGTH trials was to treat each patient for eight weeks with the lowest dose recommended on the drug label followed by then treating each patient for eight weeks with the highest dose recommended on the drug label. At least 149 patients were enrolled into each treatment arm. Enrollment was completed for STRENGTH I in July 2001 with the last patient receiving the last examination in November 2001. Enrollment was completed for STRENGTH II in November 2001 with the last patient receiving the last examination in March 2002.

  In January 2003, Genaissance signed an agreement with Bayer AG and with Bayer HealthCare LLC to commercialize exclusively the diagnostic rights and non-exclusively the drug product development rights from its STRENGTH trials. As of December 31, 2003, Genaissance had not received any royalties under this agreement. In September 2003, Genaissance signed a license agreement with AstraZeneca PLC, under which AstraZeneca received non-exclusive access to the STRENGTH study database for research purposes for a limited period of time.

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  CARING Study (CLOZAPINE HAP™ MARKER DISCOVERY STUDY). In February 2002, Genaissance initiated a study designed to identify which of its HAP™ Markers define the patients who are most likely to develop agranulocytosis, a potentially life-threatening depletion of white blood cells, if treated with clozapine. Clozapine, which is no longer under patent protection, is a highly effective therapeutic for treating certain patients with schizophrenia. During the first six months of treatment with clozapine, a patient must undergo weekly blood monitoring, a requirement that results in poor patient compliance. Genaissance believes that clozapine's third-line therapy status and the requirement for repeated blood testing are the primary reasons that the market share for all clozapine products is only approximately $350 million in the United States. Sales of antipsychotic drugs in the United States reached an estimated $5.2 billion in 2000 and are expected to exceed $8 billion by 2005.

        Genaissance plans to use these patient samples with its HAP™ Technology to identify HAP™ Markers that define the population most likely to develop this adverse reaction. If Genaissance is successful in identifying these genomic markers, Genaissance plans to seek a suitable partner to commercialize these HAP™ Markers either through a diagnostic test or a diagnostic test associated with a drug. In September 2003, Genaissance announced that it had reached enrollment goals in order to initiate HAP™ Marker discovery and that it expected initial results from the study in 2004.

        Commercialize Genaissance's HAP™ technology in numerous markets.    Genaissance is now offering its HAP™ Technology, including its sequencing and genotyping services, to potential partners in additional markets, including research groups in government and academia and companies involved in the sale of nutraceuticals and companies involved in agriculture.

        Pursue strategic acquisitions.    Genaissance continually evaluates opportunities that may provide it with, among other things, intellectual property, key personnel, capabilities that could augment its recurring revenues or technologies that will enhance and complement its HAP™ Technology. From time to time, Genaissance intends to pursue acquisitions, which it believe will meet these goals.

        License in drugs under clinical development.    Genaissance is also investigating opportunities either to in-license or work with a partner on drugs in clinical development that have encountered problems, which might be addressed by applying its HAP™ Technology and clinical genetics capabilities. Genaissance has established criteria for use in evaluating these drug opportunities, which include:

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  compounds that have completed or are currently in Phase II of clinical development;

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  compounds for which Genaissance believes pharmacogenomics would substantially augment, restart or potentially expedite clinical development; and

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  compounds for which Genaissance believes pharmacogenomics would provide a competitive marketing advantage or provide a life-cycle management opportunity.

  Asthma Clinical Study as a Proof of Principle

        To demonstrate how the pharmaceutical and biotechnology industry and healthcare providers could use its HAP™ Technology, Genaissance conducted a clinical study to determine whether Genaissance could use HAP™ Markers or SNPs to define an asthma patient population that responded to the drug albuterol (sold by GlaxoSmithKline as Ventolin®), a standard treatment for persons with asthma. Genaissance conducted the study in collaboration with Dr. Stephen Liggett, a member of its scientific advisory board and a professor of medicine at the University of Cincinnati Medical Center. Genaissance examined genomic variation in the target of the drug, the beta2-adrenergic receptor

(beta2-AR). Dr. Liggett recruited 121 asthmatic individuals for clinical treatment and made a large number of standard pulmonary measurements, before and after he treated the patients with albuterol. The response to the drug differed significantly from patient to patient and the drug was clinically effective in only 40% of these patients as measured by generally accepted clinical criteria. Dr. Liggett and his staff drew blood samples and extracted the DNA. Genaissance did the genotyping and, using our DecoGen® Informatics System, identified specific pairs of HAP™ Markers in the beta2-AR receptor gene that were carried by patients that exhibited a positive drug response and specific pairs of HAP™ Markers that were carried by patients that exhibited a poor drug response. By contrast, no individual SNP was found to have such predictive power in this study. This study, which was similar in sample size typically used for a phase II clinical trial, showed that a patient's response to albuterol correlated, in a statistically significant manner, with specific HAP™ Markers.

        Genaissance published a more detailed description of this study in a peer reviewed scientific journal in September 2000. In July 2003, Genaissance received a U.S. Patent, entitled "Association of beta2-Adrenergic Receptor Haplotypes with Drug Response" (6,586,183), which contains claims based on these findings. In addition, Genaissance worked with a company that has a FDA approved, DNA-based diagnostic platform and verified the SNP assays they developed for defining the predictive HAP™ Markers. This proof of principle diagnostic assay and Genaissance's clinical study demonstrate that a pharmacogenomic test for drug response can be developed for point of care use with technology currently available.

  Genaissance's Technology

  Overview

        Genaissance's process for discovering HAP™ Markers eliminates the need, which is inherent in family-based approaches, to find and then test large numbers of families or related individuals to determine genomic variation. Initially, Genaissance discovers individual SNPs by high-throughput sequencing of DNA samples of unrelated and related individuals that are representative of the individuals who constitute the major pharmaceutical markets of the world. Genaissance uses its proprietary algorithms to organize the SNPs into HAP™ Markers. Using these algorithms, Genaissance finds that the number of actual HAP™ Markers per gene is significantly less than the theoretically large number of ways in which SNPs could be organized.

        Genaissance's DecoGen® Informatics System contains a number of components. Genaissance's HAP™ Database contains its HAP™ Markers, including information about their sequence, frequency and distribution. Genaissance's DecoGen® Informatics System also contains a proprietary collection of algorithms and a search engine that correlates a patient's HAP™ Markers with a particular response to a drug. To handle large amounts of information, Genaissance developed a proprietary tool that it calls RuleFinder™ that allows it to identify rapidly potential associations between clinical endpoints and genetic variation. Then using standard analytical tools, Genaissance has been able to determine, with statistical accuracy, the correlation between HAP™ Markers and drug response in a small population of the size commonly seen in phase I and phase II of a clinical trial.

        Genotyping is the process for measuring which HAP™ Marker pairs are present in a patient's DNA sample. Genaissance's research genotyping process uses proprietary software, robotics and Sequenom's MassARRAY™ platform to determine, on a high-throughput basis, which two HAP™ Markers for a gene are present in a patient's DNA sample. Genaissance integrates the resulting data into its DecoGen® Informatics System to search for a correlation with a patient's drug response. Genaissance has a customized facility in New Haven, dedicated to high-throughput genotyping, which is licensed under CLIA regulations to do diagnostic testing.

        The human genomic DNA, which is needed from patients in clinical trials to do genetic association studies, can be isolated and stored under GLP compliant conditions in Genaissance's facility in Research Triangle Park in Morrisville, North Carolina. Genaissance can develop GLP compliant genotyping assays for validating a genetic association in its Research Triangle Park facility, through which it also offer a range of GLP compliant P450 cytochrome genotyping assays for genes whose protein products are involved in the metabolism of drugs by the human body. Genaissance's Research Triangle Park facility also is licensed under CLIA regulations to do diagnostic testing.

        The following outlines the components of its HAP™ Technology and how Genaissance uses its HAP™ Technology to define a patient population with a specific drug response.

  Gene selection

        Genaissance's goal is to discover HAP™ Markers for pharmaceutically relevant genes. Genaissance prioritizes these genes for HAP™ Marker discovery based upon the needs of its customers. Genaissance obtains genomic information relevant for gene selection from publicly available sources and from proprietary databases. Genaissance has discovered HAP™ Markers for genes that are, or will likely become, drug targets; are associated with drug target pathways; are involved in how drugs modify cell communication or regulate other genes; and are involved in the metabolic process by which the body absorbs a drug and breaks it down.

  Index repository

        Genaissance constructed an Index Repository, a collection of diverse DNA samples, to discover the SNPs that are present in genes. Genaissance designed its Index Repository to contain genomic information that would be representative of the people who constitute the major pharmaceutical markets of the world; to aid in the quality control analysis of the SNPs it discovers; and to facilitate the organization of SNPs into HAP™ Markers.

        To build its Index Repository, Genaissance recruited over 650 individuals whose parents and grandparents came from specified geographical regions. Genaissance obtained personal information from each individual, including sex, date of birth, and general medical information, as well as a detailed family history and drew blood samples so that it could create continually multiplying cells from the white cells present in the blood. The resulting cells, called permanent cell lines, provide Genaissance with a supply of DNA from which to discover SNPs. Genaissance stores frozen samples of each cell line at multiple locations to ensure that all of these cell lines are available in the future. To supply sufficient DNA for the production process, Genaissance grows the cell lines in its cell culture facility. Genaissance employs quality control procedures that permit each DNA sample to be unambiguously matched to its corresponding cell line. Genaissance stores all of the information about a cell line in its proprietary HAP™ Database that is a component of its DecoGen® Informatics System.

  Discovering SNPs

        Genaissance uses a subset of its Index Repository to discover SNPs. Genaissance employed principles of population statistics to determine the minimum number of unrelated individuals that it needed to have a 99% probability of detecting a SNP or HAP™ Marker that occurs in at least 5% of the general population or in at least 10% of a population from a specific geographical region.

        Genaissance sequences individual samples of DNA so that it can accurately determine the frequency of a SNP in the population. Genaissance's procedure allows it to detect SNPs that are present at lower frequencies than if it were to analyze a mixture of DNA from different individuals. Genaissance sequences 93 individual, human DNA samples, or 186 individual genomes, from its Index Repository in the following genomic regions for each selected gene: the region responsible for controlling when a gene is active, the control region; the regions containing coding information that is found in the protein product of the gene, the coding regions; the boundaries between the genomic regions containing coding information and those interspersed regions that do not contain coding information, the non-coding regions; and the region at the end of a gene immediately after the last region containing coding information.

        Genaissance's sequencing process is highly automated, from picking the regions to be sequenced through loading the samples onto one of its sequencing machines. Genaissance has also developed a proprietary laboratory information management system to track genes as they progress through the production pipeline. Genaissance uses this system to monitor the overall quality of data it produces to ensure that the sequencing process is operating according to its established standards. The sequence information undergoes two forms of quality control analysis. Genaissance uses electronic procedures and established population genomic principles to identify and validate that a SNP exists at a given position.

  HAP™ Markers and HAP™ Database

        Geneticists use the term haplotype to describe how SNPs are organized on a chromosome. Typically, geneticists study the inheritance of genetic variability in extended families in order to determine haplotypes. Genaissance does not need to conduct family studies to discover haplotypes. Rather than relying on family studies, Genaissance has developed an entirely computerized process for discovering haplotypes. Genaissance's proprietary method works because it analyzes a large number of individual samples and it has members of extended families in its sample set. Genaissance has validated the accuracy of its computerized process by conventional family studies and molecular techniques. Genaissance uses its proprietary computational methods and algorithms to determine how the SNPs in a gene are organized on each of the two chromosomes in each sample we sequence from its Index Repository. Genaissance uses the term HAP™ Marker, derived from haplotype, to describe the organization of SNPs it finds for a gene.

        Genaissance's computerized process assigns a confidence value to each HAP™ Marker it discovers. If the HAP™ Markers it discovers for a gene fall below a defined confidence level, Genaissance subdivides the gene into regions. Genaissance reexamines each region until it identifies HAP™ Markers that meet its acceptance level. Genaissance then enters each HAP™ Marker into its proprietary HAP™ Database. Genaissance also enters other relevant population information, such as the distribution and frequency of each HAP™ Marker among people from different geographical regions. Genaissance also includes, in its HAP™ Database, other genomic markers that others have identified and are available in public databases.

        As of December 31, 2003, Genaissance had processed in excess of 8,000 pharmaceutically relevant genes through its production process and deposited their HAP™ Markers and associated information into its HAP™ Database. All of the nearly 500 current drug targets, with identified genomic structure, have gone through Genaissance's production process. To date, Genaissance has found an average of approximately 18 SNPs per gene. There are generally two possible forms of a SNP that are found at a site of genomic variation. Therefore, these 18 SNPs could theoretically be organized into 218 or 262,144 potential HAP™ Markers.

        Using its proprietary algorithms, Genaissance found that these SNPs are organized into an average of only approximately 19 HAP™ Markers per gene.

  The DECOGEN® Informatics System

        Genaissance has constructed a proprietary informatics system, called DecoGen®, which contains the proprietary database of population information for its Index Repository and its proprietary HAP™ Database of HAP™ Markers. These databases can accommodate information from a variety of populations, including individuals suffering from a specific disease and patients in clinical trials, as well as associated data, such as detailed medical histories, including responses to drugs. The portal to these databases is the DecoGen® Informatics System's search engine, which Genaissance designed with an intuitive, graphical user interface so that drug development clinicians can easily manage their data to find a correlation between HAP™ Markers and a drug response.

        Genaissance's DecoGen® Informatics System can use either qualitative or quantitative clinical measurements as a clinical endpoint to search for a correlation with its HAP™ Markers. The informatics system has the ability to exchange information with standard software packages used in the pharmaceutical industry and additional tools are also available within the system to help in the design and operation of clinical trials.

  Research Genotyping

        Genotyping is the process of determining which HAP™ Marker is present for each of the two versions of each gene in a patient's clinical sample. Genaissance designed its high-throughput genotyping capabilities to support its clients who are using its HAP™ Technology as well as to provide pharmacogenomic support services to pharmaceutical, biotechnology and diagnostic companies, to government and academic groups and to other entities. The first step in searching for a clinical correlation is to do genotyping on clinical samples. Genaissance's DecoGen® Informatics System contains a proprietary computational tool that determines the minimal number and combination of variable sites, which it must analyze in order to identify, with high confidence, the two HAP™ Markers that are present for each gene in a clinical sample of DNA. This proprietary tool exploits an established genetic principle. That is, the presence of a given form of genomic variation at one position can be highly predictive of the form of genomic variation present at another site in a gene. This predictability reduces the complexity of the information needed to identify a HAP™ Marker in a genomic DNA sample. Genaissance can determine this predictability, however, only if it already knows the haplotype or the organization of SNPs in a gene. Genaissance's HAP™ Markers contain this needed information.

  Genaissance's HAP™ Technology Customers

        In the fiscal year ended December 31, 2003, Genaissance entered into the following licenses and collaborations:

  Millennium Pharmaceuticals, Inc.

        Effective January 7, 2003, Genaissance entered into a multi-year agreement with Millennium Pharmaceuticals, Inc., under which Genaissance granted Millennium a non-exclusive license to its HAP™ Technology in exchange for the payment of annual subscription fees. Millennium granted Genaissance certain rights to support their DNA biomarkers and pharmacogenomic efforts. Millennium has an option to pay specified annual fees to extend the agreement beyond the defined expiration date. Either party may terminate the agreement early if the other party breaches the agreement.

  Bayer AG and Bayer Healthcare LLC

        Effective January 15, 2003, Genaissance entered into a research collaboration and an exclusive license agreement with Bayer AG and with Bayer Healthcare LLC through its Diagnostics Division to develop pharmacogenomic markers of drug safety and efficacy for a defined drug category and for certain disease fields. Under the terms of the agreement, each party has contributed portions of intellectual property derived from its respective programs. Genaissance is receiving funding to apply its HAP™ Technology to Bayer's clinical samples. Bayer will receive exclusive rights to develop and market diagnostic tests based on the results of the collaboration. Genaissance is entitled to receive royalties and rights to perform these diagnostic tests in its CLIA licensed diagnostic laboratories. There are mutual royalty provisions for any pharmaceutical drugs derived from the collaboration. The collaboration will terminate at the end of defined safety and efficacy studies. The agreement will terminate upon the expiration of all licenses and other granted rights and of the obligation to pay royalties. Either party may terminate the agreement early if the other party breaches the agreement.

  Wayne State University

        Effective March 11, 2003, Genaissance entered into an agreement with Wayne State University (WSU) to support WSU's research contract with the National Institute of Child Health and Human Development's Perinatology Research Branch (PRB), which is located at the WSU School of Medicine in Detroit, Michigan. Under the agreement, WSU gained access to specific HAP™ Markers and obtained a limited license to use Genaissance's DecoGen® Informatics System. Genaissance has developed assays for the selected HAP™ Markers and is providing high-throughput genotyping on clinical samples provided by WSU and the PRB. Genaissance receives a license fee and other payments from WSU. Either party may terminate the agreement early if the other party breaches the agreement. Genaissance expects to complete the genotyping in 2004.

  AstraZeneca UK Limited

        Effective September 5, 2003, Genaissance entered into a non-exclusive agreement with AstraZeneca UK Limited, under which AstraZeneca was granted, for a limited period of time, a limited research license to use Genaissance's DecoGen® Informatics System, the gene associations from Genaissance's STRENGTH study and their underlying clinical and genetic data to investigate the genetic basis of variable response to the statin class of drugs. AstraZeneca granted Genaissance certain rights to support their outsourced genotyping and their diagnostic efforts. AstraZeneca has an option to pay a specified fee to extend the term of the limited research license beyond the defined expiration date.

  Sciona Limited UK

        Effective November 17, 2003, Genaissance entered into a multi-year agreement with Sciona Limited, a private company based in the United Kingdom, under which Genaissance licensed its HAP™ Technology to Sciona for use in the development and marketing of consumer products. In exchange for a license to Genaissance's HAP™ Technology, Sciona granted Genaissance a 30% fully diluted equity position in Sciona as well as certain rights to support their pharmacogenomic research and customer genotyping. Genaissance is also entitled to receive royalties on any products that are developed by Sciona, which incorporate the HAP™ Technology. Genaissance may terminate the agreement early if Sciona fails to obtain or achieve certain cumulative combined sales revenues and third party financing within a specified period of time, in which case Genaissance would be obligated to offer the equity it received from Sciona to Sciona for repurchase.

  Intellectual Property

        Genaissance relies on patents, trade secrets, non-disclosure agreements, copyrights and trademarks to protect its proprietary technologies and information. In addition, Genaissance's goal is to license to third parties certain components of its intellectual property that is peripheral to its core products and services.

        As of December 31, 2003, Genaissance's patent portfolio included a total of 31 issued patents, 10 of which we own, one of which is co-owned with the University of Cincinnati, for which Genaissance has an exclusive commercial license, and 19 of which Genaissance is the exclusive licensee. One patent is co-owned with Yale University, for which Genaissance no longer has an exclusive license to Yale's rights. Genaissance's issued patents and pending patent applications include those for:

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  genes and mutations associated with familial LQT;

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  HAP™ Markers for pharmaceutically important genes;

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  correlations between specific HAP™ Markers and response to albuterol and statins;

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  components of Genaissance's DecoGen® Informatics System, including the process for assembling HAP™ Markers and for determining clinical associations; and

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  processes for integrating personalized medicines into the healthcare system.

        Genaissance also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position. Genaissance generally protects this information with reasonable security measures, including confidentiality agreements that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship shall be kept confidential except in specified circumstances. Agreements with employees provide that all inventions conceived by the individual while employed by Genaissance are Genaissance's exclusive property.

  Competition

        There is significant competition among entities attempting to use genomic variation data and informatics tools to develop and market new and existing medicines. Genaissance expects the intensity of the competition to increase. Genaissance faces, and will continue to face, competition from pharmaceutical, biotechnology and diagnostic companies, both in the United States and abroad. Several entities have identified and assembled SNP and haplotype databases for use as a measure of genomic variation. These databases are based on various technologies and approaches, including the sequencing of either cDNA or genomic DNA and a genome-wide approach or a candidate gene approach. In addition, some of these entities are providing or intend to provide informatics tools for integrating the use of SNPs and haplotypes into the drug development process while others are attempting to use this information to identify genetic markers that are predictive of disease susceptibility and drug response. These entities include, among others, deCODE genetics, Celera Diagnostics, the International HapMap Project and Perlegen Sciences. In addition, numerous pharmaceutical companies are developing internal capabilities for identifying and utilizing gene variation data. In order to compete successfully against existing and future entities, Genaissance must demonstrate the value of its HAP™ Technology and that its informatics technologies and capabilities are superior to those of its competitors. Many of Genaissance's competitors have greater resources, gene variation discovery capabilities and informatics development capabilities than does Genaissance. Therefore, Genaissance's competitors may succeed in identifying an association between a phenotype and gene variation and applying for patent protection more rapidly than does Genaissance.

        Genaissance expects that its ability to compete will be based on a number of factors, including:

  •
  the ability of its partners to develop and commercialize therapeutic and diagnostic products based upon its HAP™ Technology;

  •
  its ability to attract and retain partners;

  •
  its ability to commercialize its intellectual property;

  •
  its ability to attract and retain qualified personnel;

  •
  its ability to protect against unauthorized use of its HAP™ Technology under various intellectual property laws and contractual obligations; and

  •
  its ability to secure sufficient resources to fund its HAP™ Technology commercialization programs.

  Government Regulation

        Regulation by governmental entities in the United States and other countries will be a significant factor in the development, manufacturing and marketing of any product that Genaissance or its partners develop. Various federal and, in some cases, state statutes and regulations govern or influence the manufacturing, safety, labeling, storage, record keeping, performance and marketing of human therapeutic and diagnostic products or services. The extent to which these regulations may apply to Genaissance or its partners will vary depending on the nature of the product or service.

        Currently, the FDA does not require companies seeking product approvals to provide data regarding the correlation between therapeutic response and genomic variation. On November 3, 2003, however, the FDA issued draft guidance that encourages pharmaceutical and biotechnology companies to use pharmacogenomics during the drug development process and clarifies how the FDA will evaluate the resulting data.

        Virtually all of the pharmaceutical products developed by Genaissance's partners will require regulatory approval by governmental agencies prior to commercialization. In particular, the FDA and similar health authorities in foreign countries will impose on these products an extensive regulatory review process before they can be marketed. This regulatory process typically involves, among other requirements, preclinical studies, clinical trials and often post-marketing surveillance of each compound. This process can take many years and requires the expenditure of substantial resources. Delays in obtaining marketing clearance could delay the commercialization of any therapeutic or diagnostic products developed by Genaissance's partners, impose costly procedures on Genaissance's partners' activities, diminish any competitive advantages that Genaissance's partners may attain and lessen Genaissance's potential royalties. Any products Genaissance's partners develop may not receive regulatory approval in a timely fashion or at all.

        The FDA regulates human therapeutic and diagnostic products in one of three broad categories: drugs, biologics or medical devices. Products developed using Genaissance's technologies could potentially fall into any of these three categories.

        The FDA generally requires the following steps for pre-market approval of a new drug or biologic product:

  •
  preclinical laboratory and animal tests;

  •
  submission to the FDA of an investigational new drug application, which must become effective before clinical trials may begin;

  •
  adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication;

  •
  submission to the FDA of a new drug application, or NDA, if the FDA classifies the product as a new drug, or a biologic license application, or BLA, if the FDA classifies the product as a biologic; and

  •
  FDA review of the NDA or BLA in order to determine, among other things, whether the product is safe and effective for its intended uses.

        The FDA classifies medical devices, which include diagnostic products, as class I, class II or class III, depending on the nature of the medical device and the existence in the market of any similar devices. Class I medical devices are subject to general controls, including labeling, premarket notification and good manufacturing practice requirements. Class II medical devices are subject to general and special controls, including performance standards, postmarket surveillance, patient registries and FDA guidelines. Class III medical devices are those which must receive premarket approval, or PMA, by the FDA to ensure their safety and effectiveness, typically including life-sustaining, life-supporting, or implantable devices or new devices which have been found not to be substantially equivalent to currently marketed medical devices. It is impossible to say at this time, which of these categories, will apply to any diagnostic product incorporating Genaissance's technologies.

        Before a new device can be introduced into the U.S. market, it must, in most cases, receive either premarket notification clearance under section 510(k) of the Food, Drug, and Cosmetic Act or approval pursuant to the more costly and time-consuming PMA process. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, laboratory and animal studies. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed class I or class II medical device or a class III medical device for which the FDA has not called for PMAs. While less expensive and time-consuming than obtaining PMA clearance, securing 510(k) clearance may involve the submission of a substantial volume of data, including clinical data, and may require a lengthy substantive review.

        Even if regulatory clearance is obtained, a marketed product and its manufacturer are both subject to continuing review. Discovery of previously unknown problems with a product may result in withdrawal of the product from the market, which could reduce our revenue sources and hurt our financial results, in addition to exposing us to product liability claims. Violations of regulatory requirements at any stage during the process, including preclinical studies and clinical trials, the review process, post-marketing approval or in manufacturing practices or manufacturing requirements, may result in various adverse consequences to Genaissance, including:

  •
  the FDA's delay in granting marketing clearance or refusal to grant marketing clearance of a product;

  •
  withdrawal of a product from the market; or

  •
  the imposition of civil or criminal penalties against the manufacturer and holder of the marketing clearance.

        Generally, similar regulatory requirements apply to products intended for marketing outside the United States.

        Genaissance uses DNA isolated from clinical samples of blood from individuals in developing its intellectual property consisting of HAP™ Markers and HAP™ Marker associations. In some cases, a clinical research organization, or CRO, with which Genaissance has a contract, collects these blood samples, plus personal and medical information about each individual. In other cases, Genaissance contracts directly with clinical sites to collect the blood samples plus personal and medical information without the assistance of a CRO. Genaissance's CRO prepares, subject to Genaissance's approval, the sample collection protocol and the patient informed consent form, as well as identifying the clinical sites, which collect the samples. The individual clinical sites recruit the patients for each clinical study and, following the study protocol, explain and obtain the signed and witnessed informed consent documents from each patient. The informed consent form includes the patient's authorization to use the patient's blood sample and data derived from it for developing commercial products. Genaissance's contract with the CRO and contracts with individual clinical sites require an independent institutional review board to approve the study protocol, the patient informed consent form and the transmission of the samples to Genaissance. Either Genaissance does not know the identity or it has in place procedures to maintain the confidentiality of any of the individuals from whom it receives clinical samples. Genaissance believes that these procedures comply with all applicable federal, state and institutional regulations.

        While the FDA does not currently regulate Genaissance's genotyping facility, CLIA defines standards that constitute good clinical laboratory practice. Although this is a federal law, each state is responsible for administering the statute. In April 2002, the state of Connecticut issued a CLIA license for Genaissance's facility in New Haven and in April 2002, the state of North Carolina issued a CLIA license for its facility in Research Triangle Park. Both of these facilities can provide diagnostic test results in support of therapeutic or medical interventions. A CLIA licensed diagnostic laboratory can be inspected by the state at any time to insure that Genaissance is in compliance with CLIA.

  Research and Development

        For the years ended December 31, 2002, 2001 and 2000, Genaissance spent approximately $23.9 million, $46.3 million and $27.4 million, respectively, on research and development activities.

  Human Resources

        As of December 31, 2003, Genaissance had 127 full-time employees, 108 of whom were engaged in research and development activities, 6 of whom were engaged in business development and 13 of whom conducted general and administrative functions. Of the 108 employees engaged in research and development activities, 52 were engaged in providing pharmacogenomic support services, 37 were engaged in bioinformatics, software development and information technology, 10 were engaged in medical affairs activities, 5 were engaged in population genomics and 4 were engaged in intellectual property. Twenty-nine of Genaissance's employees hold Ph.D. and/or M.D. degrees and 22 hold other advanced degrees.

        None of Genaissance's employees are covered by a collective bargaining agreement, and Genaissance considers its relations with its employees to be good.

  Directors

        Set forth below is certain information regarding Genaissance's current directors, including their respective ages as of December 31, 2003:

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
Class I Director (present term expires in 2004).
Harry H. Penner, Jr.† Age: 58
	Mr. Penner has served as the BioScience Adviser to the Governor of the State of Connecticut since December 2001. Mr. Penner has also served as President and Chief Executive Officer of Nascent BioScience LLC, a firm specializing in the start-up and growth of biotechnology companies, since October 2001. From December 1993 to September 2001, Mr. Penner served as the President, Chief Executive Officer and Vice Chairman of Neurogen Corporation, a publicly traded biotechnology company. Prior to 1993, Mr. Penner served as President of Novo Nordisk of North America, Inc. and Executive Vice President of Novo Nordisk A/S. Mr. Penner is Vice Chairman of the Board of Governors of Higher Education in Connecticut. Mr. Penner holds a J.D. from Fordham University, a L.L.M. from New York University and a B.A. from the University of Virginia. He also serves on the Boards of Directors of Avant Immunotherapeutics, Inc., BioStratum, Inc. and Rib-X Pharmaceuticals, Inc.	1998

Class II Directors (present term expires in 2005)
Jürgen Drews, M.D.* Age: 70
	Dr. Drews has served as chairman of our board of directors since August 1999. Dr. Drews has served as a partner of Bear Stearns Health Innoventure Fund LLC, a company that manages capital investments in the health care industry, since 2001. In 1998, Dr. Drews co-founded International Biomedicine Management Partners, Inc., a venture capital company of which he also served as a partner and chairman of the board of directors until April 2001. From 1985 to 1997, Dr. Drews served as President of Global Research and Development at Hoffmann-LaRoche Inc., a pharmaceutical company. From 1986 to 1997, Dr. Drews also served as a member of the Corporate Executive Committee of the Roche Group, a healthcare company. He holds a M.D. in internal medicine from the Free University of Berlin. He serves as Chairman of the Supervising Board of GPC Biotech AG and serves on the Boards of Directors of Human Genome Sciences, Inc., MorphoSys GmbH and Protein Design Labs, Inc.	1998
Kevin L. Rakin Age: 43
	Mr. Rakin co-founded Genaissance and has served as our chief executive officer since August 2002 and president since October 2000. Mr. Rakin also served as our chief financial officer from January 1997 to August 2002 and as our executive vice president from January 1997 to October 2000. From 1990 to December 1997, Mr. Rakin also served as a principal at the Stevenson Group, a consulting firm, where he provided financial and strategic planning services to high-growth technology companies and venture capital firms. Prior to this, Mr. Rakin was a manager with the entrepreneurial services group of Ernst & Young LLP. Mr. Rakin holds a B.S. in business and a M.S. from the University of Cape Town and a M.B.A. from Columbia University.	1995
Christopher Wright*† Age: 47
	Mr. Wright has served as a director of Merifin Capital Group, a private investment firm, since January 1989 and is also an advisory director of Campbell Lutyens & Co. Ltd. From 1995 to June 2003, Mr. Wright served as the head of Global Private Equity for Dresdner Kleinwort Capital, which manages private equity investments worldwide. From 1991 to 2000, Mr. Wright served as executive vice president of Dresdner Kleinwort Benson. Mr. Wright holds a M.A. in philosophy and economics from Oxford University and a C. Diploma in accounting and finance. He serves on the boards of directors of Lombard Risk Management PLC, Roper Industries Inc., Maxcess International Corporation, Mrs. Fields Holdings Inc., I-documentsystems Group PLC and Tritex Corporation.	1998

Class III Directors (present term expires in 2006).
Karen A. Dawes Age: 52
	Ms. Dawes is the principal and founder of Knowledgeable Decisions, LLC, a marketing and consulting firm specializing in new product launches and in assisting emerging companies with their commercialization strategies. From 1999 to 2003, Ms. Dawes was senior vice president, U.S. Business Group Head at Bayer Corporation. From 1994 to 1999, she held positions at Wyeth and Genetics Institute, Inc., as senior vice president, Global Strategic Marketing and vice president, Commercial Operations, respectively. From 1984 to 1994, Ms. Dawes was at Pfizer, Inc., most recently as vice president, Marketing, Pratt Division. Ms. Dawes serves on the boards of Protein Design Labs, Inc. and Market New Haven, Inc. She received a B.A. and M.A. in English Literature from Simmons College and an M.B.A. from Harvard University.	2003
Joseph Klein III† Age: 42
	Mr. Klein is the managing director of Gauss Capital Advisors, LLC, an investment due diligence and advisory firm focusing on the identification of promising health technology investments. Prior to founding Gauss Capital in 1998, Mr. Klein spent a decade at T. Rowe Price Associates in various health care investment roles. He has also served as the health care investment analyst at The Kaufmann Fund and vice president of Strategy of Medical Manager Corporation and venture partner at MPM Capital. Mr. Klein also serves on the Board of Directors of Guilford Pharmaceuticals and NPS Pharmaceuticals, where he is Chairman of the Audit Committee. Mr. Klein received a B.A. from Yale University and an M.B.A. from Stanford Graduate School of Business. Mr. Klein is a Chartered Financial Analyst and Chartered Financial Consultant.	2003

Seth Rudnick, M.D.* Age: 55
	Dr. Rudnick has served as a general partner at Canaan Equity Partners, a venture capital firm, since 2000. From 1998 to 2000, Dr. Rudnick served as a venture partner at Canaan Equity Partners. Dr. Rudnick also serves as a clinical professor of medicine at the University of North Carolina at Chapel Hill. From 1991 to 1997, Dr. Rudnick served as chief executive officer of CytoTherapeutics, Inc. (now, StemCells, Inc.), a company engaged in the development of cell and gene based therapeutics, and as chairman of the board of directors from 1993 until 1998. Dr. Rudnick received a M.D. from the University of Virginia and a B.A. from the University of Pennsylvania.	2000

*
Member of the Compensation Committee.

†
Member of the Audit Committee.

  Executive Officers

        Set forth below is certain information regarding Genaissance's current executive officers, including their respective ages as of December 31, 2003:

NAME	AGE	POSITION
Kevin L. Rakin	43	President, Chief Executive Officer and Director
Gerald F. Vovis, Ph.D.	60	Executive Vice President and Chief Technology Officer
Richard S. Judson, Ph.D	45	Senior Vice President of Research and Development and Chief Scientific Officer
Ben D. Kaplan	46	Senior Vice President, Chief Financial Officer and Secretary

        Kevin L. Rakin.    Mr. Rakin was appointed chief executive officer, in addition to president, in August 2002. He cofounded Genaissance and has served as a director since 1995. Mr. Rakin has served as our president since October 2000. From 1995 through 2002, Mr. Rakin served as our chief financial officer and, from January 1997 to October 2000, as our executive vice president. Prior to 1998, Mr. Rakin was also a principal at the Stevenson Group, a consulting firm, where he provided financial and strategic planning services to high-growth technology companies and venture capital firms. Prior to this, Mr. Rakin was a manager with Ernst & Young's entrepreneurial services group. Mr. Rakin holds a B.S. in business and a M.S. from the University of Cape Town and a M.B.A. from Columbia University.

        Gerald F. Vovis, Ph.D.    Dr. Vovis was appointed executive vice president, in addition to chief technology officer, in April 2002. He has served as our chief technology officer since October 2000. From October 2000 to April 2002, Dr. Vovis was a senior vice president and, from April 1999 to October 2000, was our senior vice president of Genomics. From 1980 to 1999, he was affiliated with Genome Therapeutics Corporation, a genomics company, most recently as senior vice president of Scientific Affairs. Dr. Vovis has twenty-three years of experience in the management of genetic research and in the development and management of collaborative research programs with pharmaceutical and biotechnology companies. Dr. Vovis holds a B.A. in chemistry from Knox College and a Ph.D. in biology from Case Western Reserve University.

        Richard S. Judson, Ph.D.    Dr. Judson was appointed chief scientific officer, in addition to senior vice president of research and development, in September 2003. He has served as our senior vice president of research and development since August 2002. From April 2000 to August 2002, Dr. Judson was our senior vice president of informatics and, from November 1999 to April 2000, our vice president of informatics. He joined Genaissance in February 1999 as associate director, Bioinformatics. From January 1997 to February 1999, Dr. Judson served as group leader in the bioinformatics department of CuraGen Corporation, a genomics company, where he was responsible for developing software for protein-protein interactions and DNA sequence analysis. From January 1990 to December 1996, he served as a senior member of the technology staff at Sandia National Laboratories, leading modeling projects in several areas including computational drug design, protein modeling and sequence analysis. He holds a B.A. in chemistry and physics from Rice University and a M.A. and a Ph.D. in chemistry from Princeton University.

        Ben D. Kaplan.    Mr. Kaplan was appointed senior vice president, chief financial officer and secretary in May 2003. From November 2002 to May 2003, Mr. Kaplan was a consultant to and then senior vice president finance and administration and chief financial officer at Ikonisys, Inc., an emerging diagnostic company. From November 2001 to November 2002, he was a consultant to PerkinElmer, Inc. Mr. Kaplan was vice president and chief financial officer at Packard Bioscience Company from February 1997 until November 2001, when Packard Bioscience was sold to PerkinElmer. A certified public accountant, he was previously an audit partner in the Hartford and New Haven, Connecticut offices of Arthur Andersen LLP. He holds a B.S. in business administration and a M.S. in public accounting from the University of Hartford.

  Properties

        Our executive offices are located at Five Science Park, New Haven, Connecticut. We have nearly 72,000 square feet of laboratory and office space, under a lease expiring on September 30, 2006, which we may extend for up to 10 years. We have approximately 12,600 square feet of laboratory and office space at 2500 Paramount Parkway, Morrisville, North Carolina, under an at will lease. We believe that our current facilities and the space available to us under a lease extension are suitable to meet our current requirements and that suitable additional space will be available on commercially reasonable terms, if required.

  Legal Proceedings

        We are not a party to any material legal proceedings.

  Significant Customers and Foreign Based Revenues

        For the years ended December 31, 2002 and 2001, approximately 4% and 6% of Genaissance's revenues resulted from foreign-based customers. For the years ended December 31, 2002 and 2001, 82% and 94% of revenues resulted from transactions with three customers.

  Market for Genaissance's Common Stock and Related Stockholder Matters

        Genaissance's common stock is currently quoted on the NASDAQ Stock Market under the symbol "GNSC".

        Genaissance's common stock began trading on August 1, 2000 and the high and low bid information, as reported on the NASDAQ Stock Market for the periods indicated, was as follows:

	HIGH	LOW
2002
First Quarter	$4.69	$2.45
Second Quarter	$2.96	$1.13
Third Quarter	$1.45	$0.36
Fourth Quarter	$1.48	$0.37
2003
First Quarter	$1.88	$0.80
Second Quarter	$2.19	$1.00
Third Quarter	$2.26	$1.10
Fourth Quarter	$3.35	$1.82
2004
First Quarter (through January 15, 2004)	$3.99	$2.80

        The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

        As of December 31, 2003, there were approximately 240 holders of record of our common stock.

        Genaissance common stock closed at $3.32 on January 15, 2004 and closed at $2.99 on December 18, 2003, the date immediately prior to the public announcement of the merger.

        Genaissance has never paid cash dividends on its common stock and it does not anticipate paying any cash dividends in the foreseeable future. Genaissance currently intends to retain future earnings, if any, for use in its business.

  Stock Ownership of Management

        The following table and footnotes set forth information regarding the beneficial ownership of shares of Genaissance common stock as of December 31, 2003 by:

  •
  each person or entity known by Genaissance to be the beneficial owner of more than 5% of the outstanding shares of its common stock;

  •
  each of Genaissance's four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2003;

  •
  each of Genaissance's directors; and

  •
  Genaissance's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to stock options or warrants currently exercisable or exercisable within 60 days after December 31, 2003 are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person or entity holding the stock options or warrants but are not deemed outstanding for purposes of computing the percentage of shares beneficially owned by any other person or entity. Except as indicated by footnote, Genaissance believes that the reporting persons, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
RAM Trading Ltd.(1) 210 E. State Street Batavia, IL 60510	5,477,500	19.63%
International BM Biomedicine Holdings AG(2) Nauenstrasse 41 P.O. Box 4002 Basel, Switzerland	1,362,409	5.85%
Connecticut Innovations, Incorporated(3) 999 West Street Rocky Hill, CT 06067	1,220,916	5.24%
Executive Officers and Directors
Kevin L. Rakin(4)	1,033,333	4.36%
Gerald F. Vovis, Ph.D.(5)	241,142	1.03%
Richard S. Judson, Ph.D.(6)	204,950	*
Ben D. Kaplan(7)	43,500	*
Karen A. Dawes(8)	625	*
Jürgen Drews, M.D.(9)	26,939	*
Joseph Klein III(10)	51,563	*
Harry H. Penner, Jr.(11)	58,189	*
Seth Rudnick, M.D.(12)	256,926	1.10%
Christopher Wright(13)	348,646	1.50%
All executive officers and directors as a group (10 persons)(14)	2,265,813	9.37%

*
Represents less than 1%.

(1)
Includes 2,700,000 shares of common stock issuable upon conversion of 270,000 shares of series A preferred stock owned by RAM Trading and 877,500 shares of common stock held by RAM Trading. Also includes 1,900,000 shares of common stock issuable upon the exercise and conversion of a warrant for 190,000 shares of series A preferred stock held by RAM Trading. RAM Trading, Ltd. is the sole record holder of 100% of the outstanding shares of Genaissance series A preferred stock. Based upon a Schedule 13G filed with the SEC, the following entities and individuals share voting power and dispositive power of all such shares: RAM Trading, Ltd., Ritchie Capital Management, L.L.C., RAM Capital, L.L.C., RAM Capital Investments, Ltd., THR, Inc. and A.R. Thane Ritchie.

(2)
Includes 5,455 shares of common stock issuable upon exercise of a warrant exercisable within 60 days after December 31, 2003. The shares beneficially reported herein are owned directly by Biomedicine L.P. The general partner of Biomedicine L.P. is International BM Biomedicine Holdings (Cayman) Ltd., which is wholly owned by International BM Biomedicine Holdings AG. This information is based on the Schedule 13G filed with the SEC for the year ended December 31, 2002.

(3)
This information is based on information provided as of February 28, 2003 by Connecticut Innovations, Incorporated in response to a questionnaire sent by us in connection with our 2003 annual meeting of stockholders.

(4)
Includes 5,000 shares owned by Mr. Rakin's wife, 70,000 shares owned by The Alison N. Hoffman and Kevin L. Rakin Irrevocable Trust, 300 shares held by Mr. Rakin's father-in-law for the benefit of Mr. Rakin's children, 69,100 shares of common stock granted pursuant to a restricted stock award and 373,439 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(5)
Includes 21,000 shares of common stock granted pursuant to a restricted stock award and 204,688 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(6)
Includes 19,600 shares of common stock granted pursuant to a restricted stock award and 175,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(7)
Includes 37,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(8)
Includes 625 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(9)
Includes 25,939 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(10)
Includes 1,563 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003. Also includes 10,000 shares of common stock issuable upon exercise of a warrant held by Mr. Klein.

(11)
Includes 38,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(12)
Includes 232,970 shares owned by Canaan Equity Partners and 13,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003. Dr. Rudnick is a general partner of Canaan Equity Partners and has voting and investment control over the shares owned by that entity. Dr. Rudnick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)
Includes 333,821 shares of common stock owned by Merifin Capital N.V. and 1,636 shares of common stock issuable upon exercise of a warrant held by Merifin Capital N.V. exercisable within 60 days after December 31, 2003. Also includes 13,189 shares of common stock issuable upon exercise of stock options held by Mr. Wright exercisable within 60 days after December 31, 2003. Mr. Wright serves on the board of directors and as an executive director of Merifin Capital N.V., and has voting and investment control over the shares owned by Merifin Capital N.V. Mr. Wright disclaims beneficial ownership of the shares owned by Merifin Capital N.V. except to the extent of his pecuniary interest therein.

(14)
Includes 895,582 shares of common stock issuable upon exercise of stock options or warrants exercisable within 60 days after December 31, 2003.

  Executive Compensation

        The compensation committee of the Genaissance board of directors establishes the compensation policies for its executive officers, including reviewing the performance of its president and chief executive officer, and determines the compensation of all executive officers and directors. In addition, the compensation committee administers any bonus, incentive compensation and equity incentive plans.

        Genaissance's executive compensation program is designed to be closely linked to corporate performance. To this end, it has developed an overall compensation strategy and a specific compensation plan that ties a portion of executive compensation to its success in meeting specified performance goals. In addition, through the use of stock options and restricted stock, Genaissance links a portion of each executive's compensation with the performance of its stock price. The objectives of this strategy are to attract and retain the best possible executive talent, to motivate further its executives to achieve its business strategy goals, to link executive and stockholder interests through equity-based compensation and, finally, to provide a compensation package that recognizes individual contributions as well as corporate technical and financial performance.

        The key elements of Genaissance's executive compensation consist of base salary, bonuses and stock options. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package provided to the individual, including any insurance provided on behalf of the executive officer and other employee benefits. We also take into account the views of our chief executive officer and review a number of compensation surveys to ensure the competitiveness of the compensation it offers for the purposes of recruiting and retaining key management.

        Base Salaries and Bonuses.    Base salaries for new executive officers are initially determined by evaluating the responsibilities of the particular position and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry but do not utilize any particular indices or peer groups.

        Annual salary adjustments are determined by evaluating our performance and the performance of particular aspects of the business under the management of the respective executive officer. We consider financial and non-financial performance measures. Financial performance measures may include such factors as success in entering into and further developing collaborative relationships and achieving other revenue objectives and maintaining costs and expenses. Non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. We do not assign a particular weight to any of these financial and non-financial factors in evaluating performance.

        The employment agreements of our executive officers provide that they are entitled to a bonus that is established at the discretion of our compensation committee or, in the case of Drs. Judson and Vovis, at the sole discretion of Mr. Rakin, and in the case of Mr. Kaplan, at the discretion of Mr. Rakin and subject to approval by the board of directors. Mr. Keyes did not have an employment agreement with us. For fiscal 2002, bonuses in the form of cash and restricted stock, as described below, were paid to certain of our executive officers in accordance with the foregoing policies. For fiscal 2002, the determination to pay bonuses to certain executive officers, including the chief executive officer, was based on, among other things, progress made with existing and new collaborations, achievement of certain financial objectives, including certain revenue levels and cash management, and the successful implementation and execution of a restructuring and cost reduction program.

        Equity Incentives.    We may also grant stock options and restricted stock awards to executive officers under our equity incentive plan. Stock options are generally granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest over various periods of time, generally four years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved and, once achieved, is maintained and increased. Accordingly, stock option grants help to align further the interests of executive officers and employees with those of our stockholders. In determining the amount of these grants, we evaluate the seniority level of the executive, responsibilities to be assumed in the upcoming year, responsibilities in prior years and also take into account the size of the executive officer's awards in the past.

        Restricted stock awards entitle recipients to acquire shares of our common stock on such terms as the compensation committee determines, subject to forfeiture in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established for the award. The compensation committee can establish performance goals for the granting of restricted stock awards.

        The following table sets forth certain information concerning compensation for the fiscal years indicated for the following persons, each a named executive officer:

  •
  each person who served as our chief executive officer at any time during fiscal 2003;

  •
  our four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2003; and

  •
  those individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal 2003.

Summary Compensation Table

		Annual Compensation								Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus($)			Other Annual Compensation($)(1)			Restricted Stock Awards($)(2)		Securities Underlying Options(#)	All Other Compensation($)(3)
Kevin L. Rakin(4) President and Chief Executive Officer	2003 2002 2001	$ $ $	344,450 317,050 300,000	$ $ $	210,000 24,700 —	(6)	$ $ $	— — 130,677	(7)	$ $ $	— 100,817 —	140,000 175,000 100,000	$ $ $	18,909 17,307 14,859
Gerald F. Vovis, Ph.D. Executive Vice President and Chief Technology Officer	2003 2002 2001	$ $ $	224,000 216,000 205,625	$ $ $	95,000 7,500 —	(5) (6)	$ $ $	— — —		$ $ $	— 30,639 —	70,000 85,000 60,000	$ $ $	18,770 16,544 12,805
Richard S. Judson, Ph.D.(8) Senior Vice President of Research and Development and Chief Scientific Officer(8)	2003 2002 2001	$ $ $	212,000 204,500 196,250	$ $ $	125,000 7,000 —	(6)	$ $ $	— — —		$ $ $	— 28,596 —	70,000 75,000 60,000	$ $ $	5,073 6,086 2,625
Ben D. Kaplan(9) Senior Vice President, Chief Financial Officer and Secretary	2003		$137,712		$100,000			$—			$—	265,000		$2,602
Gualberto Ruaño, M.D., Ph.D.(10) Vice Chairman and Chief Scientific Officer	2003 2002 2001	$ $ $	245,087 327,200 320,000	$ $ $	— 9,000 —	(6)	$ $ $	180,495 — 152,038	(11) (12)	$ $ $	— 36,767 —	— 150,000 100,000	$ $ $	11,978 21,728 15,933
Joseph Keyes(13) Vice President and Chief Financial Officer	2003 2002	$ $	70,289 145,000	$ $	— —		$ $	56,000 —	(14)	$ $	— —	— 43,500	$ $	413 2,750

(1)
In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits have been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for the fiscal year.

(2)
Restricted stock awards were granted on February 19, 2003 to each of Mr. Rakin, Dr. Vovis, Dr. Judson and Dr. Ruaño in the amount of 69,100 shares, 21,000 shares, 19,600 shares and 25,200 shares, respectively, in conjunction with cash awards as bonuses for services performed in fiscal 2002. The shares will vest over a four-year period, with 20% vesting immediately on the date of grant and the remaining shares vesting in four, equal, annual installments on each anniversary of the date of grant. The value of these awards in the table above is based upon the closing price per share of our common stock as reported on the NASDAQ Stock Market on the date of grant. At December 31, 2003, the aggregate restricted stock holdings for Mr. Rakin, Dr. Vovis, Dr. Judson and Dr. Ruaño were 69,100 shares, 21,000 shares, 19,600 shares and 25,200 shares, respectively. Dividends will be paid on shares of restricted stock as paid on shares of our common stock.

(3)
Unless otherwise noted, All Other Compensation includes:

Name	Year	Life Insurance and Disability Premiums Paid by Us		Contributions to 401(k) Plan Made by Us		Automobile Allowance Paid by Us
Mr. Rakin	2003 2002 2001	$ $ $	6,628 6,687 5,516	$ $ $	3,000 2,745 2,625	$ $	9,281 7,875 6,718
Dr. Vovis	2003 2002 2001	$ $ $	15,770 13,794 10,180	$ $ $	3,000 2,750 2,625	$ $ $	— — —
Dr. Judson	2003 2002 2001	$ $	2,073 3,336 —	$ $ $	3,000 2,750 2,625	$ $ $	— — —
Mr. Kaplan	2003		$2,602		$—		$—
Dr. Ruaño	2003 2002 2001	$ $ $	3,838 10,407 6,396	$ $ $	1,648 1,583 2,625	$ $ $	6,492 9,738 6,912
Mr. Keyes	2003 2002	$ $	— —	$ $	413 2,750	$ $	— —
(4)
Mr. Rakin has served as our chief executive officer since August 2002.

(5)
To be reduced by $12,451 of legal fees to be reimbursed to Dr. Vovis.

(6)
Represents a cash payment to certain of the named executive officers in conjunction with restricted stock awards as bonuses awarded in the first fiscal quarter of 2003 for services performed in 2002.

(7)
Represents reimbursement of taxes owed by Mr. Rakin in connection with our forgiveness of a promissory note issued by Mr. Rakin to us in August 2000.

(8)
Dr. Judson became our chief scientific officer in September 2003.

(9)
Mr. Kaplan became our senior vice president, chief financial officer and secretary in May 2003.

(10)
Dr. Ruaño became our vice chairman and chief scientific officer in August 2002 and resigned effective August 31, 2003.

(11)
Represents severance payments made to Dr. Ruaño under the terms of his employment contract.

(12)
Represents reimbursement of taxes owed by Dr. Ruaño in connection with our forgiveness of a promissory note issued by Dr. Ruaño to us in August 2000.

(13)
Mr. Keyes became our vice president and chief financial officer in June 2002 and resigned in May 2003.

(14)
Represents severance payments made to Mr. Keyes.

  Stock Option Grants

        The following table contains certain information regarding option grants to purchase shares of our common stock during fiscal 2003 by us to the named executive officers:

Option Grants In Last Fiscal Year

	Individual Grants
							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(3)
	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal Year(%)
Name				Exercise Price Per Share($)(2)		Expiration Date
							5%		10%
Kevin L. Rakin	140,000	7.78%			$2.56	12/9/13		$225,396		$571,197
Gerald F. Vovis, Ph.D.	70,000	3.89%			$2.56	12/9/13		$112,698		$285,599
Richard S. Judson, Ph.D.	70,000	3.89%			$2.56	12/9/13		$112,698		$285,599
Ben D. Kaplan	200,000 65,000	11.11 3.61	% %	$ $	1.25 2.56	5/6/13 12/9/13	$ $	157,224 104,648	$ $	398,436 265,199
Gualberto Ruaño, M.D., Ph.D.(4)	—	—			—	—		—		—
Joseph Keyes (4)	—	—			—	—		—		—

(1)
These stock options vest quarterly over four years unless otherwise noted.

(2)
These stock options were granted at the fair market value determined as of the date of the grant, based on the closing price per share of our common stock as reported on the NASDAQ Stock Market.

(3)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates, which are compounded, pursuant to rules of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionees is possible without an increase in the price of the common stock, which will benefit all stockholders proportionately. The potential realizable values are calculated on the basis of the closing price per share of our common stock on the date of grant over the term of the respective stock option.

(4)
Neither Dr. Ruaño nor Mr. Keyes were granted stock options during fiscal 2003.

  Option Exercises and Year-End Option Values

        The following table sets forth information for each of the named executive officers with respect to the number and value of options outstanding as of the fiscal year ended December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values(1)

	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(2)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin L. Rakin	359,376	455,624	$56,750	$196,600
Gerald F. Vovis, Ph.D.	197,813	155,937	$34,532	$121,269
Richard S. Judson, Ph.D.	166,563	153,438	$32,344	$118,456
Ben D. Kaplan	25,000	240,000	$43,750	$334,850
Gualberto Ruaño, M.D., Ph.D.(3)	—	—	$—	$—
Joseph Keyes(3)	—	—	$—	$—

(1)
There were no option exercises by any of the named individuals in 2003.

(2)
Based on the difference between the option exercise price and $3.00, which was the closing price per share of the underlying common stock on December 31, 2003, as reported on the NASDAQ Stock Market.

(3)
Neither Dr. Ruaño nor Mr. Keyes had stock options outstanding as of the fiscal year ended December 31, 2003.

  Equity Compensation Plan Information

        The following table provides information about the securities authorized for issuance under Genaissance's equity compensation plans as of December 31, 2003:

Equity Compensation Plan Information

			(c)
	(a)
		(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a))
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights
		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights
Equity compensation plans approved by security holders(1)	4,156,885	$4.64	173,566	(2)
Equity compensation plans not approved by security holders(3)	707,586	$4.94	—
Total	4,864,471	$4.68	173,566

(1)
The aggregated disclosure includes securities issued under our equity plan and our employee stock purchase plan. Information concerning our equity plan does not include the increase of 2,400,000 shares approved by our board of directors in December 2003, subject to stockholder approval at our 2004 special meeting of stockholders. Information concerning our employee stock purchase plan does not include the increase of 400,000 shares approved by our board of directors in December 2003, subject to stockholder approval at our 2004 special meeting of stockholders.

(2)
Includes 173,547 shares of common stock issuable under our equity plan and 19 shares of common stock issuable under our employee stock purchase plan.

(3)
We made the following grants of warrants to purchase shares of our common stock, which were not approved by our stockholders:

Warrant Holder	Number of Shares of Common Stock Underlying Warrant	Purchase Price Per Share	Date of Issuance	Expiration Date	Reason for Issuance of Warrant
TransAmerica Business Corp.	50,000	$4.00	4/30/99	4/30/06	Loan arrangement
Biomedicine L.P.	5,455	$5.50	11/23/99	11/23/04	Bridge loan
Dresdner Kleinwort Benson	3,272	$5.50	11/23/99	11/23/04	Bridge loan
Merifin Capital N.V.	1,636	$5.50	11/23/99	11/23/04	Bridge loan
Winchester Capital	546	$5.50	11/23/99	11/23/04	Bridge loan
Finova Capital Credit Corporation	7,091	$5.50	2/25/00	2/25/05	Lease financing
Finova Capital Credit Corporation	14,545	$5.50	3/8/00	3/8/05	Lease financing
Legg Mason Wood Walker, Incorporated	400,000	$6.05	3/8/00	3/8/05	Equity financing
Finova Capital Credit Corporation	18,462	$16.25	8/1/00	8/1/05	Lease financing
Legg Mason, Inc.	65,000	$2.00	5/15/03	5/15/08	Acquisition assistance
Joseph Klein III	10,000	$2.00	5/15/03	5/15/08	Acquisition assistance
Comerica Bank	131,579	$1.90	9/30/03	9/30/10	Loan arrangement

  Compensation of Directors

        All of Genaissance's directors are reimbursed for expenses in connection with attendance at the Genaissance's board of directors and committee meetings. Each non-employee director, other than Dr. Drews, receives $10,000 per year in consideration for serving on the Genaissance's board of directors and $1,500 for attendance at each meeting of the Genaissance's board of directors. Dr. Drews receives $60,000 per year plus a non-accountable expense allowance of $30,000 per year in consideration for serving as chairman of the Genaissance's board of directors. The members of the audit committee and compensation committee, except for Dr. Drews, also each receive $500 for each committee meeting attended.

        Genaissance's non-employee directors are eligible to participate in its equity incentive plan. On October 1 of each year, each non-employee director receives an automatic grant of an option to purchase 5,000 shares of Genaissance's common stock. In addition, upon initial election to the Genaissance's board of directors, each non-employee director receives an automatic grant of an option to purchase 10,000 shares of Genaissance's common stock, except for Genaissance's chairman, Dr. Drews, who received an initial grant of an option to purchase 25,000 shares of common stock. The stock options granted upon initial election and the stock options granted annually become exercisable each quarter over a period of four years, so long as the non-employee director continues to serve on the board of directors. The stock options have a term of ten years and an exercise price equal to the closing price per share of the common stock as reported by the NASDAQ Stock Market on the date of grant. In fiscal 2003, Genaissance granted options to purchase 5,000 shares of common stock to each of Dr. Drews, Mr. Penner, Dr. Rudnick and Mr. Wright for their service on the Genaissance's board of directors, and options to purchase 10,000 shares of Genaissance's common stock to each of Mr. Klein and Ms. Dawes in connection with their initial election to the board of directors.

  Executive Employment Agreements

  Employment Agreement with Mr. Rakin

        Genaissance entered into an employment agreement with Mr. Rakin, its president and chief executive officer, as of August 24, 1998, which was amended in September 2002. The initial term of the agreement was through August 31, 2003, and automatically renews thereafter for successive one-year terms, unless terminated by either party upon 120 days prior written notice. The agreement provides for an initial base salary of $205,000 per year, subject to yearly merit and performance based bonuses to be granted in an amount at the discretion of the board of directors. In April 2002, the compensation committee determined to pay Mr. Rakin an annual base salary of $329,600. On the date the agreement became effective, Genaissance granted Mr. Rakin a cash retention bonus of $150,000 and an option to purchase 100,000 shares of Genaissance common stock at $1.38 per share. Mr. Rakin's stock options will vest in full and become exercisable upon a change in control of Genaissance or under certain circumstances if his employment is terminated. If Genaissance terminates Mr. Rakin's employment without cause or he terminates his employment because of a demotion, Genaissance is obligated to pay him his base salary as in effect at the time of termination for twelve months following the time of the termination. If Genaissance terminates Mr. Rakin's employment following a change of control or he terminates his employment for good reason following a change in control, Genaissance is obligated to pay him a lump sum equal to three hundred percent of his base salary as in effect at the time of the termination.

        For purposes of Mr. Rakin's employment agreement, a "change of control" would occur if:

  •
  any person or entity acquires control of 35% or more of the voting power of Genaissance's then outstanding securities;

  •
  there is a specified change in the composition of the Genaissance board of directors;

  •
  any person acquires or agrees to acquire all or substantially all of Genaissance's assets; or

  •
  Genaissance is not the surviving party in a merger.

        For purposes of Mr. Rakin's employment agreement, "good reason" means:

  •
  the assignment of duties inconsistent with his position immediately prior to a change in control;

  •
  a reduction in his base salary; or

  •
  Genaissance's failure to continue in effect any material compensation or benefit plan in which he participates.

        For purposes of acceleration of the vesting of Mr. Rakin's stock options, a change of control occurs if:

  •
  any person or entity acquires control of 50% or more of the voting power of Genaissance's then outstanding securities;

  •
  there is a specified change in the composition of Genaissance's board of directors;

  •
  Genaissance's stockholders approve a merger or consolidation, other than one in which Genaissance's voting securities outstanding immediately prior to the event continue to represent more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after the event; or

  •
  Genaissance's stockholders approve a plan of complete liquidation of the company or an agreement for the sale or disposition of all or substantially all of our assets.

  Employment Agreement with Mr. Kaplan

        Genaissance entered into an employment agreement with Ben D. Kaplan effective as of May 6, 2003, pursuant to which Mr. Kaplan serves as our senior vice president and chief financial officer. The initial term of the agreement is four years. After the initial term, the agreement continues for an additional term of one year, unless earlier terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial base salary of $210,000 per year, which is subject to annual review by the Genaissance board of directors and chief executive officer. In addition, Mr. Kaplan is eligible for a discretionary bonus of up to 60% of his base compensation as determined by the chief executive officer in his sole discretion and approved by the board of directors, payable in cash, options or restricted stock as determined by the chief executive officer. Mr. Kaplan is also entitled to participate in Genaissance's employee benefit plans and is entitled to designate the beneficiary of a one million dollar life insurance policy purchased by Genaissance.

        If Mr. Kaplan terminates his employment for good reason following a change in control of Genaissance, Genaissance is obligated to pay him 150% of his base salary as in effect at the time of the termination in equal installments for the following eighteen-month period. For purposes of Mr. Kaplan's employment agreement, "good reason" means, during the twelve-month period following a change in control, without Mr. Kaplan's express written consent, the assignment of duties inconsistent with his position, a reduction in his base salary, Genaissance's failure to keep in effect any material compensation or benefit plan, or Genaissance's failure to maintain Mr. Kaplan as the chief financial officer of the top level operating company affiliated with Genaissance or its successor or surviving entity.

        If Genaissance terminates Mr. Kaplan's employment without "cause" or if Mr. Kaplan terminates his employment upon at least 30 days written notice to Genaissance because he was removed as an officer of Genaissance, demoted from the position of chief financial officer or assigned duties materially inconsistent with his position or because Genaissance breaches any material obligation under the agreement or moves to a new location more than thirty-five miles from its existing location at Five Science Park, New Haven, Connecticut, Genaissance is obligated to pay him 125% of his base salary as in effect at the time of termination in equal installments for the following twelve-month period.

        For purposes of Mr. Kaplan's employment agreement, "cause" means:

  •
  his material breach of the employment agreement;

  •
  his material failure to adhere to any policy of Genaissance generally applicable to employees;

  •
  his appropriation or attempted appropriation of any funds, property or business opportunity of Genaissance, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Genaissance;

  •
  his conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof;

  •
  his willful misconduct, insubordination or bad faith or gross negligence in the performance of his duties;

  •
  his physical or mental disability or other inability to perform the essential functions of his position for a consecutive six-month period; or

  •
  any other conduct sufficiently detrimental to Genaissance so as to warrant immediate termination of his employment.

        The employment agreement also restricts Mr. Kaplan from competing with Genaissance or soliciting any of its employees, with the exception of Marcia Passavant, during his employment and for a 12-month period following termination of Mr. Kaplan's employment with Genaissance for any reason.

        Upon a change in control of Genaissance, any stock options or restricted stock granted to Mr. Kaplan by Genaissance will accelerate and immediately vest.

  Employment Agreement with Dr. Vovis

        Genaissance entered into an employment agreement with Dr. Vovis, effective as of April 15, 1999, pursuant to which Dr. Vovis serves as Genaissance's senior vice president, Genomics. The initial term of the agreement is four years. After the initial term, the agreement continues for an additional term of one year, unless earlier terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial base salary of $185,000 per year, subject to periodic increases to be awarded in amounts to be determined by Genaissance's chief executive officer acting in his sole discretion. In addition, beginning in the year 2000, Dr. Vovis is eligible for an incentive bonus as determined by Genaissance's chief executive officer in his sole discretion based upon Dr. Vovis's achievements, payable in cash, options or restricted stock as determined by the chief executive officer. Dr. Vovis is also entitled to participate in Genaissance's employee benefit plans and is entitled to designate the beneficiary of a one million dollar life insurance policy purchased by Genaissance.

        In fiscal 2002 Dr. Ruaño determined to pay Dr. Vovis a base salary of $216,000. On the date the agreement became effective, Genaissance granted Dr. Vovis an option to purchase 100,000 shares of its common stock at $3.00 per share. Dr. Vovis' stock options will vest in full and become fully exercisable upon a change in control of Genaissance.

        If Genaissance terminates Dr. Vovis's employment without "cause" or if Dr. Vovis terminates his employment upon at least 15 days written notice to Genaissance because he was removed as an officer of Genaissance, demoted from the position of senior vice president, genomics or assigned duties materially inconsistent with his position or because Genaissance breaches any material obligation under the agreement, Genaissance is obligated to pay him his base salary as in effect at the time of termination in equal installments for the following six-month period.

        For purposes of Dr. Vovis's employment agreement, "cause" means:

  •
  his willful and material breach of the employment agreement;

  •
  his conviction of any felony or of a lesser crime involving fraud, dishonesty or misappropriation of corporation property or perpetration of an act or omission which subjects the corporation to criminal liability;

  •
  his bad faith or gross negligence in the performance of his duties; or

  •
  his engaging in chronic alcoholism, drug addiction or substance abuse which has interfered with the performance of his duties.

        The employment agreement also restricts Dr. Vovis from competing with Genaissance or soliciting any of its employees during his employment and for a 6-month period following termination of Dr. Vovis's employment with Genaissance for any reason.

  Employment Agreement with Dr. Judson

        Genaissance entered into an employment agreement with Dr. Judson, effective as of November 20, 2001, pursuant to which Dr. Judson serves as Genaissance's senior vice president, Informatics. The initial term of the agreement is three years. After the expiration of the initial term and each subsequent term or extension thereof, the agreement will continue for an additional term of one year, unless earlier terminated by either party pursuant to the terms of the agreement. The agreement provides for an initial base salary of $200,000 per year, subject to periodic increases to be determined by Genaissance's chief executive officer acting in his sole discretion. In addition, beginning in the year 2002, Dr. Judson is eligible for an incentive bonus as determined by Genaissance's chief executive officer in his sole discretion based upon Dr. Judson's achievements, payable in cash, options or restricted stock as determined by the chief executive officer. Dr. Judson is also entitled to participate in Genaissance's employee benefit plans and is entitled to designate the beneficiary of a one million dollar life insurance policy purchased by Genaissance.

        In fiscal 2002, Dr. Ruaño determined to pay Dr. Judson a base salary of $204,500. Dr. Judson's stock options will vest in full and become fully exercisable upon a change in control of Genaissance.

        If Genaissance terminates Dr. Judson's employment without "cause" or if Dr. Judson terminates his employment upon at least 15 days written notice to Genaissance because he was removed as an officer of Genaissance, demoted from the position of senior vice president, informatics or assigned duties materially inconsistent with his position or because Genaissance breaches any material obligation under the agreement, Genaissance is obligated to pay him his base salary as in effect at the time of termination in equal installments for the following six-month period.

        For purposes of Dr. Judson's employment agreement, "cause" means:

  •
  his willful and material breach of the employment agreement;

  •
  his conviction of any felony or of a lesser crime involving fraud, dishonesty or misappropriation of corporation property or perpetration of an act or omission which subjects the corporation to criminal liability;

  •
  his bad faith or gross negligence in the performance of his duties; or

  •
  his engaging in chronic alcoholism, drug addiction or substance abuse which has interfered with the performance of his duties.

        The employment agreement also restricts Dr. Judson from competing with Genaissance or soliciting any of its employees during his employment and for a 6-month period following termination of Dr. Judson's employment with Genaissance for any reason.

  Compensation Committee Interlocks and Insider Participation

        The compensation committee currently consists of Dr. Drews, Dr. Rudnick and Mr. Wright. The views of the chief executive officer concerning compensation of executive officers other than himself are also considered by the compensation committee. No member of the current compensation committee has been an officer or employee of Genaissance at any time. None of the executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Genaissance board of directors or compensation committee.

  Board Compensation Committee Report on Executive Compensation

        Except as set forth below, the compensation committee of the Genaissance board of directors establishes the compensation policies for its executive officers, including reviewing the performance of its president and chief executive officer, and determines the compensation of all executive officers and directors. In addition, the compensation committee administers any of the bonus, incentive compensation and equity incentive plans. The compensation committee met six times during 2003, including by telephone conference.

        The compensation committee report set forth below describes the compensation policies applicable to the executive officers, including Kevin L. Rakin, Genaissance's chief executive officer since August 2002, and Gualberto Ruaño, who served as Genaissance's chief executive officer until August 2002 and Genaissance's vice chairman and chief scientific officer until August 31, 2003.

        Overall Policy.    The executive compensation program is designed to be closely linked to corporate performance. To this end, Genaissance has developed an overall compensation strategy and a specific compensation plan that ties a portion of executive compensation to its success in meeting specified performance goals. In addition, through the use of stock options, Genaissance links a portion of each executive's compensation with the performance of Genaissance's stock price. The objectives of this strategy are to attract and retain the best possible executive talent, to motivate further its executives to achieve its business strategy goals, to link executive and stockholder interests through equity-based compensation and, finally, to provide a compensation package that recognizes individual contributions as well as corporate technical and financial performance.

        The key elements of the executive compensation consist of base salary, bonuses and stock options. Genaissance's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Rakin and Dr. Ruaño, are discussed below. In addition, while the elements of compensation described below are considered separately, Genaissance takes into account the full compensation package provided to the individual, including any insurance provided on behalf of the executive officer and other employee benefits. Genaissance also takes into account the views of its chief executive officer and reviews a number of compensation surveys to ensure the competitiveness of the compensation it offers for the purposes of recruiting and retaining key management.

        Base Salaries and Bonuses.    Base salaries for new executive officers are initially determined by evaluating the responsibilities of the particular position and the experience of the individual. In making determinations regarding base salaries, Genaissance considers generally available information regarding salaries prevailing in the industry but do not utilize any particular indices or peer groups.

        Annual salary adjustments are determined by evaluating Genaissance's performance and the performance of particular aspects of the business under the management of the respective executive officer. Genaissance considers financial and non-financial performance measures. Financial performance measures may include such factors as success in entering into and further developing its collaborative relationships and achieving other revenue objectives and maintaining costs and expenses. Non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. Genaissance does not assign a particular weight to any of these financial and non-financial factors in evaluating performance.

        The fiscal 2002 base salary for each of the executive officers, including Mr. Rakin and Dr. Ruaño, was determined in accordance with the foregoing policies. In particular, the compensation committee considered, among other things, the respective roles of the executive officers in Genaissance's STRENGTH (Statin Response Examined by Genetic HAP™ Markers) studies, their roles in further developing existing collaborations and the entering into of agreements with Intec Web and Genome Informatics Corporation, Pharmacia and Upjohn Company, Pfizer, Inc., Johnson & Johnson Pharmaceutical Research & Development and Biogen, Inc.

        The employment agreements of the executive officers, except for Mr. Keyes who did not have an employment agreement, provide that they are entitled to a bonus that is established at the discretion of the compensation committee or, in the case of Drs. Judson and Vovis and Mr. Kaplan, at the discretion of Mr. Rakin, subject to approval by the board of directors. In fiscal 2002, bonuses in the form of cash and restricted stock, as described below, were paid to certain of Genaissance's executive officers in accordance with the foregoing policies. In fiscal 2002, the determination to pay bonuses to certain of the named executive officers, including the chief executive officer, was based on, among other things, progress made with existing and new collaborations, achievement of certain financial objectives, including certain revenue levels and cash management, and the successful implementation and execution of a restructuring and cost reduction program.

        Equity Incentives.    Genaissance may also grant stock options and restricted stock awards to executive officers under its equity incentive plan. Stock options are generally granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest over various periods of time, generally four years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved and, once achieved, is maintained and increased. Accordingly, stock option grants help to align further the interests of executive officers and employees with those of the stockholders. In determining the amount of these grants, Genaissance evaluates the seniority level of the executive, responsibilities to be assumed in the upcoming year, responsibilities in prior years and also takes into account the size of the executive officer's awards in the past. In fiscal 2003, the compensation committee determined to grant stock options under the equity incentive plan to each of the named executive officers, including the chief executive officer, in recognition, in part, for their respective roles in growing our revenues, reducing spending and assisting in strategic acquisitions.

        Restricted stock awards entitle recipients to acquire shares of Genaissance common stock on such terms as the compensation committee determines, subject to forfeiture in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established for the award. The compensation committee can establish performance goals for the granting of restricted stock awards. On February 19, 2003, the compensation committee determined to grant certain of the named executive officers, including the chief executive officer, restricted stock awards, in addition to cash awards, as bonuses for services performed in fiscal 2002.

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. Genaissance's compensation committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers through option issuances under the equity incentive plan, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the equity incentive plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in Genaissance's best interests and the best interests of its stockholders, after taking into consideration changing business conditions and the performance of our employees.

        Conclusion.    As described above, a very significant portion of Genaissance's executive compensation is linked directly to individual and corporate performance, as well as stock price appreciation. Genaissance intends to continue the policy of linking executive compensation to Genaissance's performance and returns to stockholders, recognizing that fluctuations of the financial markets from time to time may result in an imbalance for a particular period.

                      By the Compensation Committee,
                      Jürgen Drews, M.D. (Chair)
                      Seth Rudnick, M.D.
                      Christopher Wright

  Certain Relationships and Related Transactions

        In June 1994, Genaissance entered into an agreement with Yale University to license a patent, the basis of which is technology that Dr. Ruaño, Genaissance's former Vice Chairman and Chief Scientific Officer, invented. Under the terms of the original agreement, Genaissance was obligated to make certain payments to Yale University for the license and Yale University was obligated to pay Dr. Ruaño a royalty based on a percentage of net income it received from the licensing and sublicensing of the patent. The term of the license continues until July 2013. In August 1998, Genaissance amended the license agreement to provide that it would make the payments that Yale University is obligated to pay Dr. Ruaño under the license agreement directly to Dr. Ruaño and deduct the amount of these payments from the license fees it is obligated to pay to Yale University. Dr. Ruaño has received an aggregate of approximately $333,145 in license fees under this agreement, including $3,145 for fiscal 2002.

        In September 1998, December 1999 and July 2000, Genaissance entered into loan agreements with Connecticut Innovations, Incorporated, a holder of more than five percent of Genaissance common stock, to finance leasehold improvements and other costs associated with its facility expansion. In connection with these loan agreements, Genaissance executed promissory notes in favor of Connecticut Innovations, Incorporated in the principal amounts of $950,000, $2,720,000 and $1,500,000, respectively, bearing interest at a rate of 6.5% per year. Through December 31, 2002, Genaissance had borrowed the full amount available under each of these notes. During 2002, Genaissance repaid approximately $217,320 of principal on these notes. The notes are due and payable on a monthly basis, with final balloon payments due in April 2009, September 2010 and June 2011, respectively. The interest on such notes accrues over the duration of each note and is due and payable along with each of the monthly payments referenced above. The related leasehold improvements secure Genaissance's borrowings under the promissory notes.

  Performance Graph

        The following graph compares the percentage change in cumulative stockholder return on Genaissance common stock for the period from August 2, 2000 (the first day of trading of our common stock) to December 31, 2003, with the cumulative total return on the NASDAQ Stock Market (U.S.) Index and the NASDAQ Pharmaceuticals Index. The graph assumes the investment of $100.00 in our common stock at the closing price of our common stock on August 2, 2000, the NASDAQ Stock Market (U.S.) Index and the NASDAQ Pharmaceuticals Index, with all dividends, if any, reinvested.

COMPARISON OF 41 MONTH CUMULATIVE TOTAL RETURN*
AMONG GENAISSANCE PHARMACEUTICALS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ PHARMACEUTICAL INDEX

*
$100 invested on 8/2/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	8/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03
Genaissance Pharmaceuticals, Inc.	100.00	128.79	112.06	50.20	87.41	24.22	28.95	18.43	8.22	3.67	5.42	8.72	9.59	11.83	18.68
NASDAQ Stock Market (U.S.)	100.00	100.28	67.15	50.12	59.07	40.98	53.28	50.46	40.22	32.27	36.81	37.12	44.76	49.28	55.17
NASDAQ Pharmaceutical	100.00	112.24	93.53	69.26	86.04	69.37	79.71	71.28	50.55	46.59	51.48	55.76	69.93	73.85	75.49

  Stockholder Proposals for 2004 Annual Meeting

        In order for a stockholder proposal to be considered for inclusion in Genaissance's proxy materials for the 2004 Annual Meeting of Stockholders, Genaissance would have had to receive it at Five Science Park, New Haven, Connecticut 06511 no later than December 24, 2003.

        If a stockholder wishes to bring business before or propose director nominations at the 2004 Annual Meeting (assuming Genaissance's 2004 Annual Meeting of Stockholders is not more than 30 days before or after May 21, 2004), Genaissance must receive the proposal at Five Science Park, New Haven, Connecticut 06511 no later than the close of business on March 7, 2004.

  Householding of Special Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple stockholders in your household. Genaissance will promptly deliver a separate copy of this document to you if you call or write us at the following address or phone number: Marcia Passavant, Genaissance Pharmaceuticals, Inc., Five Science Park, New Haven, Connecticut 06511, (203) 773-1450. If you would like to receive separate copies of Genaissance's annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Genaissance at the above address and phone number.

  Section 16(a) Beneficial Ownership Reporting Compliance

        The executive officers and directors and persons who own beneficially more than 10% of Genaissance's equity securities are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in their respective ownership of the securities with the SEC. They must also furnish copies of these reports to Genaissance. Based solely on a review of the copies of reports furnished to it, Genaissance believes that, except as follows, its executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements during fiscal year 2003, other than as set forth below:

  •
  Joseph Klein was granted a stock option to purchase 5,000 shares of Genaissance common stock on October 1, 2003, which was reported on Form 4 filed with the SEC on January 20, 2004.

  •
  Christopher Wright was granted a stock option to purchase 5,000 shares of Genaissance common stock on October 1, 2003, which was reported on Form 4 filed with the SEC on January 20, 2004.

  •
  Seth Rudnick was granted a stock option to purchase 5,000 shares of Genaissance common stock on October 1, 2003, which was reported on Form 4 filed with the SEC on January 20, 2004.

  •
  Harry Penner Jr. was granted a stock option to purchase 5,000 shares of Genaissance common stock on October 1, 2003, which was reported on Form 4 filed with the SEC on January 20, 2004.

  •
  Jurgen Drews was granted a stock option to purchase 5,000 shares of Genaissance common stock on October 1, 2003, which was reported on Form 4 filed with the SEC on January 20, 2004.

  •
  Gualberto Ruaño sold shares of Genaissance common stock in the open market, commencing on August 18, 2003 and continuing through August 27, 2003, all of which sales were reported on Form 4 filed with the SEC on August 28, 2003.

  Selected Historical Financial Information of Genaissance

        The annual financial information set forth below has been derived from the audited financial statements of Genaissance. The data for the nine-month periods ended September 30, 2003 and 2002 have been derived from the unaudited financial statements of Genaissance. The information should be read in connection with, and is qualified in its entirety by reference to Genaissance's financial statements and notes incorporated by reference elsewhere in this joint proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of Genaissance, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenues	$8,111	$5,345	$753	$680	$1,343	$7,823	$5,539
Operating expenses:
Research and development	23,940	46,333	27,374	6,758	3,444	15,892	19,624
General and administrative	8,799	11,933	12,399	2,981	940	6,200	6,970
Impairment of fixed assets	6,000	—	—	—	—	—	6,000
Sublicense royalty fees	—	54	530	20	68	—	—
Loss on leased equipment	—	—	—	—	—	368	—

Total operating expenses	38,739	58,320	40,303	9,759	4,452	22,460	32,594

Operating loss	(30,628)	(52,975)	(39,550)	(9,079)	(3,109)	(14,637)	(27,055)
Interest income	1,037	3,918	4,623	267	88	276	858
Interest expense	(3,467)	(2,599)	(1,839)	(637)	(118)	(514)	(1,509)
State income tax benefit (expense)	(35)	4,074	—	—	—	520	(28)
Realized gain on investments	—	—	—	—	259	—	—

Net loss	$(33,093)	$(47,582)	$(36,766)	$(9,449)	$(2,880)	$(14,355)	$(27,734)
Preferred stock dividends and accretion	—	—	(6,327)	(2,082)	(741)	—	—
Beneficial conversion feature of preferred stock	—	—	(50,180)	—	—	—	—

Net loss applicable to common stockholders	$(33,093)	$(47,582)	$(93,273)	(11,531)	(3,621)	$(14,355)	$(27,734)

Net loss per common share, basic and diluted	$(1.45)	$(2.09)	$(8.55)	$(4.24)	$(1.67)	$(0.63)	$(1.22)

Shares used in computing net loss per common share, basic and diluted	22,809	22,753	10,908	2,719	2,165	22,937	22,802

Balance Sheet Data (at period end):
Cash, cash equivalents and investments	$32,050	$59,673	$110,376	$3,666	$7,419	$14,988	$36,355
Restricted cash	2,100	—	—	—	—	2,100	—
Total assets	50,722	92,277	143,892	11,514	8,946	31,670	54,669
Long-term liabilities	6,223	18,150	24,305	11,407	2,896	9,122	11,067
Redeemable convertible preferred stock	—	—	—	11,247	9,945	—	—
Accumulated deficit	(193,602)	(160,509)	(112,927)	(19,654)	(8,122)	(207,957)	(188,243)
Total stockholders' equity (deficit)	25,855	58,979	105,675	(14,832)	(4,624)	12,372	31,310

  Selected Quarterly Operating Results of Genaissance

        The following tables set forth unaudited quarterly statement of operations data for the nine quarters ended September 30, 2003, as well as the percentage of total revenue represented by each item. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in the joint proxy statement/prospectus, and, in the opinion of Genaissance's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. The financial data as presented in the tables should be read in conjunction with such financial statements. These quarterly operating results are not necessarily indicative of the operating results for the full year ending December 31, 2003.

	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001
Consolidated Statement of Operations Data (in thousands):
Total revenues	$2,571	$3,113	$2,139	$2,573	$1,754	$1,933	$1,851	$2,196	$1,083
Operating expenses:
Research and development	6,097	5,056	4,739	4,316	4,712	6,630	8,282	12,037	12,697
General and administrative	2,080	2,062	2,059	1,830	1,956	2,556	2,457	2,929	2,922
Impairment of fixed assets	—	—	—	—	—	6,000	—	—	—
Sublicense and royalty fees	—	—	—	—	—	—	—	26	10
Loss on leased equipment	368	—	—	—	—	—	—	—	—

Total operating expenses	8,545	7,118	6,798	6,146	6,668	15,186	10,739	14,992	15,629

Operating loss	(5,974)	(4,005)	(4,659)	(3,573)	(4,914)	(13,253)	(8,888)	(12,796)	(14,546)
Other income (expense):
Interest income	52	90	134	179	219	285	354	495	780
Interest expense	(122)	(191)	(201)	(1,959)	(487)	(495)	(526)	(579)	(609)
State income tax benefit (expense)	200	320	—	(7)	(28)	—	—	1,500	2,574

Net loss	$(5,844)	$(3,786)	$(4,726)	$(5,360)	$(5,210)	$(13,463)	$(9,060)	$(11,380)	$(11,801)

Net loss per common share, basic and diluted	$(0.25)	$(0.17)	$(0.21)	$(0.23)	$(0.23)	$(0.59)	$(0.40)	$(0.50)	$(0.52)

Shares used in computing basic and diluted net loss per common share	23,044	22,900	22,865	22,809	22,827	22,793	22,786	22,753	22,773

	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001
As a Percentage of Total Revenue:
Total revenues	100%	100%	100%	100%	100%	100%	100%	100%	100%
Operating expenses:
Research and development	237%	163%	222%	168%	269%	343%	447%	548%	1172%
General and administrative	81%	66%	96%	71%	112%	132%	133%	133%	270%
Impairment of fixed assets	0%	0%	0%	0%	0%	310%	0%	0%	0%
Sublicense and royalty fees	0%	0%	0%	0%	0%	0%	0%	1%	1%
Loss on leased equipment	14%	0%	0%	0%	0%	0%	0%	0%	0%

Total operating expenses	332%	229%	318%	239%	380%	786%	580%	683%	1443%

Operating loss	(232)%	(129)%	(218)%	(139)%	(280)%	(686)%	(480)%	(583)%	(1343)%
Other income (expense):
Interest income	2%	3%	6%	7%	12%	15%	19%	23%	72%
Interest expense	(5)%	(6)%	(9)%	(76)%	(28)%	(26)%	(28)%	(26)%	(56)%
State income tax benefit (expense)	8%	10%	0%	0%	(2)%	0%	0%	68%	238%

Net loss	(227)%	(122)%	(221)%	(208)%	(297)%	(696)%	(489)%	(518)%	(1090)%

  Management's Discussion and Analysis of Financial Condition and Results of Operation

        The following discussion and analysis of our financial condition and the results of operations should be read in conjunction with the financial statements and related notes appearing elsewhere in this Registration Statement on Form S-4. This Registration Statement on Form S-4 contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, including, but not limited to, statements about management's expectations as to revenues, costs and our liquidity position. These expectations are based on certain assumptions regarding our research and development activities, projected expenditures, the ability of our technologies to improve the drug development process, success of our commercialization efforts and growth in our revenues and other factors relating to our business. These expectations may not materialize if development efforts are delayed or suspended or if other assumptions prove incorrect. These factors are more fully discussed below under the heading "Factors Affecting Future Operating Results" and in our other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these or other forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date on which they are made. While we may elect to update forward-looking statements at some time in the future, we specifically disclaim any obligation to do so, even if our estimates change.

  Overview

        Since its inception, Genaissance has incurred significant operating losses and, as of September 30, 2003, it had an accumulated deficit of $208.0 million. The majority of Genaissance's operating losses have resulted from costs it incurred in developing its HAP™ Technology, including the clinical trials and administrative costs associated with operations. As part of Genaissance's HAP™ Technology platform, Genaissance continues to populate its database with HAP™ Marker information for pharmaceutically relevant genes. As of September 30, 2003 Genaissance had a total of 7,450 genes in its database with 1,262 of these genes added during the nine months ended September 30, 2003. There is not necessarily any correlation between the costs incurred in any period and the number of genes added to the database in that period. This is due to the fact that the size of the gene and, therefore, the amount of work involved, varies from gene to gene. In addition, after a gene is sequenced it must be analyzed and go through an internal quality assurance check before it is added to the database. This process may cause a gene sequenced in one period to be added to the database in a different period. Furthermore, since additional information about genes continues to be discovered, Genaissance may resequence genes previously included in the database and perform further quality assurance analysis. Genaissance expects to dedicate a significant portion of its resources for the foreseeable future to servicing its HAP™ Partnership program partners, its pharmacogenomic support service customers, its CARING and Long QT programs and to maintain its HAP™ Technology. To date, Genaissance's revenue has been primarily from licensing and service fees from the agreements with Biogen, Inc., Gene Logic, Inc., Johnson & Johnson Pharmaceutical Research & Development, a division of Janssen Pharmaceuticals, N.V., (J&J PRD), Millennium Pharmaceuticals, Inc. and Pfizer, Inc., as well as a sublicensing agreement with Visible Genetics, Inc. (a part of Bayer AG), a one time licensing fee from Prometheus Laboratories, Inc. and government grants.

  Significant Equity Financing

        In October 2003, Genaissance sold 270,000 shares of newly designated series A redeemable convertible preferred stock, $0.001 par value per share, to an accredited investor for $22.50 per share, resulting in proceeds of approximately $5.9 million, net of issuance costs of approximately $175,000. In addition, the investor was granted a warrant to purchase an additional 190,000 shares of series A preferred stock through December 31, 2005 at $22.50 per share. Genaissance will record the warrant at its estimated fair market value as a discount to the series A preferred stock carrying value. The discount will be amortized over the period from the date of issuance to the redemption date and will result in a higher recorded dividend charge. The investor is required to exercise the warrant if our stock closes above $4.00 for 23 consecutive business days. The series A preferred stock earns dividends at the rate of 2% per annum payable in cash semi-annually in January and July. Each share of series A preferred stock is convertible into ten shares of common stock at the option of the shareholder. On or after October 29, 2006, Genaissance can require the conversion of the series A preferred stock if our stock has traded above $7.00 for 23 consecutive business days. Under the terms of the agreement Genaissance will be required to redeem, unless the holders of at least 66 2/3% of the series A preferred stock elect otherwise, all of the outstanding shares if a significant event, as defined, occurs. If the significant event occurs prior to October 29, 2008, all of the unpaid cash dividends through October 29, 2008 also become payable. In addition, the investor has the option to require that Genaissance redeem all of the outstanding shares of series A preferred stock on either October 29, 2006, October 29, 2007 or October 29, 2008. Genaissance may delay such payment for up to one year, in which case the dividend rate would increase to 10% per annum. During the fourth quarter of 2003, Genaissance will recognize the beneficial conversion features embedded in the series A preferred stock. The valuation of the warrant, coupled with the accounting for the beneficial conversion feature, could have a material effect on Genaissance's results and earnings available to common shareholders in future periods.

  Significant Debt Financing

        In September 2003, Genaissance entered into a $5.0 million loan and security agreement with Comerica. The agreement requires equal monthly payments of principal over a 36-month period and bears interest at prime, which was 4.0% at September 30, 2003, plus 2.5%. Borrowings under the agreement are secured by certain of Genaissance's assets. Under the terms of the agreement, Genaissance is required to satisfy certain financial covenants, including maintenance of a minimum unrestricted cash balance and a minimum quick ratio, as defined. Genaissance was in compliance with such financial covenants as of September 30, 2003.

        Prior to closing the loan agreement with Comerica, Genaissance elected to prepay certain capital lease obligations with Finova and Newcourt and paid all amounts due, including any end of lease buy out provisions for equipment retained. In connection with the Finova agreement, Genaissance paid a total of $4.2 million, which included a prepayment discount of approximately $88,000 that was credited to interest expense during the quarter ended September 30, 2003. Under their original terms, the lease schedules covered by the Finova agreement would have expired between November 2003 and August 2004. In connection with the Newcourt agreement, Genaissance paid a total of approximately $173,000, which represented all future interest and principal due under the lease schedules, which, by their original terms, would have expired in November 2003 and December 2003. Genaissance disposed of certain equipment financed under certain of the lease schedules and recorded an additional charge of approximately $368,000 related to this equipment. In connection with the buyout, Finova and Newcourt released their liens on all purchased equipment. In October 2003, as required under the Comerica agreement, Genaissance terminated its capital lease obligations with GE and paid all outstanding obligations due to GE, including the end of lease buy out provisions. Under their original terms, the lease schedules covered by the GE agreement would have expired between October 2003 and February 2005. Genaissance made a payment of $1.7 million to GE, which represented all principal and interest through the date of buyout as well as a prepayment penalty of approximately $126,000. As a result of the termination of the lease, the $2.1 million of restricted cash was released and Genaissance received full title to the equipment. During the fourth quarter of fiscal 2003, Genaissance will record a charge of approximately $60,000 in connection with the termination. As a result of the termination of the GE lease and the issuance of the series A preferred stock in October 2003, Genaissance's cash and cash equivalents and marketable securities increased by $4.2 million, after expenses, as compared to the amounts shown in the accompanying unaudited financial statements as of September 30, 2003.

  Significant Acquisitions

        On May 15, 2003, under order of the United States Bankruptcy Court, Genaissance acquired certain assets and liabilities of DNA Sciences, Inc. for $1.8 million, inclusive of related fees and expenses. Included in the fees and expenses is $74,700 which represents the fair value of warrants exercisable for up to an aggregate of 75,000 shares of Genaissance common stock at an exercise price of $2.00 per share issued in connection with investment banking services performed, as well as $35,000 which represents the fair value of 25,000 shares of Genaissance common stock issued to a licensor in connection with a license modification. The primary assets acquired consisted of a GLP compliant DNA banking and a GLP compliant and CLIA licensed genotyping services business and licenses and patent estates surrounding Long QT Syndrome and a thiopurine S-methyltransferase (TPMT) diagnostic test, as well as certain trade accounts receivable and fixed assets. Subsequent to the closing, Genaissance entered into an amendment to an existing license agreement (the TPMT Amendment) with Prometheus under which Genaissance provided certain additional rights to the TPMT test for a $675,000 cash payment, which is included in License and Service Revenue in Genaissance's statement of operations for the nine months ended September 30, 2003. By combining DNA Sciences' offerings of GLP compliant DNA Banking and GLP compliant genotyping services with its HAP™ Technology and high-throughput research genotyping capabilities, Genaissance seeks to provide a complete range of offerings for the application of DNA tests to the clinical development and marketing of drugs.

  Other

        In August 2002, Genaissance announced a restructuring and cost reduction program to revise its business focus and to better align its operating cost structure with its current and projected partner needs and projected revenues from its current and projected partners. The cost reduction program included a realignment of management responsibilities, a reduction in Genaissance's workforce and a decision at that time to seek partners for all internal product development programs. The workforce was reduced by 20% to 110 employees in the third fiscal quarter of 2002, with the majority of the workforce reductions occurring in Genaissance's DNA sequencing facility and related informatics support. Genaissance incurred a charge for severance and related costs of approximately $200,000, which was recorded in operating results in the third fiscal quarter of 2002. All severance obligations associated with this workforce reduction had been paid by December 31, 2002.

        During the second quarter of 2002, Genaissance recorded a $6.0 million charge for the impairment of fixed assets. This charge was related to sequencing equipment, computer hardware and software and leasehold improvements in its DNA sequencing facility that it determined needed to be reviewed for potential impairment. As a result of its review, Genaissance determined that the carrying value of the assets was in excess of expected discounted future cash flows to be generated by the asset group and Genaissance recorded a write down of $6.0 million.

  Critical Accounting Policies

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

        Genaissance believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of its financial statements:

  •
  revenue recognition;

  •
  valuation of long-lived assets; and

  •
  research and development expenses.

        Revenue recognition.    Genaissance earns its revenues primarily through the licensing of its HAP™ Technology and by providing HAP™ Typing services and GLP compliant DNA banking and genotyping services. Genaissance has also entered into agreements, which provide for future milestones and royalty payments. Genaissance recognizes revenue in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by Statement of Position 98-9 (SOP 98-9), and in accordance with Emerging Issues Task Force Issue 00-21 (EITF 00-21), Accounting for Revenue Arrangements with Multiple Deliverables. In accordance therewith, Genaissance recognizes annual license and subscription fees over the term of the agreement and service fees as the services are performed. For agreements with multiple deliverables, Genaissance does not recognize revenue unless the fair value of the undelivered elements can be determined and the elements delivered have stand-alone value to the customer. Future milestones and royalty payments, if any, will be recognized when received, provided that the milestone is substantive and a culmination of the earnings process has occurred. Revenues derived from the achievement of milestones or recognition of related work performed under the terms of a contract, as well as the access period of the license agreement, may cause Genaissance's operating results to vary considerably from period to period. Deferred revenue results from cash received or amounts receivable in advance of revenue recognition.

        Valuation of long-lived assets.    Genaissance assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that Genaissance consider important, which could trigger an impairment review, include, among others, the following:

  •
  a significant adverse change in the extent or manner in which a long-lived asset is being used;

  •
  a significant adverse change in the business climate that could affect the value of a long-lived asset; and

  •
  a significant decrease in the market value of assets.

        If Genaissance determines that the carrying value of long-lived assets may not be recoverable, based upon the existence of one or more of the above indicators of impairment, it compares the carrying value of the asset group to the undiscounted cash flows expected to be generated by the group. If the carrying value exceeds the undiscounted cash flows, an impairment charge may be needed. To determine the amount of the impairment charge, Genaissance compares the carrying value of the applicable fixed asset group to its fair value. Genaissance determines the fair value of the fixed asset group by discounting expected future cash flow using a discount rate determined by it to be commensurate with the risk inherent in its current business. If the fair value is less than the carrying value, such amount is recognized as an impairment charge.

        Research and development expenses.    Genaissance records research and development expenses when they are incurred or, in the case of clinical trial expenses, based upon information it receives from third party clinical research organizations. Research and development expenses include the following major types of costs: salaries and benefits, material and reagent costs, research license fees, clinical trial expenses, depreciation and amortization of laboratory equipment and leasehold improvements and building and utility costs related to research space. Genaissance expenses clinical trial costs as incurred based on information it receives from third parties and estimates that it makes. Genaissance's estimates may change as additional information becomes available, which could cause results to vary from period to period.

  Results of Operations

  Nine Months Ended September 30, 2003 and 2002

        Revenue increased to approximately $7.8 million in the nine months ended September 30, 2003, from $5.5 million in the nine months ended September 30, 2002. The increase in revenue is primarily attributable to the $675,000 license fee received from Prometheus for their expanded rights to the TPMT test under the TPMT Amendment and approximately $1.0 million of revenue recognized for services which were provided by Genaissance's GLP compliant laboratory, which it acquired through the purchase of certain of the assets of DNA Sciences on May 15, 2003. The cost of services provided by Genaissance's GLP and CLIA compliant laboratory totaled approximately $1.0 million for the nine months ended September 30, 2003, and is included in research and development expense discussed below. The increase is also due to the increased commercialization of Genaissance's HAP™ Technology Partnership program and its HAP™ Drug-Specific Partnership program, including agreements entered into with Millennium Pharmaceuticals in 2003 and Pfizer in 2002, which was partially offset by the expiration of a contract with a customer in the fourth quarter of 2002. The agreement with the customer who accounted for 30% of Genaissance's revenue for the nine months ended September 30, 2003, expired in November 2003 under its original term.

        Research and development expenses decreased to approximately $15.9 million in the nine months ended September 30, 2003, from approximately $19.6 million in the nine months ended September 30, 2002. Except for the clinical trial expenses and, in 2003, expenses associated with the GLP and CLIA compliant laboratory services, substantially all of Genaissance's research and development expenditures are incurred in processing and analyzing gene information added to the HAP™ database. The following is a breakdown of research and development expense (in thousands):

	Nine months ended September 30, 2003	Nine months ended September 30, 2002
Payroll and related expenses	$6,470	$6,490
Depreciation and amortization	4,810	5,800
Consumables	1,770	1,590
Technology license fees	480	2,630
Repair and maintenance	440	940
Other	1,930	2,150

Total	$15,900	$19,600

        The decrease in expenses is primarily attributable to a decrease of approximately $2.2 million in technology license fees and a decrease of approximately $1.5 million in depreciation and repair and maintenance expenses. The decrease in technology license fees is primarily due to a license agreement that expired in the fourth quarter of 2002. The decreases in depreciation and repair and maintenance expenses are primarily due to a reduction in DNA sequencing, consistent with the removal of the majority of Genaissance's DNA analyzers from production and the asset impairment charge recorded in the quarter ended June 30, 2002. Payroll expense remained constant during the two periods due to the additional personnel associated with the DNA Sciences acquisition and the resignation of Genaissance's chief scientific officer in the third quarter of 2003, which was offset by the workforce reduction as part of Genaissance's restructuring program in the third quarter of 2002. Genaissance expects depreciation and amortization expense to decrease in the second half of 2004, as a significant portion of its assets will be fully depreciated at June 30, 2004. Genaissance does not necessarily expect a decrease in total research and development expense for 2004.

        General and administrative expenses decreased to approximately $6.2 million in the nine months ended September 30, 2003, from approximately $7.0 million in the nine months ended September 30, 2002. The decrease is primarily attributable to a $288,000 sales and use tax refund recorded in the second quarter of 2003 and a general reduction in expenses as part of Genaissance's cost reduction program initiated during the quarter ended September 30, 2002.

        The impairment of fixed assets charge relates to sequencing equipment, computer hardware and software and leasehold improvements used in Genaissance's DNA sequencing facility. During the quarter ended June 30, 2002, Genaissance determined that certain conditions had arisen during the quarter that triggered the need for a review of its long-lived assets for potential impairment. These conditions included, but were not limited to, the overall business climate in which Genaissance was operating and a significant change in the manner in which Genaissance was utilizing its DNA sequencing facility and related assets. In particular, during the quarter ended June 30, 2002, Genaissance determined that its production capacity significantly exceeded its forecasted demand for the foreseeable future, which resulted in its decision to remove from production the majority of its DNA analyzers, the primary asset of the group. Accordingly, Genaissance performed an impairment review on its sequencing long-lived assets. As a result of the review, Genaissance determined that the carrying value of the assets was in excess of the projected undiscounted cash flows to be generated by the asset group. To determine the impairment charge, Genaissance compared the carrying value of the applicable fixed assets to their fair value. Genaissance determined the fair value of the fixed assets by discounting expected future cash flows using a discount rate determined by it to be commensurate with the risk inherent in its current business. As a result of its analysis, Genaissance determined that the carrying value of the assets was in excess of discounted future cash flow to be generated by the asset group and it recorded a write-down of $6.0 million. The impairment charge was allocated to the individual assets on a pro-rata basis. The revised carrying value of each of the assets is being depreciated over the remaining life of the primary asset of the group.

        Loss on leased equipment was approximately $368,000 in the nine months ended September 30, 2003, as a result of Genaissance's disposition of certain assets upon termination of the capital lease agreements.

        Interest income decreased to approximately $276,000 in the nine months ended September 30, 2003, from $858,000 in the nine months ended September 30, 2002. The decrease is the result of higher cash, cash equivalent and short-term investment balances in 2002 and lower interest rates on investments during 2003.

        Interest expense decreased to approximately $514,000 in the nine months ended September 30, 2003, from an expense of approximately $1.5 million in the nine months ended September 30, 2002. The decrease is primarily the result of the recording of all future interest associated with the Finova capital leases in the quarter ended December 31, 2002. Genaissance recorded this charge to reflect the fact that all future interest could be due and payable under the Finova lease agreement as a result of their default claim. Please see the Overview section of Management's Discussion and Analysis of Financial Condition and Note 7 of Genaissance's Notes to Unaudited Financial Statements for the quarter ended September 30, 2003 for further details.

        Income tax benefit increased to $520,000 for the nine months ended September 30, 2003, from an expense of approximately $28,000 for the nine months ended September 30, 2002. The benefit is the result of legislation passed by the State of Connecticut in June 2003 that reinstated the research and development tax credit exchange program for the 2002 tax year. In addition, in August 2003 the state passed legislation to reinstate the research and development tax credit exchange program for the 2003 and 2004 tax years. The legislation allows companies to exchange research and development tax credits earned in the year for a cash refund from the state at a rate of 65% of the research tax credit, as defined.

  Years Ended December 31, 2002 and December 31, 2001

        Revenue consists primarily of proceeds received in connection with the licensing of Genaissance's HAP™ Technology, service revenue and sublicensing of patents. Revenue increased to $8.1 million in 2002 from $5.3 million in 2001. The increase in license revenues is attributable to the commercialization of Genaissance's HAP™ Technology, including agreements entered into with Biogen during 2002, AstraZeneca during 2001 and J&J PRD during 2000. Revenue from Gene Logic, Inc., J&J PRD and Pfizer, Inc. accounted for 82% and 94% of Genaissance's total revenue in fiscal 2002 and

2001, respectively. Revenue from each of these customers accounted for 10% or more of Genaissance's total revenue for 2002 and 2001, respectively.

        Revenue for fiscal 2002 includes a payment received from J&J PRD in the fourth quarter for achieving a milestone. Genaissance is recognizing the annual license and subscription fees over the term of the agreements and the service fees as the services are performed. Future milestone and royalty payments, when and if received, will be recognized when earned. Revenue also includes the amortization, over the remaining life of the sublicensed patent, of upfront payments received in connection with the sublicensing of a patent.

        Research and development expenses consist primarily of payroll and benefits for research and development personnel, materials and reagent costs, costs incurred in connection with clinical trials, depreciation and maintenance costs for equipment used for HAP™ Marker discovery and HAP™ Typing, and facility-related costs. Genaissance expenses its research and development costs as incurred. Research and development costs decreased to $23.9 million in 2002 from $46.3 million in 2001. Except for clinical trial expenses, substantially all of Genaissance's research and development expenditures are incurred in processing and analyzing gene information added to the HAP database. The following is a breakdown of research and development expense (in thousands):

	Year ended December 31, 2002	Year ended December 31, 2001
Payroll and related expenses	$8,030	$10,570
Depreciation and amortization	7,390	7,850
Consumables	1,790	7,120
Technology license fees	3,520	4,670
Repairs and maintenance	1,040	1,100
Stock based compensation	100	350
Clinical trial expenses	(720)	8,740
Other	2,750	5,900

Total	$23,900	$46,300

        The decrease in research and development expenses in 2002 is primarily attributable to a decrease of approximately $9 million in expenditures related to Genaissance's clinical trials, a decrease of approximately $5 million in material and reagent costs associated with the discovery of new HAP™ Markers, a decrease of approximately $2 million in payroll and related costs and a decrease of approximately $1 million in technology license fees. The decrease in clinical trial expenses is primarily due to the STRENGTH Trials, which were substantially completed by December 31, 2001. The decrease in material and reagent costs is primarily due to a reduction in DNA sequencing consistent with the removal of the majority of the ABI Prism® 3700 DNA Analyzers from production in the quarter ended June 30, 2002. The decrease in payroll and related costs is primarily due to the work force reduction in connection with Genaissance's restructuring program. Genaissance expects to continue to devote substantial resources to research and development expenses in the near future as it continues to service our HAP™ Partnership program and STRENGTH program partners, its pharmacogenomic support services customers, its CARING program and to maintain its HAP™ Technology. Genaissance expects research and development expenses to decrease modestly in 2003 as a result of the restructuring program initiated in August 2002.

        General and administrative expenses consist primarily of payroll and benefits for executive, business development, finance, public affairs and other administrative personnel, as well as facility related costs and outside professional fees incurred in connection with corporate development, general legal and financial matters. General and administrative expenses decreased to approximately $8.8 million in 2002 from $11.9 million in 2001. The decrease in general and administrative expenses in

2002 is primarily due to a $2 million decrease in consulting and professional service fees and a general reduction in expenses as part of Genaissance's cost reduction program initiated during 2002.

        The $6.0 million impairment of fixed assets charge relates to sequencing equipment, computer hardware and software and leasehold improvements in Genaissance's DNA sequencing facility. During the quarter ended June 30, 2002, management determined that certain conditions had arisen during the quarter that triggered the need for a review of Genaissance's long-lived assets for potential impairment. These conditions included, but were not limited to, the overall business climate in which it operates and a significant change in the manner in which it was utilizing its DNA sequencing facility and related assets. In particular, during the quarter ended June 30, 2002, Genaissance determined that its sequencing production capacity significantly exceeded its forecasted demand for the foreseeable future, which resulted in its decision to remove from production the majority of its ABI Prism® 3700 DNA Analyzers, the primary assets of the group. Accordingly, Genaissance performed an impairment review on its sequencing long-lived assets. As a result of the review, Genaissance determined that the carrying value of the assets was in excess of the projected undiscounted cash flows to be generated by the asset group. To determine the amount of the impairment charge, Genaissance compared the carrying value of the applicable fixed assets to their fair value. Genaissance determined the fair value of the fixed assets by discounting expected future cash flows using a discount rate determined by management to be commensurate with the risk inherent in its current business. As a result of the analysis, Genaissance determined that the carrying value of the assets was in excess of discounted future cash flows to be generated by the asset group and Genaissance recorded a write-down of $6.0 million. The impairment charge has been allocated to the individual assets on a pro-rata basis. The revised carrying value of the assets is being depreciated over the average remaining life of the primary assets of the group.

        Interest income decreased to approximately $1.0 million in 2002 from $3.9 million in 2001. The decrease is the result of higher cash, cash equivalent and short-term investment balances in 2001 and the much lower interest rates on investments during 2002.

        Interest expense increased to approximately $3.5 million in 2002 from $2.6 million in 2001. The increase is primarily due to recording additional interest expense during the quarter ended December 31, 2002, in connection with certain events of default. In December 2002, Genaissance received a notice from GE claiming that an event of default had occurred under its lease agreement as a result of an alleged material adverse change in its business. Because of the alleged default, GE declared that all principal and future interest obligations were immediately due and payable. GE also filed a complaint in the Superior Court of the State of Connecticut, demanding payment of all amounts due under the lease agreement. Genaissance also received a notice from Finova, stating that as a result of the default claim by GE, there had been a cross-default under the agreement with Finova. Finova declared that all principal and future interest obligations were immediately due and payable. In March 2003, Genaissance settled the claim with GE and simultaneously amended its lease agreement. In connection with the amendment, GE retroactively rescinded their default claim and both parties have withdrawn from any legal action. As Genaissance has not entered into a settlement agreement with Finova, it recorded an additional charge to interest expense to reflect the fact that all future interest and principal is currently due and payable under the Finova capital lease agreement. If, in the future, Genaissance enters into a settlement or amends its agreement with Finova it may result in the reversal, in the period of amendment or settlement, of the remaining interest expense recognized in the fourth quarter. The status of the capital lease obligations is discussed further in "Liquidity and Capital Resources".

        State income tax expense (benefit) decreased to an expense of $35,000 in 2002 from a benefit of $4.1 million in 2001. The benefit represents a net tax benefit from the State of Connecticut as a result of legislation which allowed companies to receive cash refunds from the State at a rate of 65% of their incremental research and development tax credit, as defined, in exchange for foregoing the carryforward of the research and development tax credit. The State of Connecticut rescinded the legislation in 2002.

  Years Ended December 31, 2001 and December 31, 2000

        Revenue consists primarily of proceeds received in connection with the licensing of Genaissance's HAP™ Technology, service revenue and sublicensing of patents. Revenue increased to $5.3 million in 2001 from $753,000 in 2000. The increase in license revenues is attributable to the commercialization of the HAP™ Partnership program, including an agreement entered into with Pfizer during 2001, as well as agreements entered into with J&J PRD and Gene Logic, Inc. during 2000. Revenue from each of J&J PRD, Gene Logic, Inc. and Pfizer, Inc. accounted for 10% or more of Genaissance's total revenue in fiscal 2001. J&J PRD, Gene Logic, Inc. and Visible Genetics, Inc. each accounted for 10% or more of Genaissance's total revenue in 2000. Genaissance is recognizing the annual license and subscription fees over the term of the agreements and the service fees as the services are performed. Future milestone and royalty payments, when and if received, will be recognized when earned. Revenue also includes the amortization, over the remaining life of the sublicensed patent, of upfront payments received in connection with the sublicensing of a patent.

        Research and development expenses consist primarily of payroll and benefits for research and development personnel, materials and reagent costs, costs incurred in connection with clinical trials, depreciation and maintenance costs for equipment used for HAP™ Marker discovery and HAP™ Typing, and facility-related costs. Research and development costs increased to $46.0 million in 2001 from $25.7 million in 2000. Except for clinical trial expense, substantially all of Genaissance's research and development expenditures are incurred in processing and analyzing gene information added to the HAP database. The following is a breakdown of research and development expense (in thousands):

	Year ended December 31, 2001	Year ended December 31, 2000
Payroll and related expenses	$10,570	$7,740
Depreciation and amortization	7,850	3,290
Consumables	7,120	8,250
Technology license fees	4,670	890
Repairs and maintenance	1,100	160
Clinical trial expenses	8,740	850
Stock based compensation	350	1,690
Other	5,900	4,530

Total	$46,300	$27,400

        Research and development expenses include stock based and other non-cash compensation charges for options granted to employees, scientific advisory board members and consultants. The overall increase in research and development expenses in 2001 is primarily attributable to an increase in expenditures related to Genaissance's clinical trials, the expansion of its HAP™ Typing process, and the increase in resources dedicated to supporting and improving its proprietary DecoGen® Informatics System. The increase in expenses includes a $7.9 million increase in costs related to Genaissance's clinical trials, a $2.7 million increase in payroll and related costs, a $2.3 million increase in technology licenses and a $4.6 million increase in depreciation expense. The decrease in stock based compensation is primarily due to Genaissance's decision to vest fully all unvested options previously granted to scientific advisory board members in March 2000, which resulted in a one-time expense of approximately $1.4 million.

        General and administrative expenses consist primarily of salary and related costs for executive, business development, finance, public affairs and other administrative personnel, as well as facility related costs and outside professional fees incurred in connection with corporate development, general legal and financial matters. General and administrative expenses increased to approximately $11.8 million in 2001 from $8.8 million in 2000. General and administrative expenses include stock based and other non-cash compensation charges of $147,000 and $3.6 million for 2001 and 2000, respectively for options granted to employees, directors and consultants. The increase in general and administrative expenses in 2001 is primarily due to increased salary and related costs as a result of the expansion of our business development activities and the additional costs of operating as a public company for a full fiscal year. The increase in general and administrative expenses is partially offset by a decrease in stock based compensation due to the recording of approximately $2.9 million of expense during 2000 which related to a stock purchase agreement between two officers and a former executive officer which Genaissance recognized as compensatory and accordingly recognized non-cash compensation based on the increase in the fair value of the stock through the date of its initial public offering in August 2000.

        Sublicensing royalty expense represents royalty obligations incurred by Genaissance on sublicensing fees that it receives. Sublicensing royalty expense decreased to $54,000 in 2001 from $530,000 in 2000. This decrease relates primarily to a nonrefundable cash payment received in 2000 in connection with an amendment to a patent sublicensing agreement. Genaissance elected to recognize this expense in 2000 as paid.

        Interest income (expense), net, decreased to approximately $1.3 million in 2001 from $2.8 million in 2000. The decrease is the result of higher cash, cash equivalent and short-term investment balances in 2000 as a result of proceeds received from Genaissance's sale of Series B and Series C preferred stock in February and March 2000, respectively, and its initial public offering in August 2000. The decrease is also the result of an increase in interest expense as a result of higher capital lease and other debt obligations to fund the acquisition of equipment and partially fund the expansion of the facilities.

        State income tax benefit of $4.1 million represents a net tax benefit from the State of Connecticut as a result of recent legislation which allows companies to receive cash refunds from the State at a rate of 65% of their incremental research and development tax credit, as defined, in exchange for foregoing the carryforward of the research and development tax credit.

  Liquidity and Capital Resources

        Genaissance has financed its operations primarily through the sale and issuance of common and preferred stock, payments received under licensing and service agreements, loans and capital leases. From inception through September 30, 2003, Genaissance has received aggregate gross proceeds of approximately $163.2 million from the sale and issuance of common and preferred stock. In addition, through September 30, 2003, Genaissance has received $24.7 million from license and service fees, royalties and research contracts. Genaissance has also received $26.2 million from capital lease financing arrangements and $13.2 million from other loans. Genaissance has acquired, through September 30, 2003, $42.9 million of property and equipment. The majority of these assets were financed through capital lease financing arrangements and other loans. In October 2003, Genaissance sold 270,000 shares of series A preferred stock to an accredited investor for $22.50 per share resulting in proceeds of approximately $5.9 million, net of issuance costs of approximately $175,000.

        For the next 18 months, Genaissance expects to continue to finance its operations from cash received in 2000 and in October 2003 from the sale of its common and preferred stock and revenue from its HAP™ Technology Partnership program and its pharmacogenomic support service customers. During this period, Genaissance expects to expend substantial funds to conduct research and development activities and other general and administrative activities. Genaissance's expenditures for these activities will include required payments under operating leases and licensing and service agreements as noted in the table below.

        For periods beyond 18 months, Genaissance may seek to raise additional funds through the issuance of debt and/or equity securities. Genaissance's business strategy depends on, among other things, entering into partnership agreements with pharmaceutical and biotechnology companies and growing the revenue from its pharmacogenomic support services business. If Genaissance is unsuccessful in entering into new partnership programs, growing the revenue from its pharmacogenomic support services business, or obtaining additional financing funds, it may not generate sufficient funds to sustain its operations at planned levels.

        Cash used in operations for the nine months ended September 30, 2003, was $9.8 million compared with $17.6 million for the same period in 2002. The cash used in operations for the nine months ended September 30, 2003, resulted primarily from a net loss of $14.4 million and a decrease in deferred revenue of $1.7 million, partially offset by $5.9 million of non-cash charges for depreciation and amortization expense, stock-based compensation and the loss on disposal of equipment. Cash used in operations for the nine months ended September 30, 2002 resulted primarily from a net loss of $27.7 million and a $4.2 million decrease in accounts payable and accrued liabilities, partially offset by $12.5 million of non-cash charges for depreciation and amortization expense, stock-based compensation and impairment of fixed assets as well as a $2.4 million decrease in other current assets. The decrease in other current assets for the nine months ended September 30, 2002 includes the receipt of $1.0 million from the State of Connecticut for the research and development tax credit exchange program.

        Cash provided by investing activities for the nine months ended September 30, 2003, was $6.3 million compared with $26.0 million for the same period in 2002. Net proceeds from the sale of marketable securities totaled $8.8 million for the nine months ended September 30, 2003, compared to $26.1 million for the same period in 2002. During the nine months ended September 30, 2003, we used $1.7 million of cash for the purchase of certain net assets of DNA Sciences. In addition, during the nine months ended September 30, 2003, Genaissance used $840,000 of cash for the purchase of property and equipment compared to $85,000 for the same period in 2002.

        Cash used for financing activities for the nine months ended September 30, 2003, was $4.7 million compared with $5.6 million for the same period in 2002. The cash used in financing activities for the nine months ended September 30, 2003, primarily resulted from the repayment of capital lease obligations of $9.5 million, which was partially offset by proceeds received from long-term debt of $5.0 million. The primary use of cash from financing activities for the nine months ended September 30, 2002 was the repayment of long-term debt and capital lease obligations.

        Genaissance's contractual cash obligations as of September 30, 2003, are as follows:

	Payments Due by Period
Contractual Obligations	Total Amounts Committed	Total for remainder of Fiscal 2003	Total for Fiscal Years 2004 and 2005	Total for Fiscal Years 2006 and 2007	Total for Fiscal Year 2008 and later
	(in thousands)
Long-Term Debt, including interest	$11,445	$672	$5,130	$2,692	$2,951
Capital Lease Obligation, including interest	1,716	1,716	—	—	—
Operating Leases	8,345	293	2,235	2,025	3,792
Minimum License Obligations	490	78	206	206	—

Total Contractual Cash Obligations	$21,996	$2,759	$7,571	$4,923	$6,743

        Long-term debt consists of three financing agreements with a stockholder, Connecticut Innovations Inc. (CII), and an agreement with Comerica. The funds received from CII were used to finance certain leasehold improvements and other costs associated with Genaissance's facility expansion. Each CII agreement provided for interest only with principal payments, based on a 120-month amortization beginning April 2001 through October 2002, with final balloon payments due in March 2009 through June 2011. Borrowings under the agreements bear interest at 6.5% and are collateralized by the related leasehold improvements. Genaissance is in compliance with all debt covenants as of September 30, 2003. The funds received from Comerica were used to refinance certain of the amounts due under several capital lease agreements. The agreement requires ratable repayment of the amounts due over a 36-month period and bears interest at prime plus 2.5%. Borrowings under the agreement are secured by certain of Genaissance's assets.

        Capital lease obligation relates to equipment purchased under an agreement with GE. All outstanding balances due under this agreement were repaid in October 2003. Borrowings under the agreement were secured by the underlying leased equipment.

        Genaissance leases its operating facilities located in New Haven, Connecticut and Morrisville, North Carolina. The Connecticut lease agreements currently require annual lease payments of approximately $1.1 million per year over the original term, which expires in 2006. Genaissance has two five-year renewal options to extend the lease agreements beyond the initial term. Genaissance is recording the expense associated with the leases on a straight-line basis over the expected term of the leases through September 2011. Genaissance is currently a tenant-at-will in the North Carolina facility and it is in the process of negotiating a new lease agreement. In addition to the operating lease agreements for its current facilities, Genaissance also has operating leases for certain of its office equipment.

        In addition, Genaissance periodically enters into agreements with third parties to obtain exclusive or non-exclusive licenses for certain technologies. The terms of certain of these agreements require Genaissance to make future royalty payments and certain milestone payments based on product sales or sublicense income generated from the applicable technologies, if any, and include provisions requiring future minimum payments, whether or not the technology is commercialized. The amount of such payments will depend upon successful commercialization of applicable technologies, if any. The future minimum payments (assuming non-termination of these agreements) are included in the minimum license obligations above.

        Based on Genaissance's current business plans, capital expenditures are not expected to exceed $1.5 million for each of fiscal 2003 and 2004.

        Genaissance's cash requirements will vary depending upon a number of factors, many of which are beyond our control, including:

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  the demand for the HAP™ Technology;

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  the efforts and success of the HAP™ partnership program;

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  the commercialization of intellectual property derived from Genaissance's associations;

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  the growth of Genaissance's pharmacogenomic support services business;

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  the level of competition Genaissance faces;

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  Genaissance's ability to maintain the HAP™ Technology; and

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  Genaissance's ability to effectively manage its operating expenses.

        At September 30, 2003, Genaissance's cash and cash equivalents and short-term investments totaled $17.1 million compared to approximately $34.2 million at December 31, 2002. As a result of the termination of the GE lease and the issuance of the series A preferred stock in October 2003, Genaissance's cash and cash equivalents and marketable securities increased by $4.2 million, after expenses, as compared to the amounts shown in the accompanying unaudited financial statements as of September 30, 2003. Genaissance's cash reserves are held in interest-bearing high-grade corporate bonds and money market accounts. Genaissance believes that its existing cash reserves will be sufficient to support its expected net losses, debt obligations and capital expenditures for at least 18 months. To execute its long-term business plan, Genaissance will need to grow its revenues significantly each year and it may need to seek additional funding through public or private equity offerings or debt financings or through commercial partners. Genaissance cannot assure you that it will obtain additional partners or capital funding on acceptable terms, if at all.

  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        Genaissance's Audit Committee of the board of directors annually considers and recommends to the board of directors the selection of the independent public accountants. As recommended by the audit committee, on June 4, 2002, the board of directors decided to no longer engage its independent accountants, Arthur Andersen LLP, and instead engaged PricewaterhouseCoopers LLP to serve as Genaissance's independent accountants and to audit the financial statements for the fiscal year ending December 31, 2002.

        The reports of Arthur Andersen on Genaissance's financial statements for each of the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During each of the fiscal years ended December 31, 2001 and 2000, there were (i) no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with its report on Genaissance's consolidated financial statements for such years, and (ii) no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

  Quantitative and Qualitative Disclosures About Market Risk

        Genaissance's exposure to market risk is principally confined to its cash equivalents and investments, all of which have maturities of less than one year. Genaissance maintains a non-trading investment portfolio of investment grade, liquid debt securities that limit the amount of credit exposure to any one issue, issuer or type of instrument. In view of the nature and mix of our total portfolio, a 10% movement in market interest rates would not have a significant impact on the total value of Genaissance's investment portfolio as of September 30, 2003.

Lark Technologies

  Company Overview

        Lark Technologies is the successor by merger to the business of a company organized in 1989 for the purposes of (i) marketing standard gene sequencing technologies used by scientists at Baylor College of Medicine in Houston, Texas and (ii) marketing software developed at Baylor College of Medicine used for sequencing.

        Lark Technologies' principal executive offices are located at 9441 West Sam Houston Parkway South, Suite 103, Houston, Texas 77099-1883. Lark Technologies' telephone number at that address is (713) 779-3663 and Lark Technologies' website address is http://www.LarkTechnologies.com. Lark Technologies' stock is traded on the OTC Bulletin Board under the symbol LRKT.

  Business of Lark Technologies

        Lark Technologies is a leader in providing contract molecular biology services to the pharmaceutical, biotechnology and agbio industries. Research organizations and drug development institutions worldwide use Lark Technologies' services to accelerate their efforts in bringing products to the market. Lark Technologies' contract research service portfolio consists of over a hundred different molecular biology services in the areas of Nucleic Acid Extraction Services, DNA Sequencing Services, Genetic Stability Testing Services, Gene Expression and Detection Services, and Custom Molecular Biology Services. A highly trained and educated scientific staff working in a facility that is compliant with the FDA's Good Laboratory Practices performs all of these services.

  Custom DNA Sequencing Services

        The foundation of Lark Technologies is based upon a broad breadth of DNA sequencing services. Approximately 75% of projects currently booked by Lark Technologies are for Custom DNA Sequencing Services. Lark Technologies has extensive expertise in DNA sequencing and has incorporated multiple sequencing technologies into its laboratory to accommodate both high throughput and highly complex projects. Depending upon the nature of a project, Lark Technologies will develop an optimal sequencing strategy to generate consistent, high quality sequence data for use in applications spanning basic research to FDA submissions.

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  FDA Submission Quality Sequencing. Projects completed by Lark Technologies for FDA submission are guaranteed to be 100% accurate with 100% four-fold coverage of the region of interest. Results are presented in a comprehensive report that can be incorporated into an application to be submitted to the FDA or other regulatory agency. With the increase in therapeutic targets resulting from the genomics effort combined with the increasing FDA requirements for sequence verification, Lark Technologies anticipates the growth for these services to exceed the industry average for all services.

  •
  Single Pass Quick Turnaround (QT) Sequencing. The single pass service is designed to give customers a "quick look" at high accuracy double or single strand sequence data from one or multiple clones in a short timeframe. Typically, these services have a 1 to 10 day turnaround depending upon the size of the clone to be sequenced. This service represents the bulk of the sequencing projects performed by the company. Lark Technologies has divided this into two services, one of which will represent the "true" quick turnaround service or "express service", which typically has a one to two day turnaround, and a custom sequencing service, which represents the remainder of the QT business. The keys to continued success in the quick turnaround market include penetration of the academic market, introduction of a LIMS (Laboratory Information Management System), the upgrade and automation of the other laboratory equipment, and streamlining of the sample processing steps in the laboratory. Lark

    Technologies anticipates experiencing the fastest growth for this service based on the available market share and increasing needs for this service.

  •
  High Volume Sequencing Services. Lark Technologies' high volume sequencing services typically involve sequencing thousands of selected clones from a genomic or expressed sequence tag (EST) library utilizing high throughput automated systems. The libraries are provided by the customers and usually consist of clones from a specific genome of interest. Capacity and cost-effective analysis are the key components to successfully growing this service. Lark Technologies believes that the need for this type of service will continue through the next decade as efforts to complete the genomes of model organisms continues and additional plant, animal and microbial genomes are targeted. The introduction of fully automated instrumentation is essential to remaining competitive in this market segment, and Lark Technologies believes this company has become fully commoditized.

  •
  Large Scale Genomic Sequencing Services. Lark Technologies has developed the capability to construct libraries from a variety of genomic constructs and assemble them into full-length sequences, allowing for the sequencing of very large pieces of DNA, which can represent hundreds or thousands of genes. Lark Technologies applies a shotgun strategy to randomly produce plasmid clones from cosmids, bacterial artificial chromosomes (BACs) and phage artificial chromosomes (PACs) to sequence using automated sequencing technology. Lark Technologies assembles these random fragments into a single large consensus sequence and closes any missing sequence applying gap closure strategies. The need for genomic sequencing services is expected to grow significantly as clients seek to obtain more information surrounding the gene of interest.

  Genetic Stability Testing (GST) Services

        Lark Technologies introduced genetic stability testing as a product offering in 1996 to assist clients in meeting the regulatory guidelines established for development and maintenance of specific genetically engineered biotechnology products. Lark Technologies analyzes and provides a comprehensive report on the genetic integrity of cell banks used to produce recombinant proteins, monoclonal antibodies, gene therapy, and vaccine products, which is essential to creating a reliable process, producing a pure biologic product in high yield. Lark Technologies believes the need for these services is growing rapidly with the number of biotechnology products entering the clinical development pipeline. The FDA is requiring this work be performed according to GLP guidelines, a key differentiating feature of Lark Technologies' services. True GLP guidelines are not commonly followed in research laboratories and many service laboratories due to the rigorous demands of documentation and adhesion to the quality assurance regulations. Lark Technologies' entire laboratory operates according to GLPs but it is particularly important for performing each of the genetic stability testing services described below. Lark Technologies is currently transitioning from a strictly GLP compliance level to the additional requirements of a GMP compliance level in accordance with the regulations and guidelines provided by the FDA and the International Conference on Harmonization (ICH Q7A). This increased level of compliance is a result of increased demand by Lark Technologies clientele and a commitment to the continuous improvement of the Lark Technologies quality and testing systems.

  •
  DNA Sequencing. Direct sequencing of the plasmid isolated from the cell bank used to produce recombinant products would be the ideal template. However, the quantity of plasmid required makes this strategy impractical, as it would sacrifice a large number of valuable vials of cell banks. Lark Technologies has developed a number of alternative strategies to circumvent this issue and provide clients with complete sequence data.

  •
  Copy number. Copy number is a service to monitor the number of gene expression constructs contained in a cell throughout the production cycle of a product. The FDA looks for consistency in copy number to ascertain the stability of the manufacturing process. Clients also monitor copy number to evaluate the production efficiencies of their cell banks in order to mitigate additional costs. Demonstrating that cells experience predictable changes in expression system copy number during production scale-up assures regulatory authorities that the process is well controlled.

  •
  Insertion Number. Insertion number is similar to copy number but is an additional analysis that is utilized to measure a eucaryotic cell bank's stability. During cell line construction, the essentially random process of DNA integration can lead to several types of products. As with prokaryotic copy number analysis, companies also monitor to ensure optimal production efficiencies.

  •
  Plasmid Loss or Rearrangement. For plasmid-based gene expression systems, the loss or rearrangement of the plasmid can be a major practical problem in high yielding strains. The accumulation of cells lacking the expression system, or with damaged plasmids, can severely affect the productivity of a fermentation run. Lark Technologies has developed a number of assays to detect the percentage of cells missing or with a loss or rearrangement of the plasmid.

  •
  Phage Detection. Phages are bacterial viruses, which can kill or alter the bacterium's growth cycle or expression levels. Lark Technologies' phage detection service is designed to detect contamination of a prokaryotic cell bank by either lysogenic or lytic phage. Phage contamination can be extremely detrimental to the production process by interfering with production efficiencies and purification steps of the end product. Phages are difficult to eliminate from a manufacturing environment making upfront analysis imperative.

  Genetically Modified Organism (GMO) Testing Services

        Lark Technologies provides services for identification and characterization of genetically modified (GM) crops and plants. Several effective services have been developed for genetic testing of food and agricultural products. These laboratory services offer a broad range of genetics-based assays for qualitative and quantitative analysis of biotech modifications in plants such as corn, soy and other grain products. Companies are requiring GMO testing of ingredients for labeling requirements and to ensure the presence or absence of genetically enhanced characteristics. This area clearly has the potential for tremendous growth as a result of the increasing pressures to label and certify all agricultural products.

  •
  PCR Analysis. This method is recognized as the "gold standard" for GMO testing. The Polymerase Chain Reaction (PCR) is a sophisticated DNA-based technology that is internationally recognized as the fastest, most accurate method for detecting and quantifying products of agricultural biotechnology.

  •
  Southern Blot Analysis. Lark Technologies will use standard Southern blot analysis for restriction enzyme fragment analysis or mapping of known insertion and gene expression analysis. While PCR analysis is certainly the fastest and most accurate method for detecting the presence of a GMO event, only the Southern blot method can provide information regarding quality and quantity of these events.

  •
  Sequence Verification of the Expression Cassette. Direct sequencing of the GMO event can provide a level of detail of the GMO event, which cannot be achieved by either PCR analysis or Southern Blot Analysis. Sequence verification can ensure that the quality of the expression cassette has been maintained at the DNA level guaranteed to be 100% accurate with 100% double stranded coverage for that region.

  Gene Expression and Detection Services

        The genomics initiative continues to provide an abundance of gene sequence information albeit little information regarding the function of genes in their biochemical pathways. Lark Technologies continues to identify services it can offer to assist clients in ascertaining the biological role of a gene by determining if, when, and at what level a gene is being expressed in any number of samples of interest. These services can be important in identifying novel genes, confirming the validity of a gene as a drug target, and monitoring a target gene through the product development process. These services are highly complementary to genomic research and will continue to be of growing importance to companies applying genomics to their product development efforts. Lark Technologies will continue to expand the number of services it offers for gene expression and detection purposes by actively seeking technologies, which meet the growing needs of its client base.

  •
  Quantitative Polymerase Chain Reaction (QPCR). Lark Technologies' QPCR service provides highly accurate gene sequence detection. The method is a powerful tool for analyzing the distribution and expression of target DNA or RNA in a high throughput format. This service has a broad number of applications in biotechnology product development including gene therapy distribution and expression analysis, drug response studies, mutation detection, and expression system development. The ability to specifically and accurately track target sequences of interest will have a significant impact on the monitoring requirements established by the regulatory agencies for a variety of biotechnology-based products.

  Custom Core Molecular Biology Services

        Many of the custom projects Lark Technologies performs require the application of molecular biology techniques either upstream or downstream from the main service provided. As a result, Lark Technologies has developed the ability to perform a breadth of molecular biology techniques, which can be offered as a complement to another service, or as a stand-alone service. Lark Technologies envisions an expanding list of custom services as new technologies and advances occur in the field of molecular biology. Some of the more frequently requested services offered by Lark Technologies are described below.

  •
  Nucleic Acid Extraction Services. All of Lark Technologies' services involve manipulation of nucleic acids, the starting material for molecular biology research and development. Nucleic acids are the DNA and RNA contained in the cells of organisms. Lark Technologies both extracts and purifies the nucleic acids from its clients' samples or receives them already prepared by its clients. Lark Technologies has developed a variety of extraction procedures to analyze DNA and/or RNA from blood, tissue and other fluids, as well as bacterial, plant and cell culture samples. Lark Technologies has established the facilities and personnel training necessary to extract nucleic acids from human, animal and plant origin. The ability to process these samples in a high throughput format has been established for numerous sample sources such as blood and continues to develop processes for other sample types.

  •
  The quality of the nucleic acid preparation can significantly influence the outcome of a particular assay. To ensure high quality results, Lark Technologies strongly encourages its clients to use its standardized GLP extraction services. Lark Technologies believes the requests for these services will continue to expand as the pharmacogenomics revolution fuels the need to analyze the genetic make up of large patient populations involved in clinical trials.

  •
  Subcloning. Subcloning is a procedure used to transfer a DNA region of interest into a vector that is more suitable for procedures such as DNA sequencing and gene expression. Although subcloning is a common method used in genetic research, it can be a less than obvious process. Lark Technologies can provide a strategy for subcloning a variety of different sequence fragments, including PCR products, into standard vector systems. Once in a standard vector system, the customer can more readily manipulate the clone for specific applications of interest.

  •
  Library Screening. During the gene discovery process, customers may find only a portion of a gene of interest. Lark Technologies can use such a gene fragment to screen a library of clones and isolate the full-length DNA of interest. Lark Technologies can also search a library to find homologous genes in related species or isolate the genomic equivalent of a DNA.

  •
  Polymerase Chain Reaction (PCR). PCR can be used to amplify a specific sequence of interest from plasmid, viral, or genomic DNA. The amplified fragment can be used as a probe, part of a plasmid construction, or for direct DNA sequencing identification. Lark Technologies also has the expertise to provide reverse transcription PCR (RT-PCR) for amplification of an RNA product.

  •
  DNA Preparation. Many of Lark Technologies' customers need large amounts of DNA for sequencing or probe generation. Lark Technologies has the ability to prepare plasmid DNA or phage DNA on a large-scale basis for its customers.

  Business Strategy

        Lark Technologies plans to expand its position as a high quality molecular biology Contract Research Organization (CRO) on a global basis by:

  •
  refining sales efforts to target new customers;

  •
  developing its current customer base and leveraging high level of repeat business;

  •
  continued expansion into continental Europe by focusing its sales efforts on countries outside of the United Kingdom;

  •
  growing existing molecular biology service business to support the high growth genomics industry;

  •
  applying molecular biology expertise to new and expanding market opportunities; and

  •
  updating instrumentation and automation capabilities to compete with other state-of-the-art CROs.

  Refining Sales Efforts to Target New Customers

        Lark Technologies has always relied heavily on its existing relationships to fuel its growth and provide direction for the development of new services. The sales team has been focused on, and rewarded by, maintaining existing relationships. The continued approach of focusing the sales team's efforts on securing new accounts and expanding the level of business within existing large accounts is a necessity and will provide opportunities to significantly increase revenue.

  Exploiting Current Customer Base and Leverage High Level of Repeat Business

        Lark Technologies has significant relationships with a number of leading biotechnology companies and has served 18 of the 20 largest pharmaceutical companies. Worldwide, Lark Technologies has also attained greater than an 80% repeat business while growing at an annual compounded growth rate of greater than 10% since 1998. Lark Technologies will continue to capitalize on its commercial relationships through its direct sales force. Often smaller service contracts lead to larger follow-on work once Lark Technologies has demonstrated its ability to provide high quality data in an agreed upon timeframe to a new customer.

        Over the years Lark Technologies' customers have looked to Lark Technologies for advice and direction in achieving aggressive corporate milestones. Lark Technologies believes our technically competent sales team can enhance the opportunities for Lark Technologies to develop long-term service relationships with its clients based on a comprehensive understanding of each account's specific needs. The breadth of services offered by Lark Technologies allows Lark Technologies to leverage its relationship with investigators in one department of a company into further relationships with other investigators in adjoining departments of the company.

  Expanding into Continental Europe by Focusing its Sales Efforts on Countries Outside of the UK

        In June 1998, Lark Technologies completed a unique service operation on behalf of Pfizer Ltd. at its facility in Sandwich, England. Following this initial collaboration Lark Technologies moved its operations offsite and established a sequencing laboratory and sales office in Saffron-Walden, just outside of Cambridge, UK. Lark Technologies used its existing client relationship to catapult into the European market. Lark Technologies has been extremely successful in securing and maintaining new business in the UK, but relatively unsuccessful in expanding into continental Europe. While the UK represents a significant percentage of the total European market there is still a tremendous opportunity to secure new business outside of the UK. Lark Technologies has recently expanded its highly competent sales team to continue to target key opportunities throughout Europe. Lark Technologies has identified a number of potential key accounts and is focusing on securing new business from these accounts, which should result in a significant opportunity for new business and revenue source.

  Growing Existing Service Business to Support High Growth Genomics Industry

        Lark Technologies has established five product lines, which support genomics-based research and development efforts: (i) Custom DNA Sequencing Services; (ii) Genetic Stability Testing Services; (iii) Genetically Modified Organism Testing Services; (iv) Gene Expression and Detection Services; and (v) Custom Core Molecular Biology Services. Within each of these product lines are specific services designed to meet specific project needs. Through Lark Technologies' interactions with clients and awareness of the industry, the company has identified additional services to supplement these product lines to further support its clients' genomics programs.

        Lark Technologies' technology development group evaluates an ongoing list of new services to bring to market at an average rate of two per year. Lark Technologies prioritizes these service opportunities based upon a number of criteria including requests from clients, competitive advantages, regulatory requirements, emerging market opportunities, market size and time to market.

        Lark Technologies' technology development group is particularly interested in identifying service opportunities where the company can further its competitive position through collaboration with companies or researchers who have already developed the technology. Lark Technologies has already identified a number of services in the genomics, proteomics (study of the structure and function of proteins) and cell biology fields, which it is analyzing as possible additions to its existing service platform.

  Applying Molecular Biology Expertise to New and Expanding Market Opportunities

        Lark Technologies believes the power of molecular biology has far reaching applications extending beyond the classical biopharmaceutical industry. It has identified the agricultural biotechnology markets as a new and expanding opportunity for its molecular biology services. Lark Technologies will direct the sales team to penetrate the fast-growing agbio sector of the biotechnology industry. Lark Technologies believes additional market opportunities are emerging in the field of food and a testing. As Lark Technologies expands its selling capabilities it will initiate sales programs to exploit the opportunities in that new market.

  Market Overview and Competition

        Lark Technologies was established to provide contract research services to biotechnology researchers. With the advent of the Human Genome Project (an initiative to map and sequence the human genome) and revolutionary advances in the field of molecular biology, Lark Technologies has developed quality services to capitalize upon these market opportunities. Today, Lark Technologies' services are used worldwide by commercial, government and academic institutions. Lark Technologies has earned a reputation as a leading provider of high quality DNA sequencing. This reputation has allowed Lark Technologies to obtain key contracts with major pharmaceutical and biotechnology companies throughout the world. Lark Technologies is a fee for service contractor and typically takes no ownership position in the intellectual property rights of the services it performs under contract.

        Several factors influence the current competitive business conditions faced by Lark Technologies. First, the total amount of DNA sequencing is increasing due to genome sequencing initiatives, and competitive pressures in the pharmaceutical industry. Major pharmaceutical companies have made significant financial commitments to gene therapy approaches. These approaches are maturing and may require demonstration of genetic stability before or during clinical trials. For example, there are currently over 60 biotech products in the marketplace and over 2,000 in clinical trials, and a significantly higher number in preclinical development, all of which potentially require FDA submission sequencing in support of a demonstration of genetic stability. Additionally, companies in both the pharmaceutical and biotechnology sectors are facing increasing competitive pressures to reduce fixed expenditures. Pharmaceutical companies are increasingly outsourcing routine procedures to maximize the innovative aspects of their internal efforts. The biotechnology sector has accepted the virtual company model, which supports further outsourcing of routine development efforts.

        Lark Technologies has many attributes, which have enabled it to compete in this complex environment. Lark Technologies is recognized as a quality leader among contract molecular biology service providers and has operated under the direction of industry professionals for more than seven years. Lark Technologies' technical team follows standard operating procedures, which help to produce consistent, high quality results. Because services are performed in compliance with GLPs as specified by the FDA, Lark Technologies can undertake projects that support applications to the FDA. Finally, Lark Technologies provides a breadth of molecular biology services with flexible protocols to meet project specific objectives.

        Lark Technologies faces several types of competition. The first is individual researchers capable of performing the work themselves rather than contracting it out. A similar type of competition is that of the core lab, either in an academic setting or within a large company, which can provide services at a much-reduced rate due to subsidies of its overhead expenses. These first types of competition are difficult to overcome due to the perception of significantly lower costs. There are several smaller companies attempting to copy Lark Technologies' footprint for success, which offer DNA sequencing, and/or related molecular biology services. Finally, new entrants in the genomics sequencing market have arisen. These companies typically focus on high throughput, high volume sequencing services, whereas Lark Technologies offers a wide breadth of custom sequencing services.

        Lark Technologies markets its services mainly through direct contact with potential clients, attendance at trade shows and scientific conferences, and client referrals. Lark Technologies' sales staff in the United States and in its European branch office is compensated with base salaries and commissions based on performance.

  Raw Materials

        The principal suppliers of raw materials for Lark Technologies' services are laboratory supply companies. Lark Technologies believes that there are sufficient alternate suppliers available such that raw materials will be available in sufficient quantities and at reasonable cost for the foreseeable future.

  Customers

        Lark Technologies provides services to researchers at a large number of public and private institutions and business entities. One single customer represented more than 10% of Lark Technologies' business in 2003.

  Patents and Proprietary Technology

        Lark Technologies actively seeks patent protection in the U.S. and in significant foreign countries for inventions and technologies for which it deems such protection commercially advisable. In connection with its senescence gene discovery program, Lark Technologies currently has licensed rights to one issued U.S. patent and shared ownership in another patent application. Lark Technologies believes that this patent protection is important to its senescence technology, but not essential to the overall success of Lark Technologies. Lark Technologies can make no assurances that these applications will be approved, that similar patents have not been or will not be issued, or that any patent issued to Lark Technologies will not be circumvented or infringed. In connection with its senescence gene discovery program, Lark Technologies is subject to certain performance and royalty arrangements. Lark Technologies does not believe that additional patents will be approved or that there is significant commercial value in the senescence gene program.

        Lark Technologies relies on trade secrets and technical know-how in order to maintain its competitive advantage and scientific expertise. It is the practice of Lark Technologies to enter into confidentiality agreements with employees, consultants, members of its scientific advisory board, and any third party to whom it discloses confidential information. There can be no assurance that such confidential information will not be disclosed or that similar trade secrets or expertise will not be independently developed, or that access to such information could not be gained inadvertently.

        Lark Technologies is, by nature of its work, privy to certain confidential information of its customers. In order to attract and maintain clients Lark Technologies enters into confidentiality agreements with its customers, as both parties deem appropriate. There can be no assurance that such confidential information will not be disclosed or that similar trade secrets or expertise will not be independently developed, or that access to such information could not be gained inadvertently.

  Governmental Approval

        Lark Technologies is not dependent upon governmental approval of its current services. However, many of its clients will submit applications for new drugs or devices to the FDA. A significant portion of the projects undertaken by Lark Technologies are in support of such applications and thus are subject to compliance with standards established by the FDA and its foreign counterparts. Lark Technologies employs personnel and utilizes procedures, which it deems necessary to comply with these regulatory standards. Although Lark Technologies and its services are not themselves subject to FDA approval, Lark Technologies complies with these regulatory standards in order to undertake this type of project for its clients.

        By virtue of its work in support of its client's submissions to the FDA and other regulatory bodies, Lark Technologies is subject to inspections by the FDA and other federal, state and local agencies regarding specific FDA submission projects it has worked on. Regulatory affairs audit teams from its pharmaceutical and biotech clients frequently inspect Lark Technologies' facilities and procedures to ascertain whether the company complies with applicable regulations. To date, Lark Technologies has not been found in material noncompliance with the FDA or customer requirements of a GLP compliance level. If significant violations were discovered during a client or governmental inspection, Lark Technologies might be restricted from undertaking additional submission projects until the violations were remedied. In the event that remedying such violations required significant time or financial resources, such violations could have a material adverse impact upon the company.

  Governmental Regulations and Environmental Laws

        Lark Technologies is subject to regulations concerning laboratory and occupational safety practices, the use and handling of hazardous chemicals and radioisotopes, and environmental protection. Lark Technologies believes that it is in general compliance with such applicable federal, state and local regulations and does not estimate the costs to comply with these regulations will be material.

  Board of Directors

        Lark Technologies board of directors is currently comprised of the following six individuals: David A. Lawson, George M. Britton, E.J. (Jere) Pederson, Peter Boatright, Timothy McGrath and Carl W. Balezentis, Ph.D. None of such individuals will serve as a director of the combined company following the merger.

  Executive Officer

        Dr. Balezentis is the only director or executive officer of Lark Technologies who will become an executive officer of Genaissance after the merger. Dr. Balezentis has agreed to enter into an employment agreement with Genaissance, contingent upon the consummation of the merger, to serve as senior vice president of the combined company and president of Lark Technologies, which will become a wholly owned subsidiary of Genaissance.

        Dr. Balezentis is currently subject to an Employment Agreement with Lark Technologies effective July 31, 2000 which provided for payment to him of an annual compensation of $135,000, subject to annual increases at the Board's discretion, and an annual bonus of between 25% and 50% of salary if revenue and profitability goals for Lark Technologies met targeted amounts. Effective February 26, 2003, Dr. Balezentis' salary was increased to $167,500 per year, and he was awarded a bonus of $34,076 for his performance in 2002. Dr. Balezentis' bonus arrangement for 2003 was between 25% and 40% of his annual base salary in effect at the time such bonus was determined, based on Lark Technologies meeting specified targeted amounts. The annual bonus may be paid all in cash, or in a combination of cash and restricted stock or incentive stock options, at the option of the employee. If the employment of Dr. Balezentis is terminated by Lark Technologies for any reason other than for cause (as defined in the employment agreement), he will continue to receive employee benefits and his annual salary for twelve months. If his employment is terminated by Lark Technologies within six months after a change in control, all stock options held by him will immediately vest as of his termination date. See the section entitled "Agreements Related to the Merger—Employment Agreement" on page 84 for a description of the employment agreement between Genaissance and Dr. Balezentis.

        Dr. Balezentis, age 46, has served as a director of Lark Technologies since June 8, 2001, when he became Chief Executive Officer and Secretary of Lark Technologies. He received his Doctor of Philosophy degree in Genetics from The University of Arizona, and conducted a postdoctoral fellowship at M.D. Anderson Cancer Center. From 1997 to 2000, Dr. Balezentis served in various positions with Sigma-Aldrich Corporation, a multi-national company that develops, manufactures and distributes a broad range of biochemicals, organic chemicals, chromatography products and diagnostic reagents. He served as the vice president of sales and marketing for the Sigma-Genosys subsidiary where he was responsible for developing strategic marketing programs which helped stimulate strong revenue growth, and as director of business development for the Sigma-Aldrich Life Sciences Division.

        The following table sets forth certain information concerning compensation of Dr. Balezentis for the fiscal years indicated.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
Name and Principal Position(s)	Year	Salary($)	Bonus($)		Other Annual Compensation($)	Restricted Stock Awards($)	Securities Underlying Options(#)	All Other Compensation($)
Carl W. Balezentis, Ph.D.	2003	$165,417	—		—	—	—	—
President and Chief	2002	$163,438	$34,076	(1)	—	—	60,000	—
Executive Officer	2001	$135,000	$13,500		—	—	60,000	—

(1)
Consists of $17,038 in cash and options to acquire 32,147 shares of Lark Technologies common stock at an exercise price of $1.59 per share, the fair market value on the date of grant. Such options are exercisable at a rate of 25% per year, beginning on the first anniversary of the date of grant.

Option Exercises and Year-End Option Values

        The following table sets forth information for Carl W. Balezentis, Ph.D., with respect to the number and value of options outstanding as of the fiscal year ended December 31, 2003.

Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Carl W. Balezentis, Ph.D.	55,000	107,147	$198,550	$373,943

(1)
Based on the difference between the option exercise price and $4.80, the closing price per share of the underlying common stock on December 31, 2003, as reported on the Over-the-Counter Bulletin Board.

  Security Ownership of Certain Beneficial Owners and Management

        The following table describes the security ownership of beneficial owners of more than 5% of the Lark Technologies common stock, its directors, executive officers, and all directors and officers as a group, as of December 31, 2003. The SEC defines beneficial ownership to include voting power or investment power with respect to securities. Unless indicated by footnote, each person has sole voting and investment power with respect to the shares of common stock indicated opposite his or its name.

Name, address and position	Amount and nature of beneficial ownership(1)		Percent of class(1)
Baylor College of Medicine—5% beneficial owner One Baylor Plaza Houston, Texas 77030	268,040		7.29%
David Lawson—Director 2039 Dryden Houston, Texas 77024	603,048	(2)	15.29%
George Britton—Director 3272 Westheimer, Suite 3 Houston, Texas 77098	520,075		13.42%
Peter Boatright—Director 4932 NW 31st Street Oklahoma City, Oklahoma 73122	216,393	(3)	5.85%
E.J. Pederson—Director UTMB Box 55153 Galveston, Texas 77555	105,000	(4)	2.85%
Tim McGrath—Director 8275 Rio, Ste 130 Houston, Texas 77054	26,400		*
Carl W. Balezentis, Ph.D.—Director and Executive Officer 9441 W. Sam Houston Pkwy. South, Suite 103 Houston, Texas 77099	70,000		1.87%
David Buck, Ph.D.—Executive Officer 9441 W. Sam Houston Pkwy. South, Suite 103 Houston, Texas 77099	25,000		*
Directors and Executive Officers as a Group (seven persons)	1,567,916		36.57%

(1)
Includes options or warrants exercisable currently or within 60 days after December 31, 2003 in the following amounts: Mr. Lawson—264,470; Mr. Britton—195,970; Mr. Boatright—21,900; Mr. McGrath—26,400; Dr. Balezentis—70,000 and Dr. Buck—25,000. The calculation of the percentage of class is based on the number of shares outstanding in addition to the number of stock options or warrants listed for that person only.

(2)
Includes 100,517 shares held by the D. C. Lawson trust and 100,517 shares held by the S. R. Lawson trust, of which Mr. Lawson is the trustee. Mr. Lawson disclaims beneficial ownership of the shares held by the trusts.

(3)
Includes 85,318 shares held by Boatright Family LLC and 8,110 shares held by the Heiman Irrevocable Trust.

(4)
Includes 10,000 shares held by Bevo Investments, Inc., a corporation of which Mr. Pederson owns 50% of the shares. Mr. Pederson shares voting and investment power with respect to those shares.

*
Indicates less than 1% ownership.

  Employees

        As of December 31, 2003, Lark Technologies had a total of 53 full time employees of which 37 were based in the United States and 16 were based in the United Kingdom. Lark Technologies believes that its employee relations are good, but can make no assurances that it will continue to be able to attract and retain qualified employees. Lark Technologies also has engaged the services of consultants when appropriate.

  Stock Plans

        Pursuant to the merger agreement, Genaissance will assume the outstanding options to purchase shares of Lark Technologies common stock. See the section entitled "Agreements Related to the Merger—Treatment of Lark Technologies Stock Options" on page 70 for a detailed description of the assumption of these options. Each officer, employee or consultant who exercises his or her options prior to the merger will receive shares of Genaissance common stock upon completion of the merger.

  Equity Compensation Plan Information

        The following table provides information about the securities authorized for issuance under Lark Technologies' equity compensation plans as of December 31, 2003:

Equity Compensation Plan Information

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	828,101	$1.43	891,738
Equity compensation plans not approved by security holders	—	—	—
Total	828,101	$1.43	891,738

(1)
Includes 46,339 shares of common stock issuable upon the exercise of stock options granted under the Lark Technologies 1990 Stock Option Plan and 781,762 shares of common stock issuable upon the exercise of stock options granted under the Lark Technologies 2002 Stock Option Plan.

  Market for Lark Technologies Common Stock and Related Stockholder Matters

        Lark Technologies common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol "LRKT".

        Lark Technologies common stock began to be quoted on the Over-the-Counter Bulletin Board in the fourth quarter of 1995. The high and low bid information, as reported on the Over-the-Counter Bulletin Board for the periods indicated, was as follows:

	HIGH	LOW
2002
First Quarter	$2.05	$0.96
Second Quarter	$2.00	$1.24
Third Quarter	$1.57	$0.75
Fourth Quarter	$1.70	$1.01
2003
First Quarter	$1.96	$1.45
Second Quarter	$5.20	$1.95
Third Quarter	$5.00	$3.95
Fourth Quarter	$5.60	$4.30
2004
First Quarter (through January 15, 2004)	$5.50	$4.62

        The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

        As of December 31, 2003, there were approximately 160 holders of record of Lark Technologies common stock.

        Lark Technologies has never paid cash dividends on its common stock and it does not anticipate paying any cash dividends in the foreseeable future. Lark Technologies currently intends to retain future earnings, if any, for use in its business.

  Selected Historical Financial Information of Lark Technologies

        The annual financial information set forth below has been derived from the audited financial statements of Lark Technologies. The data for the nine-month periods ended September 30, 2003 and 2002 have been derived from the unaudited financial statements of Lark Technologies. The information should be read in connection with, and is qualified in its entirety by reference to Lark Technologies' financial statements and notes included elsewhere in this joint proxy statement/prospectus. The interim data reflect all adjustments that, in the opinion of management of Lark Technologies, are necessary to present fairly such information for the interim periods. The results of operations for the nine-month periods are not necessarily indicative of the results expected for a full year or any interim period.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Laboratory services	$6,692	$6,040	$5,626	$5,072	$4,089	$6,758	$4,964
Costs and expenses:
Costs of services	3,662	3,967	3,538	2,558	2,066	3,306	2,601
Sales, general and administrative	2,210	2,102	2,006	2,343	2,464	1,888	1,644
Research and development	—	—	—	—	64	—	—
Net operating income (loss)	820	(29)	82	171	(526)	1,564	719
Other income (expense):
Interest income	4	20	28	7	23	5	4
Other income	—	136	—	—	—	4	—
Interest expense	(65)	(75)	(71)	(130)	(44)	(65)	(43)
Income (loss) before income taxes	759	52	39	48	(526)	1,508	680
Provision for income taxes	35	14	14	12	0	296	32
Net income (loss)	$725	$38	$26	$36	$(526)	$1,212	$648
Net income (loss) per common share, basic	$0.20	$0.01	$0.01	$0.01	($0.16)	$0.33	$0.18
Net income (loss) per common share, diluted	$0.20	$0.01	$0.01	$0.01	($0.16)	$0.29	$0.18
Consolidated Balance Sheet Data (at period end):
Current assets:
Cash and cash equivalents	499	414	993	271	466	1,232	550
Accounts receivable	1,329	1,101	826	925	599	1,562	1,093
Due from related parties	31	6	9	—	14	14	34
Raw materials	—	—	—	—	—	—	43
Work-in-process	48	85	266	230	140	97	47
Inventory	—	—	—	—	—	—	—
Prepaid expenses	87	79	63	60	80	162	182
Total current assets	1,994	1,685	2,157	1,486	1,298	3,067	1,949
Property and equipment, net	1,861	1,147	998	914	1,078	2,115	1,938
Other assets, net	58	14	30	31	17	72	14
Total assets	3,913	2,846	3,185	2,431	2,394	5,254	3,901

  Selected Quarterly Operating Results of Lark Technologies

        The following tables set forth unaudited quarterly consolidated statement of operations data for the nine quarters ended September 30, 2003, as well as the percentage of total revenue represented by each item. The information for each of these quarters has been prepared on substantially the same basis as the audited financial statements included elsewhere in the joint proxy statement/prospectus, and, in the opinion of Lark Technologies management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. The financial data as presented in the tables should be read in conjunction with such consolidated financial statements. These quarterly operating results are not necessarily indicative of the operating results for the full year ending December 31, 2003.

	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001
	(in thousands)
Consolidated Statement of Operations Data:
Revenues:
Laboratory services	$2,357	$2,284	$2,117	$1,729	$1,572	$1,911	$1,481	$1,681	$1,280
Costs and expenses:
Costs of services	1,173	1,097	1,036	1,062	815	915	871	863	793
Sales, general and administrative	666	614	608	565	594	586	464	516	515
Total costs and expenses	1,839	1,711	1,644	1,627	1,409	1,501	1,335	1,379	1,308
Net operating income (loss)	518	573	473	102	163	411	146	(302)	(28)
Other income (expense):
Interest income	2	2	2	1	1	1	2	2	3
Interest expense	(19)	(22)	(24)	(22)	(10)	(14)	(19)	(23)	(23)
Total other expense	(17)	(20)	(18)	(21)	(9)	(13)	(17)	(11)	(19)
Net income (loss)	$243	$533	$437	$78	$154	$397	$96	$(182)	$47
	Sept. 30, 2003	June 30, 2003	March 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	March 31, 2002	Dec. 31, 2001	Sept. 30, 2001
As Percentage of Total Revenue:
Revenues:
Laboratory services	100%	100%	100%	100%	100%	100%	100%	100%	100%
Costs and expenses:
Costs of services	50%	48%	49%	61%	52%	48%	59%	51%	62%
Sales, general and administrative	28%	27%	29%	33%	38%	31%	31%	31%	40%
Research and development	0%	0%	0%	0%	0%	0%	0%	0%	0%
Total costs and expenses	78%	75%	78%	94%	90%	79%	90%	82%	102%
Net operating income (loss)	22%	25%	22%	5%	10%	21%	10%	18%	(2)%
Other income (expense):
Interest income	0%	0%	0%	0%	0%	0%	0%	0%	0%
Forfeited deposit	0%	0%	0%	0%	0%	7%	0%	(7)%	0%
Other income	0%	0%	0%	0%	0%	0%	0%	8%	0%
Interest expense	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(2)%
Total other expense	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(2)%
Net income (loss)	10%	23%	21%	4%	10%	21%	6%	(27)%	4%

  Management's Discussion and Analysis of Financial Condition and Results of Operation

        The following discussion and analysis of Lark Technologies' financial condition and the results of operations should be read in conjunction with the financial statements and related notes appearing elsewhere in this Registration Statement on Form S-4. This Registration Statement on Form S-4 contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, including, but not limited to, statements about management's expectations as to revenues, costs and our liquidity position. These expectations are based on certain assumptions regarding Lark Technologies' research and development activities, projected expenditures, the ability of its technologies to improve the drug development process, success of its commercialization efforts and growth in its revenues and other factors relating to its business. These expectations may not materialize if development efforts are delayed or suspended or if other assumptions prove incorrect. These factors are more fully discussed below under the heading "Factors Affecting Future Operating Results" and in Lark Technologies' other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these or other forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date on which they are made. While Lark Technologies may elect to update forward-looking statements at some time in the future, it specifically disclaims any obligation to do so, even if its estimates change.

  Overview

        Lark Technologies' revenues are derived through provision of DNA sequencing and related molecular biology services to researchers in the pharmaceutical, biotechnology, agri-technology and related industries. Quarterly fluctuations in revenues arise primarily from variations in contract status with customers. In addition, the majority of customer projects are individual orders for specific projects ranging in value from $6,000 to $140,000. Engagement for successive work is highly dependent upon the customer's satisfaction with the services provided to date. Lark Technologies is unable to predict for more than a few months in advance the number and size of future projects in any given period. Thus, timing could have a significant impact on financial results in any given period. The impact of the unpredictable project fluctuations from customers can result in very large fluctuations in financial performance from quarter to quarter.

        Lark Technologies believes that its expansion efforts will compensate for some of these sales fluctuations. In addition, Lark Technologies has initiated several steps to mitigate the effects of these fluctuations where possible.

  Critical Accounting Policies and Estimates

        Lark Technologies' discussion and analysis of its financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Lark Technologies to make estimates and judgments that affect the amounts reported in its financial statements and accompanying notes. On an on-going basis, Lark Technologies evaluates these estimates, including those related to customer bad debts, estimated useful lives of property and equipment, and income taxes. Lark Technologies bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        Lark Technologies believes the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of the financial statements:

        Allowance for doubtful accounts—Lark Technologies maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to pay for laboratory service fees. Lark Technologies generally requires a deposit of approximately 50% of the total anticipated billings prior to commencing work on larger laboratory service projects. Historically, Lark Technologies has not experienced significant bad debts and losses have been within management's estimates. However, if the financial condition of Lark Technologies' customers were to deteriorate rapidly, resulting in nonpayment, Lark Technologies could be required to provide additional allowances for doubtful accounts which would decrease net income in the period that this determination was made.

        Property and equipment—Property and equipment relate primarily to laboratory equipment and computer equipment. These costs are depreciated or amortized over the estimated useful lives of the assets. If technology related to the laboratory equipment or computer equipment was to rapidly change, the estimated useful lives of existing equipment may be shortened. This would result in accelerating depreciation and amortization expense, which would decrease net income in the periods following such a determination. Additionally, Lark Technologies periodically evaluates the costs of property and equipment for impairment in accordance with Statement of Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets and Long-Lived Assets to be Disposed Of." If events or circumstances were to indicate that any of the long-lived assets might be impaired, Lark Technologies would be required to analyze the estimated undiscounted future cash flows from the applicable assets. If the carrying value of the asset were less than the undiscounted cash flows, Lark Technologies would be required to record an impairment loss, which would reduce net income, to the extent that the carrying value of the asset exceeded fair value.

        Deferred taxes—Lark Technologies has recorded a valuation allowance to reduce net deferred tax assets to zero as a result of Lark Technologies' cumulative loss position and the uncertainty of Lark Technologies' ability to realize the net deferred tax assets in the future. If Lark Technologies were able to realize the deferred tax assets in the future, an adjustment to reduce the valuation allowance would increase net income.

  Results of Operations

  Nine Months Ended September 30, 2003 and September 30, 2002

        Gross revenues increased 36% from $4,963,686 to $6,758,488 for the nine-month periods ended September 30, 2002 and 2003, respectively. The increase in revenues for the period was the result of increased sales in most services with the largest growth occurring in the QPCR and quick turnaround sequencing services.

        Costs of services consist primarily of labor and laboratory supplies. Costs of services increased 27% from $2,600,517 to $3,306,017 for the nine-month periods ended September 30, 2002 and 2003, respectively. The majority of the increase was attributable to variable costs directly associated with increased revenue. Costs of services as a percentage of revenue 52% and 49% for the nine-month periods ended September 30, 2002 and 2003, respectively.

        Sales, general and administrative expenses consist primarily of salaries and related costs, depreciation, amortization, legal and professional costs, rent, travel, and advertising. Sales, general and administrative expenses increased 15% from $1,644,473 to $1,888,168 for the nine-month periods ended September 30, 2002 and 2003, respectively.

  Years Ended December 31, 2002 and December 31, 2001

        Revenues.    Revenues increased 11% from $6,040,445 to $6,692,305 for the years ended December 31, 2001 and 2002, respectively. The growth came from increases in most product lines, including areas relating to genomic DNA sequencing, testing of industrially important cell lines and in assays relating to pre-clinical and clinical testing of new biopharmaceuticals, with the fastest growth occurring in the UK custom sequencing.

        Costs of Services.    Costs of services consist primarily of labor and laboratory supplies. Costs of services decreased 8% from $3,966,882 to $3,662,096 for the years ended December 31, 2001 and 2002, respectively. The majority of the decrease in cost of services can be attributed to increased process efficiencies gained through instrumentation and automation. Decreases in costs included labor, equipment maintenance and repair, equipment rent, and depreciation. Costs of services as a percentage of revenue were 66% and 55% for the years ended December 31, 2001 and 2002, respectively.

        Sales, General and Administrative Expenses.    Sales, general and administrative expenses consist primarily of salaries and related costs, depreciation, amortization, legal and professional costs, rent, travel, and advertising. Sales, general and administrative expenses increased 5% from $2,102,467 to $2,209,890 for the years ended December 31, 2001 and 2002, respectively. The increase is mostly a result of increased sales personnel salaries both in the US and Europe. Sales, general and administrative expenses as a percentage of revenue were 35% and 33% for the years ended December 31, 2001 and 2002, respectively.

        Other Income(Expenses).    Other income and (expense) consists primarily of interest income, interest expense and other income and was within management's expectations/estimates for the year ended December 31, 2002, decreasing 175% from $80,885 income to ($60,725) expense for the years ended December 31, 2001 and 2002, respectively. The income realized in 2001 was attributable to a contract cancellation deposit.

        Provision for Income Taxes.    Lark Technologies recorded an income tax expense of $34,645 in 2002 and $14,410 in 2001. The effective tax rate was 5% for fiscal year 2002 and 28% for fiscal year 2001. The decrease in effective tax rate in 2002 is due to the fact that Lark Technologies is only paying franchise taxes and with the $687,378 increase in net income, the effective tax rate was lower in 2002 than in 2001. Lark Technologies does not have a sufficient history of profitability to benefit fully all its deferred tax assets at this time. The largest component of un-benefited deferred tax assets arises because depreciation expense for accounting purposes is substantially higher than tax depreciation expense. Until Lark Technologies has a more established history of profitability, it will not be sufficiently confident of receiving the full benefit of these future income tax deductions.

        As of December 31, 2002, Lark Technologies had net deferred tax assets of approximately $337,000. Net deferred tax assets primarily relate to revenue that has been recognized for income tax purposes but deferred for financial reporting purposes together with reserves and accruals that have been recognized for financial reporting purposes but not for income tax purposes. At December 31, 2002, Lark Technologies had federal net operating loss carry forwards of approximately $305,000. The net operating loss carry forwards will expire in 2020, if not utilized. The valuation allowance for deferred tax assets includes approximately $290,000 attributable to net operating losses. Utilization of the net operating loss and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating loss and tax credit carry forwards before utilization.

  Years Ended December 31, 2001 and December 31, 2000

        Gross Revenues.    Gross revenues increased 7% from $5,625,968 to $6,040,445 for the years ended December 31, 2000 and 2001, respectively. The growth came from increases in most product lines, with the fastest growth occurring in areas relating to genomic DNA sequencing, testing of industrially important cell lines and in assays relating to pre-clinical and clinical testing of new biopharmaceuticals, both in the US and in the UK. In addition, during 2001, Lark Technologies realized a one-time gain for the third quarter of $125,323 resulting from a project termination.

        Costs of Services.    Costs of services consist primarily of labor and laboratory supplies. Costs of services increased 12% from $3,538,139 to $3,966,882 for the years ended December 31, 2000 and 2001, respectively. Part of the increase in costs of services was caused by the additional variable costs necessary to produce the additional revenues in 2001 compared to 2000. In addition, during 2001, Lark

Technologies wrote off $149,656 of finished goods inventory deemed not saleable by management. The remaining increases in costs included labor, equipment maintenance and repair, equipment rent, and depreciation. Costs of services as a percentage of revenue were 63% and 66% for the years ended December 31, 2000 and 2001, respectively.

        Sales, General and Administrative Expenses.    Sales, general and administrative expenses consist primarily of salaries and related costs, depreciation, amortization, legal and professional costs, rent, travel, and advertising. Sales, general and administrative expenses increased less than 5% from $2,006,193 to $2,102,467 for the years ended December 31, 2000 and 2001, respectively. The increase is mostly a result of increased sales personnel salaries both in the US and Europe. Sales, general and administrative expenses as a percentage of revenue were 36% and 35% for the years ended December 31, 2000 and 2001, respectively.

  Liquidity and Capital Resources

        Operating cash flow used was ($300,393) and provided was $1,042,591 for the years ended December 31, 2001 and 2002, respectively. The operating cash flow was due largely to the increase in net income, accounts payable, and customer deposits in 2002 for projects both in the U.S. and the U.K.

        During 2002, cash used in investing activities was $272,500 for property and equipment additions in order to support the current and expected increase in revenues made possible by the addition of the new services and receipt of a large contract.

        Lark Technologies had no bank debt at December 31, 2002. Lark Technologies has a line of credit with its principal bank, which expires December 31, 2003. The line of credit provides for borrowing up to 80% of accounts receivable that are less than 90 days old and requires Lark Technologies to meet certain financial ratios. Lark Technologies was in compliance with those ratios at December 31, 2002. There is $492,795 available under the line as of December 31, 2002.

        Management anticipates that additional capital expenditures necessary to support Lark Technologies' operating growth can be funded through a combination of existing or proposed credit facilities and future operating results. Lark Technologies' planned operating growth will occur through a higher degree of automation made possible by equipment additions and upgrades.

        Contractual Obligations and Commercial Commitment—The following table summarizes Lark Technologies' contractual obligations and commercial commitments as of December 31, 2002 and the effect they are expected to have on its liquidity and capital resources:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	After 3 Years
Revolving line of credit	$—	$—	$—	$—
Other credit facilities	—	—	—	—
Capital lease obligations	1,241,920	509,363	732,557	—
Non-cancelable operating leases	1,129,101	161,825	331,139	636,137

Total contractual obligations	$2,371,021	$671,188	$1,063,696	$636,137

Other commercial commitments: Revolving line of credit availability.	$600,000	$600,000	$—	$—

        Lark Technologies anticipates moving its European operations from the current location in the first quarter of 2004 since a long-term renewal of its lease at the current location cannot be secured. Lark Technologies approximates that it will incur expenses associated with relocation of approximately $170,000 and an increase in the cost of lease space of approximately $51,000 per year.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the proposed merger of Genaissance and Lark Technologies using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined balance sheet gives effect to the merger of Genaissance and Lark Technologies as if it had occurred on September 30, 2003. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 and the nine-months ended September 30, 2003 give effect to the proposed merger of Genaissance and Lark Technologies as if it had occurred on January 1, 2002. The pro forma information is based upon the historical financial statements of Genaissance and the historical financial statements of Lark Technologies and the assumptions, estimates and adjustments described in the notes to the unaudited pro forma condensed combined financial statements. The assumptions, estimates and adjustments are preliminary and have been made solely for purposes of developing such pro forma information.

        Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. As currently estimated, the estimated purchase price exceeds the fair value of the net assets acquired. As a result, the excess of the purchase price over the estimated fair values will be recorded as goodwill for purchase accounting purposes. In accordance with Statement of Financial Accounting Standards No. 141 (or SFAS No. 141), "Business Combinations," the estimated value of goodwill of approximately $9.3 million is based on Lark Technologies' balance sheet as of September 30, 2003. The estimated purchase price allocation is based on management's preliminary analysis and estimates.

        The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations that would have been reported had the merger occurred on the date indicated, nor do they represent a forecast of the consolidated financial position at any future date or the consolidated results of operations for any future period. Furthermore, no effect has been given in the unaudited pro forma condensed combined statements of operations for synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and management's discussion and analysis of financial condition and results of operations of Genaissance and Lark Technologies covering those periods included in this joint proxy statement/prospectus.

Pro Forma Condensed Combining Balance Sheet as of September 30, 2003

(In thousands)

(unaudited)

	Historical		Pro Forma
	Genaissance	Lark	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$8,333	$1,232	$—		$9,565
Restricted cash	2,100	—	—		2,100
Marketable securities	6,655	—	—		6,655
Accounts receivable	1,467	1,575	—		3,042
Other current assets	1,815	260	34	(A)	2,109

Total current assets	20,370	3,067	34		23,471
Property and equipment, net	10,054	2,115	—		12,169
Goodwill	—	—	9,319	(B)	9,319
Other intangible assets	870	—	11,037	(C)	11,907
Other noncurrent assets	376	71	—		447

Total assets	$31,670	$5,253	$20,390		$57,313

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$956	$218	$1,465	(D)	$2,639
Current portion of long-term debt	3,725	495	—		4,220
Accrued expenses	4,063	583	—		4,646
Current portion of deferred revenue	1,432	315	—		1,747

Total current liabilities	10,176	1,611	1,465		13,252
Long-term debt	7,555	554	—		8,109
Deferred rent expense	—	37	—		37
Deferred revenue, less current portion	1,567	—	—		1,567

Total liabilities	19,298	2,202	1,465		22,965

Stockholders' equity:
Common stock, par value	23	4	(4 7	)(E) (F)	30
Additional paid-in capital	220,309	3,071	(3,071 22,378	)(E) (F)	242,687
Deferred stock compensation	—	(4)	4 (409	(E) )(F)	(409)
Accumulated deficit/ retained earnings	(207,957)	345	(345	)(E)	(207,957)
Accumulated other comprehensive (loss) income	(3)	48	(48	)(E)	(3)
Less treasury stock	—	(413)	413	(E)	—

Total stockholders' equity	12,372	3,051	18,925		34,348

Total liabilities and stockholders' equity	$31,670	$5,253	$20,390		$57,313

See accompanying notes to unaudited pro forma condensed combining financial statements.

Pro Forma Condensed Combining Statement of Operations For the Nine Months Ended

September 30, 2003

(In thousands, except per share data)

(unaudited)

	Historical		Pro Forma
	Genaissance	Lark	Adjustments		Combined
Revenues:
Laboratory services	$—	$6,758	$—		$6,758
License and service	7,823	—	—		7,823

Total revenues	7,823	6,758	—		14,581

Operating expenses:
Cost of laboratory services	—	3,306	49	(G)	3,355
Research and development	15,892	—	—		15,892
General and administrative	6,200	1,888	104	(H)	8,192
Loss on leased equipment	368	—	—		368
Amortization of intangibles	—	—	360	(I)	360

Total operating expenses	22,460	5,194	513		28,167

Loss from operations	(14,637)	1,564	(513)		(13,586)
Interest expense, net	(238)	(56)	—		(294)

Income (loss) before income taxes	(14,875)	1,508	(513)		(13,880)
Benefit from (provision for) income taxes	520	(295)	238	(J)	463

Net loss	$(14,355)	$1,213	$(275)		$(13,417)

Basic net loss per share	$(.63)	$0.33			$(.45)

Diluted net loss per share	(.63)	0.29			(.45)

Weighted average shares used in computing basic net loss per share	22,937	3,651			29,545

Weighted average shares used in computing diluted net loss per share	22,937	4,185			29,545

See accompanying notes to unaudited pro forma condensed combining financial statements.

Pro Forma Condensed Combining Statement of Operations For the Year Ended December 31, 2002

(In thousands, except per share data)

(unaudited)

	Historical		Pro Forma
	Genaissance	Lark	Adjustments		Combined
Revenues:
Laboratory services	$—	$6,692	$—		$6,692
License and service	8,111	—	—		8,111

Total revenues	8,111	6,692	—		14,803

Operating expenses:
Cost of services	—	3,662	200 65	(K) (G)	3,927
Research and development	23,940	—			23,940
General and administrative	8,799	2,210	139	(H)	11,148
Impairment of fixed assets	6,000	—	—		6,000
Amortization of intangible assets	—	—	480	(I)	480

Total operating expenses	38,739	5,872	884		45,495

Loss from operations	(30,628)	820	(884)		(30,692)
Interest expense, net	(2,430)	(60)	—		(2,490)

Loss before income taxes	(33,058)	760	(884)		(33,182)
Provision for income taxes	(35)	(35)	—		(70)

Net loss	$(33,093)	$725	$(884)		$(33,252)

Basic net loss per share	$(1.45)	$0.20			$(1.14)

Diluted net loss per share	(1.45)	0.20			(1.14)

Weighted average shares used in computing basic and diluted net loss per share	22,809	3,555			29,244

Weighted average shares used in computing basic and diluted net loss per share	22,809	3,639			29,244

See accompanying notes to unaudited pro forma condensed combining financial statements.

1.     Basis of Presentation

        On December 18, 2003, Genaissance and Lark Technologies entered into a merger agreement whereby each outstanding share of Lark Technologies common stock will be exchanged for 1.81 shares of Genaissance common stock. The merger is expected to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        As of September 30, 2003, there were 3,670,284 shares of Lark Technologies common stock outstanding and 833,432 shares of Lark Technologies common stock issuable upon exercise of outstanding options. Based upon these amounts and the terms outlined above, if the merger had been consummated on September 30, 2003, Lark Technologies shareholders would have received a total of approximately 6,643,214 shares of Genaissance common stock, and holders of Lark Technologies options would have received options to purchase approximately 1,508,512 shares of Genaissance common stock, under which the right to purchase approximately 1,157,108 shares of Genaissance common stock would have been fully vested and immediately exercisable. The exact number of shares to be issued and options assumed will depend upon the number of related Lark Technologies shares and options, respectively, outstanding at the closing of the merger.

2.     Preliminary Purchase Price-Lark Technologies

        In determining the Lark Technologies purchase price, Genaissance used the estimated value of Genaissance common stock of approximately $2.97 per share based upon the average closing price of Genaissance common stock for the two trading days before and after the merger announcement.

        The preliminary fair value of Genaissance's stock options to be issued was determined using the Black-Scholes option pricing model. The following assumptions were used to determine the fair value of the options: the remaining life of the option, a risk-free interest rate of 3.35%, an expected volatility of 105% and no expected dividend yield.

        The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options issued, and actual transaction costs. The final purchase price will be determined upon completion of the merger.

        The total estimated purchase price of the proposed Lark Technologies merger is as follows:

Value of Genaissance common stock to be issued	$19,730,000
Value of Genaissance options to be issued(1)	2,246,000
Estimated transaction costs	800,000

Total estimated purchase price	$22,776,000

(1)
Net of $409,000 representing the portion of the intrinsic value of Lark Technologies unvested options applicable to the remaining vesting period.

        The preliminary allocation of the aggregate purchase price to the tangible assets acquired and liabilities assumed in connection with this acquisition was based upon estimated fair values as determined by management. The preliminary purchase price allocation is summarized below:

Tangible assets acquired	$5,287,000
Intangible assets acquired	11,037,000
Goodwill	9,319,000
Liabilities assumed	(2,867,000)

Total estimated purchase price	$22,776,000

        As the estimated fair value of the net assets acquired is lower than the estimated purchase price, Goodwill of approximately $9.3 million will be recorded in accordance with the purchase accounting rules.

        The allocation of the purchase price is preliminary. The purchase price allocation will remain preliminary until Genaissance completes a third party valuation of identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets and liabilities acquired could differ from the amounts presented in the unaudited pro forma condensed combined financial statements.

3.     Pro Forma Adjustments

        The accompanying unaudited pro forma combined financial statements have been prepared as if the merger was completed on September 30, 2003 for balance sheet purposes and as of January 1, 2002 for statement of operations purposes and reflect the following pro forma adjustments:

  (A)
  To record the step up of inventory acquired.

  (B)
  To record Goodwill of $9.3 million due to the estimated purchase price exceeding the estimated fair value of the acquired net assets.

  (C)
  To record the intangible assets acquired including Backlog of $200,000 with an estimated useful life of one year, Customer Relationships of $7.2 million with an estimated useful life of fifteen years and GLP Certification of $137,000 and Trade Name of $3.5 million with indefinite lives.

  (D)
  Accrual of transaction related costs, $800,000 for Genaissance and $665,000 for Lark Technologies.

  (E)
  Elimination of Lark Technologies stockholder equity accounts.

  (F)
  Issuance of Genaissance common stock, $0.001 par value, as discussed above, and to record deferred compensation of approximately $409,000 related to unvested options.

  (G)
  To record additional cost of laboratory services expense for the amortization of deferred compensation of $49,000 and $65,000 for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively.

  (H)
  To record additional general and administrative expense for the amortization of deferred compensation of $104,000 and $139,000 for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively.

  (I)
  To record amortization of the customer relationships of $360,000 and $480,000 for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively

  (J)
  To reduce the income tax expense due to use of Genaissance's net operating loss carryforwards for U.S. federal income taxes.

  (K)
  To record additional cost of laboratory services expense for the amortization of the Backlog acquired.

4.     Items Not Adjusted

        The pro forma adjustments do not reflect any integration adjustments such as operating efficiencies and cost savings that may be achieved with respect to the combined entity.

5.     Common Shares Outstanding

        The number of pro forma common shares outstanding after giving effect to the merger for purposes of the pro forma September 30, 2003 balance sheet is:

Genaissance's common shares outstanding at September 30, 2003	23,212,000
Increase in common shares attributable to conversion of Lark Technologies stock (3,670,284 × 1.81)	6,643,000

Total pro forma common shares outstanding	29,855,000

6.     Pro Forma Combined Net Loss Per Share

        The pro forma combined net loss per share attributable to common stockholders, basic and diluted, is computed as follows:

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(In thousands, except per share information)
Pro forma net loss attributable to common stockholders	$(13,417)	$(33,286)
Weighted average shares used in computing net loss per share attributable to Genaissance common stockholders, basic and diluted	22,937	22,809
Pro forma adjustments:
Effect of assumed conversion of Lark common stock	6,608	6,435
Weighted average shares used in computing pro forma net loss per share attributable to common stockholders of the combined company, basic and diluted	29,545	29,244
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(0.45)	$(1.14)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
OF GENAISSANCE FOLLOWING THE MERGER

        The following table and footnotes assumes the consummation of the merger and sets forth certain pro forma information as of December 31, 2003, regarding the beneficial ownership of shares of Genaissance common stock by:

  •
  each person or entity known by Genaissance to be the beneficial owner of more than 5% of the outstanding shares of its common stock;

  •
  each of Genaissance's four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2003;

  •
  Carl W. Balezentis, Ph.D., chief executive officer of Lark Technologies, who will be appointed senior vice president of the combined company and will continue to serve as president of Lark Technologies, which will be a wholly owned subsidiary of Genaissance following the merger;

  •
  each of Genaissance's directors; and

  •
  Genaissance's executive officers and directors as a group.

        Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially held by them. The table below includes shares subject to options, which are exercisable within 60 days after December 31, 2003. All percentages assume 23,242,367 shares of Genaissance common stock outstanding as of December 31, 2003, plus the issuance of 6,658,554 shares of Genaissance common stock in the merger and that the options and warrants, as applicable, of the particular person or group in question and no others, have been exercised.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
RAM Trading Ltd.(1) 210 E. State Street Batavia, IL 60510	5,477,500	15.88%
International BM Biomedicine Holdings AG(2) Nauenstrasse 41 P.O. Box 4002 Basel, Switzerland	1,362,409	4.56%
Connecticut Innovations, Incorporated(3) 999 West Street Rocky Hill, CT 06067	1,220,916	4.08%

Executive Officers and Directors
Kevin L. Rakin(4)	1,033,333	3.41%
Gerald F. Vovis, Ph.D.(5)	241,142	*
Richard S. Judson, Ph.D.(6)	204,950	*
Ben D. Kaplan(7)	43,500	*
Karen A. Dawes(8)	625	*
Jürgen Drews, M.D.(9)	26,939	*
Joseph Klein III(10)	51,563	*
Harry H. Penner, Jr.(11)	58,189	*
Seth Rudnick, M.D.(12)	256,926	*
Christopher Wright(13)	348,646	1.17%
Carl W. Balezentis, Ph.D.(14)	126,700	*
All executive officers and directors as a group (11 persons)(15)	2,392,513	7.74%

*
Represents less than 1%.

(1)
Includes 2,700,000 shares of common stock issuable upon conversion of 270,000 shares of series A preferred stock owned by RAM Trading and 877,500 shares of common stock held by RAM Trading. Also includes 1,900,000 shares of common stock issuable upon the exercise and conversion of a warrant for 190,000 shares of series A preferred stock held by RAM Trading. Based upon a Schedule 13G filed with the SEC, the following entities and individuals share voting power and dispositive power of all such shares: RAM Trading, Ltd., Ritchie Capital Management, L.L.C., RAM Capital, L.L.C., RAM Capital Investments, Ltd., THR, Inc. and A.R. Thane Ritchie.

(2)
Includes 5,455 shares of common stock issuable upon exercise of a warrant exercisable within 60 days after December 31, 2003. The shares beneficially reported herein are owned directly by Biomedicine L.P. The general partner of Biomedicine L.P. is International BM Biomedicine Holdings (Cayman) Ltd., which is wholly owned by International BM Biomedicine Holdings AG. This information is based on the Schedule 13G filed with the SEC for the year ended December 31, 2002.

(3)
This information is based on information provided as of February 28, 2003 by Connecticut Innovations, Incorporated in response to a questionnaire sent by us in connection with our 2003 annual meeting of stockholders.

(4)
Includes 5,000 shares owned by Mr. Rakin's wife, 70,000 shares owned by The Alison N. Hoffman and Kevin L. Rakin Irrevocable Trust, 300 shares held by Mr. Rakin's father-in-law for the benefit of Mr. Rakin's children, 69,100 shares of common stock granted pursuant to a restricted stock award and 373,439 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(5)
Includes 21,000 shares of common stock granted pursuant to a restricted stock award and 204,688 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(6)
Includes 19,600 shares of common stock granted pursuant to a restricted stock award and 175,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(7)
Includes 37,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(8)
Includes 625 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(9)
Includes 25,939 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(10)
Includes 1,563 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003. Also includes 10,000 shares of common stock issuable upon exercise of a warrant held by Mr. Klein.

(11)
Includes 38,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003.

(12)
Includes 232,970 shares owned by Canaan Equity Partners and 13,189 shares of common stock issuable upon exercise of stock options exercisable within 60 days after December 31, 2003. Dr. Rudnick is a general partner of Canaan Equity Partners and has voting and investment control over the shares owned by that entity. Dr. Rudnick disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)
Includes 333,821 shares of common stock owned by Merifin Capital N.V. and 1,636 shares of common stock issuable upon exercise of a warrant held by Merifin Capital N.V. exercisable within 60 days after December 31, 2003. Also includes 13,189 shares of common stock issuable upon exercise of stock options held by Mr. Wright exercisable within 60 days after December 31, 2003. Mr. Wright serves on the board of directors and as an executive director of Merifin Capital N.V., and has voting and investment control over the shares owned by Merifin Capital N.V. Mr. Wright disclaims beneficial ownership of the shares owned by Merifin Capital N.V. except to the extent of his pecuniary interest therein.

(14)
Consists of 126,700 shares of common stock issuable upon exercise of stock options within 60 days after December 31, 2003.

(15)
Includes 1,021,657 shares of common stock issuable upon exercise of stock options or warrants exercisable within 60 days after December 31, 2003.

DESCRIPTION OF GENAISSANCE'S CAPITAL STOCK

        The following description of Genaissance's capital stock is qualified in its entirety by the provisions of Genaissance's amended and restated certificate of incorporation and bylaws, which have been incorporated by reference into this joint proxy statement/prospectus.

Authorized and Outstanding Capital Stock

        Genaissance's charter provides that Genaissance is authorized to issue 58,000,000 shares of common stock, $0.001 par value per share, 2,000,000 shares of non-voting common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of January 15, 2004, there were outstanding 23,305,973 shares of common stock held by approximately 240 stockholders of record, and 270,000 shares of series A preferred stock held by one stockholder of record. There were no shares of non-voting common stock outstanding.

Common Stock and Non-Voting Common Stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except as provided under Delaware General Corporation law, the holders of non-voting common stock are not entitled to vote. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock and non-voting common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Genaissance board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Genaissance, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. Subject to certain limitations, each share of non-voting common stock shall be convertible into, at the option of the holder thereof, at any time and from time to time, into shares of common stock at a rate of one for one, subject to equitable adjustment. There are no redemption or sinking fund provisions available to the common stock or non-voting common stock. The rights, preferences, and privileges of holders of the common stock and non-voting common stock are subject to, and may be adversely affected by, the rights of holders of shares of Genaissance's preferred stock.

Preferred Stock

        Genaissance's board of directors may issue preferred stock in different series and classes and fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences, and other rights and preferences of preferred stock not in conflict with Genaissance's charter or Delaware law.

        Genaissance's charter currently designates one series of preferred stock: the series A preferred stock consisting of 460,000 shares. Genaissance's preferred stock may have the effect of delaying, deferring or preventing a change in control of Genaissance without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the rights of the holders of common stock as follows:

  •
  Dividends.    Dividends on the series A preferred stock shall accrue at a rate of 2% per annum until the earlier of certain events specified in Genaissance's charter. Such dividends should accrue whether or not they are declared and whether or not there are profits, surplus or other funds of Genaissance legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared before any dividends may be made on securities junior to the series A preferred stock. Such dividends shall be paid, out of funds legally available therefore, semiannually in arrears.

  •
  Voting Rights.    Each share of series A preferred stock entitles its holder to 10 votes on all matters submitted to a vote of Genaissance stockholders. In addition, the series A preferred stockholders and the common stockholders vote together as one class on all matters submitted to a vote of Genaissance stockholders. In addition, the holders of series A preferred stock vote together as a single class on any matter that would alter or change the rights, preferences or privileges of the class, the issuance of securities having similar or superior rights, preferences or priorities than the series A preferred stock, the payment of dividends on securities junior to the series A preferred stock, the redemption, purchase or other acquisition by Genaissance of its own capital stock, with certain exceptions, the liquidation, dissolution or winding up of Genaissance, the creation of certain indebtedness or liens, or a material change in the nature of Genaissance business.

  •
  Liquidation, Dissolution or Winding Up or other Fundamental Changes.    The preferred stock is entitled to certain liquidation preferences upon the occurrence of a liquidation, dissolution or winding up of Genaissance, or upon the sale of all or substantially all of the assets of Genaissance or upon the occurrence of certain merger or consolidation events by Genaissance. If there are insufficient assets or funds to permit this preferential amount, then Genaissance's entire assets and all of its funds legally available for distribution will be distributed ratably among the preferred stockholders. The remaining assets, if any, will be distributed to the common stockholders on a pro rata basis.

  •
  Redemption.    For a period of five years from issuance, current holders of series A preferred stock shall be entitled to require Genaissance to redeem their shares of series A preferred stock upon the occurrence of a liquidation, dissolution or winding up of Genaissance or a sale of all or substantially all of the assets of Genaissance or upon the occurrence of certain merger or consolidation events by Genaissance. The redemption price per share would reflect the original purchase price thereof plus all dividends paid or payable during such five-year period. Holders of series A preferred stock also have certain rights to require Genaissance to redeem all, but not less than all of the shares of series A preferred stock on any of the third, fourth or fifth anniversary of the issuance thereof at a price reflecting the purchase price thereof plus accrued and unpaid dividends or at any time, upon the occurrence of certain events.

  •
  Conversion.    At any time, and from time to time, the holders of series A preferred stock may elect to convert their shares of series A preferred stock into shares of Genaissance common stock. In certain circumstances, Genaissance may require that the shares of series A preferred stock be converted into shares of common stock. The conversion rate is currently 10 shares of common stock for each one share of series A preferred stock so converted and is subject to adjustment upon the occurrence of certain events.

Warrants

        As of January 15, 2004, RAM Trading, Inc. was the record owner of a warrant to purchase up to a maximum of 190,000 shares of Genaissance series A preferred stock at a exercise price of $22.50 per share. Genaissance also issues warrants from time to time to certain individuals and entities to purchase shares of common stock, with various exercise prices and expiration dates. As of January 15, 2004, there were outstanding warrants to purchase approximately 700,000 shares of Genaissance common stock.

Registration Rights

        Certain parties are entitled to have some of their shares of Genaissance's stock registered under the Securities Act pursuant to registration rights between Genaissance and such parties. The holder of outstanding shares of Genaissance series A preferred stock and warrants to purchase series A preferred stock has the right to register all of the shares of common stock underlying such preferred stock and certain holders of Genaissance common stock have similar rights with respect to the shares of common stock held by them.

Anti-Takeover Provisions

        Certain provisions of Delaware law and Genaissance's certificate of incorporation and bylaws could make the following more difficult: the acquisition of Genaissance by means of a tender offer, or the acquisition of control of Genaissance by means of a proxy contest or otherwise. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of Genaissance to negotiate with the Genaissance board of directors. Genaissance believes that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure Genaissance outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

        The Delaware Business Combination Statute.    Genaissance is subject to Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless, subject to certain other exceptions, the "business combination" or the transaction in which the person became an interested stockholder is approved by the Genaissance board of directors in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Other Provisions in Genaissance's Charter and Bylaws.    Genaissance's charter and bylaws provide other mechanisms that may help to delay, defer or prevent a change in control. For example, Genaissance's charter provides that common stockholders may not take action by written consent without a meeting, but must take any action at a duly called annual or special meeting. This provision makes it more difficult for stockholders to take action opposed by the Genaissance board of directors.

        Under Genaissance's charter, 540,000 shares of preferred stock remain undesignated. The authorization of undesignated preferred stock makes it possible for the board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of Genaissance.

        The Genaissance board of directors is divided into three classes, with each class serving a staggered three year term. There are currently two classes with three directors and one class with one director.

        Lastly, Genaissance's bylaws contain advance notice procedures which apply to stockholder proposals and the nomination of candidates for election as directors by stockholders rather than by the board.

COMPARISON OF STOCKHOLDER RIGHTS

General

        Both Genaissance and Lark Technologies are Delaware corporations governed by the Delaware corporation statute and other Delaware laws related to corporations. In addition, the rights of Genaissance stockholders are currently governed by the Genaissance charter and by-laws, and the rights of Lark Technologies stockholders are currently governed by the Lark Technologies certificate of incorporation and by-laws. As a result of the merger, Lark Technologies stockholders will become holders of Genaissance's common stock and the rights of the former Lark Technologies stockholders will thereafter be governed by Genaissance's charter and by-laws, the Delaware corporation statute and other Delaware laws related to corporations.

        The following summary sets forth certain differences between the Genaissance charter and the Lark Technologies certificate of incorporation and between the Genaissance by-laws and the Lark Technologies by-laws. Lark Technologies stockholders are encouraged to review the full text of each of the Genaissance charter, the Genaissance by-laws, the Lark Technologies certificate of incorporation, the Lark Technologies by-laws, the Delaware corporation statute and other corporation-related laws of Delaware to the extent they relate to corporations organized in Delaware. The Genaissance charter, the Genaissance by-laws, the Lark Technologies certificate of incorporation and the Lark Technologies by-laws have been filed as exhibits to the materials filed by Genaissance and Lark Technologies with the Securities and Exchange Commission. For information as to how documents may be obtained, see "Where You Can Find More Information" on page 186.

Authorized Capital Stock

        Genaissance.    Genaissance is authorized to issue 61,000,000 shares of capital stock, which is divided into 58,000,000 shares common stock, 2,000,000 shares of non-voting common stock and 1,000,000 shares of preferred stock. Of the preferred stock, 460,000 shares have been designated series A preferred stock. As of the close of business on January 15, 2004, 23,304,023 shares of Genaissance common stock were issued and outstanding and 270,000 shares of preferred stock were issued and outstanding. The Genaissance board of directors has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights, preferences and other terms, including voting rights, of each series of preferred stock, which rights, preference and other terms may be superior to those of Genaissance common stock.

        Lark Technologies.    Lark Technologies is authorized to issue 8,000,000 shares of common stock and 2,000,000 shares of preferred stock, none of which have been designated. As of the close of business on January 15, 2004, 3,678,759 shares of Lark Technologies common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Lark Technologies' board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights, preferences and other terms, including voting rights, of each series of preferred stock, which rights, preference and other terms may be superior to those of Lark Technologies common stock.

Number of Directors

        Genaissance.    The Genaissance by-laws require that there be no less than two directors and that the Genaissance board of directors may determine the total number of directors. The Genaissance board of directors currently consists of seven directors, and Genaissance does not intend to make any changes to its board of directors in connection with the merger.

        Lark Technologies.    The Lark Technologies certificate of incorporation requires that there be no less than one director, and the Lark Technologies by-laws provide that the total number of directors may be determined by the board of directors. Lark Technologies currently has six directors.

Classification of Directors

        Genaissance.    The Genaissance board of directors is divided into three classes, with each class serving a staggered three-year term. There are currently two classes with three directors, and one class with one director.

        Lark Technologies.    Lark Technologies does not have a classified board. Each director is elected to serve for a term of one year or until his successor is elected and qualified.

Removal of Directors

        Genaissance.    The Genaissance charter provides that directors may be removed only for cause by the affirmative vote of the holders of at least a majority of all outstanding shares of Genaissance stock entitled to vote for the election of directors.

        Lark Technologies.    The Lark Technologies by-laws provide that directors may be removed either for or without cause at any special meeting of stockholders duly called and held for such purpose.

Filling Vacancies on the Board of Directors

        Genaissance.    Under the charter and by-laws, the board of directors may enlarge the size of the board and fill any vacancies on the board. The Genaissance by-laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies the chairman of the board, the president or secretary, of its intention a specified period in advance and furnishes certain information. Unless and until filled by the stockholders and except as otherwise determined by the board of directors in establishing a series of preferred stock as to directors elected by the holders of such series, any vacancy in the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors and an unfilled vacancy resulting from the removal of any director, may be filled by vote of a majority of the directors then in office although less than a quorum, or by the sole remaining director. Each director so chosen to fill a vacancy shall serve for a term determined in the manner provided in the charter. When one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective. If at any time there are no directors in office, then an election of directors may be held in accordance with the General Corporation Law of the State of Delaware.

        Lark Technologies.    The Lark Technologies by-laws provide that the size of the board of directors shall be fixed and determined by the directors and shall be set forth in the notice of any meetings of stockholders held for the purpose of electing directors. Vacancies and newly-created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director.

Voting Requirements and Quorums for Stockholder Meetings

        Genaissance.    Each holder of Genaissance common stock is entitled to one vote for each share, and a proportionate vote for each fractional share of stock held, and may not cumulate votes for the election of directors. Each holder of Genaissance series A preferred stock is entitled to one vote for each share of common stock issuable upon conversion of the series A preferred stock held as of the record date for such vote or, if no record date is specified, as of the date of such vote or date of any written consent, as the case may be, on all matters voted on by the holders of Genaissance common stock. The Genaissance by-laws provide, in accordance with Delaware law, that at any meeting of the stockholders, the holders of a majority in interest of all stock issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or represented by proxy, shall constitute a quorum for the consideration of such question, but in the absence of a quorum a smaller group may adjourn any meeting from time to time. When a quorum is present at any meeting, a majority of the votes properly cast shall, except where a different vote is required by law, by the charter or by the by-laws, decide any question brought before such meeting. Any election of directors by stockholders shall be determined by a plurality of the vote cast by the stockholders entitled to vote at the election.

        Lark Technologies.    The Lark Technologies by-laws provide that the holders of a majority of the stock issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. In addition, such holders of a majority of the shares of capital stock, whether or not a quorum is present, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Amendment of Charter

        Genaissance.    The Genaissance charter may be amended by the affirmative vote of the holders of a majority of the shares of Genaissance stock entitled to vote, except with respect to proposals amending the Genaissance charter to change provisions related to the board of directors, stockholder voting by written consent and special meetings of stockholders, which amendments require the affirmative vote of the holders of at least 80% of the shares of the Genaissance stock entitled to vote. In addition, proposals amending the Genaissance charter to adversely change the rights and preferences of series A preferred stock require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of series A preferred stock, voting together as a single class.

        Lark Technologies.    Pursuant to Delaware law, the Lark Technologies certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the shares of Lark Technologies stock entitled to vote.

Amendment of By-laws

        Genaissance.    The Genaissance by-laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. The by-laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of the holders of a majority of votes properly cast at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting.

        Lark Technologies.    The Lark Technologies by-laws may be altered, amended or repealed at any regular meeting of the board of directors without prior notice or at any special meeting of the board of directors if notice of such alteration, amendment or repeal is contained in the notice of such special meeting.

Special Meetings of Stockholders

        Genaissance.    Special meetings of the stockholders of Genaissance may only be called by the president or a majority of the board and requires advance notice of business to be brought by a stockholder before the annual meeting.

        Lark Technologies.    The Lark Technologies by-laws provide that special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president or by the board of directors or by written order of a majority of the directors and shall be called by the president or the secretary at the request in writing of stockholders owing a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purposes of the proposed meeting. The president or directors so calling, or the stockholders so requesting, any such meeting shall fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

Notice of Stockholder Meetings

        Genaissance.    Except where some other notice is required by law, written notice of each meeting of stockholders, stating the place, date and hour thereof and the purposes for which the meeting is called, shall be given by the secretary under the direction of the board of directors or the president, not less than ten nor more than sixty days before the date fixed for such meeting, to each stockholder of record entitled to vote at such meeting. Notice shall be given personally to each stockholder or left at his or her residence or usual place of business or mailed postage prepaid and addressed to the stockholder at his or her address as it appears upon the records of the corporation. In case of the death, absence, incapacity or refusal of the secretary, such notice may be given by a person designated either by the secretary or by the person or persons calling the meeting or by the board of directors. A waiver of such notice in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such notice. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of stockholders need be specified in any written waiver of notice. Except as required by statute, notice of any adjourned meeting of the stockholders shall not be required.

        Lark Technologies.    The Lark Technologies by-laws provide that written notice of the annual meeting and of any special meetings of stockholders, stating the time, place and purpose or purposes of the meeting, shall be given to each stockholder entitled to vote at such meeting, not less than 10 nor more than 60 days before the meeting.

Action by Written Consent in Lieu of a Stockholders' Meeting

        Genaissance.    Genaissance's charter provides that the stockholders of Genaissance may not take any action by written consent in lieu of a meeting.

        Lark Technologies.    The Lark Technologies certificate of incorporation and by-laws provide that, whenever the vote of stockholders at a meeting is required or permitted to be taken for or in connection with any corporate action pursuant to Delaware law, the meeting and vote of stockholders may be dispensed with if all of the stockholders who would have been entitled to vote upon the action if such a meeting were held consent in writing to such corporate action; or on the written consent of the holders of stock having not less than the minimum percentage of the vote required under Delaware law for the proposed action, and provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

Indemnification and Limitation of Liability

        Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against liability under Section 145.

        Genaissance.    Genaissance's by-laws provide that Genaissance shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may become involved by reason of his serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided, further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by the corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment. Genaissance's charter includes similar provisions for indemnification.

        Lark Technologies.    The by-laws for Lark Technologies provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Lark Technologies' charter includes similar provisions for indemnification.

        Lark Technologies shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of each of Genaissance and Lark Technologies pursuant to the provisions described above, or otherwise, the companies have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

APPROVAL OF AN AMENDMENT TO GENAISSANCE'S 2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

General

        Genaissance's equity incentive plan currently provides for the grant of incentive stock options, nonstatutory stock options, restricted and unrestricted stock awards and stock appreciation rights to its employees, directors and consultants, and to affiliates of Genaissance, as defined in the equity incentive plan, to purchase up to an aggregate of 4,787,375 shares of Genaissance common stock, subject to adjustment for stock splits and similar capital changes. A copy of the equity incentive plan, as amended to reflect the proposed increase in shares, is attached as Annex H to this joint proxy statement/prospectus, which you should read.

        In December 2003, the Genaissance board of directors adopted, subject to stockholder approval, an amendment to the equity incentive plan, providing for an increase in the number of shares of Genaissance common stock available for issuance under the equity incentive plan from an aggregate of 4,787,375 shares to 7,187,375 shares. The Genaissance board of directors believes that awards under the equity incentive plan have been and will continue to be an important compensation element in attracting and retaining key employees, directors and consultants who are expected to achieve certain performance goals and to participate in Genaissance's growth and success. The Genaissance board of directors believes that the amendment is in the best interests of Genaissance and its stockholders and recommends a vote in favor of this proposal.

        Under the equity incentive plan, as of January 15, 2004, 4,156,295 shares of Genaissance common stock were outstanding, 171,547 shares of Genaissance common stock remained available for issuance of future grants, 257,033 options to purchase shares had been exercised and 202,500 shares of restricted stock had been awarded. As of January 15, 2004, Genaissance had a total of 128 full-time employees, 6 directors and 11 consultants and advisors who were eligible to participate in the equity incentive plan.

        The granting of awards under the equity incentive plan is discretionary and Genaissance cannot now determine the number or type of awards to be granted in the future to any particular person or group. On January 15, 2004, the last reported sale price of Genaissance common stock on the NASDAQ Stock Market was $3.32 per share.

Description of Awards

        The equity incentive plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, non statutory stock options, restricted stock awards and unrestricted stock awards, including the grant of shares based upon certain performance goals, and the grant of stock appreciation rights.

        Incentive Stock Options and Nonstatutory Stock Options.    Participants receive the right to purchase a specified number of shares of Genaissance common stock at a specified option price, subject to other terms and conditions as are specified in connection with the option grant. Incentive stock options are granted at an exercise price, which is at least equal to or greater than the fair market value of the shares of Genaissance common stock on the date of grant. Nonstatutory stock options may be granted at such prices as the Compensation Committee may determine. The equity incentive plan permits the option exercise price to be paid in cash or, to the extent permitted by the Compensation Committee at or after the option grant date, by delivery of a note or other commitment, shares of Genaissance common stock owned by the participant, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Genaissance compensation committee may in all cases determine.

        Restricted and Unrestricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of Genaissance common stock on such terms as the Genaissance compensation committee determines, subject to forfeiture in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established for the award. Unrestricted stock awards entitle recipients to acquire shares of Genaissance common stock not subject to restrictions or forfeiture, on such terms as the Genaissance compensation committee determines. The compensation committee can establish performance goals for the granting of restricted and unrestricted stock awards. Shares of restricted stock or unrestricted stock can be issued for no cash consideration, minimum consideration as required by applicable law or other consideration as determined by the compensation committee.

        Stock Appreciation Rights.    Participants may be granted rights to receive any excess in the value of shares of Genaissance common stock over the exercise price. The equity incentive plan permits the compensation committee to determine on the date of grant or after the date of grant whether stock appreciation rights are settled in cash, in shares of Genaissance common stock or other securities of Genaissance, or any other type of stock award or stock option available under the equity incentive plan. The compensation committee may define the manner of determining the excess in value of shares of Genaissance common stock and will fix the exercise price of each stock appreciation right or specify the manner in which the price will be determined.

Eligibility

        Directors, employees and consultants of Genaissance, or any eligible affiliate of Genaissance, as defined in the equity incentive plan, who are capable of contributing to Genaissance's successful performance, are eligible to be participants under the equity incentive plan. Under present law, however, incentive stock options may only be granted to Genaissance employees. The maximum number of shares of Genaissance common stock, with respect to which awards may be granted to any participant under the equity incentive plan, may not exceed in the aggregate 1,000,000 shares in any calendar year.

Administration

        The compensation committee administers the equity incentive plan. Within the limits of the equity incentive plan, the compensation committee has discretion to determine the times at which and the individuals to whom awards will be granted and the terms and conditions upon which such awards will be granted, including the types of awards to be granted, the number of shares of Genaissance common stock covered by each award, the price, if any, method of payment for each award, the duration of each award and the time or times during its term at which all or portions of each award will be exercisable. Subject to certain limitations, the compensation committee may delegate to one or more of Genaissance's executive officers the power to make awards to certain individuals.

        The compensation committee may establish such rules and procedures for the administration of the equity incentive plan, make such determinations and interpretations with respect to the equity incentive plan or awards made thereunder and include such further terms and conditions in awards granted under the equity incentive plan as it deems advisable. The decisions of the compensation committee are final.

Amendment or Termination

        No award may be made under the equity incentive plan after April 2010. The Genaissance board of directors may at any time amend, suspend or terminate the equity incentive plan or any portion of it at any time, subject to stockholder approval as the board of directors determines to be necessary or advisable, except that no award designated as subject to Section 162(m) of the Internal Revenue Code by the board of directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by the stockholders.

Federal Income Tax Consequences

        The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the equity incentive plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

        Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Genaissance or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options". The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the equity incentive plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

        Tax Consequences to Genaissance.    There will be no tax consequences to Genaissance except that Genaissance will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Previously Granted Options Under the 2000 Amended and Restated Equity Incentive Plan

        The following table sets forth the options granted under the 2000 Amended and Restated Equity Incentive Plan as of January 15, 2004 to:

  •
  the named executive officers;

  •
  all current executive officers as a group;

  •
  all current directors who are not executive officers as a group; and

  •
  all employees and consultants, including all current officers who are not executive officers.

Name	Options Granted through January 15, 2004	Weighted Average Exercise Price
Executive Officers and Directors
Kevin L. Rakin	815,000	$7.33
Gerald F. Vovis, Ph.D.	353,750	$4.19
Richard S. Judson, Ph.D.	320,000	$4.88
Ben D. Kaplan	265,000	$1.57
Karen A. Dawes	10,000	$1.90
Jürgen Drews, M.D.	40,000	$13.25
Joseph Klein III	15,000	$1.81
Harry H. Penner, Jr.	50,000	$6.22
Seth Rudnick, M.D.	25,000	$9.25
Christopher Wright	25,000	$9.25
Gualberto Ruaño, M.D., Ph.D.	150,000	$4.20
Joseph Keyes(1)	—	—
Carl W. Balezentis, Ph.D.	—	—
All current executive officers as a group (4 persons)	1,753,750	$5.38
All current directors who are not executive officers as a group (6 persons)	165,000	$8.18
All employees and consultants, including all current officers who are not executive officers, as a group (136 persons)	2,237,545	$3.80

(1)
During his employment with Genaissance, Mr. Keyes was granted options to purchase 70,000 shares of Genaissance common stock.

        THE GENAISSANCE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO GENAISSANCE'S 2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 4,787,375 SHARES TO 7,187,375 SHARES.

APPROVAL OF AN AMENDMENT TO GENAISSANCE'S AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN 2000

General

        Genaissance's employee stock purchase plan currently provides eligible employees, as defined in the employee stock purchase plan, who wish to become shareholders of Genaissance an opportunity to purchase up to an aggregate of 250,000 shares of Genaissance common stock at below fair market value, subject to adjustment for stock splits and similar capital changes. A copy of the employee stock purchase plan, as amended to reflect the proposed increase in shares, is attached as Annex I to this joint proxy statement/prospectus, which you should read.

        In December 2003, after considering the increase in the number of employees as a result of the merger, the Genaissance board of directors amended the employee stock purchase plan to increase the number of shares of Genaissance common stock authorized for issuance under the employee stock purchase plan from 250,000 to 650,000 shares, and has directed that the amendment be submitted for approval by a vote of Genaissance stockholders. The Genaissance board of directors believes stockholder approval of this amendment is necessary to assure that an adequate number of shares of Genaissance common stock will be available for future grants in order to provide appropriate incentives to employees of Genaissance, including Lark Technologies employees upon consummation of the merger. The board of directors believes that the amendment is in the best interests of Genaissance and its stockholders and recommends a vote in favor of this proposal.

        Under the employee stock purchase plan, as of January 15, 2004, 249,981 shares of Genaissance common stock were outstanding and 19 shares of Genaissance common stock remained available for issuance. As of January 15, 2004, Genaissance had a total of 130 employees eligible to participate in the employee stock purchase plan.

        The granting of rights to purchase shares under the employee stock purchase plan is discretionary and Genaissance cannot now determine the number or type of rights to be granted in the future to any particular person or group. On January 15, 2004, the last reported sale price of Genaissance common stock on the NASDAQ Stock Market was $3.32 per share.

Eligibility and Administration

        All full-time employees of Genaissance and its designated subsidiaries, who have been employed by Genaissance or any of its designated subsidiaries for at least 90 days, except employees who would, immediately after any right to acquire shares in an offering is granted, own stock or rights to purchase stock equal to five percent (5%) or more of the total combined voting power or value of all classes of stock of Genaissance or of any subsidiary corporation, determined in accordance with Section 423 of the Internal Revenue Code, are eligible to participate in the employee stock purchase plan. A full-time employee is any employee whose customary employment is for more than (i) 20 hours per week and (ii) five months in the applicable calendar year.

        The Genaissance compensation committee administers the employee stock purchase plan. From time to time, Genaissance, by action of the compensation committee, will grant rights to purchase shares to eligible employees pursuant to one or more offerings. The compensation committee may limit the number of shares issuable in any offering. Participation in each offering shall be limited to eligible employees who elect to participate in such offering in the manner, and within the time limitations, established by the compensation committee. No person otherwise eligible to participate in any offering under the employee stock purchase plan shall be entitled to participate if he or she has elected not to participate. Any such election not to participate may be revoked only with the consent of the compensation committee. An employee who has elected to participate in an offering may make such changes in the level of payroll deductions as the compensation committee may permit from time to time, or may withdraw from such offering, by giving written notice to Genaissance before any purchase date. No employee who has withdrawn from participating in an offering may resume participation in the same offering, but he or she may participate in any subsequent offering if otherwise eligible.

        Participating employees may pay for shares purchased upon exercise of rights granted under the employee stock purchase plan through regular payroll deductions, by lump sum cash payment, by delivery of shares of common stock valued at fair market value on the date of delivery, or a combination thereof, as determined by the compensation committee from time to time. Genaissance may use all payroll deductions and other amounts received or held by Genaissance under the employee stock purchase plan for any corporate purpose, and Genaissance shall not be obligated to segregate such amounts. Subject to any applicable limitation on purchases under the employee stock purchase plan, and unless the employee has previously withdrawn from the respective offering, rights granted to a participating employee under the employee stock purchase plan will be exercised automatically on the purchase date of the respective offering coinciding with the offering termination date, and the compensation committee may provide that such rights may at the election of the employee be exercised on one or more other purchase dates designated by the compensation committee within the period of the offering, for the purchase of the number of whole shares that may be purchased at the applicable exercise price with the accumulated payroll deductions or other amounts contributed by such employee as of the respective purchase date. Genaissance will deliver to each participating employee a certificate representing the shares of common stock purchased within a reasonable time after the purchase date. Any amounts contributed by an employee or withheld from the employee's compensation that are not used for the purchase of shares, whether because of such employee's withdrawal from participation in an offering or for any other reason, except as provided in Section 7(b) of the employee stock purchase plan, shall be repaid to the employee or his or her designated beneficiary or legal representative within a reasonable time thereafter.

        No employee shall be granted the right to purchase stock under plans of Genaissance and its subsidiaries at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such right is granted) for each calendar year in which such right is outstanding.

        Genaissance's obligation to offer, sell and deliver shares under the employee stock purchase plan at any time is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such shares, (ii) satisfaction of the listing requirements of any national securities exchange or securities market on which the common stock is then listed, and (iii) compliance, in the opinion of Genaissance's counsel, with all applicable federal and state securities and other laws.

Amendment and Termination

        No award may be made under the employee stock purchase plan after April 2010. The Genaissance board of directors has the right to amend, modify or terminate the employee stock purchase plan at any time without notice, subject to any stockholder approval that the board of directors determines to be necessary or advisable.

Tax Withholding

        Each participating employee shall pay to Genaissance or the applicable subsidiary, or make provision satisfactory to the compensation committee for payment of, any taxes required by law to be withheld in respect of the purchase or disposition of shares no later than the date of the event creating the tax liability. In the compensation committee's discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of shares to Genaissance, including shares purchased under the employee stock purchase plan, valued at fair market value on the date of delivery. Genaissance or the applicable subsidiary may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the employee or withhold shares purchased hereunder, which shall be valued at fair market value on the date of withholding.

Federal Income Tax Consequences

        The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the employee stock purchase plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants

        A participant will not have income upon enrolling in the plan or upon purchasing stock under the plan.

        A participant may have both compensation income and capital gain income or both compensation income and a capital loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock.

        If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, then the participant will have compensation income equal to the lesser of:

  •
  15% of the value of the stock on the day the offering commenced; and

  •
  the participant's profit (the excess of the sales proceeds over the purchase price).

        Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

        If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. If the participant's profit exceeds the compensation income, then the excess profit will be capital gain. If the participant's profit is less than the compensation income, then the participant will have a capital loss equal to the value of the stock on the day he or she purchased the stock less the sales proceeds. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company

        There will be no tax consequences to Genaissance except that Genaissance will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

        THE GENAISSANCE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO GENAISSANCE'S EMPLOYEE STOCK PURCHASE PLAN, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER FROM 250,000 SHARES TO 650,000 SHARES.

APPROVAL OF AMENDMENT OF GENAISSANCE'S CERTIFICATE OF DESIGNATION

        Genaissance's certificate of designation to the certificate of incorporation currently provides that the holders of Genaissance series A preferred stock shall be entitled to vote on all matters submitted to the stockholders of Genaissance for a vote, voting as a single class together with the holders of Genaissance common stock. Such holders of series A preferred stock are entitled to one vote for each share of Genaissance common stock issuable upon conversion of each share of preferred stock held, until so converted. The series A preferred stock was issued by Genaissance pursuant to a financing in October 2003. To ensure compliance with NASDAQ Marketplace Rule 4351 and IM-4351, the Genaissance board of directors is proposing an amendment to the Genaissance charter, pursuant to which the voting rights of the series A preferred stock will be limited to 0.88 of one vote for each share of Genaissance common stock issuable upon conversion of each share of series A preferred stock until so converted. The holders of series A preferred stock are also entitled to vote as a separate class on certain matters and on a one vote per share of series A preferred stock basis. Such separate class voting rights shall not be impacted by the proposed charter amendment.

        As of the date of this prospectus/proxy statement, Genaissance has no plans or commitments that would require a vote of its stockholders, other than pursuant to the merger agreement. Genaissance periodically considers potential strategic business combinations, and it is the policy of Genaissance not to comment on such matters publicly until the definitive agreement with respect thereto has been reached.

        If the amendment to Genaissance's charter were approved, Section 3(a) of the Genaissance charter would be revised in its entirety to read as follows:

          General.    The holders of the series A preferred stock shall be entitled to notice of all stockholders meetings in accordance with the Bylaws of the Corporation, and except as otherwise required by applicable law or in this Section 3, the holders of the series A preferred stock shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, voting as a single class with the Common, with the holders of series A preferred stock entitled to 0.88 of one vote for each share of Common issuable upon conversion of the series A preferred stock held as of the record date for such vote or, if no record date is specified, as of the date of such vote or date of any written consent, as the case may be; provided that, notwithstanding anything to the contrary herein, upon conversion, each share of Common issued shall be entitled to one vote per share.

        THE GENAISSANCE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO GENAISSANCE'S CHARTER.

LEGAL MATTERS

        The validity of the shares of Genaissance common stock offered by this joint proxy statement/prospectus and certain federal income tax consequences of the merger will be passed upon for Genaissance by Hale and Dorr LLP, Boston, Massachusetts. Boyer & Ketchand, a professional corporation, Houston, Texas, will pass upon certain federal income tax consequences of the merger for Lark Technologies.

EXPERTS

        The financial statements of Genaissance Pharmaceuticals, Inc. as of December 31, 2002 and for the year ended December 31, 2002 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited financial statements of Genaissance Pharmaceuticals, Inc. as of December 31, 2001 and for the two years ended December 31, 2001 included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP (Andersen), independent public accountants, as indicated in their report with respect thereto. In 2002, Andersen ceased operations. A copy of the report previously issued by Andersen on Genaissance's financial statements as of December 31, 2001 and for the two years ended December 31, 2001 is included in Genaissance Pharmaceuticals, Inc. Annual Report of Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC on March 31, 2003. Such report has not been reissued by Andersen.

        The financial statements of Lark Technologies at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

        Under U.S. securities regulations, issuers are generally required to obtain a current written consent from the independent accountants that audited their financial statements in order to include the corresponding audit reports in a registration statement filed with the SEC. While Andersen provided a consent with respect to the financial statements referred to above in connection with the filing of Genaissance's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Andersen has ceased to practice before the SEC and is therefore not in a position to provide the updated consent which would normally be required upon the filing of the registration statement of which this joint proxy statement/prospectus is a part. However, in reliance on Rule 437a promulgated under the Securities Act, the registration statement has been filed without including an updated written consent of Andersen. Because Andersen has not consented to the inclusion of their report in the registration statement of which this joint proxy statement/prospectus is a part, you will not be able to recover against Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen included in this joint proxy statement/prospectus or any omissions to state a material fact required to be stated herein.

WHERE YOU CAN FIND MORE INFORMATION

        Genaissance has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Genaissance common stock to be issued to Lark Technologies stockholders pursuant to the merger as well as certain other matters described herein. This joint proxy statement/prospectus constitutes the prospectus of Genaissance filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth below.

        In addition, Genaissance and Lark Technologies file annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website that contains reports, proxy statements and other information regarding each of Genaissance and Lark Technologies. The address of the SEC website is http://www.sec.gov.

        You may also obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Requests for documents relating to Genaissance should be directed to:	Requests for documents relating to Lark Technologies should be directed to:
Genaissance Pharmaceuticals, Inc. Investor Relations Five Science Park New Haven, Connecticut 06511 (203) 773-1450	Lark Technologies, Inc. Investor Relations 9441 West Sam Houston Parkway South Suite 103 Houston, Texas 77099-1883 (713) 779-3663

        Genaissance stockholders should call Ben D. Kaplan at (203) 773-1450 with any questions about the merger.

        Lark Technologies stockholders should call Theresa I. Grider at (713) 779-3663 with any questions about the merger.

Information on Genaissance Website

        Information on any Genaissance Internet website is not part of this document and you should not rely on that information in deciding whether to approve the issuance of shares of Genaissance common stock contemplated by the merger agreement and the assumption by Genaissance of outstanding Lark Technologies stock options in connection with the merger.

Information on Lark Technologies Website

        Information on any Lark Technologies Internet website is not part of this document and you should not rely on that information in deciding whether to adopt the merger agreement and approve the merger.

        THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO LARK TECHNOLOGIES WAS PROVIDED BY LARK TECHNOLOGIES AND THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GENAISSANCE WAS PROVIDED BY GENAISSANCE.

GENAISSANCE PHARMACEUTICALS, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements of Genaissance Pharmaceuticals, Inc. as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000
Report of Independent Public Accountants	F-2
Balance Sheets as of December 31, 2002 and 2001	F-4
Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000	F-5
Statements of Stockholders' Equity and Comprehensive Loss	F-6
Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000	F-7
Notes to Financial Statements	F-8
Unaudited Financial Statements of Genaissance Pharmaceuticals, Inc. as of September 30, 2003 and for the three months ended September 30, 2003 and 2002
Unaudited Balance Sheets as of September 30, 2003	F-24
Unaudited Statements of Operations for the Quarters Ended September 30, 2003 and 2002	F-25
Unaudited Statements of Cash Flows for the Quarters Ended September 30, 2003 and 2002	F-26
Notes to Unaudited Financial Statements	F-27

LARK TECHNOLOGIES, INC.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Genaissance

Pharmaceuticals, Inc.:

        In our opinion, the accompanying balance sheet as of December 31, 2002 and the related statements of operations, of stockholders' equity and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Genaissance Pharmaceuticals, Inc. at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 25, 2002.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

February 1, 2003, except for the item noted
in Footnote 8 for which the date is
March 12, 2003

        THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP. THE COMPANY IS UNABLE TO OBTAIN A REISSUE REPORT OR CONSENT TO INCORPORATION BY REFERENCE OF ARTHUR ANDERSEN LLP'S REPORT FROM ARTHUR ANDERSEN LLP BECAUSE ARTHUR ANDERSEN LLP HAS CEASED OPERATIONS.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

Genaissance Pharmaceuticals, Inc.:

        We have audited the accompanying balance sheets of Genaissance Pharmaceuticals, Inc. (a Delaware corporation) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genaissance Pharmaceuticals, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Hartford, Connecticut
January 25, 2002

GENAISSANCE PHARMACEUTICALS, INC.

BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31,
	2002	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,578	$25,204
Restricted cash	2,100	—
Marketable securities	15,472	34,469
Accounts receivable	448	359
State income tax receivable	—	1,500
Other current assets	407	1,391

Total current assets	35,005	62,923

PROPERTY AND EQUIPMENT, net	14,554	28,508
DEFERRED FINANCING COSTS, net of accumulated amortization of $586 and $433 at December 31, 2002 and 2001, respectively	220	374

OTHER ASSETS	943	472

Total assets	$50,722	$92,277

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt, including amounts due to related parties of $397 and $187 at December 31, 2002 and 2001, respectively	$397	$672
Current portion of capital lease obligations	11,187	6,759
Accounts payable	838	2,607
Accrued expenses	2,037	4,899
Accrued dividends	1,159	—
Current portion of deferred revenue	3,026	211

Total current liabilities	18,644	15,148

LONG-TERM LIABILITIES:
Long-term debt due to related party, less current portion	4,501	4,929
Capital lease obligations, less current portion	—	9,834
Deferred revenue, less current portion	1,722	1,928
Accrued dividends	—	1,159
Other	—	300

Total long-term liabilities	6,223	18,150

COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY:
Common stock, 58,000 authorized shares at December 31, 2002 and 2001; $.001 par value; 22,847, and 22,783 shares issued and outstanding at December 31, 2002 and 2001	23	23
Preferred stock, 1,000 authorized shares at December 31, 2002 and 2001; no shares issued or outstanding	—	—
Additional paid-in capital	219,413	219,348
Accumulated deficit	(193,602)	(160,509)
Accumulated other comprehensive income	21	117

Total stockholders' equity	25,855	58,979

Total liabilities and stockholders' equity	$50,722	$92,277

The accompanying notes are an integral part of these financial statements.

GENAISSANCE PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31,
	2002	2001	2000
REVENUES:
License and service revenue	$8,111	$5,345	$678
Grant revenue	—	—	75

OPERATING EXPENSES:
Research and development	23,940	46,333	27,374
General and administrative	8,799	11,933	12,399
Impairment of fixed assets	6,000	—	—
Sublicense royalty fees	—	54	530

	38,739	58,320	40,303

Operating loss	(30,628)	(52,975)	(39,550)
OTHER INCOME (EXPENSE):
Interest expense	(3,467)	(2,599)	(1,839)
Interest income	1,037	3,918	4,623

Loss before income taxes	(33,058)	(51,656)	(36,766)
State income tax (expense) benefit	(35)	4,074	—

Net loss	(33,093)	(47,582)	(36,766)
PREFERRED STOCK DIVIDENDS AND ACCRETION	—	—	(6,327)
BENEFICIAL CONVERSION FEATURE OF SERIES B, KBH AND C PREFERRED STOCK:	—	—	(50,180)

Net loss applicable to common shareholders	$(33,093)	$(47,582)	$(93,273)

Net loss per common share, basic and diluted (Note 2)	$(1.45)	$(2.09)	$(8.55)

Shares used in computing basic and diluted net loss per common share (Note 2)	22,809	22,753	10,908

The accompanying notes are an integral part of these financial statements.

GENAISSANCE PHARMACEUTICALS, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

(AMOUNTS IN THOUSANDS)

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Common Stockholders' Equity	Other Comprehensive Loss
	Shares	Amounts
Balance at December 31, 1999	2,810	$3	$4,189	$(19,654)	$—	$(14,832)
Issuance of common stock from exercise of stock options	113	—	452	—	—	452
Issuance of common stock from exercise of warrants	98	—	230	—	—	230
Compensation related to issuance of options to purchase common stock	—	—	4,936	—	—	4,936
Warrants issued in connection with debt financing and preferred stock offering	—	—	3,320	—	—	3,320
Accretion in carrying value of redeemable preferred stock	—	—	—	(6,327)	—	(6,327)
Beneficial conversion feature of Series B, KBH and C preferred stock	—	—	50,180	(50,180)	—	—
Conversion of preferred stock in connection with initial public offering	12,704	13	72,054	—	—	72,067
Cashless exercise of warrants in connection with initial public offering	62	—	501	—	—	501
Sale of common stock in connection with initial public offering, net of offering costs	6,900	7	82,033	—	—	82,040
Net change in unrealized investment gain	—	—	—	—	54	54	$54
Net loss	—	—	—	(36,766)	—	(36,766)	(36,766)

Total comprehensive loss							$(36,712)

Balance at December 31, 2000	22,687	$23	$281,525	$(112,927)	$54	$105,675
Issuance of common stock from exercise of stock options	76	—	157	—	—	157
Issuance of common stock from Employee Stock Purchase Plan	20	—	168	—	—	168
Compensation related to issuance of options to purchase common stock	—	—	498	—	—	498
Net change in unrealized investment gain	—	—	—	—	63	63	$63
Net loss	—	—	—	(47,582)	—	(47,582)	(47,582)

Total comprehensive loss							$(47,519)

Balance at December 31, 2001	22,783	$23	$219,348	$(160,509)	$117	$58,979
Issuance of common stock from exercise of stock options	10	—	—	—	—	—
Issuance of common stock from Employee Stock Purchase Plan	54	—	53	—	—	53
Compensation related to issuance of options to purchase common stock	—	—	12	—	—	12
Net change in unrealized investment gain	—	—	—	—	(96)	(96)	$(96)
Net loss	—	—	—	(33,093)	—	(33,093)	(33,093)

Total comprehensive loss							$(33,189)

Balance at December 31, 2002	22,847	$23	$219,413	$(193,602)	$21	$25,855

The accompanying notes are an integral part of these financial statements.

GENAISSANCE PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,093)	$(47,582)	$(36,766)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,178	8,559	4,052
Impairment of fixed assets	6,000	—	—
Loss on disposal of equipment	—	—	55
Stock-based compensation	12	498	4,936
Accretion of interest	811	—	—
Non-cash interest expense	—	—	376
Warrants issued in exchange for services	—	—	14
Changes in assets and liabilities:
Accounts receivable	(89)	(121)	(1,453)
State income tax receivable	1,000	(1,500)	—
Other assets	1,013	132	(407)
Accounts payable	(1,769)	(2,644)	4,431
Accrued expenses	(3,162)	2,788	1,623
Deferred revenue	2,609	(200)	1,878

Net cash used in operating activities	(18,490)	(40,070)	(21,261)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(70)	(4,304)	(8,702)
Investments in marketable securities	(9,629)	(42,697)	(45,118)
Proceeds from marketable securities	28,530	49,463	4,000

Net cash provided by (used in) investing activities	18,831	2,462	(49,820)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of preferred stock	—	—	53,925
Net proceeds from issuance of common stock and from the exercise of options and warrants	53	325	682
Proceeds from initial public offering, net of issuance costs	—	—	82,040
Repayment of long-term debt, net	(703)	(863)	(1,061)
Proceeds from long-term debt due to related parties	—	364	3,854
Repayment of capital leases (net)	(6,217)	(6,218)	(2,821)
Increase in restricted cash	(2,100)	—	—

Net cash (used in) provided by financing activities	(8,967)	(6,392)	136,619

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,626)	(44,000)	65,538
CASH AND CASH EQUIVALENTS, beginning of period	25,204	69,204	3,666

CASH AND CASH EQUIVALENTS, end of period	$16,578	$25,204	$69,204

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES:
Cash paid for interest	$1,777	$2,630	$1,308

Cash paid for income taxes	$35	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Conversion of liabilities into common or preferred stock	$—	$—	$3,561
Acquisition of equipment pursuant to capital lease obligations	—	1,754	18,735
Issuance of warrants in connection with financing agreements	—	—	3,320
Conversion of preferred stock into common stock	—	—	72,067
Cashless exercise of warrants	—	—	501

The accompanying notes are an integral part of these financial statements.

GENAISSANCE PHARMACEUTICALS, INC.

NOTES TO FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) ORGANIZATION AND OPERATIONS

        Genaissance Pharmaceuticals, Inc. (the Company) is seeking to create personalized medicines through the integration of pharmacogenomics into drug development and marketing. The Company discovers inherited differences, or genomic markers, that exist in human genes. The Company uses its technological capabilities and methods as well as its clinical genetic development skills to identify the genomic markers that appear to define a patient population that responds best to a medication and has a superior safety profile. The Company markets its technology and its predictive genomic markers to the pharmaceutical and biotechnology industries as a means to improve the development, marketing and prescribing of drugs.

        In addition to the normal risks associated with a business venture, there can be no assurance that the Company's technologies will be successfully used, that the Company will obtain adequate patent protection for its technologies, and that any products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology and has substantial competition from companies developing genomic related technologies. The Company expects to incur substantial expenditures in the foreseeable future for its research and development and commercialization of its products. The Company's management believes, based upon its current business plan and existing financial resources that it will have the ability to fund its expected net losses, debt obligations and capital expenditures for at least 12 months.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

        The Company earns its revenues primarily through the licensing of its HAP-TM- Technology and by HAP-TM- Typing services. The Company has also entered into agreements which provide for future milestones and royalty payments. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS (SAB 101), and in accordance with Statement of Position 97-2 (SOP 97-2), SOFTWARE REVENUE RECOGNITION, as amended by Statement of Position 98-9 (SOP 98-9). In accordance therewith, the Company recognizes annual license and subscription fees over the term of the agreement and service fees as the services are performed. Future milestones and royalty payments, if any, will be recognized when received, provided that the milestone is substantive and a culmination of the earnings process has occurred. Amounts received in advance of revenue recognition are recorded as deferred revenue.

        Revenue from Gene Logic, Inc., J&J PRD and Pfizer, Inc. accounted for 82% and 94% of the Company's total revenue in fiscal 2002 and 2001, respectively. Revenue from Gene Logic, J&J PRD and Visible Genetics accounted for 90% of the Company's total revenue in fiscal 2000. Revenue from each of these customers accounted for 10% or more of the Company's total revenue for 2002 and 2001, respectively.

STOCK-BASED COMPENSATION

        At December 31, 2002, the Company had one stock-based compensation plan, which is more fully described in Note 10 to the Financial Statements. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The Company has not issued stock options or made modifications to existing stock options where the exercise price is less than the market value of the Company's common stock on the date of grant or modification.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to stock-based employee compensation. For the years ended December 31, 2002, 2001 and 2000:

AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA	2002	2001	2000
Net Loss, as reported	$(33,093)	$(47,582)	$(93,273)
Add: Stock-Based Employee Compensation Expense Included in Reported Net Loss	12	498	5,256
Deduct: Total Stock-Based Employee Compensation Expense Determined under Fair Value Based Method for All Awards	(880)	(3,664)	(7,104)

Pro Forma Net Loss	$(33,961)	$(50,748)	$(95,157)

Net Income (Loss) Per Share:
Basic and diluted—As Reported	$(1.45)	$(2.09)	$(8.55)

Basic and diluted—Pro Forma	$(1.49)	$(2.23)	$(8.72)

        Other disclosures required by SFAS No. 123 have been included in Note 10.

RESEARCH AND DEVELOPMENT

        Expenditures for research and development are charged to expense as incurred.

PATENT AND LICENSED TECHNOLOGY COSTS

        The Company expenses the costs of obtaining patents and licensed technology until such point that the realization of the carrying value of these costs is reasonably assured.

NET LOSS PER COMMON SHARE

        The Company computes and presents net loss per common share in accordance with SFAS No. 128, EARNINGS PER SHARE. There is no difference in basic and diluted net loss per common share as the effect of convertible preferred stock, stock options and warrants would be anti-dilutive for all periods presented. The outstanding convertible preferred stock, stock options and warrants (prior to application of the treasury stock method) would entitle holders to acquire 3,990, 3,611 and 3,039 shares of common stock at December 31, 2002, 2001, and 2000, respectively.

SEGMENT REPORTING

        SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers.

The Company has determined that it operates in only one segment. In addition, all revenues are generated from U.S. and Canadian entities, and all long-lived assets are maintained in the United States.

VALUATION OF LONG-LIVED ASSETS

        The Company accounts for its investments in long-lived assets in accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS. SFAS No. 144 requires a company to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors the Company considers important, which could trigger an impairment review, include, among others, the following:

  •
  a significant adverse change in the extent or manner in which a long-lived asset is being used;

  •
  a significant adverse change in the business climate that could affect the value of a long-lived asset; and

  •
  a significant decrease in the market value of assets.

        If the Company determines that the carrying value of long-lived assets may not be recoverable, based upon the existence of one or more of the above indicators of impairment, the Company compares the carrying value of the asset group to the undiscounted cash flows expected to be generated by the group. If the carrying value exceeds the undiscounted cash flows, an impairment charge may be needed. To determine the amount of the impairment charge, the Company compares the carrying value of the applicable fixed asset group to its fair value. If the fair value is less than the carrying value, such amount is recognized as an impairment charge. (See Note 4)

CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

SOFTWARE DEVELOPMENT COSTS

        The Company enters into agreements to license its HAP Technology, including its DECOGEN® Information System, to third parties. The Company evaluates the establishment of technological feasibility of its products in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LICENSED OR OTHERWISE MARKETED. The Company has developed a product for a market that is subject to rapid technological change, new product development, and changing customer needs. In addition, the ability to continue to market the product is contingent upon the Company's ability to successfully populate the database. The Company has concluded that technological feasibility is established when a product design and working model of the software product has been completed and the completeness of the working model and its consistency with the product design has been confirmed by testing. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to the Company's financial position or results of operations. Therefore, the Company has charged all such costs to research and development in the period incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        Financial instruments include cash and cash equivalents, receivables, marketable securities and long-term debt. Cash and cash equivalents and receivables approximate fair value and marketable securities are carried at fair value. Long-term debt is carried at cost, which management believes approximates fair value based upon recent borrowing rates obtained over the past twelve months.

OTHER COMPREHENSIVE INCOME (LOSS)

        The Company presents its financial statements in accordance with SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for the reporting and displaying of comprehensive income and its components in a full set of general purpose financial statements. Accordingly, the Company has included this presentation as a component of the statements of stockholders' equity and comprehensive loss. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). The Company's other comprehensive income (loss) arises from net unrealized gains (losses) on marketable securities. The Company has elected to display comprehensive income (loss) as a component of the statement of stockholders' equity and comprehensive loss.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. (See Note 6)

RECENTLY ISSUED ACCOUNTING STANDARDS

        In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 148, ACCOUNTING FOR STOCK-BASED COMPENSATION—TRANSITION AND DISCLOSURE, AN AMENDMENT OF FASB STATEMENT NO. 123. SFAS No. 148 amends SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 for annual statements and for interim periods beginning after December 15, 2002 for interim financial reports. The Company has adopted the disclosure requirements of SFAS No. 148 in these financial statements, but has not determined whether or not it will voluntarily adopt SFAS No. 123 and the related transition alternatives pursuant to SFAS No. 148.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (SFAS No. 146), ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, LIABILITY RECOGNITION FOR CERTAIN EMPLOYEE TERMINATION BENEFITS AND OTHER COSTS TO EXIT AN ACTIVITY (INCLUDING CERTAIN COSTS INCURRED IN A RESTRUCTURING). The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. We believe the adoption of this new standard will not have a material impact on either the Company's operating results or financial position.

        In November 2002 the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of FASB Statement No. 5 (FAS 5) Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure o, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement provisions are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements under FIN 45 are effective for the Company's fiscal 2002 year-end.

        In November 2002, the Emerging Issues Task Force (EITF) issued EITF Issue No. 00-21, REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES. This issue addresses revenue recognition for arrangements with multiple deliverables which should be considered as separate units of accounting if the deliverables meet certain criteria as described in EITF 00-21. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Early application is permitted.

(3) MARKETABLE SECURITIES

        The Company classifies its marketable securities as "available for sale" and, accordingly, carries these investments at their aggregate fair value. Unrealized gains or losses on these investments are included as a separate component of stockholders' equity (deficit) and comprehensive loss (See Note 2). The Company's marketable securities as of December 31, 2002 and 2001 consisted principally of corporate bonds. As of December 31, 2002, these securities had a maximum maturity of less than twelve months and carried a weighted average interest rate of approximately 2.06%. The amortized cost of these securities differed from their fair values by $21 and $117 as of December 31, 2002 and 2001, respectively.

(4) IMPAIRMENT OF FIXED ASSETS

        During the year ended December 31, 2002, we determined that certain conditions had arisen which triggered the need to review our long-lived assets for potential impairment. The conditions included, but were not limited to, the overall business climate in which we operate and a significant change in the manner in which we were utilizing our DNA sequencing facility and related assets. Our review concluded that the carrying value of the long-lived assets exceeded their fair value by approximately $6,000. The impairment charge includes the write-down of sequencing equipment, computer hardware and software and leasehold improvements and has been allocated to the individual assets on a pro-rata basis. (See Note 2)

(5) PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

	December 31,
	2002	2001
Equipment, computers and software	$5,541	$6,684
Equipment under capital leases	11,296	25,988
Leasehold improvements and office equipment	8,559	9,080

	25,396	41,752
Less—accumulated depreciation and amortization	(10,842)	(13,244)

Total property and equipment, net	$14,554	$28,508

        These assets are stated at cost and are being depreciated and amortized over the shorter of their lease term or their estimated useful lives on a straight-line basis as follows:

Equipment, computers and software	3-4 years
Office equipment	5 years
Leasehold improvements	remaining term of lease
Equipment under capital lease	3-5 years

        Accumulated depreciation related to equipment under capital leases was $5,168 and $9,618 at December 31, 2002 and 2001, respectively.

        Expenditures for maintenance and repairs, which do not improve or extend the useful lives of the respective assets, are expensed as incurred.

(6) ACCRUED CLINICAL TRIAL EXPENSES

        Included in accrued expenses in the accompanying balance sheets is accrued clinical trial expenses which are comprised of amounts owed to third party Clinical Research Organizations (CRO) for research and development work performed on behalf of the Company. At each period end the Company evaluates the accrued clinical trial expense balance and, based upon information received from each CRO, ensures that the balance is appropriately stated. During the year ended December 31, 2002, the Company reversed previously accrued clinical trial expenses of $1,400 and credited Research and Development expense. This resulted in a net credit of $717 for clinical trial expenses for the year ended December 31, 2002. As of December 31, 2002, based on the information available, the Company does not believe that there is any additional liability to each CRO.

(7) FINANCING ARRANGEMENTS

        Long-term debt consists of the following:

	December 31,
	2002	2001
Notes payable to Connecticut Innovations, Inc. (CII) bearing interest at 6.5%, payments of interest only for a defined period and monthly payments of principal and interest thereafter	$4,898	$5,116
Note payable to TransAmerica Business Corp. (TBCC) bearing interest at 12.98%, monthly payments of principal and interest of $72 are payable through August 2002	—	485

Total long-term debt	4,898	5,601
Less—current portion	(397)	(672)

Total long-term debt, less current portion	$4,501	$4,929

        The Company has entered into financing agreements (the Agreements) with Connecticut Innovations, Inc. (CII), a stockholder of the Company, to finance certain leasehold improvements and other costs associated with the Company's facility expansion. The Agreements provide for interest only for a certain period with principal payments based on a 120 month amortization beginning April 2001 through October 2002, with final balloon payments due in March 2009 through June 2011. Borrowings under the Agreements are secured by the related leasehold improvements.

        Aggregate future maturities of the notes payable are as follows:

Year Ended December 31,
2003	$397
2004	425
2005	453
2006	483
2007	515
Thereafter	2,625

$4,898

(8) CAPITAL LEASES

        Capital lease obligations related to equipment consist of the following:

	December 31,
	2002	2001
Capital lease obligations to Finova Capital Credit Corp. originally payable in varying installments through August 2004, bearing interest from 8.15% to 10.07%, secured by the related equipment	$7,207	$9,725
Capital lease obligations to Newcourt Financial USA, Inc. payable in varying installments through November 2003, bearing interest from 10.5% to 11.8%, secured by the related equipment	517	1,052
Capital lease obligations to General Electric Capital Corporation (Oxford Venture Finance LLC) originally payable in varying installments through February 2005, bearing interest from 10.85% to 12.46%, secured by the related equipment	3,177	5,112
Capital lease obligation to IBM Credit Corp., payable in varying installments through October 2003 bearing interest at 11.77%, secured by the related equipment	286	66
Other	—	43

Total capital lease obligations	$11,187	$16,593

        In December 2002, the Company announced it received a notice from GE claiming that an event of default had occurred under the lease agreement as a result of an alleged material adverse change in the Company's business. Because of the alleged default, GE declared that all principal and future interest obligations were due and payable immediately. GE also filed a complaint in the Superior Court of the State of Connecticut, demanding payment of all amounts due under the lease agreements. The Company also received a notice from Finova, stating that as a result of the alleged default claim by GE, there had been a cross-default under the Company's agreement with Finova. To remedy the cross-default, Finova declared that all principal and future interest obligations were due and payable immediately. On March 12, 2003, the Company settled the claim with GE and simultaneously amended its lease agreement (GE Amendment). In connection with the GE Amendment, and as additional security for its payment obligations to GE, the Company delivered to GE a $2,000 irrevocable letter of credit and agreed to additional covenants. The Company may cause the letter of credit to be adjusted on a quarterly basis commencing October 1, 2003 based on a decrease in outstanding amounts due GE, as defined. The letter of credit is collateralized by cash at 105% of the outstanding letter of credit balance. In connection with the amendment, GE retroactively rescinded their default claim and both parties have withdrawn from any legal action. The GE Amendment and letter of credit have been retroactively reflected in the accompanying financial statements as of December 31, 2002. The Company has not entered into a settlement agreement with Finova. The Company has recorded an additional charge to interest expense for future interest due under the capital lease agreement with Finova to reflect the fact that all future interest and principal is currently due and payable under the Finova capital lease agreement as a result of the default claim. The amounts due to GE and Finova have been classified as current obligations as in the accompanying balance sheet as of December 31, 2002, as a result of continuing material adverse change provisions within the GE lease agreement and as a result of the Finova default claim.

        In addition to the principal payments due under the capital lease agreements, the Company is obligated to make interest payments over the term of the lease. As of December 31, 2002, the Company is obligated to pay $342 in interest over the remaining term of the lease agreements with GE, Newcourt and IBM.

        The majority of the Company's capital lease arrangements allow for the purchase of the related equipment at the completion of the lease term as defined in the agreement. Certain of the capital lease agreements require the purchase of the equipment at the completion of the lease term. The required purchase obligations are included in the capital lease obligations above.

(9) PREFERRED STOCK

        In March 2000, the Company sold 1,539 shares of Series C Redeemable Convertible Preferred Stock (Series C) at $8.25 per share resulting in proceeds of $11,883, net of issuance expenses of $817.

        In February and March 2000, the Company sold 8,728 shares of Series B and Series KBH Redeemable Convertible Preferred Stock (collectively, Series B) for $5.50 per share resulting in proceeds of $42,042, net of cash issuance costs of $2,375 and net of the conversion of $3,500 of convertible promissory notes, and related interest, which were issued in 1999 (Note 9) and which were converted into 636 shares of Series B based upon a per share conversion price of $5.50 per share. In connection with this offering, the investment banker was issued a warrant (which is exercisable through February 2005) to purchase 400 shares of common stock at $6.05 per share (See Note 10). The Company recorded additional issuance costs of $2,892, which approximated the fair value of the warrant at the date of issuance.

        Upon the completion of the Company's initial public offering in August 2000, all preferred stock was automatically converted into 12,704 shares of common stock.

        While outstanding, the Company's Series A, B and C shares (collectively, the Preferred) earned dividends at 8% per annum. In addition, the holders of the Preferred had certain rights which could have required that the Company repurchase such shares, commencing in 2005, at the greater of the original purchase price plus accrued but unpaid dividends or fair value, as defined. As a result of such dividend and redemption rights, during 2000, the Company recognized $6,327 of accretion in the carrying value of the redeemable preferred stock which is reflected in the accompanying 2000 statements of stockholders' equity (deficit) and comprehensive loss.

        As a result of the Company's initial public offering, dividends earned subsequent to the Series B and C issuance dates were no longer required to be paid. Included in the accompanying balance sheets is $1,159 of accrued dividends earned on the Series A prior to the issuance of the Series B and C, which continue to be payable. The Company has classified accrued dividends as a current liability in the financial statements for the year ended December 31, 2002, as the Company may be contractually obligated to pay such dividends within the next 12 months.

        In connection with the sale of Series B and C, the Company also recorded a charge to accumulated deficit of $50,180, which represented the beneficial conversion feature of this stock. This amount was accounted for in 2000 as a dividend to these preferred stockholders and as a result, increased the Company's paid in capital, net loss applicable to common shareholders and the related net loss per common share.

(10) COMMON STOCK, STOCK OPTIONS AND WARRANTS

COMMON STOCK

        At December 31, 2002, the Company has authorized 58,000 shares of common stock. As of December 31, 2002, 4,787 shares have been reserved for issuance under warrants and the Company's stock options and employee stock purchase plans.

        In August 2000, the Company issued 6,900 shares of common stock in connection with its initial public offering.

STOCK OPTION PLAN

        In 1993, the Board of Directors and stockholders approved the Stock Option Plan (as amended, the Plan) which provides for both incentive and nonqualified stock options. As of December 31, 2002, under the terms of the Plan, stock options may be granted for up to a maximum of 4,287 shares. Options granted under the Plan are exercisable for a period determined by the Company, but in no event longer than ten years from date of grant. In the event of certain capital stock changes, the options are subject to adjustment in accordance with anti-dilution provisions.

        The Company has adopted the provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. This pronouncement requires the measurement of the fair value of stock options to be included in the statement of operations or disclosed in the notes to financial statements. The Company accounts for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and has elected the disclosure-only alternative under SFAS No. 123.

        A summary of the status of the Company's stock option plan at December 31, 2002, 2001 and 2000 and changes during the periods then ended is presented below:

	2002		2001		2000
	Weighted Average Exercise		Weighted Average Exercise		Weighted Average Exercise
	Options	Price	Options	Price	Options	Price
Outstanding, January 1	3,084	$8.06	2,512	$8.58	990	$2.37
Granted	939	2.09	788	6.24	1,691	11.82
Cancelled or expired	(550)	9.02	(140)	10.32	(56)	5.03
Exercised	(10)	.01	(76)	2.05	(113)	4.02

Outstanding, December 31	3,463	$6.31	3,084	$8.06	2,512	$8.58

Options exercisable at December 31	1,643	$6.55	1,385	$7.11	836	$4.83

Weighted average fair value of options granted during the year		$1.77		$5.58		$6.26

        The following table summarizes information about stock options at December 31, 2002:

				Options Exercisable
	Options Outstanding
				Weighted Average Number Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price		Exercise Price
$ 0.01 - $ 1.50	729	8.27	$1.02	285	$1.25
$ 1.51 - $ 3.00	734	6.94	$2.75	499	$2.82
$ 3.01 - $ 8.25	799	8.58	$5.08	265	$5.29
$ 8.26 - $12.51	1,072	7.36	$11.82	532	$11.79
$12.52 - $32.20	129	7.80	$18.26	72	$18.70

	3,463	7.76	$6.31	1,653	$6.51

        During 2002, 2001 and 2000, options to purchase 826, 703 and 1,362 shares, respectively, of common stock were granted at an exercise price equal to the fair value of the common stock on the date of grant at weighted average exercise prices of $1.65, $6.00 and $12.80, respectively, per share. The weighted average fair value of these options at the date of grant, as prescribed by SFAS No. 123 was $1.36, $4.86 and $7.77 during 2002, 2001 and 2000, respectively. In addition, during 2002, options to purchase 113 shares of common stock were granted at an exercise price greater than the fair value of the common stock on the date of grant at a weighted average exercise price of $5.31 per share. During 2001 and 2000, options to purchase 85 and 329 shares, respectively, of common stock were granted at an exercise price less than the fair value of the common stock on the date of grant at weighted average exercise prices of $8.25 and $7.77, respectively, per share. The weighted average fair values of these options at the date of grant, as prescribed by SFAS No. 123 was $2.67, $11.42 and $5.78 during 2002, 2001 and 2000, respectively.

        Total compensation (benefit) expense recorded in the accompanying statements of operations associated with employee stock options is $(104), $391 and $381 for the years ended December 31, 2002, 2001 and 2000, respectively. Unamortized compensation expense associated with outstanding stock options at December 31, 2002 is approximately $329.

        The Company accounts for options granted to consultants, which include scientific advisory board members, using the Black-Scholes method prescribed by SFAS No. 123 and in accordance with Emerging Issues Task Force Consensus No. 96-18. During the year ended December 31, 2000, the Company elected to fully vest all unvested options previously granted to scientific advisory board members. Accordingly, the Company recorded a compensation charge in the quarter ended March 31, 2000 based upon the incremental fair value and previously recognized compensation expense associated with these options at the time of vesting. Total compensation expense recorded in the accompanying statements of operations associated with these consultant options is $116, $107 and $1,675 for the years ended December 31, 2002, 2001 and 2000, respectively.

        In 1996, in connection with a change in management of the Company, the Company's current Vice Chairman and Chief Executive Officer (the Officers) entered into a stock purchase agreement (Officer Stock Purchase Agreement) with a then officer and major shareholder of the Company (Former CEO). The Officer Stock Purchase Agreement permitted the Officers to purchase shares of common stock from the Former CEO in exchange for notes payable aggregating $320 (Officer Stock Notes). The notes were collateralized by the stock and were payable at the earlier of August 31, 2001 or an initial public offering or change in control, as defined. The Company recognized this transaction as a compensatory arrangement between the Company and the Officers and accordingly recognized a non-cash compensation expense of $2,880 in 2000.

        In 2000, upon successful completion of the initial public offering, the Company's board of directors elected to assume the $320 of Officer Stock Notes. The Company recognized compensation expense of $320 during 2000 as a result of the assumption of such Officer Stock Notes. Such forgiveness is included in stock based compensation in the accompanying statement of operations.

        The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted to employees using the Black-Scholes option pricing model. The weighted average assumptions used are as follows:

	2002	2001	2000
Risk-free interest rate	3.81%	4.24%	6.1%
Expected dividend yield	None	None	None
Expected lives	5 years	5 years	7 years
Expected volatility	116%	117%	0% and 145%

        Had compensation cost for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's pro forma net loss would have been as follows:

	For the Years Ended December 31,
	2002	2001	2000
Net (loss) applicable to common stockholders:
As reported	$(33,093)	$(47,582)	$(93,273)
Pro forma	(33,961)	(50,748)	(95,157)
Net (loss) per common share, basic and diluted:
As reported	(1.45)	(2.09)	(8.55)
Pro forma	(1.49)	(2.23)	(8.72)

EMPLOYEE STOCK PURCHASE PLAN

        During fiscal 2000, the board of directors adopted the Employee Stock Purchase Plan 2000 (ESPP). Under the ESPP, eligible employees may purchase common stock at not less than 85% of fair value, as defined. Under the ESPP, the Company's compensation committee grants rights to purchase the shares under the ESPP. The Company has reserved 250 shares of common stock for issuance under the ESPP. As of December 31, 2002, 74 shares have been issued under the ESPP.

STOCK WARRANTS

        The Company has historically issued warrants in connection with certain of its financing and capital raising activities.

        As of December 31, 2002, the Company had warrants outstanding to purchase 527 shares of common stock of the Company at a weighted average exercise price of $6.08. The warrants expire from November 2003 through April 2006. Certain warrants include anti-dilutive provisions, as defined.

(11) INCOME TAXES

        The Company accounts for income taxes under the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES. This statement requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax bases of the assets and liabilities and the net operating loss carryforwards available for tax reporting purposes, using applicable tax rates for the years in which the differences are expected to reverse.

        The reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate for the years ended December 31, 2002, 2001 and 2000, is as follows:

	For the Years Ended December 31,
	2002	2001	2000
Statutory rate	34.0%	34.0%	34.0%
State tax benefit, net of Federal taxes	5.9	12.6	4.9
Other	2.1	(1.0)	2.0
Increase in deferred tax valuation allowance	(42.0)	(37.7)	(40.9)

	—%	7.9%	—%

        The Company has available, at December 31, 2002, unused net operating loss carryforwards of approximately $121.1 and $120.1 which may be available to offset future Federal and state taxable income, respectively, if any. The future utilization of these carryforwards may be limited on a permanent basis due to changes within the Company's current and future ownership structure as defined within the internal revenue code. Federal carryforwards are scheduled to expire beginning in 2007. State carryforwards are scheduled to expire from 2003 through 2021.

        As a result of legislation passed in the State of Connecticut which provided companies with the opportunity to exchange certain research and development tax credit carryforwards for a cash payment in exchange for foregoing the carryforward of the research and development credits at a rate of 65% of the annual incremental research and development tax credit, as defined. During 2001, the Company filed a claim to exchange its 2000 incremental research and development credit and, as a result, recognized a state income tax benefit of approximately $2,600. In addition, during 2001, the Company recorded an income tax receivable of $1,500 for the estimated proceeds from the 2001 research and development tax credit. The State of Connecticut rescinded the legislation during 2002.

        The components of deferred income tax assets as of December 31, 2002 and 2001 are as follows:

	For the Years Ended December 31,
	2002	2001
Deferred tax assets:
Net operating loss carryforwards and tax credits	$52,606	$40,816
Other	4,882	2,256

Total deferred tax assets	57,488	43,072
Less—valuation allowance for deferred tax assets	(57,488)	(43,072)

Net deferred tax assets	$—	$—

        The Company has not yet achieved profitable operations. Accordingly, management believes the tax benefits as of December 31, 2002 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire deferred tax asset.

(12) COMMITMENTS AND CONTINGENCIES

401(K) RETIREMENT PLAN

        The Company has a 401(k) defined contribution retirement plan covering substantially all full-time employees. The Company provides a matching cash contribution of 25% of employee contributions, up to 8% of employee compensation. The Company contributed $120, $122 and $60 to the plan during 2002, 2001 and 2000, respectively.

ROYALTY AND OTHER COMMITMENTS

        The Company periodically enters into agreements with third parties to obtain exclusive or non-exclusive licenses for certain technologies management believes important to the Company's overall business strategy. The terms of certain of these agreements provide for the Company to pay future royalty payments based on product sales or sublicense income generated from the applicable technologies, if any. Additionally, certain agreements call for future payments upon achievement of certain milestones. The aggregate future annual minimum payments (assuming non-termination of these agreements) for fiscal 2003, 2004, 2005, 2006 and 2007 are $88, $103, $103, $103 and $103, respectively. The Company recorded expenses of $3,205, $4,728 and $2,417 during 2002, 2001 and 2000, respectively.

        In connection with the Company's initial license of a patent from a University, the Company is obligated to pay both the University and the inventor of the technology a sublicense royalty fee. The inventor of the technology subsequently joined the Company and is currently the Vice Chairman of the Company. The Company receives royalty revenue under this patent from a third party (Licensor). Future royalty revenue from the Licensor, if any, will be subject to a sublicense royalty fee. The Company has elected to recognize this expense as incurred. Included in the accompanying statements of operations for the years ended December 31, 2002, 2001 and 2000, are $42, $54 and $530, respectively, of related sublicensing fees.

OPERATING LEASES

        The Company leases its operating facilities located in New Haven, Connecticut. The lease agreements require annual lease payments of $816 per year increasing to $1,100 per year over five years terminating in 2006. The Company has two five-year renewal options to extend the lease beyond its initial term. The Company is recording the expense associated with the lease on a straight-line basis over the expected ten-year minimum term of the lease.

        In addition to the five-year operating lease for the Company's current facility, the Company also has operating leases for various office equipment.

        Rental expense for all operating leases for the years ended December 31, 2002, 2001 and 2000 was $1,168, $1,055 and $549, respectively.

        Future minimum payments under all non-cancelable operating leases in effect as of December 31, 2002 are as follows:

2003	$1,178
2004	1,149
2005	1,086
2006	1,013
2007	1,012
Thereafter	3,792

(13) LEGAL MATTERS

        The Company, from time to time, has been subject to legal claims arising in connection with its business. While the ultimate results of the legal claims cannot be predicted with certainty, at December 31, 2002, other than default claims on capital lease obligations (See Note 8) there were no asserted claims against the Company which, in the opinion of management, if adversely decided would have a material adverse effect on the Company's financial position and cash flows.

(14) SIGNIFICANT CUSTOMERS AND FOREIGN BASED REVENUES

        For the years ended December 31, 2002, 2001 and 2000 approximately 4%, 6% and 34%, respectively, of the Company's revenues resulted from foreign based customers. For the years ended December 31, 2002, 2001 and 2000, 82%, 94% and 90%, of revenues resulted from transactions with three customers.

(15) QUARTERLY DATA—UNAUDITED

	2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$1,851	$1,933	$1,754	$2,573
Operating expenses	10,739	15,186	6,668	6,146
Operating loss	(8,888)	(13,253)	(4,914)	(3,573)
Net loss applicable to common shareholders	(9,060)	(13,463)	(5,210)	(5,360)
Net loss per common share:
Basic and diluted	(0.40)	(0.59)	(0.23)	(0.23)
	2001
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$997	$1,069	$1,083	$2,196
Operating expenses	12,958	14,741	15,629	14,992
Operating loss	(11,961)	(13,672)	(14,546)	(12,796)
Net loss applicable to common shareholders	(11,192)	(13,209)	(11,801)	(11,380)
Net loss per common share:
Basic and diluted	(0.49)	(0.58)	(0.52)	(0.50)

GENAISSANCE PHARMACEUTICALS, INC.

BALANCE SHEETS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,333	$16,578
Restricted cash	2,100	2,100
Marketable securities	6,655	15,472
Accounts receivable	1,467	448
Taxes receivable	808	—
Other current assets	1,007	407

Total current assets	20,370	35,005
Property and equipment, net	10,054	14,554
Intangible assets, net	870	—
Other assets	376	1,163

Total assets	$31,670	$50,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt, including amounts due to a shareholder of $414 and $397 at September 30, 2003 and December 31, 2002, respectively	$2,081	$397
Current portion of capital lease obligations	1,644	11,187
Accounts payable	956	838
Accrued expenses	2,904	2,037
Accrued dividends	1,159	1,159
Current portion of deferred revenue	1,432	3,026

Total current liabilities	10,176	18,644

Long-Term Liabilities:
Long-term debt, including amounts due to a shareholder of $4,222 and $4,501 at September 30, 2003 and December 31, 2002, respectively, less current portion	7,555	4,501
Deferred revenue, less current portion	1,567	1,722

Total long-term liabilities	9,122	6,223

Stockholders' Equity:
Common stock, 58,000 authorized shares, $.001 par value, 23,212 and 22,847 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	23	23
Additional paid-in capital	220,309	219,413
Accumulated deficit	(207,957)	(193,602)
Accumulated other comprehensive income (loss)	(3)	21

Total stockholders' equity	12,372	25,855

Total liabilities and stockholders' equity	$31,670	$50,722

The accompanying notes are an integral part of these financial statements.

GENAISSANCE PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
License and service revenue	$2,571	$1,754	$7,823	$5,539
Operating expenses:
Research and development	6,097	4,712	15,892	19,624
General and administrative	2,080	1,956	6,200	6,970
Impairment of fixed assets	—	—	—	6,000
Loss on leased equipment	368	—	368	—

Total operating expenses	8,545	6,668	22,460	32,594

Loss from operations	(5,974)	(4,914)	(14,637)	(27,055)
Interest income	52	219	276	858
Interest expense	(122)	(487)	(514)	(1,509)

Loss before benefit from (provision for) income taxes	(6,044)	(5,182)	(14,875)	(27,706)
Income tax benefit (provision)	200	(28)	520	(28)
Net loss attributable to common stockholders	$(5,844)	$(5,210)	$(14,355)	$(27,734)

Net loss per common share, basic and diluted	$(0.25)	$(0.23)	$(0.63)	$(1.22)

Weighted average shares used in computing net loss per common share	23,044	22,827	22,937	22,802

The accompanying notes are an integral part of these financial statements.

GENAISSANCE PHARMACEUTICALS, INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Nine Months Ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,355)	$(27,734)
Adjustment to reconcile net loss to net cash used in operating activities, net of acquisition of DNA Sciences:
Depreciation and amortization	5,400	6,422
Impairment of fixed assets	—	6,000
Stock based compensation	176	107
Loss on leased equipment	368	—
Changes in assets and liabilities—
Accounts receivable	(232)	49
Taxes receivable	(808)	—
Other current assets	(564)	2,385
Other assets	910	(481)
Accounts payable	118	(1,722)
Accrued expenses	909	(2,507)
Deferred revenue	(1,749)	(119)

Net cash used in operating activities	(9,827)	(17,600)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of net assets of DNA Sciences	(1,668)	—
Purchases of property and equipment	(840)	(85)
Proceeds from the sale of property and equipment	30	—
Investments in marketable securities	(13,299)	—
Proceeds from sale of marketable securities	22,091	26,060

Net cash provided by investing activities	6,314	25,975

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	105	38
Repayment of long-term debt due to shareholder	(261)	(122)
Proceeds from (repayment of) long-term debt	5,000	(485)
Financing costs	(33)	—
Repayment of capital lease obligations	(9,543)	(4,984)

Net cash used in financing activities	(4,732)	(5,553)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,245)	2,822
CASH AND CASH EQUIVALENTS, beginning of period	16,578	25,204

CASH AND CASH EQUIVALENTS, end of period	$8,333	$28,026

SUPPLEMENTAL DISCLOSURE AND NON-CASH ACTIVITIES:
Interest paid	944	1,381
Issuance of restricted shares	296	—
Issuance of stock and warrants in connection with the acquisition of net assets of DNA Sciences	110	—
Issuance of warrants in connection with term loan	209	—
Taxes paid	—	28

The accompanying notes are an integral part of these financial statements.

GENAISSANCE PHARMACEUTICALS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2003

(1) BASIS OF PRESENTATION AND RECENT DEVELOPMENTS

        Genaissance Pharmaceuticals, Inc. is a leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products. The Company's technology, services and clinical development expertise are marketed to biopharmaceutical and diagnostic development companies, as a comprehensive solution to their pharmacogenomic needs. The Company's goal is to improve drug development, physicians' ability to prescribe drugs, and patients' lives by elucidating the role of genetic variation in drug response. Additionally, the Company provides Good Laboratory Practices (GLP) compliant DNA banking and research and GLP compliant genotyping and related services to a variety of companies.

        The Company has prepared the accompanying financial statements without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the Company's audited financial statements and related footnotes for the year ended December 31, 2002, included in our Annual Report on Form 10-K (File No. 000-30981). The unaudited financial statements include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our financial position as of September 30, 2003, and the results of our operations for the three and nine-month periods ended September 30, 2003 and 2002, respectively. The results of operations for such interim periods are not necessarily indicative of the results to be achieved for the full year.

        In September 2003, the Company prepaid its capital lease obligations with Finova Capital Credit Corp. (Finova) and Newcourt Financial USA, Inc. (Newcourt), including any end of lease buy out provisions for equipment retained. The aggregate amount paid was $4.4 million. See Note 7 for further details of the lease prepayments. In October 2003, the Company prepaid its capital lease obligations with General Electric Capital Corporation (GE) and paid all outstanding obligations due to GE under the terms of the agreement. The Company made a payment of $1.7 million to GE which represented all principal and interest through the date of buyout as well as a prepayment penalty of approximately $126,000. See Note 14 for further details of the GE lease prepayment.

        In September 2003, the Company entered into a $5.0 million Loan and Security Agreement with Comerica Bank (Comerica). The agreement requires equal monthly payments of principal over a 36-month period and bears interest at prime plus 2.5%. See Note 8 for further discussion of the Comerica loan.

        In October 2003, the Company sold 270,000 shares of Series A Preferred Stock to an accredited investor for $22.50 per share resulting in proceeds of approximately $5.9 million, net of issuance costs of approximately $175,000. See Note 14 for details of the preferred stock sold.

(2) ACQUISITION OF DNA SCIENCES

        On May 15, 2003, under order of the United States Bankruptcy Court, the Company acquired certain assets and liabilities of DNA Sciences, Inc. for $1.8 million inclusive of related fees and expenses. Included in the fees and expenses is $74,700 which represents the fair value of warrants exercisable for up to 75,000 shares of the Company's common stock at an exercise price of $2.00 per share issued in connection with investment banking services performed, as well as $35,000 which represents the fair value of 25,000 shares issued by the Company to a licensor in connection with a license modification of a license acquired in connection with the acquisition. The primary assets acquired consisted of a GLP compliant and Clinical Laboratory Improvement Amendments (CLIA) licensed genotyping services business, and licenses and patent estates surrounding Long QT Syndrome and a thiopurine S-methyltransferase (TPMT) diagnostic test, as well as certain trade accounts receivable and fixed assets.

        The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon the estimated fair values on the date of acquisition. The fair value of the assets received was greater than the purchase price and, therefore, the fair value of the long-lived assets was reduced, on a pro-rata basis, by the excess. After consideration of such reduction, included in the accompanying September 30, 2003, balance sheet is $870,000 of acquired intellectual property and other intangible assets, net of accumulated amortization of approximately $45,000. The intellectual property is being amortized over its estimated useful life of 5 to 10 years and is estimated to be approximately $120,000 per year for each of the next five years.

        The accompanying statement of operations includes the operating results of DNA Sciences since the date of the acquisition. Pro forma results of operations have not been presented, as the acquisition is not deemed to be a material business combination.

        In May 2003, subsequent to the closing, the Company and Prometheus Laboratories, Inc. (Prometheus) amended a license agreement primarily to provide certain additional rights to the TPMT test to Prometheus in exchange for a $675,000 cash payment to the Company. The $675,000 payment is included in License and Service Revenue in the accompanying statement of operations for the nine months ended September 30, 2003, as the Company had no further obligation to provide any additional information or services to Prometheus under the terms of the agreement.

(3) EARNINGS PER SHARE

        The Company computes and presents net loss per share in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). For the three and nine months ended September 30, 2003 and 2002, there is no difference in basic and diluted net loss per common share as the effect of stock options and warrants would be anti-dilutive for all periods presented. The outstanding stock options and warrants (prior to application of the treasury stock method) would entitle holders to acquire 4,185,000 and 3,822,000 shares of common stock at September 30, 2003 and 2002, respectively. For the purpose of computing basic net loss per share, the 162,000 shares of restricted common stock issued are not considered outstanding until such restrictions lapse.

(4) REVENUE RECOGNITION

        The Company earns its revenues primarily through the licensing of its HAP™ Technology, by providing HAP™ Typing (genotyping) services and by providing GLP compliant DNA banking and genotyping services. The Company has also entered into agreements which provide for future milestone and royalty payments. The Company recognizes revenue in accordance with Staff Accounting Bulletin

No. 101, Revenue Recognition in Financial Statements (SAB 101), in accordance with Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by Statement of Position 98-9 (SOP 98-9), and in accordance with Emerging Issues Task Force Issue 00-21 (EITF 00-21), Accounting for Revenue Arrangements with Multiple Deliverables. In accordance therewith, the Company recognizes annual license and subscription fees over the term of the agreement and service fees as the services are performed. For agreements with multiple deliverables, revenue is not recognized unless the fair value of the undelivered elements can be determined and the elements delivered have stand-alone value to the customer. Future milestones and royalty payments, if any, will be recognized when received provided that the milestone is substantive and a culmination of the earnings process has occurred. Amounts received in advance of revenue recognition are recorded as deferred revenue.

(5) ACCOUNTING FOR STOCK BASED COMPENSATION

        In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123 (SFAS No. 148). SFAS No. 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 also mandates certain new disclosures that are incremental to those required by SFAS No. 123. The Company adopted the disclosure provisions of SFAS No. 148 during the fourth quarter of 2002.

        At September 30, 2003, the Company had one stock-based compensation plan which is accounted for under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the quarters ended September 30, 2003 and 2002:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(In thousands, except per share data)
Net loss, as reported	$(5,844)	$(5,210)	$(14,355)	$(27,734)
Add: Stock-based employee compensation expense included in reported net loss	59	(40)	176	49
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(353)	(716)	(1,130)	(2,026)

Pro forma net loss	$(6,138)	$(5,966)	$(15,309)	$(29,711)

Net loss per share:
Basic and diluted—as reported	$(0.25)	$(0.23)	$(0.63)	$(1.22)

Basic and diluted—pro forma	$(0.27)	$(0.26)	$(0.67)	$(1.30)

(6) SIGNIFICANT CUSTOMERS

        For the nine months ended September 30, 2003 and September 30, 2002, customer A accounted for 30% and 45% of the Company's revenue, respectively. Customers B and C accounted for 14% and 13% of revenue for the nine months ended September 30, 2003, respectively. Customer D accounted for 27% of revenue for the nine months ended September 30, 2002. The collaboration agreement with customer A expires in the fourth quarter of 2003 and the collaboration agreement with customer D expired in the fourth quarter of 2002. In addition, the Prometheus license fee and royalty accounted for 10% of revenue for the nine months ended September 30, 2003. See Note 2 for further discussion of this license modification fee.

(7) CAPITAL LEASES

        In December 2002, the Company announced it had received a notice from GE claiming that an event of default had occurred under the lease agreement as a result of an alleged material adverse change in the Company's business. GE also filed a complaint in the Superior Court of the State of Connecticut, demanding payment of all amounts due under the lease agreement. The Company also received a notice from Finova stating that, as a result of the alleged default claim by GE, there had been a cross-default under the Company's agreement with Finova. To remedy the cross-default, Finova declared that all principal and future interest obligations were due and payable immediately. In March 2003, the Company settled the claim with GE and simultaneously amended its lease agreement with GE (GE Amendment). In connection with the GE Amendment, and as additional security for its payment obligation to GE, the Company delivered to GE a $2.0 million irrevocable letter of credit and agreed to additional covenants in the GE Amendment. The letter of credit was collateralized by cash at 105% of the outstanding letter of credit balance. In connection with the GE Amendment, GE retroactively rescinded its default claim. The GE Amendment and letter of credit have been reflected in the accompanying balance sheet as of December 31, 2002. The Company recorded an additional charge to interest expense during the fourth quarter of 2002 for future interest due under the capital lease agreement with Finova to reflect the fact that all future interest and principal could be currently due and payable under the Finova capital lease agreement as a result of the default claim. As of December 31, 2002, the amounts due to GE and Finova were classified as current obligations.

        In September 2003, the Company prepaid its capital lease obligations with Finova and Newcourt (See Note 1) and paid all amounts due, including any end of lease buy out provisions for equipment retained. In connection with the Finova agreement, the Company paid a total of $4.2 million, which included a prepayment discount of approximately $88,000 that was credited to interest expense during the quarter ended September 30, 2003. Under their original terms, the lease schedules covered by the Finova agreement would have expired between November 2003 and August 2004. In connection with the Newcourt agreement, the Company paid a total of approximately $173,000, which represented all future interest and principal due under the leases schedules which, by their original terms, would have expired in November and December 2003. The Company disposed of certain equipment financed under certain of the lease schedules and recorded an additional charge of approximately $368,000 related to this equipment. In connection with the buyout, Finova and Newcourt released their liens on all purchased equipment.

        In October 2003, the Company prepaid its capital lease obligations with GE and paid all amounts due under the agreement. See Note 14 for further discussion of the GE lease buy out.

(8) LONG-TERM DEBT

        In September 2003, the Company entered into a $5.0 million Loan and Security Agreement with Comerica. The agreement requires equal monthly payments of principal over a 36-month period and bears interest at prime (4.0% at September 30, 2003) plus 2.5%. Borrowings under the agreement are secured by certain assets of the Company. Under the terms of the agreement, the Company is required to satisfy certain financial covenants, including a minimum cash balance and a minimum quick ratio, as defined. The Company was in compliance with such financial covenants as of September 30, 2003. In addition, the agreement includes a material adverse change clause which provides that all amounts become due upon such a change. In connection with the agreement, the Company issued a warrant to Comerica, which is exercisable through September 30, 2010, for the purchase of up to 131,579 shares of common stock at an exercise price of $1.90 per share. The fair value of the warrant on the date of issue, approximately $209,000, is being amortized into interest expense over the life of the loan.

        Long-term debt consists of the following (dollars in thousands):

	September 30, 2003	December 31, 2002
Notes payable to Connecticut Innovations, Inc. bearing interest at 6.5%	$4,636	$4,898
Term loan payable to Comerica Bank	5,000	—

Total long-term debt	$9,636	$4,898
Less—current portion	(2,081)	(397)

Long-term debt	$7,555	$4,501

(9) COMPREHENSIVE LOSS

        The Company reports and presents comprehensive income (loss) in accordance with SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and the display of comprehensive income (loss) and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events during the period other than transactions with owners. The Company's other comprehensive income (loss) arises from net unrealized gains (losses) on marketable securities. The Company has elected to display comprehensive income (loss) as a component of the statements of stockholders' equity and comprehensive loss.

        A summary of total comprehensive loss is as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net loss, as reported	$(5,844)	$(5,210)	$(14,355)	$(27,734)
Other comprehensive loss	(1)	(18)	(24)	(80)

Total comprehensive loss	$(5,845)	$(5,228)	$(14,379)	$(27,814)

(10) INCOME TAX BENEFIT

        Recent legislation enacted by the State of Connecticut reinstated its research and development tax credit exchange program. The program allows companies to receive a cash payment from the State in exchange for foregoing certain research and development tax credit carryforwards. The State exchanges the research and development tax credit carryforwards, at the rate of 65% of the annual research and development tax credit, as defined. The legislation to reinstate the exchange program for the 2002 tax year was passed during the second quarter of 2003. The legislation to reinstate the exchange program for the 2003 and 2004 tax years was passed during the third quarter of 2003. The Company elected to participate in the exchange program. As a result, the Company recorded a benefit of approximately $200,000 in the quarter ended September 30, 2003, and has recognized a benefit of $520,000 for the nine months ended September 30, 2003.

(11) COMMITMENTS AND CONTINGENCIES

        In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others (FIN 45), an interpretation of SFAS Nos. 5, 57 and 107 and Rescission of FIN 34. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. Adoption of FIN 45 did not have a material impact on either the operating results or financial position of the Company.

        The Company has entered into indemnification provisions under certain of its agreements with other companies in the ordinary course of business, typically with business partners. Pursuant to these agreements, the Company may indemnify, hold harmless and/or reimburse the indemnified parties for certain stipulated losses suffered or incurred by the indemnified parties in connection with the Company's products or services. The term of these indemnification agreements is generally perpetual. The Company also agreed to indemnify the purchaser of the Company's Series A Preferred Stock in connection with the issuance and registration of such securities. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has not incurred any costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liability recorded for these agreements as of September 30, 2003.

(12) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The standard is effective for new or modified contracts after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 was not material to the Company's operating results or financial position.

(13) IMPAIRMENT OF FIXED ASSETS

        During the second quarter of 2002, the Company recorded a $6.0 million charge for the impairment of fixed assets. This charge was related to sequencing equipment, computer hardware and software and leasehold improvements in the Company's DNA sequencing facility that the Company determined needed to be reviewed for potential impairment. As a result of this review, the Company determined that the carrying value of the assets was in excess of expected discounted future cash flows to be generated by the asset group and a write down of $6.0 million was recorded.

(14) SUBSEQUENT EVENTS

        In October 2003, the Company terminated its capital lease obligations with GE and paid all outstanding obligations due, including end of lease buy out provisions. Under their original terms, the lease schedules covered by the GE agreement would have expired between October 2003 and February 2005. The Company made a payment of $1.7 million to GE, which represented all principal and interest through the date of buyout as well as a prepayment penalty of approximately $126,000. As a result of the termination of the lease, the $2.1 million of restricted cash (See Note 7) was released and the Company received full title to the equipment. During the fourth quarter, the Company will record a charge of $60,000 in connection with the termination.

        In October 2003, the Company sold 270,000 shares of newly designated Series A redeemable convertible preferred stock (Preferred Stock) to an accredited investor for $22.50 per share resulting in proceeds of approximately $5.9 million, net of issuance costs of approximately $175,000. In addition, the investor was granted a warrant to purchase an additional 190,000 shares of Preferred Stock through December 31, 2005 at $22.50 per share. The Company will record the warrant at its estimated fair market value as a discount to the Preferred Stock carrying value. The discount will be accreted over the period from date of issuance to the redemption date and will result in a higher recorded dividend charge. The investor is required to exercise the warrant if the Company's stock closes above $4.00 for 23 consecutive business days. The Preferred Stock earns dividends at the rate of 2% per annum payable in cash semi-annually in January and July. Each share of Preferred Stock is convertible into ten shares of common stock at the option of the shareholder. On or after October 29, 2006, the Company can require the conversion of the Preferred Stock if the Company's stock has traded above $7.00 for 23 consecutive business days. Under the terms of the agreement, the Company will be required to redeem, unless the holders of at least 66 2/3% of the Preferred Stock elect otherwise, all of the outstanding shares if a significant event, as defined, occurs. If the significant event occurs prior to October 29, 2008, all unpaid cash dividends through October 29, 2008 also become payable. In addition, the shareholder has the option to require the Company to redeem all of the outstanding shares on either October 29, 2006, 2007 or 2008. The Company may delay such payment for up to one year, in which case the dividend rate would increase to 10% per annum. During the fourth quarter of 2003, the Company will recognize the beneficial conversion features embedded in the Preferred Stock. The valuation of the warrant, coupled with the accounting for the beneficial conversion feature, could have a material effect on the Company's results and earnings available to common stockholders in future periods.

REPORT OF INDEPENDENT AUDITORS

Lark Technologies, Inc.
Board of Directors and Stockholders

        We have audited the accompanying balance sheet of Lark Technologies, Inc. (the "Company") as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lark Technologies, Inc. at December 31, 2002, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                      /s/ ERNST & YOUNG LLP

Houston, Texas
March 14, 2003

LARK TECHNOLOGIES, INC.

BALANCE SHEET

AS OF DECEMBER 31, 2002

December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$499,131
Accounts receivable	1,329,287
Due from related parties	30,698
Inventory	47,842
Prepaid expenses	$86,547

Total current assets	1,993,505
Property and equipment, net	1,861,160
Other assets, net	58,324

Total assets	$3,912,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$434,738
Capital lease obligation, current portion	442,846
Accrued expenses	228,354
Custom deposits	253,168

Total current liabilities	$1,359,106

Capital lease obligation, less current portion	687,704
Deferred rent expense	37,188

Total long term liabilities	724,982

Total liabilities	$2,083,998
COMMITMENTS AND CONTINGENCIES
Stockholders' equity:
Preferred stock, $0.001 par value:
Authorized shares—2,000,000 None issued or outstanding
Common stock, $0.001 par value:
Authorized shares—8,000,000
Issued shares—3,583,898
Outstanding shares—3,575,920	3,584
Additional paid-in capital	2,691,855
Treasury stock at cost	(16,223)
Deferred compensation	(4,781)
Accumulated comprehensive gain	22,208
Accumulated deficit	(867,652)

Total stockholders' equity	1,828,991

Total liabilities and stockholders' equity	$3,912,989

See accompanying notes.

LARK TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2001	2002
Revenue:
Laboratory services	$6,040,445	$6,692,305
Costs and expenses:
Costs of services	3,966,882	3,662,096
Sales, general and administrative	2,102,467	2,209,890

Total costs and expenses	6,069,349	5,871,986

Operating income (loss)	(28,904)	820,319
Other income and (expense)
Interest income	19,532	4,771
Other income	136,029	—
Interest expense	(74,676)	(65,496)

Total other income (expense)	80,885	(60,725)

Income before income taxes	51,981	759,594
Provision for income taxes	14,410	34,645

Net income	$37,571	$724,949

Basic and diluted earnings per common share	$0.01	$0.20

LARK TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002

	Common Stock
				Treasury Stock
	Shares Outstanding	At Par Value	Additional Paid-In Capital			Accumulated Deferred Compensation	Comprehensive Gain/(Loss)	Accumulated Deficit
				Shares	At Cost				Total
Balance at December 31, 2000	3,520,395	$3,520	$2,669,615	4,500	$(4,946)	—	$(2,811)	$1,630,172	$1,035,206
Options exercised	1,003	1	729						730
Currency translation loss							(3,201)		(3,201)
Net income								37,571	37,571
Comprehensive income									34,370

Balance at December 31, 2001	3,521,398	$3,521	$2,670,344	4,500	$(4,946)	—	$(6,012)	$(1,592,601)	$1,070,306
Warrants exercised	62,500	63	15,562						15,625
Common stock repurchased				3,478	(11,277)				(11,277)
Deferred compensation			5,949			(5,949)			—
Amortized deferred compensation						1,168			1,168
Currency translation gain							28,220		28,220
Net income								724,949	724,949
Comprehensive income									—

Balance at December 31, 2002	3,583,898	$3,584	$2,691,855	7,978	$(16,223)	$(4,781)	$22,208	$(867,652)	$1,828,991

See accompanying notes.

LARK TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2001	2002
Operating activities:
Net income	$37,571	$724,949
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	423,285	472,308
Amortization of deferred compensation	—	1,168
Write-off of Senesence patent	16,749	—
Provision for losses on accounts receivables	20,038	19,104
Changes in operating assets and liabilities:
Accounts receivable	(295,204)	(247,022)
Inventory	181,427	36,998
Prepaid expenses	87,065	(1,082)
Due from related parties	721	(36,567)
Accounts payable	(169,536)	85,754
Accrued expenses	30,690	80,648
Deferred rent	9,324	9,324
Deposits	(642,523)	(102,991)

Net cash provided by (used in) operating activities	$(300,393)	$1,042,591
Investing activities:
Purchases of property and equipment	(86,403)	(272,500)
Net cash used in investing activities	(86,403)	(272,500)

Financing activities:
Principal payments on notes payable	(131,668)	(420,929)
Proceeds from notes payable	92,000	—
Repayment on capital lease obligations	(150,147)	(296,841)
Proceeds from issuance of common stock	—	15,625
Proceeds from exercised options	730	—
Treasury stock	—	(11,277)

Net cash used in financing activities	(189,085)	(713,422)

Effect of currency translation on cash	(3,201)	28,220
Net increase (decrease) in cash and cash equivalents	(579,082)	84,889
Cash and cash equivalents at beginning of year	993,324	414,242

Cash and cash equivalents at end of year	$414,242	$499,131

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$74,676	$65,496
Income taxes	$13,300	$16,544
Noncash investing activities:
Capital leases to acquire property and equipment	$485,729	$914,457
Prepaid maintenance contract on equipment under lease	—	51,066
Notes payable for prepaid insurance	$103,291	—

See accompanying notes.

LARK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

        Lark Technologies, Inc., a Delaware corporation (the Company), was formed on November 16, 1994, as a wholly-owned subsidiary of SuperCorp Inc. ("SuperCorp"), for the purpose of merging with Lark Sequencing Technologies, Inc., a Delaware corporation ("Sequencing"), as outlined in a merger agreement ("Merger Agreement") entered into by SuperCorp and Sequencing on October 28, 1994. SuperCorp approved the Merger Agreement on September 5, 1995 and the stockholders of Sequencing approved it on September 12, 1995. Because of the merger, all of the shares of common and preferred stock of Sequencing were exchanged for 1,800,000 shares of Common Stock of the Company with a par value of $0.001 per share, and the 200,000 shares of Common Stock of the Company held by SuperCorp were distributed to the shareholders of SuperCorp. The Company has succeeded to all of the business previously undertaken by Sequencing. The Company provides specialized laboratory services for DNA sequencing to biotechnology researchers.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INVENTORY

        Work in process inventory includes the direct and indirect costs associated with projects that were started but not completed as of December 31, 2002. Direct costs include such items as the cost of labor, reagents and supplies directly associated with each project. Indirect costs include such items as general supplies, laboratory management, depreciation, and costs to operate the lab. These costs are applied to each project based on direct labor hours incurred for the project up to the point of measurement such as the end of an accounting period. At December 31, 2002, work in process inventory was $47,842.

REVENUE RECOGNITION

        The Company recognizes revenue and related profit upon the completion and shipment of laboratory service projects. For laboratory service projects under long-term contracts, revenue and related profit is recognized as specific projects are completed. Revenues include shipping costs billed to customers and the related costs are recorded as cost of sales. Costs incurred on partially completed projects are recorded as work-in-process.

CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

        Property and equipment are recorded at cost. Depreciation and amortization expense is recorded over the estimated useful lives of the assets on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the shorter of the asset's useful life or remaining lease term. The cost of repairs and maintenance is expensed as incurred. The estimated useful lives of assets are as follows:

Laboratory equipment	4 - 5 years
Furniture and fixtures	5 years
Computer
Equipment	3 - 5 years
Software	3 - 5 years
Leasehold improvements	Lease or asset life

LONG-LIVED ASSETS

        The Company routinely evaluates the carrying value of its long-lived assets. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that assets may be impaired and the undiscounted cash flows estimated to be generated by the assets are less than the carrying amount of those assets. To date, no impairment charges have been recognized.

STOCK OPTIONS

        The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. As allowed under the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for stock awards to employees. Accordingly, no compensation expense is recognized in the Company's financial statements in connection with stock options granted to employees with exercise prices not less than fair value. Deferred compensation for options granted to employees is determined as the difference between the deemed fair market value of the Company's common stock on the date options were granted and the exercise price. For purposes of this pro-forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. Compensation expense for options granted to non-employees has been determined in accordance with FAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued.

	Year Ended December 31,
	2002	2001
Net income, as reported	$37,571	$724,949
Deduct: Total compensation expense for options determined under fair value based methods for all awards	(78,228)	(159,025)
Pro forma net income (loss)	$(40,657)	$565,924
Basic and diluted net income (loss) per common share
As reported	$.01	$0.20
Pro forma	$(0.01)	$0.16

FOREIGN CURRENCY TRANSLATION

        The financial statements of the Company's U.K. division are measured using the local currency as the functional currency. Assets and liabilities of the U.K. division are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are recorded as a separate component of stockholders' equity as other comprehensive income and have not been significant to date. Income and expense items are translated at average monthly rates of exchange.

NET INCOME PER SHARE

        Basic net income per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net income per share has been calculated based on the shares used in the calculation of basic net income per share plus the dilutive effect of stock options and shares subject to repurchase by the Company.

ADVERTISING COSTS

        The Company expenses all advertising costs as incurred. Total advertising expense for 2001 and 2002 was $77,218 and $41,666, respectively.

INCOME TAX

        The Company follows the liability method of accounting for income taxes in accordance with FASB Statement 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on differences between the financial statements and tax bases of assets and liabilities as measured by enacted tax rates in effect for the year in which the differences are expected to reverse. The Company provides a valuation allowance against deferred tax assets.

RECENTLY ISSUED ACCOUNTING STANDARDS

        The Company adopted Financial Standards Board (FASB) 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" effective January 1, 2002.

        In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB No. 13, and Technical Corrections" The Statement will require gains or losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement 4. Additionally, companies must reclassify in all prior periods presented those items that do not meet the criteria under the Statement. The Statement also amends Statement 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor. The provisions of this statement are effective for financial statements issued after May 15, 2002. The Company did not extinguish debt in 2002 and does not have sale-leaseback nor sublease income. The adoption of this statement does not have a material effect on the Company's financial statements.

        In June 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination

Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement No. 146 states that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that are incurred over a period of time. The standard will apply to the Company effective for exit or disposal activities initiated after December 31, 2002. The Company does not believe there will be a material effect from the adoption of this new standard.

        On December 31, 2002, FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 requires accounting policy note disclosures to provide the method of stock option accounting for each year presented in the financial statements and for each year until all years presented in the financial statements recognize the fair value of stock-based compensation. Also, SFAS No. 148 provides two additional transition methods that eliminate the ramp-up effect resulting from applying the expense recognition provisions of SFAS No. 123. The transition provisions and annual statement disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim statement disclosure requirements are effective for the first interim statement that includes financial information after December 15, 2002. The transition and disclosures requirements of SFAS No. 148 were adopted by the Company in 2002.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of SFAS No. 5, "Accounting for Contingencies," relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for financial statements of periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company has no guarantees of indebtedness that would be affected by FIN 45. FIN 45 also incorporates accounting for indemnities given in connection with licensing of intellectual property and the Company is still assessing the potential impact this may have on its future results from operations.

3. CONCENTRATION OF RISK

        The Company provides laboratory services primarily to major researchers in the United States and Europe. The Company generally requires a deposit of approximately 50% of total anticipated billings prior to commencing work on laboratory service projects. The Company performs ongoing credit evaluations of its customers and generally does not require additional collateral on its laboratory services.

        The Company primarily invests its excess cash in deposits with local banks and, at times, these deposits may exceed federally insured limits. The Company selects depository institutions based upon management's review of the financial stability of the institutions.

4. PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at December 31, 2002:

Laboratory equipment	$2,804,745
Furniture and fixtures	112,278
Computer equipment	717,846
Leasehold improvements	31,097

3,665,966
Less accumulated depreciation and amortization	(1,804,806)

Property and equipment, net	$1,861,160

5. ACCRUED EXPENSES

        Accrued expenses consisted of the following at December 31, 2002:

Accrued payments under sponsored research agreement	$10,000
Accrued audit and tax preparation fees	53,540
Accrued salary costs, payroll taxes and insurance	75,104
Accrued State tax payable	32,201
Accrued UK VAT tax payable	31,032
Other accrued expenses	26,477

$228,354

6. NOTES PAYABLE

        At December 31, 2002, the Company had a revolving line of credit with a bank that provided for maximum borrowings of $600,000. Under the terms of the line, borrowings were to bear interest at the bank's prime rate (4.25% at December 31, 2002) plus 1.5%. The line of credit expired December 31, 2002 and was renewed through December 31, 2003 with the same terms as the expiring line of credit. The line of credit is secured by qualified accounts receivable of the Company. At December 31, 2002, the Company had no amounts outstanding under this line of credit. The borrowing base for this line of credit is equal to 80% of certain accounts receivable that are no more than 90 days old. On December 31, 2002, the Company had an available line of credit of $492,795. Under the terms of the revolving line of credit agreement, the Company is required to maintain certain financial ratios and a specific level of net worth. The Company was in compliance with all required covenants at December 31, 2002.

7. FEDERAL INCOME TAX

        At December 31, 2002, the Company had net operating loss carryforwards of $897,371 for income tax purposes that expire in 2005 through 2019. These net operating loss carryforwards may be limited because of ownership changes resulting from issuance of common stock. The Company used approximately $789,400 of net operating loss carryforwards during the year ended December 31, 2002.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance has been recorded against the Company's net deferred tax assets because of the Company's cumulative loss position.

        Significant components of the Company's deferred tax liability and assets are as follows at December 31, 2002:

Deferred tax liabilities:
Depreciation	$(47,175)
Total deferred tax liabilities	(47,175)
Deferred tax assets:
Deferred rent	12,644
Bad debt allowance	12,072
Vacation accrual	6,939
Net operating loss carryforwards	305,106
Total deferred tax assets	336,761
Valuation allowance	(289,586)

Net deferred tax assets	$—

        The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

	2001		2002
	Amount	Percent	Amount	Percent
Tax at U.S. statutory rates	$17,674	34%	$258,262	34%
State income taxes	14,410	28%	35,937	5%
Change in valuation allowance	(5,532)	(11)%	(273,755)	(36)%
Other	(12,142)	23%	14,201	2%

	$14,410	28%	$34,645	5%

8. COMMITMENTS AND CONTINGENCIES

        The Company is involved in various legal proceedings that have arisen in the ordinary course of business. While it is not possible to predict the outcome of such proceedings with certainty, in the opinion of the Company, all such proceedings are either adequately covered by insurance or, if not so covered, should not ultimately result in any liability which would have a material adverse effect on the financial position, liquidity or results of operations of the Company.

LEASES

        The Company leases certain real estate for its corporate office in Houston, Texas and branch office in the United Kingdom, as well as certain equipment under non-cancelable lease agreements, which expire at various dates. Leases with escalating lease payments are recorded on a straight-line basis over the lease term. Total rent expense for all operating leases for 2001 and 2002 was $265,918 and $372,880 respectively.

        At December 31, 2002, future minimum payments under these operating leases are as follows:

2003	$161,825
2004	161,825
2005	169,314
2006	168,830
2007	155,769
Thereafter	311,538

Total	$1,129,101

        The gross amount of assets recorded under capital leases at December 31, 2002 was $1,399,441. The related accumulated amortization was $207,015 at December 31, 2002. Under the terms of the capital leases, the Company is obligated to make payments as set forth in the table below and, subject to certain conditions, may purchase the equipment at the end of the lease for a nominal amount.

        At December 31, 2002, future minimum payments under these capital leases are as follows:

2003	$509,363
2004	415,770
2005	308,391
2006	8,396

Total minimum lease payments	$1,241,920
Less amounts representing interest	111,370
Total present value of minimum lease payments	1,130,550
Less current portion	(442,846)

Capital lease obligation less current portion	$687,704

        Amortizations of capital lease assets are included in depreciation expense.

PATENT LICENSE AGREEMENT

        Effective June 15, 1995, the Company entered into an exclusive patent sub-license agreement with another biotech company. The agreement grants to the Company an exclusive license to certain "Licensed Patent Rights" of this third party and requires the Company to perform research and development efforts as defined in the agreement. The Company is required to pay the third party a royalty of 25% to 50% of all consideration the Company receives as a result of sales of licensed products and licensed processes or a sub-license or assignment of the Company's rights under the agreement. If the Company does not meet the research and development milestones as defined in the agreement, or is unable to successfully commercialize the results of the research and development efforts, the agreement will terminate. Otherwise, the agreement will terminate upon the dissolution of the Company or the expiration of the "Licensed Patent Rights". The Company may also terminate the agreement with 60 days written notice to the third party. Currently, the Company does not have any plans or expect to receive any gain from or provide any additional resources toward these patents.

9. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

STOCK OPTIONS AND WARRANTS

        On May 21, 2001, the Company's 2000 Stock Option Plan expired, and all options authorized under that plan expired. On May 29, 2002, the Company's board of directors adopted the 2002 Stock Option Plan ("2002 Plan"). The 2002 Plan was approved by the shareholders of the Company on August 30, 2002. The 2002 Plan permits the board of directors to grant awards to non-employee directors, certain key employees, and others as determined by the board of directors. Awards under the 2002 Plan may be Incentive Stock Options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, non-qualified stock options, stock awards, or performance shares. The Company has reserved a total of 2,000,000 shares of its common stock for issuance under the 2002 Plan. Options granted under the 2002 Plan are generally exercisable immediately by non-employee directors and subject to a four year vesting schedule for employees.

        The Company applies APB 25 in accounting for the Plan. Because the exercise price of the options was equal to the market value of the stock at the date of grant, no compensation cost has been recognized for its fixed stock option plan except as discussed below. Pro forma information regarding net income and net income per common share is required by FASB Statement No. 123 as if the Company had accounted for its incentive stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing ("Black-Scholes") model for the 2001 and 2002 options granted with the following weighted average assumptions:

	2001	2002
Volatility	1.13	.91
Expected dividend yield	0%	0%
Risk-free interest rate	4.6%	3.7%
Expected life (years)	5	5

        The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee's stock options.

        During 2001 and 2002, the Company issued stock options under the Plan, a majority of which had exercise prices equal to the fair market value of the common stock at the date of grant. During 2002, some stock options were granted at an exercise price below the fair market value. Deferred compensation expense was recorded in stockholders' equity for the difference between the option exercise price and the fair value of common stock. The deferred compensation is being expensed on a straight-line basis over the vesting period. A summary of the Company's stock options activity and related information follows:

	Year Ended December 31,
	Options	2001 Weighted Average Exercise Price	Options	2002 Weighted Average Exercise Price
Outstanding—beginning of year	407,307	$1.60	63,289	$.85
Granted	157,440	1.67	864,440	1.32
Exercised	1,000.73		—	—
Forfeited	500,458	1.72	—	—

Outstanding—end of year	63,289	$.85	927,729	$1.29
Options exercisable at year-end	63,289		740,229
Weighted average fair value of options granted during the year		$1.04		$.17

        The following summarizes information related to stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options	Weighted Average Exercise Price
	(in thousands, except per share amounts)
$0.15 - $1.34	851,229	$1.24	8.37 years	691,229	$1.27
$1.42 - $.189	76,500	$1.81	7.31 years	49,000	$1.78

	927,729	$1.29	8.29 years	740,229	$1.31

        At December 31, 2002, there are 1,135,560 options available for future grants under the Plan.

        During July of 1999, the Company issued warrants to certain stockholders who provided $250,000 in personal guarantees as collateral for a $200,000 term loan. These warrants provided the holders with the options to purchase a total of 250,000 shares of the Company's common stock at $0.25 per share. Under the terms of the warrants, the Company redeemed 125,000 warrant shares on January 13, 2001, after the guaranteed loan was repaid within the terms of the loan, at a redemption price of $0.25 per share. During 2002 there were 62,500 warrants exercised and the remaining 12,500 expired as of June 30, 2002.

10. 401(K) PLAN

        The Company has an employee 401(k) retirement plan. Qualified employees may contribute up to 15% of their gross pay to the plan. Employee contributions are limited to amounts established by law. The Company may make matching contributions to the plan as determined by the Board of Directors subject to the limitations under the Internal Revenue Code. The Company made no contributions to the plan in either 2001 or 2002.

11. RELATED PARTY TRANSACTIONS

        The Company provided laboratory services, at rates normally charged to third parties, to affiliates of the Company totaling $34,527 and $61,195 in 2001 and 2002, respectively.

        The Company purchased $66,820 and $0 of laboratory supplies and other services from affiliates of the Company in 2001 and 2002, respectively.

        The due from related parties at December 31, 2002 is comprised primarily of amounts due from affiliates of the Company for laboratory services provided by the Company.

12. MAJOR CUSTOMERS

        During 2001, no single customer provided greater than 10% of the Company's revenue or accounts receivable. During 2002, one customer provided approximately 11% and 15% of the Company's revenue and accounts receivable, respectively.

13. SEGMENT INFORMATION

        The Company operates in 2 segments determined by geographic location. The proportion of the Company's sales by location is as follows:

	2001	2002
Sales—US	$4,785,998	$4,838,911
UK	1,254,447	1,853,394

Total Identifiable gross property and equipment	$6,040,445	$6,692,305
US	$2,734,444	$2,915,058
UK	535,665	750,908

Total	$3,270,109	$3,665,966

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company has determined, based on available market information and appropriate valuation methodologies, that the value of its financial instruments approximates carrying value. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturity of the instruments. The carrying amounts of debt approximates fair value because the interest rates under the credit agreement are variable, based on current market. The carrying amount of the capital lease obligation approximates fair value based on rates currently available to the Company.

15. EARNINGS PER SHARE

        The following table sets forth the weighted average shares outstanding for the computation of basic and diluted earnings per share:

	For the Year Ending December 31,
	2001	2002
Weighted average common shares outstanding	3,516,792	3,555,257
Dilutive securities—employee stock options	100,131	84,189
Weighted average common shares outstanding assuming full dilution	3,616,923	3,639,446

        In 2001 and 2002, options to purchase 423,400 and 76,500 shares of common stock were not included in the computation of diluted EPS, because the option exercise price was greater than the average market price of the common shares.

LARK TECHNOLOGIES, INC.

BALANCE SHEET

AS OF SEPTEMBER 30, 2003

September 30, 2003
(Unaudited)
Assets
CURRENT ASSETS:
Cash and cash equivalents	$1,231,692
Accounts receivable, net	1,561,635
Due from related parties	14,096
Inventory	97,365
Prepaid expenses	162,210

Total current assets	3,066,998
Property and equipment, net	2,114,922
Other assets, net	71,548

Total assets	5,253,468
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	217,795
Capital lease obligations—current portion	495,420
Accrued expenses	274,724
Income taxes payable	308,214
Customer deposits	315,292

Total current liabilities	1,611,445
Capital lease obligations—long term portion	553,329
Deferred rent expense	37,215

Total liabilities	2,201,989
Stockholders' equity
Preferred stock, $0.001 par value:
Authorized shares—2,000,000	3,901
None issued and outstanding	—
Common stock, $0.001 par value:
Authorized shares—8,000,000
Issued shares: 3,901,164 and outstanding shares: 3,670,284
Additional paid-in capital	3,070,642
Treasury stock at cost	(412,988)
Deferred compensation	(3,825)
Accumulated other comprehensive income	48,436
Retained earnings	345,313

Total stockholders' equity	$3,051,479

Total liabilities and stockholders' equity	$5,253,468

LARK TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED INTERIM FINANCIAL STATEMENTS—CONFIDENTIAL)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
	(Unaudited)		(Unaudited)
Revenue:
Laboratory services	$1,571,620	$2,357,352	$4,963,686	$6,758,488
Costs and expenses:
Costs of services	814,781	1,172,523	2,600,517	3,306,017
Sales, general and administrative	594,452	666,186	1,644,473	1,888,168

Total costs and expenses	1,409,233	1,838,709	4,244,990	5,194,185
Operating income	162,387	518,643	718,696	1,564,303
Other income and (expense):
Interest income	1,092	2,237	3,832	5,346
Other income	—	—	—	4,229
Interest expense	(9,772)	(19,466)	(43,101)	(65,405)

Total other expense	(8,680)	(17,229)	(39,269)	(55,830)

Income before income taxes	153,707	501,414	679,427	1,508,473
Provision for income taxes	—	258,395	32,000	295,508

Net income	$153,707	$243,019	$647,427	$1,212,965

Basic income per common share	0.04	0.07	0.18	0.33
Diluted income per common share	0.04	0.06	0.18	0.29
Weighted Average Common Shares Outstanding
Basic	3,564,120	3,663,333	3,532,734	3,651,192
Diluted	3,597,650	4,235,704	3,623,990	4,185,133
For Pro forma 3rd Qtr 2003 compensation expense for options	(11,901)	(82,890)	(147,124)	(305,125)

Pro forma net income (loss)	141,806	160,129	500,303	907,840

Basic income per common share	0.04	0.04	0.14	0.25

Diluted income per common share	0.04	0.04	0.14	0.22

LARK TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2002	2003
	(Unaudited)
Operating activities:
Net income	$647,427	$1,212,965
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	331,318	424,913
Amortization of deferred compensation	—	957
Provision for bad debts	16,169	11,217
Changes in operating assets and liabilities:
Accounts receivable	(7,333)	(219,627)
Inventory	(5,378)	(49,523)
Prepaid expenses and other assets	(51,873)	(55,113)
Due to/from related parties	(40,044)	16,602
Accounts payable	30,607	(219,668)
Accrued expenses	9,355	292,265
Deferred rent	6,993	27
Customer deposits	5,462	61,118

Net cash provided by operating activities	$942,703	$1,476,133
Investing activities
Purchases of property and equipment	$(208,252)	$(378,070)
Net cash used in investing activities	(208,252)	(378,070)
Financing activities
Proceeds from issuance of notes payable	—	—
Principal payments on notes payable	(420,929)	—
Principal payments on capital leases	(191,987)	(416,179)
Proceeds from exercised stock options	15,625	444,202
Payments for cancelled common stock shares	—	(4,483)
Treasury stock	(1,919)	(396,766)

Net cash used in financing activities	$(599,120)	$(373,226)
Effect of currency translation on cash	18	7,724

Net increase (decrease) in cash and cash equivalents	$135,349	$732,561
Cash and cash equivalents at beginning of period	414,242	499,131

Cash and cash equivalents at end of period	$549,591	$1,231,692

Supplemental disclosure of cash flow information
Cash paid year to date for:
Interest	$39,269	$65,405
Income taxes	16,544	19,093
Noncash investing activities:
Capital lease to acquire property and equipment	965,523	334,379
Note payable for prepaid insurance	—	—
Noncash financing activities:
Issuance of common stock for note due from stockholder	—	—

See accompanying notes

LARK TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

(UNAUDITED)

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

        In the opinion of management, the accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission. Certain information in footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to these rules and regulations. The accompanying unaudited interim financial statements reflect all adjustments which the Company considers necessary for a fair presentation of the results of operations for the interim periods covered and for the financial condition of the Company at the date of the interim balance sheet. All such adjustments are of a recurring nature. Results for the interim periods are not necessarily indicative of results for the year.

COMMON STOCK SPLIT

        In September 2003, as a result of a reverse / forward common stock split, 15,104 shares of common stock were cancelled and the shareholders will be paid off at a rate of $4.31 per share. A liability account for $65,098 was established for this repayment process.

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

        The Company recognizes revenue and related profit upon the completion and shipment of laboratory service projects. For laboratory service projects under long-term contracts, revenue and related profit is recognized as specific projects are completed. Revenues include shipping costs billed to customers and the related costs are recorded as cost of sales. Costs incurred on partially completed projects are recorded as work-in-process.

STOCK OPTIONS

        The Company generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. As allowed under the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for stock awards to employees. Accordingly, no compensation expense is recognized in the Company's financial statements in connection with stock options granted to employees with exercise prices not less than fair value. Deferred compensation for options granted to employees is determined as the difference between the deemed fair market value of the Company's common stock on the date options were granted and the exercise price. For purposes of this pro-forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. Compensation expense for options granted to non-employees has been determined in accordance with FAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued.

        Pro forma information under SFAS 123 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Net income:
As reported	$153,707	$243,019	$647,427	$1,212,965
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(11,901)	(82,890)	(147,124)	(305,125)

Pro forma net income	$141,806	$160,129	$500,303	$907,840

Basic net income per share:
As reported	$0.04	$0.07	$0.18	$0.33
Pro forma	$0.04	$0.04	$0.14	$0.25
Diluted net income per share:
As reported	$0.04	$0.06	$0.18	$0.29
Pro forma	$0.04	$0.04	$0.14	$0.22

        The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. For options granted during the periods above, the following assumptions were used: volatility ranging from 91% to 97%, expected life of five years, risk free interest rate ranging from 2.6% to 3.7% and a dividend yield of 0%.

IMPACT OF RECENT ACCOUNTING STANDARD

        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) 46, Consolidation of Variable Interest Entities. FIN 46 requires that unconsolidated variable interest entities be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity's expected losses or residual benefits. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to existing variable interest entities in the fiscal year beginning after June 15, 2003. The Company is currently in the process of evaluating the impact FIN 46 will have on its financial position and results of operations, if any.

2. INVENTORY

        Inventory is work in process that includes the direct and indirect costs associated with projects that were started but not yet completed at September 30, 2003. Direct costs include such items as the cost of labor, reagents and supplies directly associated with each project. Indirect costs include such items as general supplies, laboratory management, depreciation, and costs to operate the lab. These costs are applied to each project on the basis of direct labor hours incurred for the project, up to the point of measurement, such as the end of an accounting period. At September 30, 2003, work in process inventory was $97,365.

3. NOTES PAYABLE

        At September 30, 2003, the Company had a revolving line of credit with a bank that provided for maximum borrowings of $600,000. Under the terms of the line, borrowings were to bear interest at the bank's prime rate (4.00% at September 30, 2003) plus 1.5%. The line of credit expired December 31, 2002 and was renewed through December 31, 2003 with the same terms as the expiring line of credit. The line of credit is secured by qualified accounts receivable of the Company. At September 30, 2003, the Company had no amounts outstanding under this line of credit. The borrowing base for this line of credit is equal to 80% of certain accounts receivable that are no more than 90 days old. On September 30, 2003, the Company had an available line of credit of $497,778. Under the terms of the revolving line of credit agreement, the Company is required to maintain certain financial ratios and a specific level of net worth. The Company was in compliance with all required covenants at September 30, 2003.

4. COMPREHENSIVE INCOME

        Accumulated other comprehensive income presented on the accompanying balance sheet consists of foreign currency translation adjustments. Total comprehensive income for the three and nine month periods ended September 30, 2003 was $251,799 and $1,239,193, respectively.

5. EARNINGS PER SHARE

        The following table sets forth the weighted average shares outstanding for the computation of basic and diluted earnings per share: (Note the 2002 numbers have been adjusted to reflect the 15,104 shares canceled by the reverse split.)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2003	2002	2003
Weighted average common shares outstanding	3,564,120	3,663,333	3,532,734	3,651,192
Dilutive securities—employee stock options	33,530	572,371	91,256	533,941

Weighted average common shares outstanding used for dilution	3,597,650	4,235,704	3,623,990	4,185,133

        No options were excluded from the 2002 calculations. Options to purchase 30,000 shares of common stock were not included in the 2003 computations of diluted earnings per share because the effect would be antidilutive.

6. SEGMENT INFORMATION

        The proportion of the Company's revenue by location is as follows for the three and nine month periods ended September 30, 2002 and 2003:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Sales—US	$1,133,850	$1,565,548	$3,684,693	$4,597,939
UK	437,770	791,804	1,278,993	2,160,549

	$1,571,620	$2,357,352	$4,963,686	$6,758,488

7. SIGNIFICANT AGREEMENT

        On March 20, 2003, the Company entered into a capital lease for the purchase of a new automated DNA sequencer for the US lab. Under the terms of the 36 months lease, the Company may purchase this equipment for a nominal amount at the end of the lease.

8. INCOME TAXES

        The Company utilized their net operating loss carry-forwards during 2003 and recorded a federal tax provision of $238,689 for the period ending September 30, 2003 based on an effective rate tax rate of 20%.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
Genaissance Pharmaceuticals, Inc.
Brown Acquisition Corp.
and
Lark Technologies, Inc.
Dated as of December 18, 2003

A-i

ARTICLE VI	ADDITIONAL AGREEMENTS	A-30
6.1	No Solicitation	A-30
6.2	Joint Proxy Statement/Prospectus; Registration Statement	A-33
6.3	Quotation	A-33
6.4	Access to Information	A-33
6.5	Stockholders Meetings	A-34
6.6	Additional Agreements	A-35
6.7	Legal Conditions to the Merger	A-35
6.8	Public Disclosure	A-37
6.9	Section 368(a) Reorganization	A-37
6.10	Affiliate Legends	A-37
6.11	NASDAQ Stock Market Listing	A-37
6.12	Company Stock Plans and Company Warrants	A-37
6.13	Stockholder Litigation	A-38
6.14	Indemnification	A-38
6.15	Notification of Certain Matters	A-39
6.16	Exemption from Liability Under Section 16(b)	A-39
ARTICLE VII	CONDITIONS TO MERGER	A-40
7.1	Conditions to Each Party's Obligation To Effect the Merger	A-40
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	A-40
7.3	Additional Conditions to Obligations of the Company	A-41
ARTICLE VIII	TERMINATION AND AMENDMENT	A-42
8.1	Termination	A-42
8.2	Effect of Termination	A-43
8.3	Fees and Expenses	A-44
8.4	Amendment	A-45
8.5	Extension; Waiver	A-45
ARTICLE IX	MISCELLANEOUS	A-46
9.1	Nonsurvival of Representations and Warranties	A-46
9.2	Notices	A-46
9.3	Entire Agreement	A-46
9.4	No Third Party Beneficiaries	A-47
9.5	Assignment	A-47
9.6	Severability	A-47
9.7	Counterparts and Signature	A-47
9.8	Interpretation	A-47
9.9	Governing Law	A-47
9.10	Remedies	A-48
9.11	Submission to Jurisdiction	A-48
9.12	WAIVER OF JURY TRIAL	A-48
Schedule A	Parties to Company Stockholder Agreements
Schedule B	Parties to Buyer Stockholder Agreements
Exhibit A	Form of Company Stockholder Agreement
Exhibit B	Form of Buyer Stockholder Agreement

A-ii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Adjusted Warrant	Section 6.12(d)
Affiliate	Section 3.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.7(b)
Antitrust Order	Section 6.7(b)
Buyer	Preamble
Buyer Balance Sheet	Section 4.4(b)
Buyer Board	Section 4.3(a)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV
Buyer Material Adverse Effect	Section 4.1
Buyer Preferred Stock	Section 4.2(a)
Buyer SEC Reports	Section 4.4(a)
Buyer Stockholder Agreements	Preamble
Buyer Stockholder Approval	Section 4.3(a)
Buyer Stockholders Meeting	Section 3.4(c)
Buyer Stock Plans	Section 4.2(b)
Buyer Voting Proposal	Section 3.4(c)
CERCLA	Section 3.12(f)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company Insiders	Section 6.16(c)
Company Intellectual Property	Section 3.9(b)
Company Leases	Section 3.8(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)
Company Permits	Section 3.15
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(c)
Company Stock Plans	Section 3.2(c)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.4(c)
Company Voting Proposal	Section 3.3(a)
Company Warrants	Section 3.2(c)
Confidentiality Agreement	Section 5.2
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)

A-iii

Environmental Law	Section 3.12(f)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Act	Section 3.3(c)
Exchange Ratio	Section 2.1(c)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Indemnified Parties	Section 6.14(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 3.9(a)
Joint Proxy Statement/Prospectus	Section 3.4(c)
Materials of Environmental Concern	Section 3.12(g)
Merger	Preamble
Off-Balance Sheet Arrangement	Section 3.4(b)
Ordinary Course of Business	Section 3.5(a)
Outside Date	Section 8.1(b)
Registration Statement	Section 3.4(c)
Regulation M-A Filing	Section 3.4(c)
Representatives	Section 6.1(a)
Rule 145 Affiliate	Section 6.10
SEC	Section 3.3(c)
Section 16 Information	Section 6.16(b)
Securities Act	Section 3.2(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Third Party Intellectual Property	Section 3.9(b)
Transitory Subsidiary	Preamble

A-iv

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 18, 2003, is by and among Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Buyer"), Brown Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Lark Technologies, Inc., a Delaware corporation, including any foreign branch, division or operating unit (collectively, the "Company").

        WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

        WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Company Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Transitory Subsidiary a proxy to vote all of the shares of capital stock of the Company that such stockholders own;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, the stockholders of the Buyer listed on Schedule B have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "Buyer Stockholder Agreements"), pursuant to which such stockholders have, among other things, agreed to give the Company a proxy to vote all of the shares of capital stock of the Buyer that such stockholders own; and

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

          1.1    Effective Time of the Merger.    Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the "Effective Time").

          1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the "Closing Date"),

  which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

          1.3    Effects of the Merger.    At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.001 par value per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL and (iii) the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

          1.4    Directors and Officers.    The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

          2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

            (a)    Capital Stock of the Transitory Subsidiary.    Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.

            (b)    Cancellation of Treasury Stock and Buyer-Owned Stock.    All shares of common stock, $.001 par value per share, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

            (c)    Exchange Ratio for Company Common Stock.    Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 1.81 shares (the "Exchange Ratio") of common stock, $.001 par value per share, of the Buyer ("Buyer Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

            (d)    Adjustments to Exchange Ratio.    The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

            (e)    Unvested Stock.    At the Effective Time, any shares of Buyer Common Stock issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

            (f)    Treatment of Company Stock Options and Company Warrants.    Following the Effective Time, Company Stock Options and Company Warrants shall be treated in the manner set forth in Section 6.12.

          2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Company Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

            (a)    Exchange Agent.    As of the Effective Time, the Buyer shall deposit with the Buyer's transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to

    Section 2.1 into the right to receive shares of Buyer Common Stock may then be entitled pursuant to Section 2.2(c).

            (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2.

            (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Buyer Common Stock.

            (d)    No Further Ownership Rights in Company Common Stock.    All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

            (e)    No Fractional Shares.    No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices of Buyer Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The NASDAQ Stock Market during the ten consecutive trading days ending on the last trading day prior to the Effective Time.

            (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

            (g)    No Liability.    To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (h)    Withholding Rights.    Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

            (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

          3.1    Organization, Standing and Power; Subsidiaries.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company immediately after the Closing. For the avoidance of doubt, the parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

          (b)   The Company has no Subsidiaries as of the date of this Agreement and had no Subsidiaries prior to the date of this Agreement. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and the Company has not, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which are held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

          (c)   The Company has delivered to the Buyer complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

          3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, $.001 par value per share ("Company Preferred Stock"). The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Certificate of Incorporation. As of December 15, 2003, (i) 3,681,365 shares of Company Common Stock were issued and outstanding, (ii) 230,878 shares of Company Common Stock were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock have been issued since December 15, 2003.

          (b)   Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

          (c)   Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options") under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. Section 3.2(c) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. The Company has provided to the Buyer accurate and complete copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and all Company Warrants.

          (d)   Except (x) as set forth in this Section 3.2 and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company has no outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any other entity. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

          (e)   Stockholders of the Company are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

          (f)    All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

          (g)   No consent of the holders of Company Stock Options or Company Warrants is required in connection with the actions contemplated by Section 6.12.

          3.3    Authority; No Conflict; Required Filings and Consents.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the "Company Voting Proposal") by the Company's stockholders under the DGCL (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the

  Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

          (b)   The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any of the Company's agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

          (d)   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

          3.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2000, and has made available to the Buyer copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented or will fairly present the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Company as of September 30, 2003 is referred to herein as the "Company Balance Sheet." No financial statements of any entity other than the Company is required by GAAP to be included in the financial statements of the Company. Section 3.4(b) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company's auditors for the Company or any Subsidiaries since the beginning of the Company's immediately preceding fiscal year and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.4(b) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Section 3.4(b) of the Company Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, the documents creating or governing, all of the Company's Off-Balance Sheet Arrangements. For purposes hereof, an "Off-Balance Sheet Arrangement" means, any securitization transaction to which that the Company is party and any "Off-balance sheet arrangements" with respect to such Persons within the meaning of paragraph (c) of Item 303 of Regulation S-K of the SEC.

          (c)   The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and the Buyer (the "Joint Proxy Statement/Prospectus") in connection with (i) the meeting of the Company's stockholders to consider the Company Voting Proposal (the "Company Stockholders Meeting") (which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Stockholders Meeting), and (ii) the meeting of the Buyer's stockholders (the "Buyer Stockholders Meeting") to consider the issuance of shares of Buyer Common Stock pursuant to the Merger (the "Buyer Voting Proposal") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Stockholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Buyer Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

          3.5    No Undisclosed Liabilities; Indebtedness.

          (a)   Except for normal and recurring liabilities incurred since the date of the Company Balance Sheet entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business"), the Company does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which, individually or in the aggregate, exceed $100,000.

          (b)   Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section, "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.5(b) of the Company may be prepaid by the Company at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

          3.6    Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

          3.7    Taxes.

          (a)   The Company has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. The Company has no actual or potential liability for any Taxes arising as a result of any event, act, transaction or omission (deemed or otherwise) that is outside its ordinary course of business since the date of the Company Balance Sheet. All losses, reliefs, allowances, credits and deductions in respect of Taxes which have been treated as available for utilisation in the Company Balance Sheet remain available for utilisation at the Closing Date. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, duties, fees, levies or other similar assessments or liabilities, including income, gross receipts, corporation, capital gains, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b)   The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2000. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods from and after January 1, 2000. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any Governmental Entity that the Governmental Entity believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c)   The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and the assets of the Company are not subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, and is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) does not have any actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d)   None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (e)   The Company has not undergone, or will not undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

          (f)    No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

          (g)   The Company (i) is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, or (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (h)   To the Company's knowledge, after consulting with its tax advisors, neither the Company nor any Affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

          (i)    All documents in the enforcement of which the Company may be interested and which are liable to stamp duty (or any corresponding Taxes in any non-UK jurisdiction) have been duly stamped. Since the date of the Company Balance Sheet, the Company has not incurred any liability to or been accountable for any stamp duty reserve tax (or any corresponding Taxes in any non-UK jurisdiction) and there has been no conditional agreement which could lead to the Company incurring such a liability or becoming so accountable.

          (j)    The Company has not been involved in any transaction otherwise than on arm's length terms. No transactions or arrangements involving the Company or any of its foreign branches or offices have taken place or are in existence which are such that transfer pricing or similar adjustments have been or could be applied to them.

          (k)   The Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation, and stock or securities of the Company have not been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          3.8    Owned and Leased Real Properties.

          (a)   The Company does not own and has never owned any real property.

          (b)   Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company (collectively "Company Leases") and the location of the premises. Neither the Company nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company does not lease, sublease or license any real property to any person. The Company has provided the Buyer with complete and accurate copies of all Company Leases.

          3.9    Intellectual Property.

          (a)   The Company exclusively owns, or licenses on an exclusive basis or otherwise possess legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Company as currently conducted, or that would be used or necessary as such business is planned to be conducted (in each case excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b)   The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company (the "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property that is material to the business of the Company, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company (the "Third Party Intellectual Property"). Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property.

          (c)   All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company which are material to the business of the Company, are valid and subsisting. The Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (d)   None of the (i) products previously or currently sold by the Company or (ii) business or activities previously or currently conducted by the Company infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          3.10    Agreements, Contracts and Commitments.

          (a)   Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts and agreements (collectively, the "Company Material Contracts"), that are material to the business, assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of the Company. The Company has provided the Buyer with a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. The Company is not, nor to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (y) any Company Material Contract.

          (b)   Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company is a party or bound with any Affiliate of the Company. Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.10(b) of the Company Disclosure Schedule have heretofore been furnished to the Buyer. The Company has not entered into any transaction with any Affiliate of the Company or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c)   There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company as currently conducted and as proposed to be conducted. The Company has not entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

          (d)   The Company is not a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer's Affiliates following the Closing.

          (e)   The Company is not and has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company's knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. The Company has not since January 1, 1997 been audited or investigated or is now being audited or, to the Company's knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company's knowledge, has any such audit or investigation been threatened. To the Company's knowledge, there is no valid basis for (a) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

          3.11    Litigation; Product Liability.    There is no action, suit, proceeding, claim, application, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no material judgments, orders, awards or decrees outstanding against the Company. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company.

          3.12    Environmental Matters.

          (a)   The Company has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

          (b)   The Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

          (c)   The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d)   Set forth in Section 3.12(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

          (e)   The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

          (f)    For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

          (g)   For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

          3.13    Employee Benefit Plans.

          (a)   Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, retirement benefits, severance benefits, redundancy payments, disability benefits, sick pay, holiday/vacation accrual, deferred compensation, bonuses, commission, long term incentive plans, company cars, car allowances, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

          (b)   With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

          (c)   Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company and its ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability under ERISA, the Code or any other applicable law.

          (d)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

          (f)    Neither the Company nor any of its ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company or any of their ERISA Affiliates.

          (g)   Each Company Employee Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

          (h)   The Company is not a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has provided to the Buyer the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

          (i)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

          3.14    Compliance With Laws.    The Company has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, the employment of any current or former employees, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

          3.15    Permits.    The Company has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

          3.16    Labor Matters.

          (a)   Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company has entered into a Proprietary Information Agreement with the Company, a copy or form of which has previously been delivered to the Buyer. The Company is not a party to or otherwise bound by any recognition agreement, collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. Section 3.16(a) of the Company Disclosure Schedule lists all employees of the Company who are not citizens of the United States.

          (b)   No employee of the Company (i) has an employment agreement, (ii) to the Company's knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others, (iii) in the case of any key employee or group of key employees, has given notice to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company and no such key employee or group of key employees has been given notice by the Company that it is terminating his or their employment, (iv) is entitled to receive more than three months notice of termination of employment from the Company, or (v) is expected to be absent from work for more than 20 working days in the 12 months following closing.

          3.17    Insurance.    The Company maintains insurance policies (the "Insurance Policies") with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and a history of any claims made and claims paid since January 1, 2000. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

          3.18    Warranty.    Except as set forth in Section 3.18 of the Company Disclosure Schedule, no product or service manufactured, sold, leased, licensed, delivered or otherwise provided by the Company is subject to any guaranty, warranty, right of return or other indemnity.

          3.19    Customers and Suppliers.    No customer of the Company that represented 5% or more of the Company's revenues in the fiscal year ended December 31, 2002 or in the nine-month period ended September 30, 2003 has indicated to the Company that it will stop, or decrease the rate of, buying materials, products or services from the Company. No material supplier or exclusive supplier of the Company has indicated to the Company that it will stop, or decrease the rate of, supplying materials, products or services to them.

          3.20    Accounts Receivable.    All accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables, arose from bona fide sales of goods and services in the Ordinary Course of Business, and are not subject to any setoffs or counterclaims.

          3.21    No Existing Discussions.    As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

          3.22    Opinion of Financial Advisor.    The financial advisor of the Company, Southwest Securities, Inc., has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been, or will be within three days following the date of this Agreement, delivered to the Buyer.

          3.23    Section 203 of the DGCL Not Applicable.    The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements.

          3.24    Brokers; Schedule of Fees and Expenses.

          (a)   No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Southwest Securities, Inc., whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Southwest Securities, Inc. is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          (b)   Section 3.24(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Southwest Securities, Inc. and of the Company's legal counsel and accountants).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

        The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

          4.1    Organization, Standing and Power.    Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement. An adverse change in stock price of Buyer Common Stock shall not, in and of itself, be deemed to have a Buyer Material Adverse Effect.

          4.2    Capitalization.

          (a)   The authorized capital stock of the Buyer consists of 58,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, $.001 par value per share ("Buyer Preferred Stock"), of which 460,000 shares are designated Series A Preferred Stock. The rights and privileges of each class of the Buyer's capital stock are set forth in the Buyer's Certificate of Incorporation. As of the close of business on December 15, 2003, 23,253,052 shares of Buyer Common Stock were issued and outstanding and 270,000 shares of Buyer Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between December 15, 2003 and the date of this Agreement.

          (b)   Other than Brown Acquisition Corp., the Buyer has no Subsidiaries. Section 4.2(b) of the Buyer Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all stock option plans or other stock or equity-related plans of the Buyer (the "Buyer Stock Plans"), indicating for each Buyer Stock Plan the number of shares of Buyer Common Stock issued to date under such Plan, the number of shares of Buyer Common Stock subject to outstanding options under such Plan and the number of shares of Buyer Common Stock reserved for future issuance under such Plan; and (ii) the number of shares of Buyer capital stock, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire capital stock of the Buyer. The Buyer has provided to the Company complete and accurate copies of all Buyer Stock Plans and standard forms of stock option agreements used thereunder. Except as set forth in this Section 4.2 or the Buyer Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Buyer is authorized or outstanding, (ii) the Buyer has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Buyer, (iii) the Buyer has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer.

          (c)   All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer's Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

          4.3    Authority; No Conflict; Required Filings and Consents.

          (a)   Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval of the Buyer Voting Proposal by the Buyer's stockholders under the rules of The NASDAQ Stock Market (the "Buyer Stockholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Buyer (the "Buyer Board"), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Buyer and its stockholders, (ii) directed that the Buyer Voting Proposal be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the Buyer Voting Proposal and (iii) to the extent necessary, adopted a resolution having the effect of causing the Buyer not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary), subject only to the required receipt of the Buyer Stockholder Approval. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

          (b)   The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Buyer Stockholder Approval and compliance with the requirements specified in clauses (i) through (vii) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (vi) the filing with The NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, are not reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

          (d)   The affirmative vote of the holders of a majority of the shares of Buyer Common Stock present or represented by proxy and voting at the Buyer Stockholders Meeting is the only vote of the holders of any class or series of the Buyer's capital stock or other securities necessary for approval of the Buyer Voting Proposal and for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

          4.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since August 1, 2000 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Buyer as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Buyer as of September 30, 2003 is referred to herein as the "Buyer Balance Sheet."

          (c)   The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or Regulation M-A Filing, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Buyer for inclusion in the Joint Proxy Statement/Prospectus (which shall be deemed to include all information about or relating to the Buyer, the Buyer Voting Proposal and the Buyer Stockholders Meeting) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Stockholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting or the Buyer Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

          4.5    Absence of Certain Changes or Events.    Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

          4.6    Tax Matters.    To the Buyer's knowledge, after consulting with its independent auditors and tax advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

          4.7    Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          4.8    Opinion of Financial Advisor.    The financial advisor of the Buyer, Legg Mason Wood Walker, Inc., has delivered to the Buyer an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the Buyer from a financial point of view, a signed copy of which opinion has been, or will be within three days following the date of this Agreement, delivered to the Company.

          4.9    Intellectual Property.    The Buyer owns or has the right to use pursuant to a valid license, sublicense, agreement or other permission all Intellectual Property that is material to the operation of the Buyer's business as currently conducted. To the knowledge of the Buyer, no third person has asserted any challenge to the validity of the rights of the Buyer in or to any Buyer Intellectual Property and to the knowledge of the Buyer, there is currently no infringement by any third person of any Buyer Intellectual Property. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there is no pending or, to the knowledge of the Buyer, threatened action, suit, proceeding or claim by any third person that the operation of the business by the Buyer infringes or otherwise violates any intellectual property of any third person nor, to the knowledge of the Buyer, does any reasonable basis exists for such an action, suit, proceeding or claim.

          4.10    Contracts.    The contracts described in the Buyer SEC Reports filed prior to the date of this Agreement as being in effect on the date hereof that are material to the Buyer are in full force and effect on the date hereof, and the Buyer is not, nor, to the knowledge of the Buyer, is any other party thereto, in breach of or default under any of such contracts, except where such breach or default would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          4.11    Litigation; Product Liability.    There is no action, suit, proceeding, claim, application, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that, individually or in the aggregate, has had, or is reasonably likely to have, a Buyer Material Adverse Effect. There are no material judgments, orders, awards or decrees outstanding against the Buyer. No product liability claims have been asserted or, to the knowledge of the Buyer, threatened against the Buyer relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Buyer.

ARTICLE V

CONDUCT OF BUSINESS

          5.1    Covenants of the Company.    Except as set forth on Schedule 5.1 hereto or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable best efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, directly or indirectly, do any of the following without the prior written consent of the Buyer:

          (a)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof; or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company;

          (b)   except as permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

          (c)   amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d)   acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company, except purchases of inventory and components in the Ordinary Course of Business;

          (e)   except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company;

          (f)    whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company (including any accounts, leases, contracts or intellectual property or any assets, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

          (g)   adopt or implement any stockholder rights plan;

          (h)   except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

          (i)    (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of September 30, 2003 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

          (j)    make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company;

          (k)   make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l)    (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company is a party;

          (m)  modify, amend or terminate any material contract or agreement to which the Company is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company;

          (n)   (A) enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

          (o)   except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 20,000 shares in the aggregate or 3,000 shares to any one person, and which options shall have an exercise price equal to the fair market value of Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company's customary terms), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (p)   make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

          (q)   initiate, compromise or settle any material litigation or arbitration proceeding;

          (r)   open or close any facility or office;

          (s)   fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

          (t)    fail to pay accounts payable and other obligations in the Ordinary Course of Business;

          (u)   establish any Subsidiary; or

          (v)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

          5.2    Covenants of the Buyer.    Except as set forth on Schedule 5.2 hereto or as consented to in writing by the Company, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Buyer shall act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable best efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Buyer shall not, directly or indirectly, do any of the following without the prior written consent of the Company:

          (a)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Buyer to its parent) other than pursuant to the terms of the Buyer Certificate of Designation on file with the Secretary of State of the State of Delaware on the date hereof; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (C), for the acquisition of shares of Buyer Common Stock (1) from holders of options to purchase shares of Buyer Common Stock (such options the "Buyer Stock Options") in full or partial payment of the exercise price payable by such holder upon exercise of Buyer Stock Options to the extent required under the terms of such Buyer Stock Options as in effect on the date hereof or as increased as contemplated in Section 5.2(b); (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Buyer; or (3) pursuant to the terms of the Buyer Certificate of Designation on file with the Secretary of State of the State of Delaware on the date hereof;

          (b)   issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of Buyer Series A preferred stock pursuant to the terms of the Certificate of Designation on file with the Secretary of State of the State of Delaware on the date hereof, (ii) the issuance of shares of Buyer Common Stock upon the exercise of Buyer Stock Options or warrants or other outstanding rights to purchase Buyer Common Stock outstanding on the date of this Agreement in accordance with their present terms, or (iii) pursuant to the contemplated amendments to the 2000 Employee Stock Purchase Plan of the Buyer and the 2000 Amended and Restated Equity Incentive Plan of the Buyer);

          (c)   amend its certificate of incorporation or by-laws (other than pursuant to the contemplated amendment to the terms of the Certificate of Designation to decrease certain specified voting rights of the holders of Series A preferred stock of the Buyer);

          (d)   acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Buyer, except in licenses of technology and purchases of inventory and components;

          (e)   sell, dispose of or otherwise transfer any material item or items of intellectual property, other than the sale or license of products or technology in the ordinary course of business;

          (f)    enter into a definitive agreement with respect to a merger, consolidation or business combination, or any liquidation or disposition of all or substantially all of the assets or securities of the Buyer; provided that, notwithstanding anything to the contrary herein, Buyer is permitted to negotiate and enter into any confidentiality agreement, non-disclosure agreement, letter of intent or term sheet, or any such similar agreement, in connection with any of the foregoing transactions or events;

          (g)   enter into an agreement with respect to any liquidation or disposition of all or substantially all of the assets or securities of the Buyer;

          (h)   (A) create, incur, assume or suffer to exist any indebtedness, except that the Buyer may incur indebtedness if the amount of indebtedness outstanding at such time (including the indebtedness so incurred) does not exceed (A) $7,000,000 at any time after the warrant to purchase shares of Series A preferred stock of the Buyer has been exercised by the holder thereof or (B) $11,000,000 at any time if the warrant to purchase shares of Series A preferred stock of the Buyer has not been exercised by the holder thereof, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Buyer, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Buyer in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Buyer or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Buyer against fluctuations in commodities prices or exchange rates; make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve; or

          (i)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Buyer in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

          5.3    Confidentiality.    The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of October 1, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein. Notwithstanding anything herein or anything in the Confidentiality Agreement to the contrary, any party to this Agreement or the Confidentiality Agreement and any holder of Company Common Stock (and any employee, representative or other agent of any of these) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure, except that (i) Tax treatment and Tax structure shall not include the identity of any existing or future party to this Agreement or any holder of Company Common Stock (or any affiliate of any of these) and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

ARTICLE VI

ADDITIONAL AGREEMENTS

          6.1    No Solicitation.

          (a)   No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to directly or indirectly:

              (i)  solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under

    Section 203 of the DGCL, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

             (ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the "Specified Time"), the Company may, to the extent necessary to act in a manner consistent with the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Superior Proposal) with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

          (b)    No Change in Recommendation or Alternative Acquisition Agreement.    Neither the Company Board nor any committee thereof shall:

              (i)  except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

             (ii)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

            (iii)  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following the Buyer's receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

          (c)    Notices to the Buyer; Additional Negotiations.    The Company shall promptly advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until five business days after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) keep the Buyer fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal and (iii) if the Buyer shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer.

          (d)    Certain Permitted Disclosure.    Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger.

          (e)    Cessation of Ongoing Discussions.    The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use reasonable best efforts to have all copies of all nonpublic information it or its Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

          (f)    Definitions. For purposes of this Agreement:

            "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or total assets of the Company, in each case other than the transactions contemplated by this Agreement.

            "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (based on the written opinion, with only customary qualifications, of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Company Board is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

          6.2    Joint Proxy Statement/Prospectus; Registration Statement.

          (a)   As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Buyer and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

          (b)   The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

          6.3    Quotation.    The Buyer and the Company each agree to continue the quotation of Buyer Common Stock and Company Common Stock, respectively, on The NASDAQ Stock Market and The Over-The-Counter Bulletin Board, respectively, during the term of this Agreement.

          6.4    Access to Information.    Each of the Buyer and the Company shall afford to the other party's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Buyer and the Company shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of the Buyer and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Without limiting the generality of the foregoing, following the date hereof, subject to applicable law, the Company shall promptly provide to the Buyer copies of: (a) all material operating and financial reports prepared by the Company for the Company's senior management, including (i) copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (ii) copies of any sales forecast, marketing plans, development plans, discount reports, write off reports, hiring reports and capital expenditure reports prepared for the Company's senior management; (b) any written materials or communications sent by the Company to its stockholders; (c) any material notice, document or other communication sent to any party to any Company Material Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any such Company Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices).

          6.5    Stockholders Meetings.

          (a)   The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Over-The-Counter Bulletin Board to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Over-The-Counter Bulletin Board or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

          (b)   The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Buyer Stockholders Meeting for the purpose of considering and voting upon the Buyer Voting Proposal. To the fullest extent permitted by applicable law, unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, (i) the Buyer Board shall recommend approval and adoption of the Buyer Voting Proposal by the stockholders of the Buyer and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Buyer Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Buyer Board that the Buyer's stockholders vote in favor of the Buyer Voting Proposal. Unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, the Buyer shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Buyer Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Buyer required by the rules of The NASDAQ Stock Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer's stockholders or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting.

          (c)   The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

          (d)   The Buyer shall call, give notice of, convene and hold the Buyer Stockholders Meeting in accordance with this Section 6.5 and shall submit the Buyer Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not the Buyer Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.5(b), that the Buyer Voting Proposal is no longer advisable or recommends that the stockholders of the Buyer reject such proposal.

          6.6    Additional Agreements.    The employees of the Company designated in Section 6.6 of the Company Disclosure Schedule have each executed and delivered to the Buyer a non-compete agreement (in a form agreed upon by the Buyer and the Company).

          6.7    Legal Conditions to the Merger.

          (a)   Subject to the terms hereof, including Section 6.7(b), the Company and the Buyer shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b).

          (b)   Subject to the terms hereof, the Buyer and the Company agree to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

          (c)   Each of the Company and the Buyer shall give any notices to third parties and to use their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time.

          6.8    Public Disclosure.    Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall each use its reasonable best efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

          6.9    Section 368(a) Reorganization.    The Buyer and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

          6.10    Affiliate Legends.    Section 6.10 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). The Company shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of shares of Buyer Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate of the Buyer).

          6.11    NASDAQ Stock Market Listing.    The Buyer shall, if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

          6.12    Company Stock Plans and Company Warrants.

          (a)   At the Effective Time, each outstanding Company Stock Option under Company Stock Plans, whether vested or unvested, and the Company Stock Plans themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by the Buyer and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time, the same number of shares of Buyer Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing. Such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

          (b)   As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants' rights pursuant to the Company Stock Options, as provided in this Section 6.12.

          (c)   The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d)   At the Effective Time, by virtue of the Merger, each Company Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by the Buyer and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Buyer Common Stock (rounded down to the nearest whole share) as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) of Buyer Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Buyer Common Stock deemed purchasable pursuant to such Company Warrant in accordance with the foregoing (each, as so adjusted, an "Adjusted Warrant"). Prior to the Effective Time, the Buyer shall take all necessary actions for the assumption of the Company Warrants and their conversion into Adjusted Warrants, including the reservation of Buyer Common Stock in a number at least equal to the number of shares of Buyer Common Stock that will be subject to the Adjusted Warrants.

          (e)   The Company Board shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the (i) Company Stock Options into options to acquire Buyer Common Stock in accordance with this Section and (ii) the Company Warrants into warrants to acquire Buyer Common Stock in accordance with this Section, and that no consent of the holders of the Company Stock Options or Company Warrants is required in connection with such conversion.

          6.13    Stockholder Litigation.    Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

          6.14    Indemnification.

          (a)   From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

          (b)   For a period of three years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage.

          (c)   The provisions of this Section 6.14 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          6.15    Notification of Certain Matters.    The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

          6.16    Exemption from Liability Under Section 16(b).

          (a)   The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b)   For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, or options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Buyer within 10 business days after the date of this Agreement.

          (c)   For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

ARTICLE VII

CONDITIONS TO MERGER

          7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a)    Stockholder Approvals.    The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law and the Company's Certificate of Incorporation and By-laws. The Buyer Voting Proposal shall have been approved at the Buyer Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Buyer under applicable law, the rules of The NASDAQ Stock Market and the Buyer's Certificate of Incorporation and By-laws.

            (b)    Governmental Approvals.    Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

            (c)    Registration Statement; Joint Proxy Statement/Prospectus.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

            (d)    No Injunctions.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

            (e)    NASDAQ.    The Buyer, if required by the rules of The NASDAQ Stock Market, shall have filed with The NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

          7.2    Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.    The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

            (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (c)    Tax Opinion.    The Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Boyer & Ketchand, a professional corporation ("Boyer & Ketchand") renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP or Boyer & Ketchand, as the case may be, to enable them to render such opinion).

            (d)    Third Party Consents.    The Company shall have obtained all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule.

            (e)    No Restraints.    There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer of all or any portion of the business of the Company or of the Buyer or to compel the Buyer to dispose of or hold separate all or any portion of the business or assets of the Company or of the Buyer, (ii) seeking to impose or confirm limitations on the ability of the Buyer effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer of any such shares.

            (f)    Resignations.    The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

          7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

            (a)    Representations and Warranties.    The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality, Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

            (b)    Performance of Obligations of the Buyer and the Transitory Subsidiary.    The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

            (c)    Tax Opinion.    The Company shall have received the opinion of Boyer & Ketchand, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Boyer & Ketchand does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Boyer & Ketchand or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

ARTICLE VIII

TERMINATION AND AMENDMENT

          8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the stockholders of the Buyer or the sole stockholder of the Transitory Subsidiary:

          (a)   by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

          (b)   by either the Buyer or the Company if the Merger shall not have been consummated by June 1, 2004 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c)   by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d)   by either the Buyer or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available (i) to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement or (ii) to the Company, if the failure to obtain the requisite vote has been caused by a breach of a Company Stockholder Agreement by any party thereto other than the Buyer); or

          (e)   by either the Buyer or the Company if at the Buyer Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Buyer Voting Proposal is taken, the requisite vote of the stockholders of the Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 8.1(e) shall not be available (i) to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement or (ii) to the Buyer, if the failure to obtain the requisite vote has been caused by a breach of a Buyer Stockholder Agreement by any party thereto other than the Company); or

          (f)    by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or publicly modified its recommendation of the Company Voting Proposal; (ii) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within five days after the Buyer requests in writing that the Company Board (or any committee thereof) do so; (iii) the Company Board (or any committee thereof) shall have approved or publicly recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 6.1 or Section 6.5; or (vi) for any reason the Company shall have failed to hold the Company Stockholders Meeting and submit the Company Voting Proposal to the Company's stockholders by the date which is one business day prior to the Outside Date; or

          (g)   by the Company, if: (i) the Buyer shall have materially breached its obligations under Section 6.5; or (ii) for any reason the Buyer shall have failed to hold the Buyer Stockholders Meeting and submit the Buyer Voting Proposal to the Buyer's stockholders by the date which is one business day prior to the Outside Date; or

          (h)   by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

          (i)    by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 10 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

          8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.24, 5.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

          8.3    Fees and Expenses.

          (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

          (b)   The Company shall pay the Buyer up to $625,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

              (i)  by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a), (b), (d) or (f) by the Outside Date shall have resulted in the Closing not occurring;

             (ii)  by the Buyer pursuant to Section 8.1(f); or

            (iii)  by the Buyer pursuant to Section 8.1(h).

        The expenses payable pursuant to this Section 8.3(b) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b).

          (c)   The Company shall pay the Buyer a termination fee of $750,000 in the event of the termination of this Agreement:

              (i)  by the Buyer pursuant to Section 8.1(f); or

             (ii)  by the Buyer or the Company pursuant to Section 8.1(d) if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn and abandoned.

        Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (d)   The Buyer shall pay the Company up to $275,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement:

              (i)  by the Company or the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b);

             (ii)  by the Company pursuant to Section 8.1(g); or

            (iii)  by the Company pursuant to Section 8.1(i).

        The expenses payable pursuant to this Section 8.3(d) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d).

          (e)   The Buyer shall pay the Company a termination fee of $750,000 in the event of the termination of this Agreement by the Company pursuant to 8.1(g). The expenses payable pursuant to this Section 8.3(e) shall be paid by wire transfer of same-day funds within 10 business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(e).

          (f)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

          8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

          9.1    Nonsurvival of Representations and Warranties.    The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

          9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to
Genaissance Pharmaceuticals, Inc. Five Science Park New Haven, Connecticut 06511 Attn: Chief Financial Officer
with a copy to:
Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attn: Steven D. Singer, Esq. Telecopy: (617) 526-5000
(b)	if to the Company, to
Lark Technologies, Inc. 9441 W. Sam Houston Parkway South, Suite 103 Houston, Texas 77099 Attn: President
with a copy to:
Boyer & Ketchand Nine Greenway Plaza, Suite 3100 Houston, Texas 77046 Attention: John R. Boyer, Jr. Telecopy: (713) 871-2024

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

          9.3    Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

          9.4    No Third Party Beneficiaries.    Except as provided in Section 6.14, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

          9.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

          9.6    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

          9.7    Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

          9.8    Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or

  "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

          9.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

          9.10    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.11    Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          9.12    WAIVER OF JURY TRIAL.    EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GENAISSANCE PHARMACEUTICALS, INC.
By:	/s/ BEN KAPLAN
Title:	SVP & CFO
BROWN ACQUISITION CORP.
By:	/s/ BEN KAPLAN
Title:	SVP
LARK TECHNOLOGIES, INC.
By:	/s/ CARL BALEZENTIS
Title:	CEO

[Agreement and Plan of Merger Signature Page]

Schedule A

Carl W. Balezentis
George M. Britton
David A. Lawson
DC Lawson Trust, David A. Lawson, trustee
SR Lawson Trust, David A. Lawson, trustee
E J Pederson
Peter Boatright
Boatright Family LLC, Peter Boatright, managing member
Heiman Irrevocable Trust, Peter Boatright, trustee

Schedule B

Kevin Rakin
Canaan Equity Partners, Seth Rudnick, M.D., General Partner
Merifin Capital N.V., Christopher Wright, Executive Director
RAM Trading
Ritchie Capital Management, L.L.C.

Annex B

[Letterhead of Legg Mason Wood Walker, Incorporated]

December 18, 2003

The Board of Directors of Genaissance Pharmaceuticals, Inc.
Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT 06511

Members of the Board:

        We have been advised that Genaissance Pharmaceuticals, Inc. (the "Company") and Lark Technologies, Inc. ("Lark") are considering entering into an Agreement and Plan of Merger, to be dated on or about the date hereof (the "Agreement"), pursuant to which the Company will acquire Lark through a merger of Lark into a wholly-owned subsidiary of the Company (the transaction is referred to herein as the "Merger"). Upon consummation of the Merger, each issued and outstanding share of Lark common stock will be converted into 1.81 shares of common stock of the Company (the "Exchange Ratio").

        You have requested our opinion, as investment bankers, as to the fairness to the Company, from a financial point of view, of the Exchange Ratio in the Merger.

        In connection with our opinion, we have, among other things:

  (i)
  reviewed draft copies of the Agreement;

  (ii)
  reviewed and analyzed the audited consolidated financial statements of Lark contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (iii)
  reviewed and analyzed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (iv)
  reviewed and analyzed the unaudited consolidated financial statements of Lark contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

  (v)
  reviewed and analyzed the unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

  (vi)
  reviewed certain publicly available information concerning Lark;

  (vii)
  reviewed and discussed financial projections of Lark furnished to us by the Company;

  (viii)
  reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our inquiry;

  (ix)
  reviewed the reported prices and trading activity of the publicly-traded securities of Lark and the Company;

  (x)
  analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry;

  (xi)
  held meetings and discussions with certain officers and employees of the Company concerning the operations, financial condition and future prospects of Lark; and

  (xii)
  conducted such other financial studies, analyses and investigations, including a discounted cash flow analysis, and considered such other information as we deemed necessary or appropriate for purposes of our opinion.

        In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Company or Lark and we have further relied on the assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading. Legg Mason assumed, with the consent of management of the Company, that any material liabilities (contingent or otherwise, known or unknown) of Lark and the Company are set forth in the financial statements of Lark and the Company.

        Legg Mason has also relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us for Lark, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Lark. Neither the Company nor Lark publicly discloses internal management forecasts and projections of the type provided to Legg Mason. Such forecasts and projections were not prepared with the expectation of public disclosure. The forecasts and projections are based on numerous variables and assumptions that are inherently uncertain, including, without limitations, facts related to general economic and business conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof.

        Legg Mason has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Lark and, we have not been furnished with any such appraisals or evaluations. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. In rendering our opinion, we have assumed that the value of the Company's stock is reflected in its market price. Furthermore, Legg Mason has expressed no opinion as to the value of or the price or trading range at which the shares of the Company will trade in the future. We have assumed that the final Agreement will not differ in any material respect from the draft Agreement we reviewed. We have also assumed that the Merger will be consummated on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by the Company or Lark, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company or Lark.

        We have acted as financial advisor to the board of directors (the "Board") of the Company and will receive a fee for our services. In addition, we make a market in the stock of the Company and at any time we or our affiliates may hold a long or short position in their stock, we have represented the Company in the past and received customary fees, and we hold warrants to acquire stock of the Company. It is understood that this letter is for the information of the Board in their evaluation of the Merger and our opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company as to how to vote at the shareholder's meeting at which the merger is considered. Additionally, our opinion does not compare the relative merits of the Merger with those of any other transaction or business strategy which were or might have been available to or considered by the Company or the Board as alternatives to the Merger and does not address the underlying business decision by the Board to proceed with or effect the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair to the Company from a financial point of view.

                      Very truly yours,
                      /s/ Legg Mason Wood Walker, Incorporated

[Letterhead of Southwest Securities, Inc.]

Annex C

December 18, 2003

The Board of Directors
Lark Technologies, Inc.
9441 W. Sam Houston Parkway South,
Suite 103
Houston, TX 77099

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Lark Technologies, Inc, a Delaware corporation (the "Company"), of the exchange ratio set forth in the Agreement and Plan of Merger dated December 18, 2003 (the "Agreement"), by and among Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Acquiror"), Buyer Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Acquiror ("Buyer Sub"), and the Company. Pursuant to the Agreement, Buyer Sub will merge (the "Merger") into the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

        Pursuant to the terms of the Agreement, each outstanding share of common stock of the Company (the "Company Common Stock") will be converted into 1.81 shares (the "Exchange Ratio") of common stock of the Acquiror (the "Acquiror Common Stock"). The transaction is intended to qualify as reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The terms and conditions of the Merger and the Exchange Ratio are set forth more fully in the Agreement.

        Southwest Securities, Inc., ("SWS") as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        We are acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this opinion. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, SWS may, for its own account and the accounts of its customers, actively trade the securities of the Company or the Acquiror and, accordingly, may hold a long or short position in such securities.

        In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed a draft of the Agreement dated December 16, 2003; (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and Acquiror and certain other historical relevant operating data relating to the Company and Acquiror made available to us from published sources and from the internal records of the Company and Acquiror; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company and the combined company; (iv) conducted discussions with members of the senior management of the Acquiror with respect to the business prospects and financial outlook of the Acquiror and the combined company; (v) reviewed the historical reported prices and trading activity for the Company Common Stock and the Acquiror Common Stock; (vi) compared the premium implied by the Exchange Ratio with the premiums paid in selected precedent transactions which we deemed generally comparable to this transaction; (vii) compared each company's relative contribution to various income statement parameters with their pro-forma ownership in the combined company; (viii) compared the financial performance of the Company and the historical prices of the Company Common Stock with that of certain other publicly-traded companies which we deemed generally comparable to the Company and their equity securities; (ix) reviewed the financial terms, to the extent publicly available, of selected precedent transactions which we deemed generally comparable to this transaction; and (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

        With respect to the data and discussions relating to the business prospects and financial outlook of the Company and the Acquiror, we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Acquiror as to the future financial performance of the Company and the Acquiror and that the Company and the Acquiror will perform substantially in accordance with such financial data and estimates. We have further relied on the assurances of senior management of the Company and the Acquiror that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading. The business prospects and financial outlook are based upon numerous variables and assumptions that are inherently uncertain, including without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the business prospects and financial outlook reviewed by us.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company and the Acquiror (including, without limitation, the financial statements and related notes thereto of the Company and the Acquiror), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities (contingent or otherwise) of the Company or the Acquiror, and we have not been furnished with any such valuations or appraisals. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Acquiror. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. We have also assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any regulatory restrictions, conditions, amendments or modifications. Further, we have assumed that the Merger will qualify as a reorganization for U.S. federal income tax purposes.

        Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Exchange Ratio and such opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. This opinion shall not be otherwise published or used, nor shall any public references to us be made, without our prior written consent, except for publication in its entirety in any proxy statement distributed to the holders of the Company Common Stock in connection with the Merger.

        Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. We were not authorized to solicit, and did not solicit, other potential parties with respect to a business combination with the Company.

        Our opinion addresses solely the fairness of the Exchange Ratio to the holders of Company Common Stock in the Merger, and does not address any other terms or agreement relating to the Merger or any other matters pertaining to the Company. We are not expressing any opinion herein as to the prices or price ranges at which Company Common Stock or Acquiror Common Stock have traded or may trade in the future, including subsequent to the announcement of the Merger.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                      Very truly yours,
                      /s/ Southwest Securities, Inc.

Annex D

BUYER STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT, dated as of December 18, 2003 (this "Agreement"), among the stockholders listed on the signature page(s) hereto (collectively, "Stockholders" and each individually, a "Stockholder"), Lark Technologies, Inc., a Delaware corporation (the "Company"), and Genaissance Pharmaceuticals, Inc., a Delaware corporation ("Buyer"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

        WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Buyer, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Buyer hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

        WHEREAS, concurrently with the execution of this Agreement, the Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

        WHEREAS, as a condition to the willingness of Company to enter into the Merger Agreement, Company has required that the Stockholders agree, and in order to induce Company to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

        Section 1.    Voting of Shares.

        (a)   Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Buyer Stockholders Meeting or any other meeting of the stockholders of the Buyer, however called, and in any action by written consent of the stockholders of the Buyer, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares in favor of the issuance of shares of Buyer Common Stock pursuant to the Merger.

        (b)   Each Stockholder hereby irrevocably grants to, and appoints, Company, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Buyer called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

        Section 2.    Transfer of Shares.    Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

        Section 3.    Representations and Warranties of the Stockholders.    Each Stockholder on its own behalf hereby severally represents and warrants to Company with respect to itself and its, his or her ownership of the Shares as follows:

        (a)   Ownership of Shares.    The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

        (b)   Power, Binding Agreement.    The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

        (c)   No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder's properties or assets. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders' agreement, partnership agreement or voting trust. Except for informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

        Section 4.    Termination.    This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that (a) no such termination shall relieve any party of liability for a willful breach hereof prior to termination, and (b) notwithstanding the termination of this Agreement, such termination will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

        Section 5.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 6.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Buyer, to the extent permitted by the Merger Agreement.

        Section 7.    Consent and Waiver.    Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have in its capacity as a Stockholder of the Buyer.

        Section 8.    Miscellaneous.

        (a)   Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

        (b)   Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        (c)   Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

        (d)   Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        (e)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

            (i)    if to a Stockholder to the address set forth on the respective signature page of this Agreement;

            (ii)   if to the Buyer to:

      Genaissance Pharmaceuticals, Inc.
      Five Science Park
      New Haven, CT 06511
      Attn: Chief Financial Officer

      with a copy to:

      Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: Steven D. Singer, Esq.
      Telecopy: (617) 526-5000

      (iii)    if to the Company to:

      Lark Technologies, Inc.
      9441 W. Sam Houston Parkway South, Suite 103
      Houston, TX 77099
      Attn: Carl W. Balezentis

      with a copy to:

      Boyer & Ketchand
      Nine Greenway Plaza, Suite 3100
      Houston, TX 77046
      Attn: John R. Boyer, Jr.
      Telecopy: (713) 871-2024

        (f)    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

        (g)   Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Stockholder, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

        (h)   Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

        (i)    Submission to Jurisdiction.    Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

        (j)    WAIVER OF JURY TRIAL.    EACH OF THE BUYER, THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAILVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        [Signature Page to follow]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

LARK TECHNOLOGIES, INC.
By:

Name:

Title:

GENAISSANCE PHARMACEUTICALS, INC.
By:

Name:

Title:

STOCKHOLDERS:

Signature

Name

Address

Address

[Buyer Stockholder Agreement]

Schedule I

Stockholder	Certificate Number	Number of Shares of Common Stock Owned
RAM Trading, Ltd.		877,500
Kevin L. Rakin		587,594
Canaan Equity Partners II LLC		152,595
Canaan Equity II L.P. (QP)		68,260
Canaan Equity II Entrepreneurs LLC		12,115
Seth A. Rudnick		10,767

Annex E

COMPANY STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT, dated as of December 18, 2003 (this "Agreement"), among the stockholders listed on the signature page(s) hereto (collectively, "Stockholders" and each individually, a "Stockholder"), Lark Technologies, Inc., a Delaware corporation (the "Company"), and Genaissance Pharmaceuticals, Inc., a Delaware corporation ("Buyer"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

        WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

        WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

        WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Stockholders agree, and in order to induce Buyer to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

        Section 1.    Voting of Shares.

          (a)   Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, and (b) against any Acquisition Proposal or Superior Proposal.

          (b)   Each Stockholder hereby irrevocably grants to, and appoints, Buyer, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

          Section 2.    Transfer of Shares.    Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

          Section 3.    Representations and Warranties of the Stockholders.    Each Stockholder on its own behalf hereby severally represents and warrants to Buyer with respect to itself and its, his or her ownership of the Shares as follows:

            (a)    Ownership of Shares.    The Stockholder beneficially owns, or otherwise has the legal authority to vote, all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

            (b)    Power, Binding Agreement.    The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

            (c)    No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder's properties or assets. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders' agreement, partnership agreement or voting trust. Except for informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          Section 4.    No Solicitation.    Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that (i) it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) solicit, initiate or encourage or take any other action to facilitate any inquiries or the making of any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (ii) it will notify Buyer as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

          Section 5.    Termination.    This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that (a) no such termination shall relieve any party of liability for a willful breach hereof prior to termination, and (b) notwithstanding the termination of this Agreement, such termination will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

          Section 6.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          Section 7.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement. No provision of this agreement shall prevent an officer or director from continuing to serve as a director of the Company.

          Section 8.    Consent and Waiver.    Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have in its capacity as a Stockholder of the Company.

          Section 9.    Miscellaneous.

            (a)    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

            (b)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            (c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

            (d)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

            (e)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  (i)
  if to a Stockholder to the address set forth on the respective signature page of this Agreement;

  (ii)
  if to the Buyer to:

    Genaissance Pharmaceuticals, Inc.
    Five Science Park
    New Haven, CT 06511
    Attn: Chief Financial Officer

    with a copy to:

    Hale and Dorr LLP
    60 State Street
    Boston, MA 02109
    Attn: Steven D. Singer, Esq.
    Telecopy: (617) 526-5000

  (iii)
  if to the Company to:

    Lark Technologies, Inc.
    9441 W. Sam Houston Parkway South, Suite 103
    Houston, TX 77099
    Attn: Carl W. Balezentis

    with a copy to:

    Boyer & Ketchand
    Nine Greenway Plaza, Suite 3100
    Houston, TX 77046
    Attn: John R. Boyer, Jr.
    Telecopy: (713) 871-2024

            (f)    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

            (g)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Stockholder, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

            (h)    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

            (i)    Submission to Jurisdiction.    Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

            (j)    WAIVER OF JURY TRIAL.    EACH OF THE BUYER, THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page to follow]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

LARK TECHNOLOGIES, INC.
By:
Name:
Title:
GENAISSANCE PHARMACEUTICALS, INC.
By:
Name:
Title:
STOCKHOLDERS:
Signature
Name
Address
Address

Schedule I

Stockholder	Certificate Number	Number of Shares of Common Stock Owned
George M. Britton		324,105
David A. Lawson		137,544
D.C. Lawson Trust, David A. Lawson, Trustee		100,517
S.R. Lawson Trust, David A. Lawson, Trustee		100,517
E. J. Pederson		105,000
Peter Boatright		101,065
Boatright Family LLC, Peter Boatright, Managing Member		85,318
Heiman Irrevocable Trust, Peter Boatright, Trustee		8,110

Annex F

Genaissance Pharmaceuticals, Inc.

Lock-Up Agreement

December 18, 2003

Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT 06511

Re:
Lock-Up Agreement

Ladies and Gentlemen:

        The undersigned understands that Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Buyer"), Brown Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Lark Technologies, Inc., a Delaware corporation, including any foreign branch, division or operating unit (collectively, the "Company"), have, concurrently with the execution of this Lock-Up Agreement (the "Lock-Up Agreement"), entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), and that as a condition to the willingness of Buyer to enter into such Merger Agreement, Buyer has required the undersigned, and in order to induce Buyer to enter into the Merger Agreement, the undersigned is willing to enter into this Lock-Up Agreement.

        In consideration of the agreement by the Buyer to enter into the Merger Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the Merger Agreement and continuing to and including the Termination Date (as defined below), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company or the Buyer, as the case may be, or any options or warrants to purchase any shares of common stock of the Company or the Buyer, as the case may be, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the Company or the Buyer, as the case may be, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission and which are set forth on Annex A hereto (collectively the "Undersigned's Shares"); provided that, notwithstanding anything to the contrary herein, the undersigned may dispose of 10% of the equity securities listed on Annex A hereto set forth opposite his or its name, as the case may be, subject to any applicable volume limitations or other restrictions on transfer or disposition, on any day of the month, beginning on the 1st day of each month starting with the month following the first full month after the Closing (as defined in the Merger Agreement), and such right of disposition shall be cumulative.

        The restriction in the foregoing paragraph shall not prohibit the exercise by the undersigned of an option to purchase shares of common stock of the Company or the Buyer, as the case may be, issued under the Company's stock incentive plans, provided that the shares of Common Stock issued upon such exercise shall be Undersigned's Shares and shall be subject to the foregoing restriction.

        The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include

F-1

without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

        The undersigned now has, and, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with each of the Company's and the Buyer's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

        The undersigned understands that the Company and the Buyer are relying upon this Lock-Up Agreement in proceeding toward consummation of the transactions contemplated by the Merger Agreement. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

        This Lock-Up Agreement shall be terminated and the undersigned shall be released from the undersigned's obligations hereunder upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the disposition or lapse of restriction with respect to the Undersigned's Shares in accordance with the second paragraph of this Lock-Up Agreement (the "Termination Date").

[remainder of page intentionally left blank]

F-2

Very truly yours,
Exact Name of Shareholder
Authorized Signature
Title

F-3

Annex G

Proposed Amendment to the Certificate of Designation of the Preferred Stock of
Genaissance Pharmaceuticals, Inc. to be Designated Series A Preferred Stock

3.    Voting Rights.

  (a)
  General.    The holders of the series A preferred stock shall be entitled to notice of all stockholders meetings in accordance with the Bylaws of the Corporation, and except as otherwise required by applicable law or in this Section 3, the holders of the series A preferred stock shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, voting as a single class with the Common, with the holders of series A preferred stock entitled to 0.88 of one vote for each share of Common issuable upon conversion of the series A preferred stock held as of the record date for such vote or, if no record date is specified, as of the date of such vote or date of any written consent, as the case may be; provided that, notwithstanding anything to the contrary herein, upon conversion, each share of Common issued shall be entitled to one vote per share.

G-1

Annex H

GENAISSANCE PHARMACEUTICALS, INC.

2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

        1.    Purpose.

        This Genaissance Pharmaceuticals, Inc. 2000 Amended and Restated Equity Incentive Plan (the "Plan") amends and restates the Genaissance Pharmaceuticals, Inc. Stock Option Plan by providing for the grant of equity incentives of various forms in the Company, including restricted stock awards. The purpose of the Plan is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company's Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

        2.    Administration.

        The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

        3.    Eligibility.

        All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

        4.    Stock Available for Awards.

        (a)   Amount.    Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 7,187,375 shares of Common Stock. If any Award expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

        (b)   Adjustment.    In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any

Award shall always be a whole number, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award.

        (c)   Limit on Individual Grants.    The maximum number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be granted to any Participant in the aggregate in any calendar year shall not exceed 1,000,000, and the maximum number of shares of Common Stock that may be granted as Restricted Stock or Unrestricted Stock Awards, with respect to which performance goals apply under Section 7 below, to any Participant in the aggregate in any calendar year shall not exceed 1,000,000, subject to adjustment under subsection (b).

        5.    Stock Options.

        (a)   Grant of Options.    Subject to the provisions of the Plan, the Committee may grant options ("Options") to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder ("Incentive Stock Options") and (ii) not intended to comply with such requirements ("Nonstatutory Stock Options"). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine. No Incentive Stock Options may be granted hereunder more than ten years after the effective date of the Plan.

        (b)   Terms and Conditions.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

        (c)   Payment.    No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of a note or other commitment satisfactory to the Committee or shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

        6.    Stock Appreciation Rights.

        (a)   Grant of SARs.    Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price ("Stock Appreciation Rights" or "SARs"). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

        (b)   Exercise Price.    The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined.

        7.    Stock Awards.

        (a)   Grant of Restricted or Unrestricted Stock Awards.    The Committee may grant shares of Common Stock subject to forfeiture ("Restricted Stock") and determine the duration of the period (the "Restricted Period") during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time ("Unrestricted Stock").

        (b)   Performance Goals.    The Committee may establish performance goals for the granting of Restricted Stock or Unrestricted Stock Awards or the lapse of risk of forfeiture of Restricted Stock. Such performance goals may be based on earnings per share, revenues, sales or expense targets of the Company or any subsidiary or division thereof, stock price, or such other business criteria as the Committee may determine. The achievement of the performance goals shall be determined by the Committee. Shares of Restricted Stock or Unrestricted Stock may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

        8.    General Provisions Applicable to Awards.

        (a)   Documentation.    Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

        (b)   Committee Discretion.    Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

        (c)   Dividends and Cash Awards.    In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

        (d)   Termination of Service.    The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

        (e)   Change in Control.    In order to preserve a Participant's rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

        (f)    Transferability.    In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

        (g)   Withholding Taxes.    The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee's discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

        (h)   Foreign Nationals.    Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

        (i)    Amendment of Award.    The Committee may amend, modify, or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option. Any such action shall require the Participant's consent unless:

          (i)    In the case of a termination of, or a reduction in the number of shares issuable under, an Option, any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is waived or accelerated before such termination or reduction (and in such case the Committee may provide for the Participant to receive cash or other property equal to the net value that would have been received upon exercise of the terminated Option or the eliminated portion, as the case may be); or

          (ii)   In any other case, the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        9.    Certain Definitions.

        "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

        "Award" means any Option, Stock Appreciation Right, Restricted Stock, or Unrestricted Stock granted under the Plan.

        "Board" means the Board of Directors of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

        "Committee" means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act or an "outside director" within the meaning of Section 162(m) of the Code, respectively.

        "Common Stock" or "Stock" means the Common Stock, $.001 par value, of the Company.

        "Company" means Genaissance Pharmaceuticals, Inc., a Delaware corporation.

        "Covered Employee" means a "covered employee" within the meaning of Section 162(m) of the Code.

        "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, "Designated Beneficiary" means the Participant's estate.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

        "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

        "Participant" means a person selected by the Committee to receive an Award under the Plan.

        "Reporting Person" means a person subject to Section 16 of the Exchange Act.

        10.    Miscellaneous.

        (a)   No Right To Employment.    No person shall have any claim or right to be granted an Award. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

        (b)   No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Restricted Stock or Unrestricted Stock is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise provided in the applicable Award.

        (c)   Effective Date.    The Plan shall be effective on the date it is approved by the stockholders.

        (d)   Amendment of Plan.    The Board may amend, suspend, or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable.

        (e)   Governing Law.    The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware.

Annex I

GENAISSANCE PHARMACEUTICALS, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN 2000

        1.    Purpose.

        This Amended and Restated Employee Stock Purchase Plan 2000 (the "Plan") is adopted by Genaissance Pharmaceuticals, Inc. (the "Company") to provide Eligible Employees who wish to become shareholders of the Company an opportunity to purchase shares of Common Stock, par value $0.001 per share, of the Company ("Common Stock"). The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423; provided that, if and to the extent authorized by the Board, the fact that the Plan does not comply in all respects with the requirements of Section 423 shall not affect the operation of the Plan or the rights of Employees hereunder.

        2.    Certain Definitions.

        As used in this Plan:

        (a)   "Board" means the Board of Directors of the Company, and "Committee" means the Compensation Committee of the Board or such other committee as the Board may appoint from time to time to administer the Plan.

        (b)   "Coordinator" means the officer of the Company or other person charged with day-to-day supervision of the Plan as appointed from time to time by the Board or the Committee.

        (c)   "Designated Beneficiary" means a person designated by an Employee in the manner prescribed by the Committee or the Coordinator to receive certain benefits provided in this Plan in the event of the death of the Employee.

        (d)   "Eligible Employee" with respect to any Offering hereunder means any Employee who, as of the Offering Commencement Date for such Offering:

          (i)    has been a Full-time Employee of the Company or any of its Subsidiaries for not less than 90 days; and

          (ii)   would not, immediately after any right to acquire Shares in such Offering is granted, own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation, determined in accordance with Section 423.

        (e)   "Employee" means an employee (as that term is used in Section 423) of the Company or any of its Subsidiaries.

        (f)    "Fair Market Value" of a Share shall mean the fair market value of a share of Common Stock, as determined by the Committee.

        (g)   "Full-time Employee" is an Employee whose customary employment is for more than (i) 20 hours per week and (ii) five months, in the calendar year during which the respective Offering Commencement Date occurs.

        (h)   "Offering" is an offering of Shares pursuant to Section 5 of the Plan.

        (i)    "Offering Commencement Date" means the date on which an Offering under the Plan commences, and "Offering Termination Date" means the date on which an Offering under the Plan terminates.

        (j)    "Purchase Date" means each date on which the rights granted under the Plan may be exercised for the purchase of Shares.

        (k)   "Section 423" and subdivisions thereof refer to Section 423 of the Code or any successor provision(s).

        (l)    "Shares" means the shares of Common Stock issuable under the Plan.

        (m)  "Subsidiary" means a subsidiary corporation, as defined in Section 424 of the Code, of the Company the Employees of which are designated by the Board of Directors or the Committee as eligible to participate in the Plan.

        3.    Administration of the Plan.

        The Committee shall administer, interpret and apply all provisions of the Plan as it deems necessary or appropriate, subject, however, at all times to the final jurisdiction of the Board of Directors. The Board may in any instance perform any of the functions of the Committee hereunder. The Committee may delegate administrative responsibilities to the Coordinator, who shall, for matters involving the Plan, be an ex officio member of the Committee. Determinations made by the Committee and approved by the Board of Directors with respect to any provision of the Plan or matter arising in connection therewith shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives.

        4.    Shares Subject to the Plan.

        The maximum aggregate number of Shares that may be purchased upon exercise of rights granted under the Plan shall be 650,000. Appropriate adjustments in such amount, the number of Shares covered by outstanding rights granted hereunder, the securities that may be purchased hereunder, the Exercise Price, and the maximum number of Shares or other securities that an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan; provided that any fractional Share otherwise issuable hereunder as a result of such an adjustment shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation involving the Company will include appropriate provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or treasury Shares may be purchased under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may again be subjected to a right under the Plan.

        5.    Offerings; Participation.

        (a)   From time to time, the Company, by action of the Committee, will grant rights to purchase Shares to Eligible Employees pursuant to one or more Offerings, each having an Offering Commencement Date, an Offering Termination Date, and one or more Purchase Dates as designated by the Committee. No Offering may last longer than twenty-seven (27) months or such longer period as may then be consistent with Section 423. The Committee may limit the number of Shares issuable in any Offering, either before or during such Offering.

        (b)   Participation in each Offering shall be limited to Eligible Employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Committee. No person otherwise eligible to participate in any Offering under the Plan shall be entitled to participate if he or she has elected not to participate. Any such election not to participate may be revoked only with the consent of the Committee.

        (c)   An Employee who has elected to participate in an Offering may make such changes in the level of payroll deductions as the Committee may permit from time to time, or may withdraw from such Offering, by giving written notice to the Company before any Purchase Date. No Employee who has withdrawn from participating in an Offering may resume participation in the same Offering, but he or she may participate in any subsequent Offering if otherwise eligible.

        (d)   Upon termination of a participating Employee's employment for any reason, including retirement but excluding death or disability (as defined in Section 22(e)(3) of the Code) while in the employ of the Company or a Subsidiary, such Employee will be deemed to have withdrawn from participation in all pending Offerings.

        (e)   Upon termination of a participating Employee's employment because of disability or death, the Employee or his or her Designated Beneficiary, if any, as the case may be, shall have the right to elect, with respect to each Offering in which the Employee was then participating, by written notice given to the Coordinator within 30 days after the date of termination of employment (but not later than the next applicable Purchase Date for each Offering), either (i) to withdraw from such Offering or (ii) to exercise the Employee's right to purchase Shares on the next Purchase Date of such Offering to the extent of the accumulated payroll deductions or other contributions in the Employee's account at the date of termination of employment. If no such election with respect to any Offering is made within such period, the Employee shall be deemed to have withdrawn from such Offering on the date of termination of employment. The foregoing election is not available to any person, such as a legal representative, as such, other than the Employee or a Designated Beneficiary.

        6.    Exercise Price.

        The rights granted under the Plan shall be exercised and Shares shall be purchased at a price per Share (the "Exercise Price") determined by the Committee from time to time; provided that the Exercise Price shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on (a) the respective Offering Commencement Date or (b) the respective Purchase Date, whichever is lower.

        7.    Exercise of Rights; Method of Payment.

        (a)   Participating Employees may pay for Shares purchased upon exercise of rights granted hereunder through regular payroll deductions, by lump sum cash payment, by delivery of shares of Common Stock valued at Fair Market Value on the date of delivery, or a combination thereof, as determined by the Committee from time to time. No interest shall be paid upon payroll deductions or other amounts held hereunder (whether or not used to purchase Shares) unless specifically provided for by the Committee. All payroll deductions and other amounts received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts.

        (b)   Subject to any applicable limitation on purchases under the Plan, and unless the Employee has previously withdrawn from the respective Offering, rights granted to a participating Employee under the Plan will be exercised automatically on the Purchase Date of the respective Offering coinciding with the Offering Termination Date, and the Committee may provide that such rights may at the election of the Employee be exercised on one or more other Purchase Dates designated by the Committee within the period of the Offering, for the purchase of the number of whole Shares that may be purchased at the applicable Exercise Price with the accumulated payroll deductions or other amounts contributed by such Employee as of the respective Purchase Date. Fractional Shares will not be issued under the Plan, and any amount that would otherwise have been applied to the purchase of a fractional Share shall be retained and applied to the purchase of Shares in the following Offering unless the respective Employee elects otherwise. The Company will deliver to each participating Employee a certificate representing the shares of Common Stock purchased within a reasonable time after the Purchase Date.

        (c)   Any amounts contributed by an Employee or withheld from the Employee's compensation that are not used for the purchase of Shares, whether because of such Employee's withdrawal from participation in an Offering (voluntarily, upon termination of employment, or otherwise) or for any other reason, except as provided in Section 7(b), shall be repaid to the Employee or his or her Designated Beneficiary or legal representative, as applicable, within a reasonable time thereafter.

        (d)   The Company's obligation to offer, sell and deliver Shares under the Plan at any time is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange or securities market on which the Common Stock is then listed, and (iii) compliance, in the opinion of the Company's counsel, with all applicable federal and state securities and other laws.

        8.    Limitations on Purchase Rights.

        (a)   Any provision of the Plan or any other employee stock purchase plan of the Company or any subsidiary (collectively, "Other Plans") to the contrary notwithstanding, no Employee shall be granted the right to purchase Common Stock (or other stock of the Company and any subsidiary) under the Plan and all Other Plans at a rate that exceeds an aggregate of $25,000 (or such other maximum as may be prescribed from time to time by Section 423) in Fair Market Value of such stock (determined at the time the rights are granted) for each calendar year in which any such right is outstanding.

        (b)   An Employee's participation in any one or a combination of Offerings under the Plan shall not exceed such additional limits as the Committee may from time to time impose.

        9.    Tax Withholding.

        Each participating Employee shall pay to the Company or the applicable Subsidiary, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of the purchase or disposition of Shares no later than the date of the event creating the tax liability. In the Committee's discretion and subject to applicable law, such tax obligations may be paid in whole or in part by delivery of Shares to the Company, including Shares purchased under the Plan, valued at Fair Market Value on the date of delivery. The Company or the applicable Subsidiary may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Employee or withhold Shares purchased hereunder, which shall be valued at Fair Market Value on the date of withholding.

        10.    Participants' Rights as Shareholders and Employees.

        (a)   No participating Employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for such Shares, and the Share certificate is actually issued.

        (b)   Each Employee is an employee-at-will (that is to say that either the Employee or the Company or any Subsidiary may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Subsidiary. Neither the adoption, maintenance, nor operation of the Plan nor any grant of rights hereunder shall confer upon any Employee any right with respect to the continuance of his/her employment with the Company or any Subsidiary nor shall they interfere with the rights of the Company or Subsidiary to terminate any Employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any Employee from one position to another within the Company or any Subsidiary.

        11.    Rights Not Transferable.

        Rights under the Plan are not assignable or transferable by a participating Employee other than by will or the laws of descent and distribution and, during the Employee's lifetime, are exercisable only by the Employee. The Company may treat any attempted inter vivos assignment as an election to withdraw from all pending Offerings.

        12.    Amendments to or Termination of the Plan.

        The Board shall have the right to amend, modify or terminate the Plan at any time without notice, subject to any stockholder approval that the Board determines to be necessary or advisable; provided that the rights of Employees hereunder with respect to any ongoing or completed Offering shall not be adversely affected.

        13.    Governing Law.

        Subject to overriding federal law, the Plan shall be governed by and interpreted consistently with the laws of the State of Delaware.

        14.    Effective Date and Term.

        This Plan will become effective on April 18, 2000, and no rights shall be granted hereunder after April 18, 2010.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 6 of Article FIFTH of our Amended and Restated Certificate of Incorporation, as amended, provides that no director of Genaissance shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

        Article V of Genaissance's Amended and Restated By-laws provides that each person who may serve or who has served at any time as a director or officer of our corporation shall be indemnified by us against all expenses and liabilities (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action or other legal proceeding, whether civil, criminal, administrative or investigative (other than a proceeding voluntarily initiated by such person, unless such person is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding such person's conduct) brought against such person by virtue of such person's position as a director or officer of our corporation. However, no indemnification will be provided for any such person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of our corporation and, with respect to any criminal action or proceeding, such person had reasonable cause to believe his or her conduct was unlawful or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. In addition, as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof must have been approved by our corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by our corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 30 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us written notice of the action for which indemnity is sought.

        Article V of our Amended and Restated By-laws further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        We have entered into indemnification agreements with each of our directors and executive officers and have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

        We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

        We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Number Exhibit	Description
2.1#	Agreement and Plan of Merger by and among the Registrant, Brown Acquisition Corp. and Lark Technologies, Inc., dated as of December 18, 2003 (included in Annex A to joint proxy statement/prospectus).
3.1(1)	Amended and Restated Certificate of Incorporation, as amended, of the Registrant.
3.2(2a)	Amended and Restated By-Laws of the Registrant.
4.1(2a)	Specimen Certificate of the Registrant's Common Stock, $0.001 par value per share.
4.2(2a)	Form of Common Stock Purchase Warrant, together with a list of warrant holders.
4.3	Form of Voting Agreement of the Registrant (included in Annex D to joint proxy statement/prospectus).
4.4	Form of Voting Agreement of Lark Technologies, Inc. (included in Annex E to joint proxy statement/prospectus).
4.5	Form of Lock-Up Agreement (included in Annex F to joint proxy statement/prospectus).
5.1	Opinion of Hale and Dorr LLP. Filed herewith.
8.1	Opinion of Hale and Dorr LLP regarding tax matters. Filed herewith.
8.2	Opinion of Boyer & Ketchand, a professional corporation, regarding tax matters. Filed herewith.
10.1*	2000 Amended and Restated Equity Incentive Plan (included in Annex H to joint proxy statement/prospectus).
10.2*	Amended and Restated Employee Stock Purchase Plan 2000 (included in Annex I to joint proxy statement/prospectus).

10.3(3)	Form of Indemnification Agreement between the Registrant and its directors.
10.4(2a)	Lease Agreement between the Registrant and Science Park Development Corporation dated September 15, 1998.
10.5(3)	Amendment No. 1 to Lease Agreement between the Registrant and Science Park Development Corporation dated December 1, 1999.
10.6(3)	Amendment No. 2 to Lease Agreement between the Registrant and Science Park Development Corporation dated December 16, 1999.
10.7(2a)*	401(k) Plan.
10.8(3)+	Collaboration Agreement between the Registrant and Telik, Inc. (f/k/a Terrapin Technologies, Inc.) dated February 11, 1998.
10.9(3)	First Amendment, dated February 11, 1999, to the Collaboration Agreement between the Registrant and Telik, Inc. dated February 11, 1998.
10.10(3)+	License Agreement between the Registrant and Bayer (f/k/a Visible Genetics, Inc.) dated November 21, 1996.
10.11(3)+	Patent License Amending Agreement between the Registrant and Bayer (f/k/a Visible Genetics, Inc.) dated March 16, 2000.
10.12(2a)	Loan Agreement between the Registrant and Connecticut Innovations, Incorporated dated September 15, 1998.
10.13(2a)	Loan Agreement between the Registrant and Connecticut Innovations, Incorporated dated December 1, 1999.
10.14(3)*	Employment Agreement with Kevin Rakin dated August 24, 1998.
10.15(3)*	Employment Agreement with Gerald F. Vovis dated April 15, 1999.
10.16(2a)+	Strategic Alliance Agreement between the Registrant and Sequenom, Inc. dated as of May 3, 2000.
10.17(2a)	Letter Agreement with Connecticut Innovations, Incorporated dated June 2, 2000.
10.18(2b)+	Collaboration Agreement with Gene Logic, Inc. dated June 28, 2000.
10.19(2c)	Second Amended and Restated Registration Rights Agreement with the purchasers of Series A and Series KBL Non-voting Preferred Stock dated March 10, 2000.
10.20(2d)	Amended and Restated Registration Rights Agreement with the purchasers of Series B and Series KBH Preferred Stock dated March 10, 2000.
10.21(2c)	Registration Rights Agreement with purchasers of Series C Preferred Stock dated March 10, 2000.
10.22(2d)	Amendment No. 3 to Lease Agreement between the Registrant and Science Park Development Corporation dated June 1, 2000.
10.23(2c)	Purchase Agreement with Connecticut Innovations, Incorporated dated March 10, 1994.
10.24(2c)	Financing Agreement with Connecticut Innovations, Incorporated dated November 16, 1994.

10.25(2c)	Financing Agreement with Connecticut Innovations, Incorporated dated September 10, 1996.
10.26(2c)	Agreement Concerning Conversion of Convertible Note and Connecticut Presence with Connecticut Innovations, Incorporated dated August 24, 1998.
10.27(2c)	Supplemental Agreement to Agreement Concerning Conversion of Convertible Note and Connecticut Presence with Connecticut Innovations, Incorporated dated November 23, 1999.
10.28(2c)	Letter Agreement with Connecticut Innovations, Incorporated dated February 17, 2000.
10.29(4)	Third Loan Agreement with Connecticut Innovations, Incorporated dated July 26, 2000.
10.30(5)+	Agreement with Pfizer Inc. dated August 29, 2001.
10.31(5)+	HAP™ Focus Trial License Agreement with AstraZeneca UK Limited dated as of November 29, 2001.
10.32(5)+	Mednostics™ Collaboration and License Agreement with Biogen, Inc. dated as of January 31, 2002.
10.33(5)+	Amendment, dated December 27, 2001, to Collaboration Agreement with Gene Logic, Inc. dated June 28, 2000.
10.34(5)+	HAP™ Focus Trial License Agreement with Biogen, Inc. dated December 21, 2001.
10.35(5)	Form of Registration Rights Agreement Waiver dated February 18, 2002.
10.36(5)*	Employment Agreement with Richard Judson dated November 20, 2001.
10.37(5)	Fourth Amendment to Lease between Science Park Development Corporation and the Registrant dated September 30, 2001.
10.38(6)	Amendment, dated May 13, 2002, to Agreement with Pfizer Inc. dated August 29, 2001.
10.39(7)*	First Amendment, dated September 1, 2002, to Employment Agreement with Gualberto Ruaño, dated August 24, 1998.
10.40(7)*	First Amendment, dated September 1, 2002, to Employment Agreement with Kevin Rakin dated August 24, 1998.
10.41(7)+	Amendment, dated November 22, 2002, to Collaboration Agreement with Janssen Research Foundation, dated November 22, 2000.
10.42(7)	Amendment, dated December 18, 2002, to Mednostics™ Collaboration and License Agreement with Biogen, Inc. dated as of January 31, 2002.
10.43(7)	Agreement with Pharmacia & Upjohn Company dated December 12, 2002.
10.44(7)	Training and License Agreement with Becton, Dickinson and Company dated December 18, 2002.
10.45(8)+	Technology and Database License Agreement between the Registrant and Millennium Pharmaceuticals, Inc., dated January 7, 2003.
10.46(8)+	Research Collaboration and License Agreement between the Registrant, Bayer AG and Bayer Healthcare LLC, dated January 15, 2003.

10.47(8)	Amendment, dated February 6, 2003, to Agreement with Pfizer, Inc., dated August 29, 2001.
10.48(8)+	Genotyping Services Agreement between the Registrant and Wayne State University, dated March 11, 2003.
10.49(8)
Amendment, dated March 12, 2003, to Master Equipment Lease Agreement between the Registrant and General Electric Capital Corporation (successor-in-interest to Oxford Venture Finance, LLC) dated June 10, 1999.
10.50(8)*	Management Incentive Program Summary.
10.51(9)*	Employment Agreement with Ben Kaplan, dated May 6, 2003.
10.52(1)	Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, by and between the Registrant and RAM Trading, Ltd.
10.53(1)	Registration Rights Agreement, dated as of October 29, 2003, by and between the Registrant and RAM Trading, Ltd.
10.54(1)	Warrant, dated as of October 29, 2003, issued by the Registrant to RAM Trading, Ltd.
10.55(10)	Loan and Security Agreement entered into as of September 30, 2003, by and between Comerica Bank and the Registrant.
10.56(11)+	Consumer Genomics and HAP™ Technology License Agreement, dated as of November 17, 2003, by and between the Registrant and Sciona Limited.
10.57(11)+	Investment Agreement between the Registrant, Prelude Trust PLC, Abbey National Treasury Services Overseas Holdings and Sciona Limited.
10.58*	Employment Agreement with Carl W. Balezentis, Ph.D. dated December 18, 2003. Filed herewith.
10.59(12)	Lark Technologies, Inc. 1990 Stock Option Plan.
10.60(13)	Lark Technologies, Inc. 2002 Stock Option Plan.
16.1(14)	Letter from Arthur Andersen LLP to the Securities and Exchange Commission, dated June 5, 2002.
23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1).
23.2	Consent of Hale and Dorr LLP (included in Exhibit 8.1).
23.3	Consent of Boyer & Ketchand, a professional corporation (included in Exhibit 8.2).
23.4	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.5	Consent of Ernst and Young LLP. Filed herewith.
23.6	Consent of Legg Mason Wood Walker, Incorporated. Filed herewith.
23.7	Consent of Southwest Securities, Inc. (included in Annex C to this joint proxy statement/prospectus).
24.1	Power of Attorney (included on the signature pages hereof.)
99.1	Form of proxy card of the Registrant. Filed herewith.
99.2	Form of proxy card of Lark Technologies, Inc. Filed herewith.

99.3	Opinion of Legg Mason Wood Walker, Incorporated, financial advisor to the Registrant (included in Annex B to joint proxy statement/prospectus).
99.4	Opinion of Southwest Securities, Inc., financial advisor to Lark Technologies, Inc. (included in Annex C to joint proxy statement/prospectus).

#
Certain schedules to this agreement were omitted by the Registrant. The Registrant agrees to furnish any schedule to this agreement supplementally to the Securities and Exchange Commission (the "SEC") upon written request.

*
Indicates a management contract or compensatory plan.

+
Confidential treatment requested as to certain portions, which portions have been filed separately with the SEC.

(1)
Filed as an exhibit to the Registrant's Current Report on Form 8-K (File No. 000-30981) filed with the SEC on November 5, 2003 and incorporated herein by reference.

(2a)
Filed as an exhibit to the Registrant's Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 3, 2000 and incorporated herein by reference.

(2b)
Filed as an exhibit to the Registrant's Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 12, 2000 and incorporated herein by reference.

(2c)
Filed as an exhibit to the Registrant's Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 28, 2000 and incorporated herein by reference.

(2d)
Filed as an exhibit to the Registrant's Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 31, 2000 and incorporated herein by reference.

(3)
Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on April 20, 2000 and incorporated herein by reference.

(4)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 000-30981) for the year ended December 31, 2000 and incorporated herein by reference.

(5)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 000-30981) for the year ended December 31, 2001 and incorporated herein by reference.

(6)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended September 30, 2002 and incorporated herein by reference.

(7)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 000-30981) for the year ended December 31, 2002 and incorporated herein by reference.

(8)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended March 31, 2003 and incorporated herein by reference.

(9)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended June 30, 2003 and incorporated herein by reference.

(10)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended September 30, 2003 and incorporated herein by reference.

(11)
Filed as an exhibit to the Registrant's Current Report on Form 8-K (File No. 000-30981) filed with the SEC on December 2, 2003 and incorporated herein by reference.

(12)
Filed as an exhibit to the Registration Statement on Form S-4 of Lark Technologies, Inc., dated August 14, 1995, Commission File No. 33-90424, and incorporated herein by reference.

(13)
Filed as an exhibit to the Form 10-QSB of Lark Technologies, Inc. for the quarterly period ended June 30, 2002 and incorporated herein by reference.

(14)
Filed as an exhibit to the Registrant's Current Report on Form 8-K (File No. 000-30981) filed with the SEC on June 4, 2002 and incorporated herein by reference.

(b)
Financial Statement Schedules.

        After reasonable efforts, the registrant has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their report in this registration statement, and the registrant has dispensed with the requirement under Section 7 of the Securities Act of 1933, as amended, to file their consent in reliance on Rule 437(a) promulgated under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this registration statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

Item 22. Undertakings.

        Item 512(a) of Regulation S-K

        The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  i.
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  ii.
  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  iii.
  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

  2.
  That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Item 512(g) of Regulation S-K.

  1.
  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  2.
  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Item 512(h) of Regulation S-K.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  Item 22(b) of Form S-4.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  Item 22(c) of Form S-4.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on this 11th day of February, 2004.

GENAISSANCE PHARMACEUTICALS, INC.
By:	/s/ KEVIN L. RAKIN Kevin L. Rakin President and Chief Executive Officer

        We, the undersigned officers and directors of Genaissance Pharmaceuticals, Inc., hereby severally constitute and appoint Kevin L. Rakin and Ben D. Kaplan, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Genaissance Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the 11th day of February, 2004.

Signature	Title

/s/ KEVIN L. RAKIN Kevin L. Rakin	President, Chief Executive Officer, Treasurer and Director (Principal Executive Officer)
/s/ BEN D. KAPLAN Ben D. Kaplan	Senior Vice President, Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)
/s/ JÜRGEN DREWS, M.D. Jürgen Drews, M.D.	Chairman of the Board
/s/ KAREN A. DAWES Karen A. Dawes	Director
/s/ JOSEPH KLEIN III Joseph Klein III	Director
/s/ HARRY H. PENNER, JR. Harry H. Penner, Jr.	Director
/s/ SETH RUDNICK, M.D. Seth Rudnick, M.D.	Director
/s/ CHRISTOPHER WRIGHT Christopher Wright	Director

EXHIBIT INDEX

Number Exhibit	Description
2.1#	Agreement and Plan of Merger by and among the Registrant, Brown Acquisition Corp. and Lark Technologies, Inc., dated as of December 18, 2003 (included in Annex A to joint proxy statement/prospectus).
3.1(1)	Amended and Restated Certificate of Incorporation, as amended, of the Registrant.
3.2(2a)	Amended and Restated By-Laws of the Registrant.
4.1(2a)	Specimen Certificate of the Registrant's Common Stock, $0.001 par value per share.
4.2(2a)	Form of Common Stock Purchase Warrant, together with a list of warrant holders.
4.3	Form of Voting Agreement of the Registrant (included in Annex D to joint proxy statement/prospectus).
4.4	Form of Voting Agreement of Lark Technologies, Inc. (included in Annex E to joint proxy statement/prospectus).
4.5	Form of Lock-Up Agreement (included in Annex F to joint proxy statement/prospectus).
5.1	Opinion of Hale and Dorr LLP. Filed herewith.
8.1	Opinion of Hale and Dorr LLP regarding tax matters. Filed herewith.
8.2	Opinion of Boyer & Ketchand, a professional corporation, regarding tax matters. Filed herewith.
10.1*	2000 Amended and Restated Equity Incentive Plan (included in Annex G to joint proxy statement/prospectus).
10.2*	Amended and Restated Employee Stock Purchase Plan 2000 (included in Annex H to joint proxy statement/prospectus).
10.3(3)	Form of Indemnification Agreement between the Registrant and its directors.
10.4(2a)	Lease Agreement between the Registrant and Science Park Development Corporation dated September 15, 1998.
10.5(3)	Amendment No. 1 to Lease Agreement between the Registrant and Science Park Development Corporation dated December 1, 1999.
10.6(3)	Amendment No. 2 to Lease Agreement between the Registrant and Science Park Development Corporation dated December 16, 1999.
10.7(2a)*	401(k) Plan.
10.8(3)+	Collaboration Agreement between the Registrant and Telik, Inc. (f/k/a Terrapin Technologies, Inc.) dated February 11, 1998.
10.9(3)	First Amendment, dated February 11, 1999, to the Collaboration Agreement between the Registrant and Telik, Inc. dated February 11, 1998.
10.10(3)+	License Agreement between the Registrant and Bayer (f/k/a Visible Genetics, Inc.) dated November 21, 1996.
10.11(3)+	Patent License Amending Agreement between the Registrant and Bayer (f/k/a Visible Genetics, Inc.) dated March 16, 2000.
10.12(2a)	Loan Agreement between the Registrant and Connecticut Innovations, Incorporated dated September 15, 1998.

10.13(2a)	Loan Agreement between the Registrant and Connecticut Innovations, Incorporated dated December 1, 1999.
10.14(3)*	Employment Agreement with Kevin Rakin dated August 24, 1998.
10.15(3)*	Employment Agreement with Gerald F. Vovis dated April 15, 1999.
10.16(2a)+	Strategic Alliance Agreement between the Registrant and Sequenom, Inc. dated as of May 3, 2000.
10.17(2a)	Letter Agreement with Connecticut Innovations, Incorporated dated June 2, 2000.
10.18(2b)+	Collaboration Agreement with Gene Logic, Inc. dated June 28, 2000.
10.19(2c)	Second Amended and Restated Registration Rights Agreement with the purchasers of Series A and Series KBL Non-voting Preferred Stock dated March 10, 2000.
10.20(2d)	Amended and Restated Registration Rights Agreement with the purchasers of Series B and Series KBH Preferred Stock dated March 10, 2000.
10.21(2c)	Registration Rights Agreement with purchasers of Series C Preferred Stock dated March 10, 2000.
10.22(2d)	Amendment No. 3 to Lease Agreement between the Registrant and Science Park Development Corporation dated June 1, 2000.
10.23(2c)	Purchase Agreement with Connecticut Innovations, Incorporated dated March 10, 1994.
10.24(2c)	Financing Agreement with Connecticut Innovations, Incorporated dated November 16, 1994.
10.25(2c)	Financing Agreement with Connecticut Innovations, Incorporated dated September 10, 1996.
10.26(2c)	Agreement Concerning Conversion of Convertible Note and Connecticut Presence with Connecticut Innovations, Incorporated dated August 24, 1998.
10.27(2c)	Supplemental Agreement to Agreement Concerning Conversion of Convertible Note and Connecticut Presence with Connecticut Innovations, Incorporated dated November 23, 1999.
10.28(2c)	Letter Agreement with Connecticut Innovations, Incorporated dated February 17, 2000.
10.29(4)	Third Loan Agreement with Connecticut Innovations, Incorporated dated July 26, 2000.
10.30(5)+	Agreement with Pfizer Inc. dated August 29, 2001.
10.31(5)+	HAP™ Focus Trial License Agreement with AstraZeneca UK Limited dated as of November 29, 2001.
10.32(5)+	Mednostics™ Collaboration and License Agreement with Biogen, Inc. dated as of January 31, 2002.
10.33(5)+	Amendment, dated December 27, 2001, to Collaboration Agreement with Gene Logic, Inc. dated June 28, 2000.
10.34(5)+	HAP™ Focus Trial License Agreement with Biogen, Inc. dated December 21, 2001.
10.35(5)	Form of Registration Rights Agreement Waiver dated February 18, 2002.
10.36(5)*	Employment Agreement with Richard Judson dated November 20, 2001.
10.37(5)	Fourth Amendment to Lease between Science Park Development Corporation and the Registrant dated September 30, 2001.

10.38(6)	Amendment, dated May 13, 2002, to Agreement with Pfizer Inc. dated August 29, 2001.
10.39(7)*	First Amendment, dated September 1, 2002, to Employment Agreement with Gualberto Ruaño, dated August 24, 1998.
10.40(7)*	First Amendment, dated September 1, 2002, to Employment Agreement with Kevin Rakin dated August 24, 1998.
10.41(7)+	Amendment, dated November 22, 2002, to Collaboration Agreement with Janssen Research Foundation, dated November 22, 2000.
10.42(7)	Amendment, dated December 18, 2002, to Mednostics™ Collaboration and License Agreement with Biogen, Inc. dated as of January 31, 2002.
10.43(7)	Agreement with Pharmacia & Upjohn Company dated December 12, 2002.
10.44(7)	Training and License Agreement with Becton, Dickinson and Company dated December 18, 2002.
10.45(8)+	Technology and Database License Agreement between the Registrant and Millennium Pharmaceuticals, Inc., dated January 7, 2003.
10.46(8)+	Research Collaboration and License Agreement between the Registrant, Bayer AG and Bayer Healthcare LLC, dated January 15, 2003.
10.47(8)	Amendment, dated February 6, 2003, to Agreement with Pfizer, Inc., dated August 29, 2001.
10.48(8)+	Genotyping Services Agreement between the Registrant and Wayne State University, dated March 11, 2003.
10.49(8)
Amendment, dated March 12, 2003, to Master Equipment Lease Agreement between the Registrant and General Electric Capital Corporation (successor-in-interest to Oxford Venture Finance, LLC) dated June 10, 1999.
10.50(8)*	Management Incentive Program Summary.
10.51(9)*	Employment Agreement with Ben Kaplan, dated May 6, 2003.
10.52(1)	Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, by and between the Registrant and RAM Trading, Ltd.
10.53(1)	Registration Rights Agreement, dated as of October 29, 2003, by and between the Registrant and RAM Trading, Ltd.
10.54(1)	Warrant, dated as of October 29, 2003, issued by the Registrant to RAM Trading, Ltd.
10.55(10)	Loan and Security Agreement entered into as of September 30, 2003, by and between Comerica Bank and the Registrant.
10.56(11)+	Consumer Genomics and HAP™ Technology License Agreement, dated as of November 17, 2003, by and between the Registrant and Sciona Limited.
10.57(11)+	Investment Agreement between the Registrant, Prelude Trust PLC, Abbey National Treasury Services Overseas Holdings and Sciona Limited.
10.58*	Employment Agreement with Carl W. Balezentis, Ph.D. dated December 18, 2003. Filed herewith.
10.59(12)	Lark Technologies, Inc. 1990 Stock Option Plan.
10.60(13)	Lark Technologies, Inc. 2002 Stock Option Plan.

16.1(14)	Letter from Arthur Andersen LLP to the Securities and Exchange Commission, dated June 5, 2002.
23.1	Consent of Hale and Dorr LLP (included in Exhibit 5.1).
23.2	Consent of Hale and Dorr LLP (included in Exhibit 8.1).
23.3	Consent of Boyer & Ketchand, a professional corporation (included in Exhibit 8.2).
23.4	Consent of PricewaterhouseCoopers LLP. Filed herewith.
23.5	Consent of Ernst and Young LLP. Filed herewith.
23.6	Consent of Legg Mason Wood Walker, Incorporated. Filed herewith.
23.7	Consent of Southwest Securities, Inc. (included in Annex C to this joint proxy statement/prospectus).
24.1	Power of Attorney (included on the signature pages hereof.)
99.1	Form of proxy card of the Registrant. Filed herewith.
99.2	Form of proxy card of Lark Technologies, Inc. Filed herewith.
99.3	Opinion of Legg Mason Wood Walker, Incorporated, financial advisor to the Registrant (included in Annex B to joint proxy statement/prospectus).
99.4	Opinion of Southwest Securities, Inc., financial advisor to Lark Technologies, Inc. (included in Annex C to joint proxy statement/prospectus).

#
Certain schedules to this agreement were omitted by the Registrant. The Registrant agrees to furnish any schedule to this agreement supplementally to the Securities and Exchange Commission (the "SEC") upon written request.

*
Indicates a management contract or compensatory plan.

+
Confidential treatment requested as to certain portions, which portions have been filed separately with the SEC.

(1)
Filed as an exhibit to the Registrant's Current Report on Form 8-K (File No. 000-30981) filed with the SEC on November 5, 2003 and incorporated herein by reference.

(2a)
Filed as an exhibit to the Registrant's Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 3, 2000 and incorporated herein by reference.

(2b)
Filed as an exhibit to the Registrant's Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 12, 2000 and incorporated herein by reference.

(2c)
Filed as an exhibit to the Registrant's Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 28, 2000 and incorporated herein by reference.

(2d)
Filed as an exhibit to the Registrant's Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on July 31, 2000 and incorporated herein by reference.

(3)
Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-35314) filed with the SEC on April 20, 2000 and incorporated herein by reference.

(4)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 000-30981) for the year ended December 31, 2000 and incorporated herein by reference.

(5)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 000-30981) for the year ended December 31, 2001 and incorporated herein by reference.

(6)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended September 30, 2002 and incorporated herein by reference.

(7)
Filed as an exhibit to the Registrant's Annual Report on Form 10-K (File No. 000-30981) for the year ended December 31, 2002 and incorporated herein by reference.

(8)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended March 31, 2003 and incorporated herein by reference.

(9)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended June 30, 2003 and incorporated herein by reference.

(10)
Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q (File No. 000-30981) for the quarter ended September 30, 2003 and incorporated herein by reference.

(11)
Filed as an exhibit to the Registrant's Current Report on Form 8-K (File No. 000-30981) filed with the SEC on December 2, 2003 and incorporated herein by reference.

(12)
Filed as an exhibit to the Registration Statement on Form S-4 of Lark Technologies, Inc., dated August 14, 1995, Commission File No. 33-90424, and incorporated herein by reference.

(13)
Filed as an exhibit to the Form 10-QSB of Lark Technologies, Inc. for the quarterly period ended June 30, 2002 and incorporated herein by reference.

(14)
Filed as an exhibit to the Registrant's Current Report on Form 8-K (File No. 000-30981) filed with the SEC on June 4, 2002 and incorporated herein by reference.

QuickLinks

ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THE MERGER
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
COMPARATIVE PER SHARE MARKET PRICE DATA
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
DIVIDEND INFORMATION
GENAISSANCE SPECIAL MEETING OF STOCKHOLDERS
LARK TECHNOLOGIES SPECIAL MEETING OF STOCKHOLDERS
THE MERGER
AGREEMENTS RELATED TO THE MERGER
THE COMPANIES
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Pro Forma Condensed Combining Balance Sheet as of September 30, 2003 (In thousands) (unaudited)
Pro Forma Condensed Combining Statement of Operations For the Nine Months Ended September 30, 2003 (In thousands, except per share data) (unaudited)
Pro Forma Condensed Combining Statement of Operations For the Year Ended December 31, 2002 (In thousands, except per share data) (unaudited)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF GENAISSANCE FOLLOWING THE MERGER
DESCRIPTION OF GENAISSANCE'S CAPITAL STOCK
COMPARISON OF STOCKHOLDER RIGHTS
APPROVAL OF AN AMENDMENT TO GENAISSANCE'S 2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
APPROVAL OF AN AMENDMENT TO GENAISSANCE'S AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN 2000
APPROVAL OF AMENDMENT OF GENAISSANCE'S CERTIFICATE OF DESIGNATION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GENAISSANCE PHARMACEUTICALS, INC. INDEX TO FINANCIAL STATEMENTS
GENAISSANCE PHARMACEUTICALS, INC. BALANCE SHEETS (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
GENAISSANCE PHARMACEUTICALS, INC. STATEMENTS OF OPERATIONS (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
GENAISSANCE PHARMACEUTICALS, INC. STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS (AMOUNTS IN THOUSANDS)
GENAISSANCE PHARMACEUTICALS, INC. STATEMENTS OF CASH FLOWS (AMOUNTS IN THOUSANDS)
GENAISSANCE PHARMACEUTICALS, INC. NOTES TO FINANCIAL STATEMENTS (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
GENAISSANCE PHARMACEUTICALS, INC. BALANCE SHEETS (IN THOUSANDS, EXCEPT PER SHARE DATA)
GENAISSANCE PHARMACEUTICALS, INC. STATEMENTS OF OPERATIONS (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)
GENAISSANCE PHARMACEUTICALS, INC. STATEMENTS OF CASH FLOWS (UNAUDITED) (IN THOUSANDS)
GENAISSANCE PHARMACEUTICALS, INC. NOTES TO UNAUDITED FINANCIAL STATEMENTS FOR THE QUARTER ENDED SEPTEMBER 30, 2003
LARK TECHNOLOGIES, INC. BALANCE SHEET AS OF DECEMBER 31, 2002
LARK TECHNOLOGIES, INC. STATEMENTS OF OPERATIONS
LARK TECHNOLOGIES, INC. STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002
LARK TECHNOLOGIES, INC. STATEMENTS OF CASH FLOWS
LARK TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS
LARK TECHNOLOGIES, INC. BALANCE SHEET AS OF SEPTEMBER 30, 2003
LARK TECHNOLOGIES, INC. STATEMENTS OF OPERATIONS (UNAUDITED INTERIM FINANCIAL STATEMENTS—CONFIDENTIAL)
LARK TECHNOLOGIES, INC. STATEMENTS OF CASH FLOWS
LARK TECHNOLOGIES, INC. NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
  Annex A

TABLE OF DEFINED TERMS
ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SECURITIES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY
ARTICLE V CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO MERGER
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS
  Annex B
  Annex C
  Annex D
BUYER STOCKHOLDER AGREEMENT
  Annex E
COMPANY STOCKHOLDER AGREEMENT
Schedule I
  Annex F
Genaissance Pharmaceuticals, Inc. Lock-Up Agreement
  Annex G
  Annex H
GENAISSANCE PHARMACEUTICALS, INC. 2000 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
  Annex I
GENAISSANCE PHARMACEUTICALS, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN 2000
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Item 21. Exhibits and Financial Statement Schedules.
Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX